Exhibit 2.1
EXECUTION COPY
MASTER AGREEMENT
This Master Agreement (“Master Agreement”) is entered into, as of October 2, 2007, by and between Westwood One, Inc., a Delaware corporation (“WON”), and CBS Radio Inc. (formerly known as Infinity Broadcasting Corporation), a Delaware corporation (“CBS”).
WHEREAS, WON and CBS (or certain of their affiliates) are parties to the following Agreements (collectively, the “Old Transaction Documents”):
(i)	Management Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “Letter Agreement”), dated April 15, 2002 (the “Management Agreement”);

(ii)	Registration Rights Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “Registration Rights Agreement”);

(iii)	Amended and Restated Representation Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “Representation Agreement”);

(iv)	Trademark License Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “License Agreement”);

(v)	News Programming Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “Programming Agreement”);

(vi)	Technical Services Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “Services Agreement”);

(vii)	CBS holds certain warrants (whether exercisable or not and including all amendments thereto, collectively, the “Warrants”) to acquire shares of WON common stock, par value $.01 per share (“WON Common Stock”);

(viii)	multiple Affiliation Agreements identified on Schedule 1 between CBS and/or radio stations owned and operated by CBS and/or its affiliates and WON for programming identified thereon (collectively, the “Affiliation Agreements”); and

(ix)	multiple agreements between CBS and/or CBS radio stations, on the one hand, and Metro Networks Communications, Inc. and/or its affiliates (“Metro”), or their respective subsidiaries, on the other hand, for programming identified on Schedule 2 (collectively, the “Metro Agreements”); and
WHEREAS, CBS and its subsidiaries currently own 16,000,000 shares of WON Common Stock (the “CBS Shares”) and CBS and certain of its affiliates have the right to acquire additional shares of WON Common Stock underlying the Warrants;

WHEREAS, WON and CBS desire to change their existing business relationship by terminating or amending the Old Transaction Documents, documenting existing practices between the parties and entering into new agreements as more particularly described herein.
NOW, THEREFORE, for good and valuable consideration, the parties hereto covenant and agree as follows:
1.	Closing. The closing for the transactions contemplated by this Master Agreement (the “Closing”) will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, at 10 a.m. on the first business day following the date of the satisfaction or waiver of the conditions set forth in Section 24 (other than conditions that by their nature are to be satisfied at Closing, but subject to satisfaction or waiver of those conditions at such time) or such other date, place and time as CBS and WON may agree in writing (such date, the “Closing Date”). On the Closing Date, the parties shall deliver (i) executed copies of the agreements referred to herein and set forth on Schedule 3 (collectively with this Master Agreement, the “New Transaction Documents”) and (ii) such other documents and certificates as the parties may reasonably require. This Master Agreement is effective on the date hereof and the other New Transaction Documents, other than the Station Agreements (as defined below), shall be effective on the Closing Date. The Station Agreements shall be effective (x) on the first day of the month of the Closing Date in the event that the Closing Date falls on the first through fifteenth day of a month or (y) on the first day of the month immediately following the Closing Date in the event that the Closing Date falls on the sixteenth through the last day of a month (the effective date of the Station Agreements being the “Effective Date”).
2.	Termination of Management Agreement. On the Closing Date, the Management Agreement shall terminate and WON shall pay to CBS as “Manager” any accrued and unpaid compensation owed to Manager through the Closing Date in accordance with Section 18 hereof. Sections 1.8, 1.9 and 1.10 and Article VI of the Management Agreement shall survive termination of the Management Agreement, provided that Sections 1.8 and 1.9 shall only survive with respect to third party claims (i.e., claims by non-affiliates). Except as provided in this Section 2, following the Closing Date WON shall have no further obligation to compensate Manager pursuant to the Management Agreement.
3.	Representation Agreement and Affiliation Agreements. On the Closing Date, the Representation Agreement shall terminate and, on the Effective Date, the Metro Agreements and the Affiliation Agreements shall terminate. The Metro Agreements and the Affiliation Agreements, upon their termination as of the Effective Date, shall be replaced by the Station Agreements described in Section 4 below. Sections 10.1 (Indemnification) and 10.2 (Procedure for Indemnification) of the Representation Agreement shall survive such termination of the Representation Agreement only with respect to third party claims (i.e., claims by non-affiliates). For the avoidance of doubt, following termination of the Representation Agreement, Owner (as defined in the Representation Agreement) shall not have the “Purchase Right” described in Section 12.6(a) of the Representation Agreement and Representative (as defined in the Representation Agreement) shall not be required to prepare a “Final Working Capital Statement” as described in Section 12.6(c) of the Representation Agreement.

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4.	Affiliation Agreements. (a) On the Closing Date, WON shall enter into WWO Affiliation Agreements (the “WWO Affiliation Agreements”) and shall cause Metro Networks Communications, Limited Partnership (“MNCLP”), to enter into Metro Affiliation Agreements (the “Metro Affiliation Agreements” and, together with the WWO Affiliation Agreements, the “Station Agreements”), in each case, with CBS (on its behalf and on behalf of each radio station owned and operated by CBS and/or its affiliates listed on Schedule 4, the “CBS Stations”), such agreements shall be in the forms attached hereto as Exhibit A and Exhibit B, respectively, and shall each become effective as of the Effective Date.
(b)	WON hereby guarantees the payment and performance by MNCLP of all of MNCLP’s obligations under the terms of the Metro Affiliation Agreements. WON agrees that neither CBS nor any other party-in-interest in respect of any Metro Affiliation Agreement needs to pursue any remedy against MNCLP prior to proceeding directly against WON; provided that, in respect of any such claim against WON in connection with any Metro Affiliation Agreements, CBS and any such other party-in-interest shall also proceed against MNCLP. The obligations of WON as guarantor of the obligations of MNCLP under the Metro Affiliation Agreements are absolute and unconditional. The obligations of WON pursuant to this Section 4(b) shall not apply following a sale of substantially all the assets of the business unit or division providing the services in the Metro Affiliation Agreements in accordance with Section 28(f) where the Purchaser of such business unit assumes or guarantees the obligations under such Metro Affiliation Agreements in accordance with the terms thereof.
5.	News Programming Agreement. On the Closing Date, the existing News Programming Agreement shall be extended through March 31, 2017, and amended and restated in the form attached hereto as Exhibit C.
6.	Program Agreements. Effective as of the Closing Date, without further action required by the parties, (i) the agreements relating to the various programs listed on Schedule 5A shall continue to be in effect on their current terms and conditions through the earlier of: (x) March 31, 2017 or (y) the stated expiration or termination date of such agreements as indicated on Schedule 5A, and (ii) CBS shall continue to broadcast the WON programs listed on Schedule 5B (or such replacement or substitute programs that are mutually agreed upon from time to time by the parties) at the same time and on the same CBS Stations through the earlier of (x) the expiration of the corresponding terms set forth on Schedule 5B or (y) such time that such programs are terminated or discontinued by WON. CBS agrees that, unless CBS is contractually prohibited from doing so, before it or any of its affiliates offers, sells or otherwise makes available for on-air syndication or other on-air distribution any radio programming featuring talent employed by or otherwise under contract with CBS or its affiliates (“Syndications”), CBS shall in each case, except for

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pre-existing programming contracts and any renewals or extensions thereof on commercially reasonable terms, first offer (by written notice to WON, which notice shall describe the nature of such Syndication and the terms and conditions on which CBS or such affiliate intends so to offer, sell or otherwise make available such Syndication, in reasonable detail) each such Syndication to WON on the same terms and conditions (substituting WON as the prospective buyer of such Syndication) as CBS or such affiliate intends so to offer, sell or otherwise make available such Syndication. For the avoidance of doubt, CBS’ covenant to first offer Syndications to WON set forth in the immediately preceding sentence shall be limited to on-air syndication and other on-air distribution and shall not include any web syndication, internet streaming or other means of distribution (other than Syndications where CBS has agreed to provide for the simultaneous internet streaming of on-air radio programming on CBS websites). If WON fails to accept such offer by written notice to CBS within ten (10) business days after notice is given by CBS, CBS or such affiliate, as the case may be, may, for a period of one hundred eighty (180) days thereafter, offer, sell or otherwise make available such Syndication to one or more third parties on terms and conditions no more favorable to the third party than those specified in such notice to WON, but not otherwise, provided, however, that the rights of WON and the obligations of CBS under this Section 6 shall terminate on March 31, 2017 as to any offer made to WON pursuant to this Section 6 that is not so accepted by WON, prior to March 31, 2017. If WON accepts such offer prior to March 31, 2017, CBS will cause the transaction to be consummated, subject to the approval of any agreements in respect thereof by WON.
7.	Employment Agreements. Schedule 6 attached hereto sets forth a summary of certain severance arrangements as proposed by WON (any payments pursuant to such arrangements (“Severance Payments”)). WON and CBS shall each be responsible for 50% of such Severance Payments until WON has paid $1,000,000 of Severance Payments, whereupon CBS shall be responsible for all Severance Payments in excess of $2,000,000.
8.	Board of Directors. Effective on the Closing Date, CBS shall cause any individuals employed by CBS who serve on the WON Board of Directors to resign.
9.	Standstill. Until December 31, 2007 (the “Standstill Period”), CBS shall not (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enter into any contract, option or other arrangement or understanding with respect to, or consent to, the offer for sale, sale, transfer, tender, pledge, encumbrance or assignment, or other disposition (including, without limitation, any “Constructive Disposition,” as defined below) (each a “Transfer”), of any or all of the CBS Shares, or any interest therein, grant any proxies or powers of attorney other than to representatives of WON in connection with an annual or special meeting of the stockholders of WON or (B) enter into an agreement or arrangement providing for any of the actions in (A) above; provided, however, that CBS may Transfer some or all of the CBS Shares to CBS Corporation or any of its Subsidiaries. “Constructive Disposition” means with respect to any CBS Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership. Any attempted Transfer in violation of this Section 9 shall be null and void and of no force or effect and WON shall notify its transfer agent that during the Standstill Period there is a stop transfer with respect to all CBS Shares in accordance with this Section 9.

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10.	Registration Rights. On the Closing Date, CBS and WON shall enter into a new Registration Rights Agreement (the “New Registration Rights Agreement”) in the form of Exhibit D which shall provide CBS with registration rights for the CBS Shares effective following the end of the Standstill Period.
11.	Warrants and Registration Rights Agreement. On the Closing Date, CBS shall assign to WON all of its right, title and interest in and to the Warrants, which shall be retired, and the Registration Rights Agreement shall be cancelled and terminated.
12.	Non-competition, etc. (a) For the period commencing on the Closing Date and ending on March 31, 2010, except as set forth on Schedule 7 hereto or otherwise agreed by CBS and WON, CBS will, and will cause its affiliates and its and their officers and employees to, refrain from, either alone or in conjunction with any other person, or directly or indirectly through its or their present or future affiliates:
(i)	Managing, purchasing, establishing, participating in, or having a substantial ownership interest in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to, a radio network company (which, for purposes of this Master Agreement, shall mean any compensation-based radio network that is RADAR-rated) or any other radio syndicator (a “Radio Network Company”), or entering into, or obtaining rights under, any agreement providing for an option to do any of the foregoing, provided, however, that the terms of this Section 12(a)(i) shall not apply to any activities engaged in (A) by CBS with respect to CBS Stations or (B) (at the time of acquisition) by any entity which is acquired by CBS or any of its affiliates after the date of this Master Agreement; provided that such entity, or the activities in conflict with this Section 12(a)(i), are divested or discontinued by CBS or such affiliate of CBS by the later of (i) one (1) year after the date such entity is acquired or (ii) as soon as reasonably practicable pursuant to an orderly process whereby CBS or such affiliate of CBS is able to realize the fair value for such operations (such value to be reasonably determined by CBS), but in no event more than two (2) years after the date such entity is acquired;

(ii)	disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to WON or any of its clients, customers or suppliers; or

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(iii)	causing or attempting to cause any client, customer or supplier of WON to terminate or materially reduce its business with WON, provided, however, that the terms of this Section 12(a)(iii) shall not apply to any activities engaged in by CBS solely with respect to: (a) the sale of ten (10)-second sponsorships in or adjacent to traffic reports as hereinafter provided in this Section 12(a)(iii), or (b) the sale of any other advertising by CBS on a station-by-station basis. CBS and its affiliates will be permitted to sell ten (10)-second sponsorships in or adjacent to traffic reports through one or more national sales representation firms, subject to the following conditions: (1) sales will not exceed $3.0 million for the first 12 months after the Closing Date, and (2) sales will not exceed $4.0 million annually for each 12 months after the first anniversary of the Closing Date until March 31, 2010; provided, however, that the parties agree that the immediately preceding limitation applies only (x) with respect to ten (10)-second sponsorships in or adjacent to traffic reports and not to any other ten (10)-second sponsorships and (y) until March 31, 2010. In addition, CBS and its affiliates will be permitted to continue to sell sponsorships in or adjacent to traffic reports on a station-by-station basis without limitation. CBS’s agreement to this provision (including the limitations set forth in the second immediately preceding sentence) shall not constitute an admission by CBS of and/or evidence of a past and/or present violation of Section 4.1(a)(iii) of the Management Agreement by CBS.
(b)	The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 12. It is the intention of the parties that the provisions of this Section 12 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, including through judicial modification of the provisions of this Section 12 in order to conform such section to provide for its enforceability to the maximum extent permissible, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 12 shall not render unenforceable, or impair, the remainder of the provisions of this Section 12. Accordingly, if any provision of this Section 12 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.
(c)	The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 12 may be inadequate, and CBS hereby consents to the granting by any court of an injunction or other equitable relief without the necessity of actual monetary loss being proved or the posting of any bond, in order that the breach or threatened breach of such provisions may be effectively restrained.

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13.	Non-Solicitation. Each of WON and CBS agrees that during the period from the Closing Date through December 31, 2012, without the prior consent of the other party, neither it nor any of its affiliates will (or will assist or encourage others), directly or indirectly, solicit to hire any employee of the other party or any of its subsidiaries; provided, however, that the foregoing provision will not prevent either WON or CBS from hiring any such person who contacts such party on his or her own initiative as a result of placing a general advertisement in trade journals, newspapers or similar publications which are not directed at the other party or its affiliates.
14.	License Agreement. On the Closing Date, the existing License Agreement shall be extended through March 31, 2017, and amended and restated in the form attached hereto as Exhibit E (the “New License Agreement”).
15.	Services Agreement; Lease Arrangements. (a) On the Closing Date, the existing Services Agreement shall be extended through March 31, 2017, and amended and restated in the form attached hereto as Exhibit F (the “New Services Agreement”).
(b)	On the Closing Date and in connection with entering into the New Services Agreement, CBS and WON shall enter into the lease agreements and sublease agreement in the forms attached hereto as Exhibits G, H and I, respectively (collectively, the “Leases”).
16.	Stockholder Meeting; Proxy Statement. WON shall include a proposal approving this Master Agreement and the other New Transaction Documents in a proxy statement (the “2007 Proxy”), and the WON Board of Directors shall recommend that the stockholders approve such proposal. WON shall prepare and file the 2007 Proxy with the Securities and Exchange Commission (“SEC”) as soon as practicable following the date hereof and shall use commercially reasonable efforts to have the 2007 Proxy declared effective as soon as practicable following such filing with the SEC. WON shall provide CBS with drafts of the 2007 Proxy and any amendments thereto sufficiently in advance of any filings with the SEC in order to allow CBS and its advisors an opportunity to review such drafts and provide any comments to WON prior to filing with the SEC, and CBS agrees that it will cause such review to be conducted promptly following receipt of such drafts. WON agrees that none of the information in the 2007 Proxy will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that WON shall not be responsible for the accuracy of any information furnished in writing to WON by CBS expressly for use in the 2007 Proxy.
17.	Transition Period. (a) Following the execution of this Master Agreement and prior to the Closing Date and the Effective Date, the parties shall cooperate with each other and shall take such actions as reasonably necessary in order to successfully implement the New Transaction Documents and the intent of the parties with respect to the matters contained herein. The parties hereto agree and acknowledge that each of the respective Old Transaction Documents and the related rights and obligations of WON and CBS thereunder will remain in full force and legal effect until the earlier of the Closing Date, the Effective Date or the end of the respective term of each of the Old Transaction Documents, as applicable.

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(b)	Without limiting any other provision hereof, CBS and WON shall each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment against it that would restrain, prevent or delay the consummation of the transactions contemplated by this Master Agreement, on or before the Drop Dead Date (as defined below), including by defending through litigation on the merits any claim asserted against it in any court by any person or entity.
18.	Payments. Schedule 8 hereto identifies the categories of compensation owed to CBS and its affiliates by WON under the Old Transaction Documents as of the date hereof and also reflects good faith estimates of the amounts that had been due as of the date hereof. WON shall pay to CBS on or prior to the Closing Date all such amounts. WON agrees to make timely payment with respect to all such additional amounts which become due after the date hereof and CBS agrees to update Schedule 8 as of the Closing Date to reflect any amounts owed and unpaid as of the Closing Date. In addition, on the Closing Date, WON shall pay (by wire transfer of immediately available funds) to CBS an additional $5 million (five million dollars). In addition, in the event that Commercial Clearance during 2008 for CBS’ top ten markets (as determined by Arbitron), is less than 93.75% (ninety three and three-fourths percent), the parties agree that WON shall have the right to receive a payment in the amount of $2 million (two million dollars) from CBS, which payment shall be paid by CBS no later than 30 days after the final determination of Commercial Clearance for 2008, or, in lieu of such payment, at its option, WON shall be entitled to reduce by $2 million (two million dollars) in the aggregate any future payments to CBS.
19.	Clearance Bonus. CBS shall be entitled to earn an annual potential bonus (the “Clearance Bonus”) during the term of each of the WWO Affiliation Agreements based on the total percentage of commercial minutes actually broadcast by the CBS Stations in a calendar year (measured against those minutes set forth in Exhibit 1 of the form of WWO Affiliation Agreement, as such Exhibit 1 may be modified as provided therein, and as determined in all respects subject to CBS’ rights related to sports preemptions and make goods set forth in the Station Agreements, “Commercial Clearance”) as follows:

Commercial	Potential
Clearance	Bonus Payment

≥ 95.0%	$4.0 million
94.0%	$3.5 million
93.0%	$2.8 million
92.0%	$2.2 million
91.0%	$1.4 million
90.0%	$0.7 million
< 90.0%	$0.0 million

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The Clearance Bonus for Commercial Clearance between the Commercial Clearance percentages above will be interpolated on a straight line basis. The Commercial Clearance percentage shall be determined as described in the WWO Affiliation Agreements. The Clearance Bonus, if any, shall be paid by WON to CBS (on behalf of the CBS Stations) no later than the end of the first calendar quarter immediately succeeding the year in respect of which payment of the Clearance Bonus is determined based on affidavits submitted demonstrating spots cleared in the prior year (to the extent such affidavits were submitted on a timely basis or prior to the expiration of any cure period). Any Clearance Bonus for less than a full calendar year (e.g., 2017) shall be prorated based on the number of full months the WWO Affiliation Agreements are in effect for such partial year; provided, that if the Closing Date occurs after February 29, 2008, the Clearance Bonus for calendar year 2008 shall be calculated as if the Closing Date had been February 29, 2008. Any payment not paid to CBS on or before the date set forth above shall bear interest from the date of such required payment at an annual rate of 8% (eight percent).
20.	Mutual Release. On the Closing Date the parties shall enter into a Mutual General Release and Covenant Not to Sue (the “Release”) in the form attached hereto as Exhibit J.
21.	Deferral Right. Notwithstanding any payment term to the contrary contained herein or any of the New Transaction Documents, WON shall have the right, exercisable as described in this Section until 24 months after the Effective Date (the “Deferral Period”), to defer inventory compensation payments (but not any Clearance Bonus payments) then owed to CBS (a “Payment Deferral”) under the terms of the Station Agreements; provided that WON has not breached any material provision of the Station Agreements (subject to any cure period described therein, it being understood that a failure to pay is a material provision). WON may exercise one Payment Deferral once per 12-month period within such 24-month period (i.e., once in each of the first and second years after the Effective Date); provided, that WON may not exercise the Payment Deferrals (i) in successive calendar quarters or (ii) if WON, at the time it wishes to exercise its Payment Deferral, owes CBS or would owe CBS after giving effect to any such Payment Deferral, in the aggregate, more than four million dollars ($4,000,000) in deferred compensation payments payable under the terms of the Station Agreements; and, provided, further, that each Payment Deferral shall be for a period of no more than 12 months from the original due date applicable to such payment. Any amounts deferred by WON under this Section 21 (the “Deferred Amounts”) shall bear interest at an annual interest rate of six percent (6%), which amount shall be due and payable with all Deferred Amounts.
22.	Right of Prepayment. WON shall have the right to prepay such amount of Incremental Station Compensation Payments as may be mutually agreed upon by WON and CBS subject to a discount rate of six percent (6%). For purposes hereof, “Incremental Station Compensation Payments” shall mean the sum of: (x) annual compensation payments payable to the CBS Stations as set forth in the Station Agreements less (y) $42.40 million.

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23.	Representations and Warranties.

Each of the parties hereto represents and warrants to the other that, as of the date hereof:
(a)	it is duly organized, validly organized and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate authority to own its property and assets and to conduct its business as presently conducted or proposed to be conducted under this Master Agreement;

(b)	it has the corporate power and authority to execute, deliver and perform its obligations under this Master Agreement;

(c)	all necessary action has been taken to authorize its execution, delivery and performance of this Master Agreement and this Master Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity;

(d)	neither its execution and delivery of this Master Agreement nor the performance of its obligations hereunder will:
(i)	conflict with or violate any provision of its certificate of incorporation or bylaws;

(ii)	conflict with, violate or result in a breach of any constitution, law, judgments, regulation or order of any governmental authority applicable to it; or

(iii)	conflict with, violate or result in a breach of or constitute a default under or result in the imposition or creation of any mortgage, pledge, lien, security interest or other encumbrance under any term or condition of any mortgage, indenture, loan agreement or other agreement to which it is a party or by which is properties or assets are bound except with respect to WON, that certain Credit Agreement, dated as of March 3, 2004, by and among WON, certain subsidiaries of WON, JPMorgan Chase Bank and other parties thereto, as amended (the “Loan Agreement”), and/or the Note Purchase Agreement, dated as of December 3, 2002, by and among WON and the purchasers party thereto (the “Senior Note Purchase Agreement”);
(e)	other than Stockholder Approval (as defined below), no approval, authorization, order or consent of, or declaration, registration or filing with any governmental authority or third party is required for its valid execution, delivery and performance of this Master Agreement, except such as have been duly obtained or made and with respect to WON, the Loan Agreement and/or Senior Note Purchase Agreement; and

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(f)	there is no action, suit or proceeding, at law or in equity, by or before any court, tribunal or governmental authority or third party pending, or, to its knowledge, threatened, which, if adversely determined, would materially and adversely affect its ability to perform its obligations hereunder or the validity or enforceability of this Master Agreement.
CBS represents and warrants that, as of the date hereof, it has no intention to sell any CBS Stations; provided, however, that this representation excludes the sales of CBS Stations that have been publicly announced and are currently pending as of the date hereof as set forth on Schedule 9 hereto. The foregoing statement is made as of the date hereof and shall not be construed to mean that CBS will not change its intention after the date hereof or consider the sale of any CBS Stations from time to time.
24.	Conditions to Closing. (a) The obligations of WON to consummate the transactions contemplated by this Master Agreement, including, without limitation, the execution and delivery of the New Transaction Documents (other than the Master Agreement) are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:
(i)	Performance. CBS shall have performed in all material respects, consistent with past practice (in the case of the Management Agreement), its covenants and obligations required to be performed by it on or before the Closing Date under both this Master Agreement and the Management Agreement;

(ii)	Representations and Warranties. The representations and warranties of CBS contained in this Master Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (other than the representation and warranty of CBS set forth in the last paragraph of Section 23, which representation and warranty shall be true and correct in all material respects on the date hereof);

(iii)	Stockholder Approval. The stockholders of WON shall have approved the New Transaction Documents by the affirmative vote of stockholders representing a majority of WON’s Common Stock and Class B Stock, which are not beneficially owned by CBS or its affiliates (provided that the Common Stock beneficially owned by CBS will count towards the determination of a quorum only), voting together as a single class, represented in person or by proxy at a meeting of WON stockholders (“Stockholder Approval”);

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(iv)	Refinancing of WON’s Existing Credit Obligations. WON shall have successfully refinanced or modified the Loan Agreement and/or obtained the necessary consents and/or waivers under the Loan Agreement and/or Senior Note Purchase Agreement, as may be required, in each case, in a manner that WON’s Board of Directors reasonably determines permits WON to conduct its business operations in compliance with its legal and financial obligations including its obligations under the New Transaction Documents (“Financing Condition”); and
(v)	Material Adverse Effect. Since the date of this Master Agreement, there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or would reasonably be expected to have a material adverse effect on (a) the assets, results of operations or the financial condition of CBS or of the CBS Stations, in the aggregate, or (b) the ability of CBS to perform its obligations under this Master Agreement or the other New Transaction Documents.

(vi)	No Injunctions or Restraints. No law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental body (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Master Agreement or making the consummation of any such transactions illegal.
(b)	The obligations of CBS to consummate the transactions contemplated by this Master Agreement, including, without limitation, the execution and delivery of the New Transaction Documents (other than the Master Agreement) are subject to the satisfaction or waiver on or prior to the Closing Date, of each of the following conditions:
(i)	Performance. WON shall have performed in all material respects and consistent with past practice its covenants and obligations under this Master Agreement required to be performed by it on or before the Closing Date, including having paid CBS all monies owed to CBS or its affiliates at the Closing Date under the Old Transaction Documents in accordance with Section 18;

(ii)	Representations and Warranties. The representations and warranties of WON contained in this Master Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date;

(iii)	Stockholder Approval. Stockholder Approval shall have been obtained;

(iv)	Payments. WON shall have made all of the payments to CBS in accordance with Section 18.

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(v)	Material Adverse Effect. Since the date of this Master Agreement, there shall not have been or occurred any event, change, occurrence or circumstance (excluding any of the foregoing that could reasonably have been prevented or materially mitigated by CBS in its capacity as Manager of WON pursuant to the Management Agreement, which exclusion shall not include any event, change, occurrence or circumstance generally affecting the businesses or industries in which WON operates) that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or would reasonably be expected to have a material adverse effect on (a) the assets, results of operations or the financial condition of WON or (b) the ability of WON to perform its obligations under this Master Agreement or the other New Transaction Documents.

(vi)	Refinancing of WON’s Existing Credit Obligations. WON shall have successfully satisfied the requirements of the Financing Condition, in each case, in form and substance reasonably satisfactory to CBS, such that none of the transactions or payments contemplated by this Master Agreement or any of the other New Transaction Documents shall constitute a breach or an event of default, or otherwise trigger any acceleration, termination or similar provisions, thereunder.

(vii)	No Injunctions or Restraints. No Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Master Agreement or making the consummation of any such transactions illegal.
25.	Indemnification. From and after the Closing Date, each party hereto shall indemnify and hold the other party hereto, its affiliates and their respective directors, officers, affiliates, employees and agents, and the predecessors, successors and assigns of any of them, harmless from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of such party hereto as set forth in this Master Agreement and (ii) any breach of any covenant or agreement of such party hereto as set forth in this Master Agreement.
26.	Further Assurances; Change of Control and Related Covenants. (a) Each of WON and CBS shall cooperate and use its reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, as promptly as practicable all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the New Transaction Documents. WON shall use its reasonable best efforts to successfully refinance or modify the Loan Agreement and/or obtain the necessary consents and/or waivers under the Loan Agreement and/or Senior Note Purchase Agreement, in each case, in satisfaction of the closing conditions discussed in Sections 24(a)(iv) and 24(b)(vi). Each of WON and CBS shall not take, or agree to take, any actions that would prevent or materially delay the consummation of the transactions contemplated by the New Transaction Documents.

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(b)	WON hereby agrees that, from the date hereof until March 31, 2017, without the consent of CBS (which consent will not be unreasonably withheld), no former chief executive officer of WON, who served in such capacity after the implementation of the initial Management Agreement with CBS, dated as of February 3, 1994, shall, with the express or implied consent (by agreement, participation or otherwise) of WON (i) be or become a director, officer, partner, employee or manager of, or consultant or advisor to, WON or any of its Affiliates or an Acquiring Person or any of its Affiliates, (ii) have, or have the right, directly or indirectly, to exercise managerial control of WON or any of its Affiliates or an Acquiring Person or any of its Affiliates (in each case, through contract or otherwise) or (iii) beneficially own, directly or indirectly, more than 25% of the equity or voting interests of WON or any of its Affiliates or an Acquiring Person or any of its Affiliates. For purposes hereof, an “Acquiring Person” shall mean any person or entity which, directly or indirectly, beneficially owns, or acquires, or proposes to acquire, in a single transaction or series of related transactions, (a) more than 50% of the equity or voting interests of WON, (b) all or substantially all of the assets of WON or (c) all or substantially all of the assets comprising any significant business unit or division of WON.

(c)	If a competitor of CBS that owns or operates radio stations (the “Competitor”) acquires, or proposes to acquire, more than 50% of the equity or voting interests of WON in a single transaction or series of related transactions (each, a “Change of Control”), WON shall (i) take reasonable steps to protect CBS’s confidential information (which shall not include the terms and conditions of the New Transaction Documents) and to protect against the dissemination of such confidential information to personnel at such Competitor who are engaged in operations or activities that are, in CBS’ good faith judgment, competitive with the operations or activities of CBS, (ii) develop and put into effect written policies and procedures (commonly referred to as an “ethical wall”) to ensure that confidential information that contains competitively sensitive information is not disclosed to personnel at the Competitor that are engaged in such competitive operations or activities and (iii) take reasonable steps to ensure that the “level of service” provided by WON to CBS, including CBS News (such level of service to include promotion and/or marketing of CBS (to the extent permitted under and/or limited by the New Transaction Documents)), is comparable to the level of service historically provided by WON to CBS and not materially less favorable, taken as a whole, than the level of service provided by WON to CBS and/or Competitor following the consummation of such Change of Control transaction, and the Competitor shall deliver reasonable assurance of each of the foregoing in writing to CBS prior to the consummation of any Change of Control transaction with the Competitor. The foregoing “level of service” standard shall be evaluated on an overall basis and solely to the extent such level of service affects material aspects of the relationship between WON and CBS, including the overall affiliate relationship between WON and CBS and/or Competitor.

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(d)	In addition, in the event of a Change of Control, the licenses granted under the New License Agreement to WON as licensee shall be modified such that the license of WON shall be limited to the right to use the Tradename and Trademarks (as defined in the New License Agreement) in connection with identifying any CBS programming available consistent with past practice by WON, and no intellectual property of CBS may be used otherwise as part of the business of WON or the Competitor.

(e)	Notwithstanding anything to the foregoing, any claims by CBS for violations of this Section may only be made against WON and not against the Competitor or an Acquiring Person and CBS shall have no recourse against the Competitor or Acquiring Person under this Master Agreement.
27.	Termination. This Master Agreement may be terminated:
(a)	by (i) mutual written consent of CBS and WON; (ii) by CBS if WON fails to pay an undisputed amount owed to CBS under this Master Agreement following 30 days written notice, (iii) by CBS if WON fails to pay an amount owed to CBS that was previously disputed but has since been determined by arbitration pursuant to Section 28 or mutual agreement of the Parties to be owed to CBS under this Master Agreement, within 15 days of such arbitration award or following 15 days written notice of such mutual agreement, (iv) by CBS following 30 days written notice if (x) two or more disputed payments are submitted to arbitration under Section 28 during the term of this Master Agreement, (y) such disputed payments are not deposited with a third party escrow agent reasonably acceptable to CBS and WON within five (5) business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by CBS to be properly payable by WON to CBS under this Master Agreement is in fact properly payable to CBS under this Master Agreement, or (v) by either party hereto if (x) it notifies the other party in writing that such other party is in material breach of one or more of its material covenants (other than payment covenants) under this Master Agreement and such breach is not cured within 30 days of receipt of such written notice, (y) it submits to arbitration under Section 28 such

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breach or breaches and requests termination as a remedy and (z) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants (other than payment covenants) under this Master Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party and (C) that termination of this Master Agreement is an appropriate remedy (after considering other appropriate remedies short of termination). For these purposes, the material covenants of this Master Agreement are listed on Schedule 10;

(b)	by the non-breaching party upon 30 days written notice to the breaching party following the occurrence of a Fundamental Default (as such term is defined below). A “Fundamental Default” shall be deemed to have occurred in the event that (i) 15% or more of the Station Agreements, measured in terms of compensation payments to CBS made during the most recent full calendar year period prior to the delivery of such notice, shall have been terminated by the non-breaching party for breach pursuant to the termination provisions of the applicable Station Agreements; (ii) 15% of the total number Station Agreements shall have been terminated by the non-breaching party for breach pursuant to the termination provisions of the applicable Station Agreements; or (iii) an arbitrator(s) rules that a party is materially breaching all or substantially all of the applicable Station Agreements in any two markets where CBS has at least four radio stations in each such markets, each of which has at least one Station Agreement, and such arbitrator(s) terminates all or substantially all of such Station Agreements in such two markets as a result of such material breaches;

(c)	by either party if Stockholder Approval is not obtained following a vote of WON stockholders at a meeting of WON stockholders seeking Stockholder Approval. For the avoidance of doubt, the Release shall not be effective in the event Stockholder Approval is not obtained; or

(d)	by either party if the Closing shall not have occurred by February 29, 2008 (the “Drop Dead Date”); provided, however, that (i) the right to terminate this Master Agreement under this Section 27(d) shall not be available to any party whose failure to fulfill any obligation under this Master Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; and (ii) the Drop Dead Date shall be extended (x) if the Closing is prevented from occurring at such time as a result of a Restraint being in effect on February 29, 2008, to the earlier of 15 business days after such Restraint no longer is in effect or June 30, 2008 or (y) if (A) the 2007 Proxy shall have been filed with the SEC on or before the date that is the later of the 30th calendar day following the date of this Master Agreement and November 10, 2007 and (B) Stockholder Approval has not been obtained on or prior to February 29, 2008 as a result of the SEC not clearing for mailing the 2007 Proxy by January 25, 2008, to the earlier of 15 business days after Stockholder Approval is obtained and March 31, 2008.

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In the event of termination of this Master Agreement after the Closing Date, (x) this Master Agreement shall furthermore become void and have no effect, without liability on the part of any party other than Section 25, this Section 27 and Section 28 which shall survive such termination, (y) each of the New Transaction Documents (except for the Release and as set forth in clause (B) of the last sentence of this paragraph), if then executed, shall automatically terminate and become void and have no effect, without any further action on the part of any party thereto, and (z) any and all undisputed amounts owed or payable by WON to CBS as of the date of such termination under any of the New Transaction Documents shall immediately become due and WON shall promptly pay to CBS any such undisputed amounts following such termination. Notwithstanding the foregoing, (A) nothing contained in this Section 27 shall relieve any party from liability for any breach of this Master Agreement and in the event of such termination prior to the Closing Date, all of the Old Transaction Documents shall remain in full force and effect, and (B) clauses (y) and (z) of the immediately preceding sentence shall not apply in the event of a termination of this Master Agreement by CBS as a result of WON’s breach of the provisions of Section 26(c)(iii).

28.	Miscellaneous.
(a)	Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the following addresses or facsimile numbers:
If to WON:
Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600

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If to CBS:
CBS Radio Inc.
1515 Broadway, 46th Floor
New York, New York 10036
Attention: Chairman & CEO
Telecopy: (212) 846-2342
with a copy to each of:
CBS Corporation
51 West 52 Street
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 975-4215
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff, Esq.
                 Michael Lubowitz, Esq.
Telecopy: (212) 310-8007
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
(b)	Entire Agreement; Closing Date and Effective Date. This Master Agreement and all the New Transaction Documents supersede all prior discussions and agreements between the parties (and their affiliates) with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof. Upon their execution, the New Transaction Documents, other than the Master Agreement, will automatically become effective, without further action of the parties, on the Closing Date or the Effective Date, as applicable and as described herein.

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(c)	Waiver. Any term or condition of this Master Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Master Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Master Agreement on any future occasion. No failure or delay on the part of party in exercising any right or power under this Master Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Master Agreement or by law or otherwise afforded, will be cumulative and not alternative.

(d)	Amendment. This Master Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

(e)	No Third-Party Beneficiary. The terms and provisions of this Master Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

(f)	No Assignment; Binding Effect. This Master Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither CBS nor WON may assign its rights or obligations hereunder without the prior written consent of the other party hereto; provided that (i) subject to Section 26, WON may assign all or any of its rights and related obligations hereunder to any of its controlled affiliates, or a third party who acquires more than 50% of the equity or voting interests of WON, all or substantially all of the assets of WON or all or substantially all of the assets comprising any significant business unit or division of WON, in each case, in a single transaction or series of related transactions, without the prior consent of CBS; provided that (x) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of WON, such assignment shall be limited to those rights and related obligations that are related to such business unit or division, (y) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, and (z) no assignment under this clause (i) shall relieve WON from any of its obligations or liabilities under this Master Agreement, except as provided in Section 4; (ii) CBS may assign, without the prior consent of WON, all or any of its rights or obligations hereunder to (x) any of its affiliates and (y) any third party

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who acquires any CBS Station, to the extent the assigned rights are related to the CBS Stations acquired thereby; provided that no assignment under this clause (ii) shall relieve CBS from any of its obligations or liabilities hereunder; and (iii) in respect of any assignment of CBS’ rights and related obligations hereunder to any third party who is not an affiliate of CBS, WON’s prior written consent shall not be unreasonably withheld. Any purported assignment or transfer in violation of the provisions of this Section 28(f) is null and void and of no force or effect. For the avoidance of doubt, (i) WON agrees that that a sale of CBS in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Master Agreement or otherwise require the consent of WON and (ii) CBS agrees that, subject to Section 26, a sale of WON in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Master Agreement or otherwise require the consent of CBS.

(g)	Headings. The headings used in this Master Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

(h)	Invalid Provisions. If any provision of this Master Agreement, other than Section 12(a), which shall be subject to the provisions of Sections 12(b) and 12(c), is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Master Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Master Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Master Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Master Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(i)	Affiliate. When used in this Master Agreement the term “Affiliate” shall have the meaning assigned to such term in Rule 405 promulgated under the Securities Act; provided that, with respect to any affiliates of CBS, such term shall mean the controlled affiliates of CBS Corporation.

(j)	Press Release. The parties shall mutually agree upon the form of a press release to be issued concurrently with the execution of this Master Agreement. Except as required by law, the timing and content of any other public disclosure of the terms of this Master Agreement shall be made only upon the mutual approval of WON and CBS.

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(k)	Governing Law. Each of the New Transaction Documents shall be governed by and construed in accordance with the laws of the state of New York, its rules of conflict of laws that could mandate the application of the laws of another jurisdiction notwithstanding.

(l)	Arbitration. Any dispute, controversy or claim arising out of or relating to this Master Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 28(l). There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

(m)	Counterparts. This Master Agreement may be executed in counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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(n)	Expenses. Each of WON and CBS shall bear its own expenses relating to this Master Agreement and the other New Transaction Documents whether or not the Closing is consummated.
[The remainder of this page is intentionally left blank.]

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          IN WITNESS WHEREOF, each of the parties hereto has caused this Master Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.

WESTWOOD ONE, INC.
By:	/s/ David Hillman
	Name:	David Hillman
	Title:	CAO and General Counsel

CBS RADIO INC.
By:	/s/ Anthony G. Ambrosio
	Name:	Anthony G. Ambrosio
	Title:	Executive Vice President,
Human Resources and Administration

Signature Page to Master Agreement

LIST OF EXHIBITS AND SCHEDULES
EXHIBITS

Exhibit A	Form WWO Affiliation Agreement

Exhibit B	Form Metro Master Affiliation Agreement

Form Metro News Affiliation Agreement

Form Metro Source Affiliation Agreement

Form Metro Traffic Affiliation Agreement

Exhibit C	Form of Amended and Restated News Programming Agreement

Exhibit D	Form of Registration Rights Agreement

Exhibit E	Form of Amended and Restated Trademark License Agreement

Exhibit F	Form of Amended and Restated Technical Services Agreement

Exhibit G	Form of Lease for 524 W. 57th Street

Exhibit H	Form of Lease for 2020 M Street

Exhibit I	Form of Sublease for 2000 M Street

Exhibit J	Form of Mutual General Release and Covenant Not to Sue
SCHEDULES
Intentionally omitted.

EXHIBIT A
WESTWOOD ONE
AFFILIATION AGREEMENT FOR CBS RADIO STATION(S)
This Westwood One Affiliation Agreement, dated [     ] [  ], 2007 (the “WWO Affiliation Agreement” or the “Agreement”), is between Westwood One, Inc. on its behalf and on behalf of its affiliate, Westwood One Radio Networks, Inc. (collectively, “Network”) and CBS Radio Inc. (“Broadcaster”), the owner and operator of radio station [Exhibit 1, Column A] (“Station”), on its behalf and on behalf of such Station.
I. NETWORK PROGRAM AND COMMERCIALS
A.	Network will transmit to Station by method reasonably determined by Network, and Station will broadcast on its analog and HD1 facilities, the Commercial Schedules in accordance with the terms of this Agreement, the commercials (“Commercials”) listed in the commercial schedules (“Commercial Schedules”) to be delivered by Network to Broadcaster. Station shall broadcast such Commercials in fair and equal rotation within the dayparts as indicated on the Commercial Schedules. Network may from time to time change the Commercials to be broadcast by Station by modifying the Commercial Schedules so long as such modification does not increase the number or placement of such Commercials. Broadcaster is required to monitor Network’s transmission of Commercials in order to receive Network’s changes to the Commercials and to be advised of changes in the Commercial Schedules; provided however that Network shall, simultaneously with any changes made with respect to Networks’ transmission of Commercials, also notify Station by email of any changes in Commercial Schedules at least twenty-four (24) hours before such changes become effective. Station may designate a person to receive such email notices.
B.	Network will transmit to Station the Programs listed in Exhibit 3 attached hereto (the “Programs”). Station understands and agrees that, except as set forth otherwise on Exhibit 3, the Programs are distributed as a non-exclusive product and shall be distributed by Network as a professional, broadcast-quality program in accordance with prevailing industry standards (“Prevailing Industry Standards”). Station has the right to broadcast any newscast, as well as actualities and special long form coverage, as may be made available by Network in the Programs provided to Station pursuant to Exhibit 3. Notwithstanding the foregoing, to the extent a Broadcaster radio station in Station’s market is an affiliate of CBS Radio News, Station may broadcast the CBS Radio News Program (including CBS Radio News Top-of-the-Hour Newscasts, notwithstanding any exclusivity provision) in accordance with the terms and conditions of this Agreement. Moreover, to the extent that Station or any Broadcaster radio station is an affiliate of CBS Radio News, such station shall have exclusivity in such market with respect to the CBS Radio News Top of the Hour Newscast or substantially similar future newscast of CBS Radio News as against any station in such market not owned by Broadcaster. Station has the discretion as to what Network Programs to broadcast and has no obligation to carry such Programs, subject to the rights of Network in this Section and except as indicated in Exhibit 3. In the event Network ceases to distribute CBS Radio News, Network will provide Station with comparable substitute programming as determined by Network at its reasonable discretion. In the event Network ceases to distribute any Program (other than the CBS Radio News), Network will provide Station with comparable substitute programming as determined by mutual agreement of Station and Network or, at Station’s option, CBS Radio News radio programming so long as Network still has the rights to distribute CBS Radio News (which the parties agree shall be deemed comparable substitute programming).

EXHIBIT A
C.	Station may preempt Commercials upon advance written notice (which in the case of this Section I(C), the parties agree that electronic mail to individual(s) designated by Network shall suffice for purposes of notice under this Agreement) to Network and solely as follows: (i) for any reason, provided, such occurs on an occasional, non-regular basis only; (ii) in Station’s opinion any Commercial violates any of Station’s written “standards and practices” (to the extent such have been provided by Station to Network in advance and provided such are applied to Network advertisers in the same manner that they are applied to Station’s cash advertisers), technical quality standards or any applicable law, statutes, ordinances or regulation (with subsections (i) and (ii) referred to as “Content Related Preemption”); or (iii) if such Commercials are broadcast during any play-by-play sports programming or NASCAR programming (“Sports Related Preemption”).

D.	Make Goods.

1. Content Related Preemption. If Station preempts Commercials for a Content Related Preemption, in order to receive credit for broadcasting such Commercials Station may provide a make good (which in the case of a Commercial preempted by Station for the reasons set forth in Section I(C)(ii) above shall be a substitute Commercial which shall be provided by Network within two (2) business days notice from Station that the original Commercial was not acceptable or Station shall be relieved of any make good obligation and shall not be deemed to have failed to broadcast any such Commercials) (“Make Good”) for such Commercials as follows:

Originally Scheduled Broadcast
Date	Make Good Window*	Make Good Time*
Monday – Friday	On a weekday (Monday-Friday) within the earlier of the originally scheduled flight for such Commercial or the seven (7) day period after the originally scheduled broadcast date for such Commercial	Same or better daypart as the originally scheduled broadcast date
Saturday – Sunday	On any day (Monday – Sunday) within the earlier of the originally scheduled flight for such Commercial or the seven (7) day period after the originally scheduled broadcast date for such Commercial	Same or better daypart as the originally scheduled broadcast date

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EXHIBIT A
*       or at such other time as Network and Station may mutually agree (with the above Make Good Window and Make Good Time collectively referred to as the “Make Good Period”). Commercials aired during the Make Good Period in accordance with this section shall be deemed to have run consistent with the relevant Commercial Schedule, with no resulting adverse financial impact on the Station or Broadcaster’s clearance percentages and no other financial penalty to Station or Broadcaster.
2. Sports Related Preemptions. If Station preempts Commercials for a Sports Related Preemption, Station agrees to provide a Make Good as follows:

Originally Scheduled Broadcast
Date	Make Good Window*	Make Good Time*
Monday – Friday	On a weekday Monday- Friday within 21 days from originally scheduled broadcast date	6AM to 12 midnight
Saturday-Sunday	On any day Monday-Sunday within 21 days from originally scheduled broadcast date	6AM to 12 midnight
*       or at such other time as Network and Station may mutually agree (with the above Make Good Window and Make Good Time collectively referred to as the “Sports Preemption Make Good Period”). If a Commercial provided by Network must be broadcast by Station within a flight that is shorter than the aforementioned twenty-one (21) day Make Good Window (“Time Sensitive Commercial”), then if Station preempts such Time Sensitive Commercial due to a Sports Related Preemption, in order to receive credit for broadcasting such Commercials Station may either (i) provide a Make Good for such Time Sensitive Commercial within flight during the Make Good Time; or (ii) provide a Make Good for such Time Sensitive Commercial by (x) switching the Time Sensitive Commercial for a non-Time Sensitive Commercial on the Station, such Make Good to be broadcast within flight and during the Make Good Time and (y) to the extent the non-Time Sensitive Commercial was provided by Network, make good such non-Time Sensitive Commercial within twenty-one (21) days of such of such commercial’s original broadcast date; or (iii) provide a Make Good for such Time Sensitive Commercial by (x) switching the Time Sensitive Commercial for a non-Time Sensitive Commercial on another CBS radio station in the same market so long as such other CBS Radio station has a reasonably comparable audience (a “Comparable CBS Station”), such Time Sensitive Commercial to be broadcast on the Comparable CBS Station within flight and during the Make Good Time and (y) to the extent the non-Time Sensitive Commercial on the Comparable CBS Station was provided by Network, make good such non-Time Sensitive Commercial on the Comparable CBS Station within twenty-one (21) days of such commercial’s original broadcast date within the Make Good Time. The foregoing make good time periods are referred to collectively herein as the “Time Sensitive Sport Preemption Make Good Period”. The foregoing procedures relating to Time Sensitive Commercials notwithstanding, if the number of Time Sensitive Commercials provided by Network to a Station featuring sports programming substantially increases to more than 30% of Network’s Commercials provided to Station for broadcast and to an extent that Station can demonstrate a commercial hardship as a result thereof, then the parties shall negotiate in good faith to address this issue in an attempt to reach agreement. Commercials broadcast during the Sports Preemption Make Good Period or the Time Sensitive Sports Preemption Make Good Period shall be deemed to have run consistent with the relevant Commercial Schedule, with no resulting adverse financial impact on the Station or Broadcaster’s clearance percentage and no other financial penalty to Station or Broadcaster as a result thereof.

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EXHIBIT A
E.	Station shall have the right to add a sponsorship identification to Commercials if Station determines such identification is required to comply with applicable FCC requirements (including but not limited to 47 CFR § 73.1212); provided, however, that Station agrees that Commercials with obvious sponsorship identification (as contemplated by FCC requirements) will not require disclosure beyond the sponsorship identification already contained in the commercial copy. If Station determines such identification is required, it shall immediately notify Network of such determination and give Network the opportunity to correct such identification issue, in which event Network may provide replacement Commercials.
F.	The parties agree that for the purposes of this Agreement, the term “broadcast” includes transmission of the Programs and Commercials over Station’s licensed analog or digital facilities, and simulcast of the Programs and Commercials by Station via live internet streaming (“Internet Streaming”) on Station’s website (“Station Website”), free of charge for the personal, non-commercial use of visitors to the Station Website, and with regard to live Internet Streaming as stated above, solely to the extent that Network has the rights for such transmission. Other than the consent of Network, Network talent, or any consents related to the broadcast of Commercials, Broadcaster shall be responsible for all licenses, consents, clearances, costs, fees and expenses, including public performance licenses and union fees, in connection with Broadcaster’s Internet Streaming. With respect to such Internet Streaming, Broadcaster shall (i) cover and preempt the Network Commercials contained in the Programs and/or broadcast herein by Broadcaster; or (ii) at Network’s reasonable request, refrain from covering and preempting the Network Commercials and reasonably cooperate with Network in the event Network wishes to replace all Network Commercials intended for terrestrial radio broadcast with Commercials cleared for use via the internet that contain meta-tag data imbedded in such Commercials or through similar technology in accordance with Prevailing Industry Standards (“Substitute Commercials”) including, without limitation, providing reasonable technical assistance relating to and permitting the installation of any software and/or other equipment at or related to any CBS station required for such replacement, subject to compliance with CBS’ technical/IT policies and practices related to such matters. In the event that Network requests Station to proceed in accordance with subsection I(F)(ii) above, Network shall be responsible for all licenses, consents, clearances, costs, fees and expenses, including public performance licenses and union fees, in connection with Broadcaster’s Internet Streaming of Network Commercials and shall indemnify, defend and hold Broadcaster and Station harmless from any and all claims that arise out of or result from Station’s transmission of the Network Commercials or the Substitute Commercials via Internet Streaming. If Station’s cooperation with Network or transmission of the Network Commercials or Substitute Commercials via Internet Streaming causes interference with, or has a detrimental effect on, Station’s ability to broadcast the Programming consistent with Prevailing Industry Standards, then Station may in its sole discretion discontinue carriage of the Network Commercials or Substitute Commercials via Internet Streaming. In addition, if Station’s transmission of the Network

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Commercials or Substitute Commercials via Internet Streaming results in any incremental out-of pocket costs to Station (including but not limited to employee overtime pay, third party technical assistance, incremental software or equipment charges), Network shall be responsible for payment of all such costs upon receipt of an invoice with supporting documentation. Finally, if, during the Term of this Agreement, Network enters into a material agreement with any radio station in Station’s market for provision of the Program on terms that allow such third party to exploit the Programs by a means other than as set forth in the preceding sentence (e.g., through podcasting, messaging) with payment of no or nominal additional consideration (a “More Favorable Agreement’), then Network shall promptly notify Station in writing of the execution of such More Favorable Agreement, detailing the consideration and/or terms and conditions contained therein and Station shall have the option to then exploit the Program on the same terms and conditions and consideration as the More Favorable Agreement, if any, throughout the earlier of: (i) the term of the More Favorable Agreement or (ii) the remainder of the Term of this Agreement.

G.	It is the essence of this Agreement:
1.	That Programs and Commercials are furnished hereunder solely for broadcast on Station and Station Website (commensurate with Section I(F)) as herein provided and for no other use or purpose whatsoever, subject to Section I(F);

2.	That Broadcaster’s rights hereunder are only with respect to the Commercials and Programs and Broadcaster shall not under any circumstance broadcast any other program which may be transmitted by Network unless authorized to do so by Network pursuant to a written agreement between the parties; and

3.	That Broadcaster will not, except as provided in this Agreement, make any deletion, addition, or other modification to any Commercial delivered by Network hereunder without Network’s prior written approval.
II. PROOF OF BROADCASTING
A.	During the Term of this Agreement Station agrees to verify and report all clearances of Commercials via affidavits (“Affidavits”) using the Network One Electronic Affidavit System or via the Internet on forms as provided therein and/or by methods determined by Network, in its reasonable discretion, within the later of seven (7) business days after the close of the standard broadcast week or seven (7) business days after the Make Good Period, Sports Preemption Make Good Period or Time Sensitive Sports Preemption Make Good Period, if applicable. The parties agree that the form of Affidavit will accurately reflect the terms of this Agreement, including but not limited to indication upon such Affidavit of Station’s right to provide Make Goods during the Make Good Period. Upon receipt of an Affidavit from Station, Network agrees to acknowledge receipt of such Affidavit within twenty-four (24) hours of receipt and agrees to maintain a system by which Station-submitted Affidavits are retained for review and verification purposes.

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B.	In the event that Station does not submit Affidavits in a timely manner in accordance with the terms of this Section II, Network will provide Station with written notice of such failure (“Late Affidavit Notice”). Station shall have thirty (30) days after receipt of such Late Affidavit Notice in which to cure such failure (“Cure Period”); provided however that in the event that Station fails to submit such Affidavits during the Cure Period, then such failure shall result in an appropriate reduction in the monthly payment made by Network to Station under this Agreement at the rates set forth in Section XI(c) hereof.
III. FORCE MAJEURE
Neither party will have any liability hereunder if performance by such party shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, terrorist act or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
IV. TRANSFER/SALE OF STATION
A.	Broadcaster shall provide Network written notice within fourteen (14) business days of the execution of an agreement that requires the filing of an application with the FCC seeking the FCC’s consent for the assignment or transfer of control of the main broadcast license for the Station to a bona fide third party (“Transaction”). Broadcaster shall use commercially reasonable efforts to assign this Agreement (including all of Broadcaster’s rights and obligations with respect to the applicable Station) to the assignee or transferee (who is a bona fide third party) in the Transaction (the “Buyer”) for the remainder of the Term beginning on the date when the Buyer assumes operation of said Station and shall use commercially reasonable efforts to cause the Buyer to assume Broadcaster’s rights and obligations under this Agreement. Such assignment and assumption of rights and obligations shall be made on a form of agreement that is acceptable to Network, but consent to such form of agreement shall not be unreasonably withheld, conditioned or delayed. If after such efforts, Broadcaster is unable to effectuate such an assignment and assumption of rights and obligations for the Station, then Broadcaster shall be entitled, with respect to said Station, either to: (i) terminate this Agreement and reapportion all the gross impressions delivered by said Station to other Broadcaster owned or operated radio stations to achieve Substantially Equivalent Distribution for Network; or (ii) if the Station is a 36 Plus Station only, assign this Agreement (including all of Broadcaster’s rights and obligations with respect to the applicable Station), and cause the related assumption by Buyer of Broadcaster’s rights and obligations under this Agreement, for a term equal to the later of: (x) December 31, 2014 or (y) the fifth anniversary of the closing date of the Transaction (in which case the Terms shall expire on such later date, notwithstanding Section VII(A) herein, but in no event shall the Term extend beyond March 31, 2017).

B.	For purposes of this Section IV, the following terms shall have the following meanings:
1.	“36 Plus Station” shall mean the 36th radio station sold, assigned or otherwise transferred or conveyed in any one or more Transaction or Transactions by Broadcaster after the Effective Date of the Master Agreement between Broadcaster and Network (the “Master Agreement”) and any radio stations sold, assigned or otherwise transferred or conveyed in any one or more Transaction or Transactions thereafter by Broadcaster, not including (in any such case) any Transaction that was announced, consummated or pending at the time of, or prior to, the date of execution of the Master Agreement.

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2.	To achieve “Substantially Equivalent Distribution” Broadcaster shall initially seek to reapportion gross impressions by redistribution of inventory to another Broadcaster owned or operated radio station in the same MSA, or if not applicable DMA, of the radio station(s) sold. If in Broadcaster’s reasonably exercised business judgment, redistribution in the same MSA or DMA as applicable, would have a materially detrimental effect on a Broadcaster station(s) located in such MSA or DMA, then Broadcaster shall not be required to redistribute such gross impressions on such Broadcaster Station(s), subject to Network’s right to dispute same as set forth below, and may achieve Substantially Equivalent Distribution as follows:

Market Size of Sold Station(s)	Market Size Where Broadcaster May
(as determined by Arbitron)	Re-Distribute Network Commercials
1-3	1-3
4-8	1-8
9-14	1-14
15-20	1-20
21-27	1-27
28+	1+
In the event that Network disputes Broadcaster’s determination that distribution in the same MSA or DMA would have a detrimental effect on Broadcaster or any of its stations located in the MSA or DMA, then Network may submit its proposal for redistribution of Commercial inventory to be resolved by an arbitrator pursuant to Section X(P) hereof, in which case the arbitrator shall have the authority to determine if the distribution in the same MSA or DMA would have such materially detrimental effect, and if not, to require a revised redistribution of Commercials.
V. LICENSES
Network represents and warrants that all ideas, creations, materials and intellectual properties provided to Station in the Programs or Commercials hereunder are either (a) controlled by BMI, ASCAP or SESAC; (b) in the public domain; or (c) are materials which Network is fully licensed to use. Network agrees to indemnify and hold Broadcaster and Station harmless from and against any damage or expenses, including reasonable attorney’s fees, which may arise out of the broadcasting hereunder of materials the performing rights to which are not within category (a) above and Station agrees that it is the obligation of Station to secure the necessary performing rights license for music within category (a) above. Except as otherwise set forth herein, in no event, however, shall either party be liable to the other party for any special, indirect, consequential or exemplary damages or any loss of any business profits, whether or not foreseeable, arising out of or in connection with broadcast of the Programs or Commercials.

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VI. ASSIGNMENT; BINDING EFFECT
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section IV hereof and Section 26 of the Master Agreement, neither Broadcaster nor Network may assign its rights or obligations hereunder without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, Network may assign all or any of its rights and related obligations hereunder to any of its controlled affiliates, or a third party who acquires more than 50% of the equity or voting interests of Network, all or substantially all of the assets of Network or all or substantially all of the assets comprising any significant business unit or division of Network, in each case, in a single transaction or series of related transactions, without the prior consent of Broadcaster; provided that (x) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of Network, such assignment shall be limited to those rights and related obligations that are related to such business unit or division, (y) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, and (z) no assignment under this clause (i) shall relieve Network from any of its obligations or liabilities under this Agreement; (ii) Broadcaster may assign, without the prior consent of Network, all or any of its rights or obligations hereunder to (x) any of its affiliates and (y) any third party who acquires any Broadcaster Station, to the extent the assigned rights are related to the Broadcaster Stations acquired thereby; provided that no assignment under this clause (ii) shall relieve Broadcaster from any of its obligations or liabilities hereunder; and (iii) in respect of any assignment of Broadcaster’s rights and related obligations hereunder to any third party who is not an affiliate of Broadcaster, Network’s prior written consent shall not be unreasonably withheld. Any purported assignment or transfer in violation of the provisions of this Section VI is null and void and of no force or effect. For the avoidance of doubt, (i) Network agrees that that a sale of Broadcaster as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Network and (ii) Broadcaster agrees that, subject to Section 26 of the Master Agreement, a sale of Network as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Broadcaster. In addition, Broadcaster acknowledges that the Network may engage third parties to manage the distribution of the Programs, or act as an agent of the Network relating to the distribution or production of Programs for the Network or sale of any commercial inventory associated with the Programs, in each case, not from any broadcast facilities leased by, or leased from, Broadcaster (other than independent contractors who shall be permitted access to such broadcast facilities consistent with Past Practice (as such term is defined in the Technical Services Agreement, dated of even date herewith, between Broadcaster and Network), and Broadcaster agrees that it shall remain, and any third party engaged by it shall be, subject to all of the applicable terms and conditions of this Agreement and the Amended and Restated News Programming Agreement between Broadcaster and Network (“Amended News Agreement”). Furthermore, Broadcaster acknowledges that the foregoing shall not constitute an assignment hereunder. Upon the transfer or assignment of the Station pursuant to Section IV hereof, the terms of Section IV, Section VII(B)(6), and Section XI(B)(ii) shall be of no further force or effect and shall not apply to the Buyer of the Station or to any subsequent Buyers.

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VII. TERM, TERMINATION
A.	Subject to clause (ii) of the last sentence of Section IV(A), the term of this Agreement will commence on the Effective Date as defined in the Master Agreement (“Commencement Date”) and will continue through and including March 31, 2017, unless earlier terminated as provided herein (the “Term”).

B.	Termination: This Agreement may be terminated:
1. by mutual written consent of Broadcaster and Network;
2. by Broadcaster if Network fails to pay an undisputed amount owed to Broadcaster under this Agreement following 30 days written notice;
3. by Broadcaster if Network fails to pay an amount owed to Broadcaster that was previously disputed but has since been determined by arbitration pursuant to Section X(P) or mutual agreement of the parties to be owed to Broadcaster under this Agreement, within 15 days of such arbitration award or following 15 days written notice of such mutual agreement;
4. by Broadcaster following 30 days written notice if (x) three (3) or more disputed payments are submitted to arbitration under Section X(P) during the Term of this Agreement, (y) and such disputed payments are not deposited with a third party escrow agent reasonably acceptable to Broadcaster and Network within five (5) business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Broadcaster to be properly payable by Network to Broadcaster under this Agreement is in fact properly payable to Broadcaster under this Agreement;
5. by either party hereto if (x) it notifies the other party in writing that such other party is in material breach of one or more of its material covenants (other than payment covenants) under this Agreement and such breach is not cured within 30 days of receipt of such written notice, (y) it submits to arbitration under Section X(P) such breach or breaches and requests termination as a remedy, and (z) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants (other than payment related covenants) under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party, and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination);
6. automatically in the event of a termination of the Master Agreement and the parties’ rights and obligations shall be governed by the terms of Section 27 of the Master Agreement;

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7. by Network, subject to Section VII(B)(7)(ii) below, effective immediately by giving Broadcaster notice of termination if any one of the following occurs:
(i)	Station fails to broadcast in accordance with the terms of this Agreement at least 75% of the Commercials listed in the Commercial Schedules (measured each calendar month) in three (3) consecutive months or four (4) non-consecutive months in any twelve (12)-month period; or

(ii)	Station has delivered to Network intentionally or repeatedly false, inaccurate or incomplete Affidavits concerning the broadcast of Commercials; provided however that Network agrees that in the event that Network determines that Station has submitted intentionally or repeatedly false, inaccurate or incomplete Affidavits, Network will provide notice to Broadcaster and Station (through a designated official at each) of such circumstance. Network further agrees that Station shall have thirty (30) days notice and opportunity to cure such failure solely if such failure to broadcast Commercials or delivery of false, inaccurate or incomplete Affidavits was due to circumstances not approved or condoned by a management level Station official, provided, however, that such opportunity to cure in this instance shall be available to Station on three (3) occasions only during the Term of this Agreement.
C.	If Network terminates this Agreement pursuant to Section VII(B)(7) above, Broadcaster recognizes that such failure will cause Network financial damage, the precise amount of which may be difficult or impossible to determine. As agreed liquidated damages for such failure to broadcast or to deliver accurate and complete information (“Liquidated Damages”), Broadcaster will pay to Network an amount determined as follows: (i) between the date of Network’s termination of this Agreement and the earlier of two (2) years thereafter or March 31, 2017 (“Initial Termination Period”), an amount equal to 1.25 times the Station’s average net cash commercial rate (for the same daypart as each scheduled Commercial) based upon the twelve (12)-month period prior to such termination for each Commercial scheduled for broadcast by Station during the Initial Termination Period; and (ii) between the first day after the end of the Initial Termination Period and the earlier of two (2) years thereafter or March 31, 2017 (“Subsequent Termination Period”), an amount equal to one (1) times the Station’s average net cash commercial rate (for the same daypart as each scheduled Commercial) based upon the twelve (12)-month period prior to such termination for each Commercial scheduled for broadcast by Station during the Subsequent Termination Period. In the event that the Station is sold or transferred pursuant to a Transaction as defined in Section IV(A) herein (but not as part of a sale, or change of control transfer of all of Broadcaster radio stations) or in the event of a Change of Control of Network as defined in Section 26 of the Master Agreement, the Liquidated Damages that Buyer (in the event of a Transaction involving Station) or Broadcaster (in the event of a Change of Control of Network) will pay to Network during the Initial Termination Period shall be an amount equal to 1.25 times the Station’s average net cash commercial rate (for the same daypart as each scheduled Commercial) based upon the twelve (12)-month period prior to such termination for each Commercial scheduled for broadcast by Station during the Initial Termination Period.

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6.	Broadcaster will have the right to terminate this Agreement pursuant to clause (i) of the last sentence of Section IV(A) herein.

7.	Network will have the right to terminate this Agreement upon 90 days written notice in the event that Station’s Base Audience Level declines 20% or more in connection with the reset of Base Audience Level as a result of conversion to PPM audience measurement in Station’s market.
VIII. COPYRIGHT, TRADEMARK AND SERVICE MARK LIMITATIONS
During the Term of this Agreement, in addition to such rights granted to Broadcaster under the terms of the Amended and Restated Trademark License Agreement by and between CBS Radio Inc. and Westwood One, Inc. (the “Amended and Restated Trademark License Agreement”) and subject to Section 26 of the Master Agreement, Network shall have the right to use the name of Broadcaster and Station’s call letters solely in connection with promotion of the Network and Broadcaster’s association with it. During the Term of this Agreement, Broadcaster and Station shall have the right to use the name of Network solely in connection with promotion of the Network and Broadcaster’s association with it. The copyrights, trademarks and all other rights in the material supplied by Network shall remain the property of Network or the property of such copyright, trademark and other rights holders from whom Network has licensed or otherwise acquired rights. The copyrights, trademarks and all other rights in the material supplied by Broadcaster and Station shall remain the property of Broadcaster or the property of such copyright, trademark and other rights holders from whom Broadcaster or Station has licensed or otherwise acquired rights. Each party shall be obligated to comply with all copyrights, trademark and other laws in any applicable jurisdiction necessary to protect the other party’s copyrights, trademarks and all other rights in the material on behalf of the rights holders. The foregoing shall not limit either party’s rights or remedies for the other party’s unauthorized use of the proprietary interests of its trademarks, copyrights or service marks. The parties further agree that any use by Network of the trademarks, logos and service marks set forth in the Schedules to the Amended and Restated Trademark License Agreement shall be subject to the terms of the Amended and Restated Trademark License Agreement and that the terms of this Agreement shall not apply to the matters described therein.
IX. INDEMNIFICATION
A. From and after the Commencement Date, Broadcaster shall indemnify, defend and hold Network, its affiliates and their respective officers, directors, employees and representatives, and the predecessors, successors and assigns of any of them harmless, from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, “Losses”), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Broadcaster or Station in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith or (ii) any breach of any covenant or agreement made by Broadcaster or Station in this Agreement.

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B. From and after the Commencement Date, Network shall indemnify, defend and hold Broadcaster, Station, their affiliates and their respective officers, directors, employees and representatives, and the successors and assigns of any of them harmless, from and against any Losses, caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Network in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, (ii) any breach of any covenant or agreement made by Network or Station in this Agreement or (iii) any claim that the Programs (other than the Programming (as such term is defined in the Amended and Restated News Programming Agreement between the Network and Broadcaster)) or Commercials, or the Broadcaster or Station’s use thereof in accordance with the terms and conditions hereunder, violates or infringes the rights of any third party.
C. In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a “Third Party Claim”) in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Section IX, the party or parties seeking indemnification (collectively, the “Indemnitee”) shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the “Indemnitor”); provided, however, that any failure by an Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have materially prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foresee ability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall remain liable to such Indemnitee in accordance with this Section IX in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor’s written consent, but if settled with such Indemnitor’s written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by this Section IX shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.

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D. Neither party shall be liable to the other party for any special, indirect, consequential, or exemplary damages, and any loss of business or profits, whether or not foreseeable, arising out of or in connection with this Agreement (other than in connection with Third Party Claims). The obligations of each party under this Section shall continue notwithstanding any termination of this Agreement and such indemnification shall survive termination of this Agreement.
X MISCELLANEOUS
A.	Notices. Except as set forth otherwise herein, all notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the following addresses or facsimile numbers:
If to Network:
Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600
If to Broadcaster or Station:
CBS Radio Inc.
1515 Broadway, 46th Floor
New York, NY 10036
Attention: President/CEO
Telecopy: (212) 846-3939

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with a copy to each of:
CBS Law Department
51 West 52nd Street
New York, NY 10019
Attention: General Counsel
Telecopy: (212) 975-4215

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Howard Chatzinoff/Michael Lubowitz
Telecopy: (212) 310-8007
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
B.	Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure or delay on the part of party in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
C.	Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
D.	No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
E.	Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

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F.	Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
G.	Press Release. Except as required by law, the timing and content of any public disclosure of the terms of this Agreement shall be made only upon the mutual approval of Network and Broadcaster.
H.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, its rules of conflict of laws notwithstanding.
I.	Process. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by registered or certified mail addressed and sent to the chief executive officer of such party at such party’s address as noted in Section X(A) above.
J.	Counterparts. This Agreement may be executed in counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
K.	Expenses. Each of Network and Broadcaster shall bear its own expenses relating to this Agreement.
L.	Entire Agreement. Except as set forth otherwise herein, this Agreement contains the entire understanding between Network and Broadcaster with respect to its subject matter and constitutes the sole relationship between Network and Broadcaster, supersedes all previous agreements or understandings between them (including but not limited to any and all other “Westwood One Affiliation Agreement(s)” between the Network and Station, with the exception of the indemnification provision of such agreements, which shall survive in accordance with their terms) with respect thereto, and, except for changes and revisions by Network to Commercials and Commercial Schedules specifically contemplated herein, shall not be modified except by a signed writing.

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M.	Authority. The individual executing this Agreement hereby warrants and represents that he/she is legally authorized to execute agreements on behalf of either Network or Broadcaster/ Station, as the case may be, and does so intending to be bound legally.
N.	Commercial Rights. Network represents and warrants that it possesses all rights necessary to license the Commercials and Programs supplied by Network under this Agreement
O.	Communications Act of 1934. Network agrees to disclose to Broadcaster and Station any and all information that it has or that has been disclosed to it as to any money, service or other valuable consideration which any person has been paid or accepted, or has agreed to pay or accept for the inclusion of any matter as a part of the report other than sponsorships\commercial mentions\spots. The term “service or other valuable consideration” as used in this paragraph shall not include any service or property furnished without charge or at a nominal charge for use on, or in connection with, the reports unless it is so furnished in consideration for an identification in the material provided by Network of any person, product, service, trademark or brand name beyond an identification that is reasonably related to the use of such service or property in such material. With respect to any material for which an announcement is required, Station may, at its option, cancel the broadcast of such material.
P.	Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section X(P). There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

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EXHIBIT A
XI. COMPENSATION
A.	The parties agree that for the purposes of this Agreement, the following terms shall have the following meanings:
(i)	“Base Audience Level”: Until the market in which Station is located has been subjected to Portable People Meter (“PPM”) measurement for twelve consecutive months, Base Audience Level shall mean Station audience level of [Exh. 1, Col. H, I] Adults DMA AQH Monday through Sunday 6AM-12 Midnight, as reported in the Arbitron Radio Report for Fall 2006. Following twelve months of PPM measurement, Base Audience Level shall be reset as of the first day of the month thereafter, to reflect the average of the first twelve (12) monthly AQH Monday through Sunday 6AM-12 Midnight PPM reports for such Station, and the Compensation Factor shall also be revised, such revision to be derived by dividing this new Base Audience Level into the Station’s annual compensation (assuming 100% clearance) at the time the Base Audience Level is reset. Exhibit 1, Col. K and Exhibit 2 shall be modified to reflect the new Compensation Factor and appropriate annual increases. In the event that during the Term hereof, Station changes its programming format in a manner which changes its target demographic audience and should consequently result in a change to the “Demo” set forth in Exhibit 1, Col. I each party agrees to engage in good faith negotiations looking toward revision of the Demo in Exhibit 1, Col I. An agreed upon change in Demo will result in a reset of the Base Audience Level and Compensation Factor in the same fashion as described above for PPM conversion. In the event that, upon a change in programming format the parties are unable to agree upon an a change in Demo, then either party may submit its proposal respecting a change in Demo to be resolved by an arbitrator pursuant to Section X(P) hereof, in which case the arbitrator shall have the authority to determine if a change in Demo is appropriate and if so, the appropriate Demo to be utilized.

(ii)	“Commercial Minute” or “Minute” shall mean either two (2) thirty (:30) second announcements, one (1) sixty (:60) second announcement or any combination of any number of announcements of no less than five (:05) seconds in duration; provided, however, that in no event shall Network be able to provide Station with more than two (2) units (with “unit” defined as one :5, :10, :15, :30 or :60) of any length in a :60 second period unless providing more than two (2) units per Commercial Minute shall become a Prevailing Industry Standard among Radio Network Companies (as defined in the Master Agreement) or a generally accepted practice of Broadcaster.

(iii)	“Fall” or “Spring” book: If the Station is located in a radio market that has not yet converted to the Arbitron PPM method of audience measurement, such reference shall mean the Fall and Spring Book as defined under the Arbitron Diary method of audience measurement. Once the Base Audience Level and Compensation Factor have been reset in accordance with Section XI (A)(i), such reference to “Spring” book shall mean the average of PPM months 4, 5 and 6 and such reference to “Fall” book shall mean the average of PPM months 10, 11 and 12.

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EXHIBIT A
B.	In consideration for broadcasting [Exh. 1, Col. B] commercial minutes per week of Network’s Commercials in accordance with the Commercial Schedule provided to Station for each broadcast week beginning on the date hereof, Network will compensate Broadcaster, at the initial monthly rate of $[Exh. 1, Col. C], payable within 90 days after receipt by Network of complete and fully executed Affidavits for the applicable month; provided that: (i) beginning in the seventh month of this Agreement, Network agrees to make good faith efforts to make payment in less than 90 days so long as: (x) Station has submitted Affidavits for such month in accordance with the terms of Section II of this Agreement and (y) all three (3) stations in each of the top three radio markets (as defined by Arbitron) where Broadcaster has radio stations which are required to clear the highest level of Commercials pursuant to a Station Westwood Affiliation Agreement (“Top 3 Markets” and the nine Stations in the Top 3 Markets, the “Top 3 Market Stations”) are in substantial compliance with their obligations to submit their Affidavits under their Station Agreements (as defined herein) on a Timely Basis for such month and (ii) beginning in the second year of this Agreement, Network agrees to make payments within 45 days after receipt by Network of complete and fully executed Affidavits for the applicable month if: (x) Station has submitted its Affidavits in accordance with Section II(A) of this Agreement and (y) each of the nine Top 3 Market Stations were in substantial compliance with their obligations to submit their Affidavits under their Metro Traffic Affiliation Agreements, Metro News Affiliation Agreements and Metro Source Affiliation Agreements (collectively, “Station Agreements”) on a Timely Basis for the immediately preceding six-month period. For the purposes of this Section XI(B), in order to be timely, Top 3 Market Stations must submit Affidavits within seven (7) days of the originally scheduled broadcast date of the Commercials required by the Station Agreements, such constituting a “Timely Basis” for purposes of this Section. For purposes hereof, if at any time, one of the nine Top 3 Market Stations fails to substantially comply with the aforementioned requirements to submit their Affidavits on a Timely Basis each week over a four-week period, notwithstanding that they previously fulfilled the six-month requirement described above, Network shall no longer be required to make payment to any Station within 45 days and instead, until such time as the nine Top 3 Market Stations have been in substantial compliance with their obligations to submit their Affidavits on a Timely Basis for a new six-month period Network shall make payments hereunder within 90 days after receipt by Network of complete and fully executed Affidavits for the applicable month. The foregoing monthly compensation rate is (i) based on Base Audience Level for the time period in question and (ii) calculated based on an annual compensation rate which is the product of (a) [Exh. 1, Col. K] (“Compensation Factor”) and (b) [Exh. 1, Col. H]/1000. ]

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EXHIBIT A
C.	Subject to Schedule 7 of the Master Agreement (which shall not apply to any Buyer upon the transfer or assignment of the Station pursuant to a Transaction as defined in Section IV hereof), if Broadcaster fails to broadcast the agreed number of commercial minutes per week as listed in the Commercial Schedule, then deductions shall be made from the monthly payment at the rates below:

Percentage of
Commercial
Minutes
Broadcast by	Deduction per	Deduction per
Station	:60	:30
100% - ≥ 90%	$[Exh. 1, Col. D	$[Exh. 1, Col. E]
<90% - 75%	$[Exh. 1, Col. F]	$[Exh. 1, Col. G]
<75%	No payment	No payment
D.	Clearances at times other than indicated in the Commercial Schedules or during the Make Good Period, the Sports Preemption Make Good Period or the Time Sensitive Sports Preemption Make Good Period will be counted as missed commercials and will negatively affect Station’s clearance rate indicated in Section XI(C) above. Broadcaster shall begin earning the aforementioned compensation on the date hereof. The deduction amounts set forth in Section XI(C) are subject to semi-annual adjustment upwards or downwards proportionate to the semi-annual adjustment to monthly compensation payments set forth below in Section XI(E) below.

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EXHIBIT A
E.	Monthly compensation payments will be adjusted up or down to reflect changes in Station’s audience delivery in the Adults DMA AQH Monday through Sunday 6AM-12 Midnight demographic as reported in each Arbitron Radio Report for Station’s DMA [Exh. 1, Col. J]; provided, however, that following reset of the Base Audience Level to reflect PPM conversion, compensation payments shall be adjusted up or down to reflect changes in PPM measured AQH. Said adjustments will be effective beginning on April 1 for Fall Reports and October 1 for Spring Reports, the first of which shall take effect April 1, 2008 including during the period of PPM conversion described in Section XIA(i) hereof so long as results of diary measurement for the entire DMA are available. This adjusted monthly compensation rate will be calculated based on an adjusted annual compensation rate which is the product of (i) the applicable Compensation Factor set forth on Exhibit 2 and (ii) the sum of (x) the Base Audience Level and (y) the difference between (A) the most recent Spring or Fall audience delivery, as applicable, and (B) the Base Audience Level plus 3% of such Base Audience Level in the case of an audience increase from the Base Audience Level, or minus a 3% threshold in the case of an audience decrease from the Base Audience Level (such Base Audience Level plus or minus a 3% threshold, as applicable, the “Threshold”) (such sum, the “Adjusted Audience Delivery”), divided by 1000. Notwithstanding the foregoing, if the Adjusted Audience Delivery is less than the Threshold in the case of an audience increase or greater than the Threshold in the case of any audience decrease, then the adjusted annual compensation rate shall be the product of (i) the applicable Compensation Factor set forth on Exhibit 2 and (ii) the Base Audience Level, divided by 1000. For example: (a) if the most recent Spring audience delivery is 20,000 and the Base Audience Level is 22,000 then the Adjusted Audience Delivery for Spring is 20,660, and (b) if the current Fall audience delivery is 24,000 and the Base Audience Level is 22,000, then the Adjusted Audience Delivery for Fall is 23,340.

CBS RADIO INC:	WESTWOOD ONE, INC.:

BY:	BY:

NAME:	NAME:
TITLE:	TITLE:

DATE:	DATE:

Signature Page to Westwood One Affiliation Agreement

EXHIBIT A
EXHIBIT 1
See Attached.
The approach set forth below is to be followed with respect to every CBS Station receiving network compensation:
Exhibits 1 and 2 reflect AQH and related network compensation payable by Network to the Station based upon the Fall 2006 Arbitron Survey, which AQH and compensation amounts shall initially be used by the parties in connection with this Agreement so long as the Commencement Date under this Agreement is not later than April 1, 2008; in the event that the Commencement Date under this Agreement is April 1, 2008 or thereafter, the parties agree that Exhibits 1 and 2 of this Agreement shall instead be based upon the Fall 2007 Arbitron Survey; in the event that the Commencement Date under this Agreement is October 1, 2008 or thereafter, the parties agree that Exhibits 1 and 2 of this Agreement shall be based on the Spring 2008 Arbitron Survey. Until Station is subject to PPM audience measurement for over twelve (12) months, the last issued diary-based Arbitron Survey for the Station’s market shall be used to determine AQH for the Station. Following 12 months of PPM measurement, AQH shall be governed by Sections XI(A)(i) and (iii) of this Agreement.

Station shall receive compensation adjustments, effective October 1, 2007, based upon the Spring 2007 Arbitron Survey pursuant to, and if eligible for such adjustments, in accordance with its existing network affiliation arrangements, which shall remain in effect until the Commencement Date under this Agreement. If the Commencement Date does not occur until April 1, 2008 or thereafter, or October 1, 2008 or thereafter, Station shall also receive compensation adjustments effective April 1, 2008, based upon the Fall 2007 Arbitron Survey, or October 1, 2008, based upon the Spring 2008 Arbitron Survey, if eligible for such adjustments, in accordance with its existing network affiliation arrangements. A Station which has converted to PPM measurement for less than twelve (12) months shall receive compensation adjustments if eligible for such adjustments under existing network affiliation arrangements so long as a diary-based Arbitron Survey for the entire DMA is available for such Station.

EXHIBIT A
EXHIBIT 2
See Attached.
The approach set forth below is to be followed with respect to every CBS Station receiving network compensation:
Exhibits 1 and 2 reflect AQH and related network compensation payable by Network to the Station based upon the Fall 2006 Arbitron Survey, which AQH and compensation amounts shall initially be used by the parties in connection with this Agreement so long as the Commencement Date under this Agreement is not later than April 1, 2008; in the event that the Commencement Date under this Agreement is April 1, 2008 or thereafter, the parties agree that Exhibits 1 and 2 of this Agreement shall instead be based upon the Fall 2007 Arbitron Survey; in the event that the Commencement Date under this Agreement is October 1, 2008 or thereafter, the parties agree that Exhibits 1 and 2 of this Agreement shall be based on the Spring 2008 Arbitron Survey. Until Station is subject to PPM audience measurement for over twelve (12) months, the last issued diary-based Arbitron Survey for the Station’s market shall be used to determine AQH for the Station. Following 12 months of PPM measurement, AQH shall be governed by Sections XI(A)(i) and (iii) of this Agreement.

Station shall receive compensation adjustments, effective October 1, 2007, based upon the Spring 2007 Arbitron Survey pursuant to, and if eligible for such adjustments, in accordance with its existing network affiliation arrangements, which shall remain in effect until the Commencement Date under this Agreement. If the Commencement Date does not occur until April 1, 2008 or thereafter, or October 1, 2008 or thereafter, Station shall also receive compensation adjustments effective April 1, 2008, based upon the Fall 2007 Arbitron Survey, or October 1, 2008, based upon the Spring 2008 Arbitron Survey, if eligible for such adjustments, in accordance with its existing network affiliation arrangements. A Station which has converted to PPM measurement for less than twelve (12) months shall receive compensation adjustments if eligible for such adjustments under existing network affiliation arrangements so long as a diary-based Arbitron Survey for the entire DMA is available for such Station.

EXHIBIT A
EXHIBIT 3
PROGRAMS TO BE PROVIDED TO STATION BY NETWORK
See Attached.
[Intentionally omitted.]

EXHIBIT B
METRO NETWORKS AFFILIATION AGREEMENT
FOR CBS RADIO STATION(S)
This Metro Affiliation Agreement (“Metro Affiliation Agreement” or “Agreement”), dated as of [ ], 2007, is by and between Metro Networks Communications, Limited Partnership (“Network”), and CBS Radio Inc. (“Broadcaster”), the owner and operator of radio station [Exhibit 1, Column B] (“Station”), on its behalf and on behalf of the Station. Each of Broadcaster and Network hereby agrees as follows:
1.	Term. Subject to clause (ii) of the last sentence of Section 8(a), the term of this Agreement shall commence on the Effective Date as defined in the Master Agreement (“Master Agreement”), dated of even date herewith, by and between Westwood One, Inc. and Broadcaster (“Commencement Date”) and shall continue through and including March 31, 2017, unless earlier terminated as provided herein (the “Term”).
2.	Services. Network shall provide Station with the following services (“Services”):
a.	To the extent traffic feeds are indicated in [Exh. 1, Col. D], traffic reports (“Traffic Reports”), and in connection therewith the parties will execute the Metro Traffic Network Radio Affiliate Agreement (“Metro Traffic Agreement”) set forth in Exhibit 4 attached hereto;

b.	To the extent news feeds are indicated in [Exh. 1, Col. H],news reports or other information (“News Reports” and collectively with the Traffic Reports, the “Reports”), and in connection therewith the parties will execute the Metro News Network Radio Affiliate Agreement (“Metro News Agreement”) set forth in Exhibit 5 attached hereto; and

c.	To the extent sponsorships are indicated in Exh.1 Col. M, the Metro Source service, in which case the parties will execute the Metro Source Affiliate Agreement (“Metro Source Agreement”) in the form set forth in Exhibit 6 attached hereto (with the Metro Traffic Agreement, the Metro News Agreement and the Metro Source Agreement collectively referred to in this Agreement as the “Station Agreements”).

d.	In the event of a conflict between the terms of this Metro Affiliation Agreement and the terms of the Form Agreements, the terms of this Metro Affiliation Agreement shall prevail.

e.	Station understands and agrees that the Reports are distributed as a non-exclusive product. Network agrees to provide Reports that are professional and of broadcast-quality in accordance with prevailing industry standards (“Prevailing Industry Standards”) and otherwise as set forth in Station’s Metro Traffic Agreement, Metro News Agreement and Metro Source Agreement, as applicable.
3.	Commercials. Station shall broadcast on its analog and HD1 facilities Network billboards and commercial announcements (“Commercials”) as indicated in Exhibit 1 hereof and in Station’s Metro Traffic Agreement, Metro News Agreement and Metro Source Agreement, as applicable. Station shall broadcast such Commercials in fair and equal rotation within dayparts as indicated in Exhibit 2 hereof and in the Station’s Metro Traffic Agreement, Metro News Agreement and Metro Source Agreement as applicable.
4.	Days/Times of Broadcast. All Reports shall be broadcast at the days and times, as indicated in Exhibit 3 hereof and subject to the terms and conditions, set forth in Station’s Metro Traffic Agreement, Metro News Agreement and Metro Source Agreements, as applicable.
5.	Proof of Broadcast. During the Term of this Agreement, Station agrees to verify and report to Network all clearances of Commercials via affidavits (“Affidavits”) as set forth in Station’s Metro Traffic Agreement, Metro News Agreement and Metro Source Agreements, as applicable.
6.	Force Majeure. Neither party will have any liability hereunder if performance by such party shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, terrorist act, or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
7.	Compensation. In consideration for Station’s broadcast of the Reports and Commercials, Network agrees:
a.	to pay Station during the Term, $[Exh. 1, Col. P per month (the “Monthly Payment”), payable within 90 days after receipt by Network of complete and fully executed Affidavits for the applicable month; provided that: (i) beginning in the seventh month of this Agreement, Network agrees to make good faith efforts to make payment in less than 90 days so long as: (x) Station has submitted Affidavits on a Timely Basis for such month in accordance with the terms of the Station Agreements and (y) all three (3) stations in each of the top three radio markets (as defined by Arbitron) where Broadcaster has radio stations which are required to clear the highest level of Commercials pursuant to a Station Westwood Affiliation Agreement (“Top 3 Markets” and the nine Stations in the Top 3 Markets, the “Top 3 Market Stations”) are in substantial compliance with their

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obligations to submit their Affidavits under their Station Agreements on a Timely Basis for such month and (ii) beginning in the second year of this Agreement, Network agrees to make payments within 45 days after receipt by Network of complete and fully executed Affidavits for the applicable month if: (x) Station has submitted its Affidavits on a Timely Basis in accordance with the terms of the Station Agreements and (y) each of the nine Top 3 Market Stations were in substantial compliance with their obligations to submit their Affidavits under their Metro Traffic Affiliation Agreements, Metro News Affiliation Agreements and Metro Source Affiliation Agreements (collectively, “Station Agreements”) on a Timely Basis for the immediately preceding six-month period. For the purposes of this Section 7(a), in order to be timely, Top 3 Market Stations must submit Affidavits within seven (7) days of the originally scheduled broadcast date of the Commercials, such constituting a “Timely Basis” for purposes of this Section. For purposes hereof, if at any time, one of the nine Top 3 Market Stations fails to substantially comply with the aforementioned requirements to submit their Affidavits on a Timely Basis each week over a four-week period, notwithstanding that they previously fulfilled the six-month requirement described above, Network shall no longer be required to make payment to any Station within 45 days and instead, until such time as the nine Top 3 Market Stations have been in substantial compliance with their obligations to submit their Affidavits on a Timely Basis for a new six-month period Network shall make payments hereunder within 90 days after receipt by Network of complete and fully executed Affidavits for the applicable month.

b.	The Monthly Payment shall be increased annually, commencing on October 1, 2008 by a percentage amount equal to the following on the dates indicated below:

Year	Percentage Increase From Prior Year
10/1/08	3.46%
10/1/09	3.34%
10/1/10	3.45%
10/1/11	3.13%
10/1/12	3.19%
10/1/13	3.19%
10/1/14	3.19%
10/1/15	3.19%
10/1/16	3.19%
c.	The payment set forth in this Agreement is the total reimbursement and/or compensation payable by Network to Station related to the Station’s Metro Traffic Agreement, Metro News Agreement and Metro Source Agreement, as applicable, and is based entirely on the Station airing the Commercials called for by this Agreement. If Station does not air the number of Commercials required by the Station’s Metro Traffic Agreement, Metro News Agreement or Metro Source Agreement, as applicable, then the reimbursement amounts set forth in this Section 7 shall be reduced pro rata..

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d.	If at any point during the Term, Broadcaster provides audience guarantees to advertisers and/or ties pricing of advertising to audience delivery in a material portion of its traffic advertising business (for the limited purpose of this Section 7, “material portion” shall mean 20% of Broadcaster’s traffic advertising revenues), then the compensation payable by Network under this Agreement to Station shall be adjusted in a manner, or based on a methodology, at least as favorable as the most favorable manner/methodology used to adjust the compensation payable by Broadcaster’s major traffic advertisers when taking audience delivery into account.
8.	Transfer/Sale of Station.
a.	Broadcaster shall provide Network written notice within fourteen (14) business days of the execution of an agreement that requires the filing of an application with the FCC seeking the FCC’s consent for the assignment or transfer of control of the main broadcast license for the Station to a bona fide third party (“Transaction”). Broadcaster shall use commercially reasonable efforts to assign this Agreement (including all of Broadcaster’s rights and obligations with respect to the applicable Station) to the assignee or transferee (who is a bona fide third party) in the Transaction (the “Buyer”) for the remainder of the Term beginning on the date when the Buyer assumes operation of said Station and shall use commercially reasonable efforts to cause the Buyer to assume Broadcaster’s rights and obligations under this Agreement. Such assignment and assumption of rights and obligations shall be made on a form of agreement that is acceptable to Network, but consent to such form of agreement shall not be unreasonably withheld, conditioned or delayed. If after such efforts, Broadcaster is unable to effectuate such an assignment and assumption of rights and obligations for the Station, then Broadcaster shall be entitled, with respect to said Station, either to: (i) terminate this Agreement and reapportion all the gross impressions delivered by said Station to other Broadcaster owned or operated radio stations to achieve Substantially Equivalent Distribution for Network; or (ii) if the Station is a 36 Plus Station only, assign this Agreement (including all of Broadcaster’s rights and obligations with respect to the applicable Station), and cause the related assumption by Buyer of Broadcaster’s rights and obligations under this Agreement, for a term equal to the later of: (x) December 31, 2014 or (y) the fifth anniversary of the closing date of the Transaction (in which case the Terms shall expire on such later date, notwithstanding Section 1 herein, but in no event shall the Term extend beyond March 31, 2017).

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b.	For purposes of this Section 8, the following terms shall have the following meanings:
i.	“36 Plus Station” shall mean the 36th radio station sold, assigned or otherwise transferred or conveyed in any one or more Transaction or Transactions by Broadcaster after the Effective Date of the Master Agreement and any radio stations sold, assigned or otherwise transferred or conveyed in any one or more Transaction or Transactions thereafter by Broadcaster, not including (in any such case) any Transaction that was announced, consummated or pending at the time of, or prior to, the date of execution of the Master Agreement.

ii.	To achieve “Substantially Equivalent Distribution” Broadcaster shall initially seek to reapportion gross impressions by redistribution of inventory to another Broadcaster owned or operated radio station in the same MSA, or if not applicable DMA, of the radio station(s) sold. If in Broadcaster’s reasonably exercised business judgment, redistribution in the same MSA or DMA as applicable, would have a materially detrimental effect on a Broadcaster station(s) located in such MSA or DMA, then Broadcaster shall not be required to redistribute such gross impressions on such Broadcaster Station(s), subject to Network’s right to dispute same as set forth below, and may achieve Substantially Equivalent Distribution as follows:

Market Size Where
Market Size of Sold Station(s)	Broadcaster May Re-Distribute
(as determined by Arbitron)	Network Commercials
1-3	1-3
4-8	1-8
9-14	1-14
15-20	1-20
21-27	1-27
28+	1+
In the event that Network disputes Broadcaster’s determination that distribution in the same MSA or DMA would have a materially detrimental effect on Broadcaster or any of its stations located in the MSA or DMA, then Network may submit its proposal for redistribution of Commercial inventory to be resolved by an arbitrator pursuant to Section 13(p) hereof, in which case the arbitrator shall have the authority to determine if the distribution in the same MSA or DMA would have such detrimental effect, and if not, to require a revised redistribution of Commercials.

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9.	Assignment/Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 8(a) hereof and Section 26 of the Master Agreement, neither Broadcaster nor Network may assign its rights or obligations hereunder without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, Network may assign all or any of its rights and related obligations hereunder to any of its controlled affiliates, or a third party who acquires more than 50% of the equity or voting interests of Network, all or substantially all of the assets of Network or all or substantially all of the assets comprising any significant business unit or division of Network, in each case, in a single transaction or series of related transactions, without the prior consent of Broadcaster; provided that (x) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of Network, such assignment shall be limited to those rights and related obligations that are related to such business unit or division, (y) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, and (z) no assignment under this clause (i) shall relieve Network from any of its obligations or liabilities under this Agreement; (ii) Broadcaster may assign, without the prior consent of Network, all or any of its rights or obligations hereunder to (x) any of its affiliates and (y) any third party who acquires any Broadcaster Station, to the extent the assigned rights are related to the Broadcaster Stations acquired thereby; provided that no assignment under this clause (ii) shall relieve Broadcaster from any of its obligations or liabilities hereunder; and (iii) in respect of any assignment of Broadcaster’s rights and related obligations hereunder to any third party who is not an affiliate of Broadcaster, Network’s prior written consent shall not be unreasonably withheld. Any purported assignment or transfer in violation of the provisions of this Section 9 is null and void and of no force or effect. For the avoidance of doubt, (i) Network agrees that that a sale of Broadcaster as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Network and (ii) Broadcaster agrees that, subject to Section 26 of the Master Agreement, a sale of Network as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Broadcaster. In addition, Broadcaster acknowledges that the Network may engage third parties to manage the distribution of the Programs, or act as an agent of the Network relating to the distribution or production of Programs for the Network or sale of any commercial inventory associated with the Programs, in each case, not from any broadcast facilities leased by, or leased from, Broadcaster (other than independent contractors who shall be permitted access to such broadcast facilities consistent with Past Practice (as such term is defined in the

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Technical Services Agreement, between Westwood One, Inc. and Broadcaster)), and Broadcaster agrees that it shall remain, and any third party engaged by it shall be, subject to all of the applicable terms and conditions of this Agreement and the Amended and Restated News Programming Agreement, between Westwood One, Inc. and Broadcaster (“Amended News Agreement”). Furthermore, Owner acknowledges that the foregoing shall not constitute an assignment hereunder. Upon the transfer or assignment of the Station pursuant to Sections 8(a) hereof, the terms of Sections 7(a)(ii), 8(a) and 10(f) hereof shall be of no further force or effect and shall not apply to the Buyer of the Station or to any subsequent Buyers.
10.	Termination. This Agreement may be terminated:
a.	by mutual written consent of Broadcaster and Network;

b.	by Broadcaster if Network fails to pay an undisputed amount owed to Broadcaster under this Agreement following 30 days written notice;

c.	by Broadcaster if Network fails to pay an amount owed to Broadcaster that was previously disputed but has since been determined by arbitration pursuant to Section 13(p) or mutual agreement of the parties to be owed to Broadcaster under this Agreement, within 15 days of such arbitration award or following 15 days written notice of such mutual agreement;

d.	by Broadcaster following 30 days written notice if (x) three (3) or more disputed payments are submitted to arbitration under Section 13(p) during the Term of this Agreement, (y) such disputed payments are not deposited with a third party escrow agent reasonably acceptable to Broadcaster and Network within five (5) business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Broadcaster to be properly payable by Network to Broadcaster under this Agreement is in fact properly payable to Broadcaster under this Agreement;

e.	by either party hereto if (x) it notifies the other party in writing that such other party is in material breach of one or more of its material covenants (other than payment covenants) under this Agreement and such breach is not cured within 30 days of receipt of such written notice, (y) it submits to arbitration under Section 13(p) such breach or breaches and requests termination as a remedy, and (z) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants (other than payment covenants) under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party, and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination);

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f.	automatically in the event of a termination of the Master Agreement and the parties’ rights and obligations shall be governed by the terms of Section 27 of the Master Agreement;

g.	by Network effective immediately by giving Station notice of termination if Station has delivered to Network intentionally or repeatedly false, inaccurate or incomplete Affidavits concerning the broadcast of the Reports and Commercials; provided however in the event that Network determines that Station has submitted intentionally or repeatedly false, inaccurate or incomplete Affidavits, Network will provide notice to Broadcaster and Station (through a designated official at each) of such failure or problem. Network further agrees that Station shall have thirty (30) days notice and opportunity to cure in the event that such delivery of false, inaccurate or incomplete Affidavits was due to circumstances not approved or condoned by a management level Station official; provided, however, that such opportunity to cure in this instance shall be available to Station on three (3) occasions only during the Term of this Agreement.

h.	by Broadcaster pursuant to clause (i) of the last sentence of Section 8(a) herein.
11.	Copyright, Trademarks and Service Mark Limitations; Licenses.
a.	During the Term of this Agreement, in addition to such rights granted to Network under the terms of the Amended and Restated Trademark License Agreement, dated of even date herewith, by and between CBS Radio Inc. and Westwood One, Inc. (the “Amended and Restated Trademark License Agreement”) and subject to Section 26 of the Master Agreement, Network shall have the right to use the name of Broadcaster and Station’s call letters solely in connection with promotion of the Network and Broadcaster’s association with it. During the Term of this Agreement, Broadcaster and Station shall have the right to use the name of Network solely in connection with promotion of the Network and Broadcaster’s association with it. The copyrights, trademarks and all other rights in the material supplied by Network shall remain the property of Network or the property of such copyright, trademark and other rights holders from whom Network has licensed or otherwise acquired rights. The copyrights, trademarks and all ; other rights in the material supplied by Broadcaster and Station shall remain the property of Broadcaster or the property of such copyright, trademark and other rights holders from whom Broadcaster or Station has licensed or otherwise acquired rights. Each party shall be obligated to comply with all copyrights, trademark and other laws in any applicable jurisdiction necessary to protect the other party’s copyrights, trademarks and all other rights in the material on behalf of the rights holders. The foregoing shall not limit either party’s rights or remedies for the other party’s unauthorized use of the proprietary interests of its trademarks, copyrights or service marks. The parties further agree that any use by Network of the trademarks, logos and service marks set forth in Schedule A to the Amended and Restated Trademark License Agreement shall be subject to the terms of the Amended and Restated Trademarks License Agreement and that the terms of this Agreement shall not apply to the matters described therein.

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b.	Network represents and warrants that all ideas, creations, materials and intellectual properties provided to Station in the Reports or Commercials hereunder are either (a) controlled by BMI, ASCAP or SESAC; (b) in the public domain; or (c) are materials which Network is fully licensed to use. Network agrees to indemnify and hold Broadcaster and Station harmless from and against any damage or expenses, including reasonable attorney’s fees, which may arise out of the broadcasting hereunder of materials the performing rights to which are not within category (a) above and Station agrees that it is the obligation of Station to secure the necessary performing rights license for music within category (a) above. Except as otherwise set forth herein, in no event, however, shall either party be liable to the other party for any special, indirect, consequential or exemplary damages or any loss of any business profits, whether or not foreseeable, arising out of or in connection with broadcast of the Reports or Commercials.
12.	Indemnification.
a.	From and after the Commencement Date, Broadcaster shall indemnify, defend and hold Network, its affiliates and their respective officers, directors, employees and representatives, and the predecessors, successors and assigns of any of them harmless, from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, “Losses”), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Broadcaster or Station in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, or (ii) any breach of any covenant or agreement made by Broadcaster or Station in this Agreement.

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b.	From and after the Commencement Date, Network shall indemnify, defend and hold Broadcaster, Station, their affiliates and their respective officers, directors, employees and representatives, and the predecessors, successors and assigns of any of them harmless, from and against any Losses, caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Network in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, (ii) any breach of any covenant or agreement made by Network or Station in this Agreement, or (iii) any claim that the Reports or Commercials, or the Broadcaster or Station’s use thereof in accordance with the terms and conditions hereunder, violates or infringes the rights of any third party.

c.	In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a “Third Party Claim”) in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Section 12, the party or parties seeking indemnification (collectively, the “Indemnitee”) shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the “Indemnitor”); provided, however, that any failure by an Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have materially prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foresee ability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall

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remain liable to such Indemnitee in accordance with this Section 12 in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor’s written consent, but if settled with such Indemnitor’s written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by this Section 12 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.

d.	Neither party shall be liable to the other party for any special, indirect, consequential, or exemplary damages, and any loss of business or profits, whether or not foreseeable, arising out of or in connection with this Agreement (other then in connection with Third Party Claims). The obligations of each party under this Section shall continue notwithstanding any termination of this Agreement and such indemnification shall survive termination of this Agreement.
13.	Miscellaneous.
a.	Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the following addresses or facsimile numbers:
If to Network:
Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600

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If to Broadcaster or Station:
CBS Radio Inc.
1515 Broadway, 46th Floor
New York, NY 10036
Attention: President/CEO
Telecopy: (212) 846-3939

with a copy to each of:
CBS Law Department
51 West 52nd Street
New York, NY 10019
Attention: General Counsel
Telecopy: (212) 975-4215

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Howard Chatzinoff
Telecopy: (212) 310-8007
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
b.	Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure or delay on the part of party in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

c.	Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

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d.	No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

e.	Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

f.	Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

g.	Press Release. Except as required by law, the timing and content of any public disclosure of the terms of this Agreement shall be made only upon the mutual approval of Network and Broadcaster.

h.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, its rules of conflict of laws notwithstanding.

i.	Process. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by registered or certified mail addressed and sent to the chief executive officer of such party at such party’s address as noted in Section 13(a) above.

j.	Counterparts. This Agreement may be executed in counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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k.	Expenses. Each of Network and Broadcaster shall bear its own expenses relating to this Agreement.

l.	Entire Agreement. Except as set forth otherwise herein, this Agreement, this Agreement contains the entire understanding between Network and Broadcaster with respect to its subject matter and constitutes the sole relationship between Network and Broadcaster, supersedes all previous agreements or understandings (including but not limited to any and all other “Metro Networks Affiliation Agreement(s)” between Network and Station, with the exception of the indemnification provision(s) of such agreements, which shall survive in accordance with their terms) between them with respect thereto, and, except for changes and revisions by Station to Reports and Commercials specifically contemplated herein, shall not be modified except by a signed writing.

m.	Authority. The individual executing this Agreement hereby warrants and represents that he/she is legally authorized to execute agreements on behalf of either Network or Broadcaster/ Station, as the case may be, and does so intending to be bound legally.

n.	Commercial Rights. Network represents and warrants that it possesses all rights necessary to license the Reports and Commercials supplied by Network under this Agreement.

o.	Communications Act of 1934. Network agrees to disclose to Broadcaster and Station any and all information that it has or that has been disclosed to it as to any money, service or other valuable consideration which any person has been paid or accepted, or has agreed to pay or accept for the inclusion of any matter as a part of the report other than sponsorships\commercial mentions\spots. The term “service or other valuable consideration” as used in this paragraph shall not include any service or property furnished without charge or at a nominal charge for use on, or in connection with, the reports unless it is so furnished in consideration for an identification in the material provided by Network of any person, product, service, trademark or brand name beyond an identification that is reasonably related to the use of such service or property in such material. With respect to any material for which an announcement is required, Station may, at its option, cancel the broadcast of such material.

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p.	Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 13(p). There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

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EXHIBIT B

WESTWOOD ONE, INC.	CBS RADIO INC.

By:	By:

Name:	Name:
Title:	Title:
Signature Page to Metro Networks Affiliation Agreement

EXHIBIT 1
SEE ATTACHED
[Intentionally omitted.]

EXHIBIT 2
SEE ATTACHED
[Intentionally omitted.]

EXHIBIT 3
SEE ATTACHED
[Intentionally omitted.]

EXHIBIT 4
FORM OF METRO TRAFFIC AGREEMENT

EXHIBIT 5
FORM OF METRO NEWS AGREEMENT

EXHIBIT 6
FORM OF METRO SOURCE AGREEMENT

EXHIBIT B
2800 Post Oak Blvd., Suite 4000 Agreement No.: Houston, TX 77056-6199 Phone: 713-407-6000 Fax: 713-407-6348
NEWS NETWORK RADIO AFFILIATE AGREEMENT FOR CBS RADIO STATION
Station: [Metro Affiliate Exhibit 1; Column B] Start Date: [Effective Date of Master Agreement]
Frequency: [Metro Affiliate Exhibit 1; Column C] Term: [Effective Date of Master Agreement – March 31, 2017]
Station Market: [Metro Affiliate Exhibit 1; Column A] Network Contact:
Address: Phone Number:
City: State: Zip Code: Fax Number:
Station Contact: E-Mail:
Phone Number:
Fax Number:
E-Mail:
DAILY MINIMUM NUMBER DAILY MINIMUM NUMBER DAILY MINIMUM NUMBER DAILY MINIMUM NUMBER OF TRAFFIC REPORTS OF TRAFFIC REPORTS OF COMMERCIALS OF COMMERCIALS WEEKDAYS (MON-FRI) WEEKENDS (SAT-SUN) WEEKDAYS (MON-FRI) WEEKENDS (SAT-SUN)
5 a.m. – 10 a.m. 24 hours [Metro 5 a.m. – 10 a.m. [Metro Aff. Ex. 2; Col. G] 24 hours [Metro [Metro Aff. Ex. 3; Aff. Ex. 3; Col. I] Aff. Ex. 2; Col. L] Col. E]
10 a.m. – 3 p.m 10 a.m. – 3 p.m. [Metro Aff. Ex. 2; Col. [Metro Aff. Ex. 3; H] Col. F]
3 p.m. – 8 p.m. 3 p.m. – 8 p.m. [Metro Aff. Ex. 2; Col. I] [Metro Aff. Ex. 3; Col. G]
8 p.m. – 5 a.m. 8 p.m. – 5 a.m. [Metro Aff. Ex. 2; Col. J] [Metro Aff. Ex. 3; Col. H]
Total [Metro Aff. Total [Metro Aff. Total [Metro Aff. Ex. 2; Col. K] Total [Metro Aff. Ex. 3; Col. J] Ex. 3; Col. I] Ex. 2; Col. L]
ADDITIONAL SERVICES PROVIDED BY NETWORK/STATION
Spot Announcements [Metro Affiliate Exhibit 1; Column N] (Specify weekly amount and day part.)
Station Sports/NASCAR Make Good Requirement (If yes, see Exhibit 1 to this Agreement.)

Metro News Network Radio Affiliation Agreement
With CBS Station(s)
CONDITIONS OF AGREEMENT
Station (as defined on the first page of this Agreement), which is owned and operated by CBS Radio Inc. (“Broadcaster”) and Metro Networks Communications, Limited Partnership (“Network”), an affiliate of Westwood One, Inc. (“Westwood”) hereby agrees to the following terms and conditions.
I. BROADCAST OF TRAFFIC REPORTS AND COMMERCIALS
a. Carriage of News Reports and Commercials. Network agrees to provide Station with news reports (“News Reports”) that are professional and of broadcast-quality in accordance with prevailing industry standards (“Prevailing Industry Standards”) and Station agrees to broadcast on it analog and HD1 facilities the minimum number of News Reports per day indicated on the first page of this Agreement, including opening commercial mentions (“Commercial Mention”) within :15 seconds of the beginning of each News Report and a :15 second commercial announcement (“Commercial Announcement,” and collectively with Commercial Mentions, the “Commercials”) . Station further agrees that any News Reports it runs in addition to the minimum number of News Reports indicated on the first page of this Agreement will carry an opening Commercial Mention within :15 seconds of the beginning of each News Report and a :15 second Commercial Announcement. All :15 second Commercial Announcements, at Network’s option, can be aired immediately prior to, within, or immediately after the actual News Report. Network also agrees to provide Station with the services specified on the first page of this Agreement.
b. Internet Streaming. The parties agree that for the purposes of this Agreement, the term “broadcast” includes transmission of the News Reports and Commercials over Station’s licensed analog or digital facilities, and simulcast of the News Reports and Commercials by Station via live internet streaming (“Internet Streaming”) on Station’s website (“Station Website”), free of charge for the personal, non-commercial use of visitors to the Station Website. If, during the Term of this Agreement, Network enters into a material agreement with any radio station in Station’s market for provision of the News Reports on terms that allow such third party to exploit the News Reports by a means other than as set forth in the preceding sentence (e.g., through podcasting, messaging) with payment of no or nominal additional consideration (a “More Favorable Agreement”), then Network shall promptly notify Broadcaster in writing of the execution of such More Favorable Agreement, detailing the consideration and/or terms and conditions contained therein and Station shall have the option to then exploit the News Reports on the same terms and conditions and consideration, if any, of the More Favorable Agreement throughout the earlier of: (i) the term of the More Favorable Agreement or (ii) the remainder of the Term.

c. Changes to Commercials; Preemption. Network may from time to time change the Commercials to be broadcast by Station so long as such modification does not increase the number or placement of such Commercials; provided however that with any changes made with respect to Network’s transmission of Commercials, Network shall notify Station’s traffic department by email of any changes in Commercials at least twenty-four (24) hours before such changes become effective. Station shall have the right to preempt any News Reports or Commercials upon advance written notice (which in the case of this Section I(c), the parties agree that electronic mail to individual(s) designated by Network shall suffice for purposes of notice under this Agreement) to Network and solely as follows: (i) in Station’s opinion, the Commercials violate any of Station’s written “standards and practices” (to the extent such have been provided by Station to Network in advance and provided such are applied to Network advertisers in the same manner that they are applied to Station’s cash advertisers), technical quality standards or any applicable law, statutes, ordinances or regulation (“Content Related Preemption”); or (ii) if such News Reports or Commercials are broadcast during any play-by-play sports programming or NASCAR programming (“Sports Related Preemption”).
d. Make Goods.
(i) Content Related Preemption. If Station preempts News Reports or Commercials for a Content Related Preemption, Station may nevertheless receive credit for broadcasting same by providing a make good (which in the case of a Commercial preempted by Station for the reasons set forth in Section I(c)(i) above shall be a substitute Commercial which shall be provided by Network within two business day’s notice from Station that the original Commercial was not acceptable or Station shall be relieved of any make good obligation) (“Make Good”) for such Commercials as follows:

Originally Scheduled Broadcast
Date	Make Good Window*	Make Good Time*
Monday – Wednesday	Monday- Friday within the same week as the originally scheduled broadcast date	Same or better daypart as the originally scheduled broadcast date
Thursday- Friday	Monday-Friday within the same week as the originally scheduled broadcast date OR Monday-Wednesday in the week following the originally scheduled broadcast date	Same or better daypart as the originally scheduled broadcast date
Thursday – Friday for time sensitive commercials (e.g., retail sales (including airlines), seasonal copy, movie or other openings or TV or other media “tune-in” (including newspapers), lotteries and sweepstakes) that Network has provided CBS with reasonable advance notice of pursuant to Section I(d)
	Reasonable best efforts Monday-Friday within the same week as the originally scheduled broadcast date	Same or better daypart as the originally scheduled broadcast date
Saturday-Sunday	Monday-Sunday in the week following the originally scheduled broadcast date	Same daypart as the originally scheduled broadcast date

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*       or at such other time as Network and Station may mutually agree (with the above Make Good Window and Make Good Time collectively referred to as the “Make Good Period”). News Reports, Commercials and Spot Announcements (as defined in Section II below) aired during the Make Good Period in accordance with this section shall be deemed to have run during the relevant Commercial Schedule, with no resulting adverse financial impact on Station or Broadcaster’s clearance percentages and no other financial penalty to Station or Broadcaster as a result thereof.
(ii) Sports Related Preemptions. If Station preempts Commercials for a Sports Related Preemption, Station shall not be required to provide a Make Good, except if a Make Good requirement is set forth in Exhibit 1 to this Agreement. To the extent that Station is not required to provide a Make Good for a Sports Related Preemption, failure to provide such Make Good shall result in a pro-rata reduction in the Monthly Payment set forth in Section 7(a) of the Station Metro Affiliation Agreement for any Commercials that are not made good but shall have no other adverse financial impact on Station or Broadcaster’s clearance percentages and no other financial penalty to Station or Broadcaster as a result thereof. To the extent that Station is required to provide a Make Good for Sports Related Preemptions as indicated in Exhibit 1 to this Agreement, then Traffic Reports, Commercials and Spot Announcements (as defined in Section II below) aired during the Make Good Period shall be deemed to have run during the relevant Commercial Schedule, with no resulting adverse financial impact on Station or Broadcaster’s clearance percentages and no other financial penalty to Station or Broadcaster as a result thereof.
e. Sponsorship Identifications. Station shall have the right to add a sponsorship identification to Commercials if Station determines such identification is required to comply with applicable FCC requirements (including but not limited to 47 CFR § 73.1212); provided however that Station agrees that Commercials with obvious sponsorship identification (as contemplated by FCC requirements) will not require disclosure beyond the sponsorship identification already contained in the commercial copy. If Station determines such identification is required, it shall immediately notify Network of such determination and give Network the opportunity to correct such identification issue, in which event Network may provide replacement Commercials.
II. BROADCAST OF SPOT ANNOUNCEMENTS.
In addition, Station agrees to furnish Network certain additional commercial time, if any, (“Spot Announcements”) to the extent indicated on the first page of this Agreement, to broadcast thirty (:30) or sixty (:60) second Spot Announcements, to be used at the discretion of Network, each week. Such Spot Announcements shall broadcast as indicated on the first page of this Agreement. In addition to the foregoing, Station may pre-empt Spot Announcements upon notice to Network in the event that such time is sold commercially for cash or in the event that non-acceptance by Station is due to the fact that the Spot Advertiser was a cash customer of Station in the preceding twelve (12) months.

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III. FAILURE TO BROADCAST/ FORCE MAJEURE.
Neither party will have any liability hereunder if performance by such party shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, terrorist act or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
IV. NON-SHARING OF INFORMATION/CONFIDENTIALITY.
Station agrees that, except as set forth otherwise in this Agreement, no news information provided to Station by Network will be made available or sold to any other person(s), entities, radio station or broadcast licensee, without prior written consent of Network. The terms of this Agreement are confidential and neither party shall disclose the contents herein to any third party except as otherwise required by law. This confidentiality shall survive termination of this Agreement.
V. AFFIDAVITS.
During the Term of this Agreement Station agrees to verify and report to Network all clearances of News Reports, Commercials and Spot Announcements, if any, via affidavits (“Affidavits” ) using the Westwood One Electronic Affidavit System or via the Internet on forms as provided therein and/or by methods determined by Network, in its reasonable discretion, within two (2) business days of the originally scheduled broadcast date for such Traffic Reports, Commercials and Spot Announcements or at such other time as Network and Station may mutually agree. The parties agree that the form of Affidavit will accurately reflect the terms of this Agreement, including but not limited to indication upon such Affidavit of Station’s right to provide Make Goods during the Make Good Period. Upon receipt of an Affidavit from Station submitted in accordance with the terms hereof, Network agrees to acknowledge receipt of such Affidavit within twenty-four (24) hours of receipt and agrees to maintain a system by which Station-submitted Affidavits are retained for review and verification purposes. In the event that Station does not submit Affidavits in a timely manner in accordance with the terms of this Section VI, Network will provide Station with written notice of such failure (“Late Affidavit Notice”). Station shall have thirty (30) days after receipt of such Late Affidavit Notice in which to cure such failure (“Cure Period”); provided however that in the event that Station fails to submit such Affidavits during the Cure Period, then such failure shall result in a reduction in the Monthly Payment set forth in Section 7(a) of the Station Metro Affiliation Agreement for any such Affidavits not submitted during the Cure Period.
VI. EQUIPMENT RESPONSIBILITY
Network shall supply such equipment in accordance with Prevailing Industry Standards as necessary to produce the News Reports, including as indicated on the first page of this Agreement (“Equipment”), at no additional cost to Station, except as set forth otherwise herein. Network shall maintain, replace and update such Equipment in accordance with Prevailing Industry Standards. All equipment supplied by Network to Station shall remain the property of Network. Station is solely responsible for the expense and maintenance of all telephone lines for voice transmission and equipment for receipt of the News Reports. Station will not, without authorization of Network, affix any foreign equipment or service to any hardware Network may supply.

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VII. ASSIGNMENT
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 8 of the Station Metro Affiliation Agreement and Section 26 of the Master Agreement, dated of even date herewith, between Westwood and Broadcaster (“Master Agreement”), neither Broadcaster nor Network may assign its rights or obligations hereunder without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, Network may assign all or any of its rights and related obligations hereunder to any of its controlled affiliates, or a third party who acquires more than 50% of the equity or voting interests of Network, all or substantially all of the assets of Network or all or substantially all of the assets comprising any significant business unit or division of Network, in each case, in a single transaction or series of related transactions, without the prior consent of Broadcaster; provided that (x) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of Network, such assignment shall be limited to those rights and related obligations that are related to such business unit or division, (y) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, and (z) no assignment under this clause (i) shall relieve Network from any of its obligations or liabilities under this Agreement; (ii) Broadcaster may assign, without the prior consent of Network, all or any of its rights or obligations hereunder to (x) any of its affiliates and (y) any third party who acquires any Broadcaster Station, to the extent the assigned rights are related to the Broadcaster Stations acquired thereby; provided that no assignment under this clause (ii) shall relieve Broadcaster from any of its obligations or liabilities hereunder; and (iii) in respect of any assignment of Broadcaster’s rights and related obligations hereunder to any third party who is not an affiliate of Broadcaster, Network’s prior written consent shall not be unreasonably withheld. Any purported assignment or transfer in violation of the provisions of this Section VII is null and void and of no force or effect. For the avoidance of doubt, (i) Network agrees that that a sale of Broadcaster as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Network and (ii) Broadcaster agrees that, subject to Section 26 of the Master Agreement, a sale of Network as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Broadcaster. In addition, Broadcaster acknowledges that the Network may engage third parties to manage the distribution of the Programs, or act as an agent of the Network relating to the distribution or production of Programs for the Network or sale of any commercial inventory associated with the Programs, in each case, not from any broadcast facilities leased by, or leased from, Broadcaster (other than independent contractors who shall be permitted access to such broadcast facilities consistent with past practice), and Broadcaster agrees that it shall remain, and any third party engaged by it shall be, subject to all of the applicable terms and conditions of this Agreement and the Amended and Restated News Programming Agreement, dated of even date herewith, between Broadcaster and Westwood (“Amended News Agreement”). Upon the transfer or assignment of the Station pursuant to Section 8 of the Station Metro Affiliation Agreement, the terms of such Section 8 and Section VIII(b)(vi) of this Agreement shall be of no further force or effect and shall not apply to the Buyer of the Station or to any subsequent Buyers.

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VIII. TERM; TERMINATION.
a. Term. Subject to clause (ii) of the last sentence of Section 8(a) of the Station Metro Affiliation Agreement, the term of this Agreement shall commence on the [Effective Date of the Master Agreement (“Commencement Date”)] and shall continue through and including March 31, 2017, unless earlier terminated as provided herein or in the Station Metro Affiliation Agreement (the “Term”).
b. Termination. This Agreement may be terminated:
(i) by mutual written consent of Broadcaster and Network;
(ii) by Broadcaster if Network fails to pay an undisputed amount owed to Broadcaster under this Agreement following 30 days written notice;
(iii) by Broadcaster if Network fails to pay an amount owed to Broadcaster that was previously disputed but has since been determined by arbitration pursuant to Section XXI or mutual agreement of the parties to be owed to Broadcaster under this Agreement, within 15 days of such arbitration award or following 15 days written notice of such mutual agreement;
(iv) by Broadcaster following 30 days written notice if (x) three (3) or more disputed payments are submitted to arbitration under Section XXI during the Term of this Agreement (y) such disputed payments are not deposited with a third party escrow agent reasonably acceptable to Broadcaster and Network within five (5) business days of submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Broadcaster to be properly payable by Network to Broadcaster under this Agreement is in fact properly payable to Broadcaster under this Agreement;
(v) by either party hereto if (x) it notifies the other party in writing that such other party is in material breach of one or more of its material covenants (other than payment covenants) under this Agreement and such breach is not cured within 30 days of receipt of such written notice, (y) it submits to arbitration under Section XXI such breach or breaches and requests termination as a remedy, and (z) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants (other than payment covenants) under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party, and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination);

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(vi) automatically in the event of a termination of the Master Agreement and the parties’ rights and obligations shall be governed by the terms of Section 27 of the Master Agreement;
(vii) by Network effective immediately by giving Station notice of termination if Station has delivered to Network intentionally or repeatedly false, inaccurate or incomplete Affidavits concerning the broadcast of the News Reports, Commercials and Spot Announcements; provided however in the event that Network determines that Station has submitted intentionally or repeatedly false, inaccurate or incomplete Affidavits, Network will provide notice to Broadcaster and Station (through a designated official at each) of such failure or problem. Network further agrees that Station shall have thirty (30) days notice and opportunity to cure in the event that such delivery of false, inaccurate or incomplete Affidavits was due to circumstances not approved or condoned by a management level Station official; provided, however, that such opportunity to cure in this instance shall be available to Station on three (3) occasions only during the Term of this Agreement.
(viii) By Broadcaster pursuant to clause (i) of the last sentence of Section 8(a) of the Station Metro Affiliation Agreement.
IX. INDEMNITY
a. From and after the Commencement Date, Broadcaster shall indemnify, defend and hold Network, its affiliates and their respective officers, directors, employees and representatives, and the predecessors, successors and assigns of any of them harmless, from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, “Losses”), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Broadcaster or Station in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, or (ii) any breach of any covenant or agreement made by Broadcaster or Station in this Agreement.
b. From and after the Commencement Date, Network shall indemnify, defend and hold Broadcaster, Station, their affiliates and their respective officers, directors, employees and representatives, and the predecessors, successors and assigns of any of them harmless, from and against any Losses, caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Network in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, (ii) any breach of any covenant or agreement made by Network or Station in this Agreement, or (iii) any claim that the News Reports or Commercials, or the Broadcaster or Station’s use thereof in accordance with the terms and conditions hereunder, violates or infringes the rights of any third party.

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c. In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a “Third Party Claim”) in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Section IX, the party or parties seeking indemnification (collectively, the “Indemnitee”) shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the “Indemnitor”); provided, however, that any failure by an Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have materially prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foresee ability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall remain liable to such Indemnitee in accordance with this Section IX in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor’s written consent, but if settled with such Indemnitor’s written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by this Section IX shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.
d. Neither party shall be liable to the other party for any special, indirect, consequential, or exemplary damages, and any loss of business or profits, whether or not foreseeable, arising out of or in connection with this Agreement (other then in connection with Third Party Claims). The obligations of each party under this Section shall continue notwithstanding any termination of this Agreement and such indemnification shall survive termination of this Agreement.

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X. GOVERNING LAW; VENUE
This Agreement shall be governed by and construed in accordance with the laws of the state of New York, its rules of conflict of laws notwithstanding. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by registered or certified mail addressed and sent to the chief executive officer of such party at such party’s address as noted on the front page of this Agreement.
XI. NOTICES.
Except as set forth otherwise herein, all notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the addresses or facsimile numbers on the first page of this Agreement with courtesy copies as follows:
If to Network:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600
If to Station:
CBS Law Department
51 West 52nd Street
New York, NY 10019
Attention: General Counsel
Telecopy: (212) 975-4215
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

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XII. WAIVER.
Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure or delay on the part of party in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
XIII. AMENDMENT.
This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
XIV. NO THIRD-PARTY BENEFICIARY.
The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
XV. HEADINGS.
The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
XVI. INVALID PROVISIONS.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

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XVII. COUNTERPARTS.
This Agreement may be executed in any number of counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
XVIII. ENTIRE AGREEMENT.
Except as set forth otherwise herein, this Agreement contains the entire understanding between Network and Station with respect to its subject matter and constitutes the sole relationship between Network and Station for such subject matter, supersedes all previous agreements or understandings (including but not limited to any and all Metro News Network Affiliation Agreement, with the exception of the indemnification provision(s) of such agreements, which shall survive in accordance with their terms) between them with respect thereto and shall not be modified except by a signed writing.
XIX. AUTHORITY.
The individual executing this Agreement hereby warrants and represents that he/she is legally authorized to execute agreements on behalf of either Network or Station as the case may be and does so intending to be bound legally.
XX. COMMUNICATIONS ACT OF 1934.
Network agrees to disclose to Station any and all information that it has or that has been disclosed to it as to any money, service or other valuable consideration which any person has been paid or accepted, or has agreed to pay or accept for the inclusion of any matter as a part of the report other than sponsorships\commercial mentions\spots. The term “service or other valuable consideration” as used in this paragraph shall not include any service or property furnished without charge or at a nominal charge for use on, or in connection with, the reports unless it is so furnished in consideration for an identification in the material provided by Network of any person, product, service, trademark or brand name beyond an identification that is reasonably related to the use of such service or property in such material. With respect to any material for which an announcement is required, Station may, at its option, cancel the broadcast of such material.
XXI. ARBITRATION.
Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section XXI. There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so

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appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

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EXHIBIT 1
PLAY-BY-PLAY SPORTS/NASCAR RELATED PREMPTION RIGHTS
AND MAKE GOOD OBLIGATIONS
See Attached.
[Intentionally omitted.]

EXHIBIT B

Agreement No.:____________________

METRO SOURCE℠ AFFILIATE AGREEMENT FOR CBS RADIO STATION

Station: [Metro Affiliate Exhibit 1; Column B]

Frequency: [Metro Affiliate Exhibit 1; Column C]

Station Market: [Metro Affiliate Exhibit 1; Column A]

Address:

City: State: Zip Code:

Station Contact:

Phone Number:

Fax Number:

E-Mail:

Start Date: [Effective Date of Master Agreement]

Term: [Effective Date of Master Agreement – March 31, 2017]

Network Contact:

Phone Number:

Fax Number:

E-Mail:

METRO SOURCE℠ PRODUCT(S)

☐ Basic Metro Source or ☐ Basic Metro Source Internet

No. of work stations

☐ Supplemental Services (list)

Installation Charges: None

Target Installation Date:

Installation Address:

Equipment Security Deposit $ None

DAILY NUMBER OF SPONSORSHIPS (MON-FRI)

FEE

Special Instructions Comments:

The conditions of this Agreement set forth on the next page(s), including any exhibits attached hereto, are specifically incorporated into and made part of this Agreement.

IN WITNESS WHEREOF, we, the undersigned, hereunto set our hands effective as of the Start Date listed above.

METRO NETWORKS COMMUNICATIONS, LIMITED PARTNERSHIP
BY: METRO NETWORKS COMMUNICATIONS, INC., ITS GENERAL PARTNER

Name/Title:

By:

CBS RADIO INC., on behalf of Station [**Exhibit 1; Column B**]

Name:/Title: Walter Berger/Executive Vice President/CFO

By:

2800 Post Oak Blvd., Suite 4000 Agreement No.: Houston, TX 77056-6199 Phone: 713-407-6000 Fax: 713-407-6348
METRO SOURCESM AFFILIATE AGREEMENT FOR CBS RADIO STATION
Station: [Metro Affiliate Exhibit 1; Column B] Start Date: [Effective Date of Master Agreement]
Frequency: [Metro Affiliate Exhibit 1; Column C] Term: [Effective Date of Master Agreement — March 31, 2017]
Station Market: [Metro Affiliate Exhibit 1; Column A] Network Contact:
Address: Phone Number:
City: State: Zip Code: Fax Number:
Station Contact: E-Mail:
Phone Number:
Fax Number:
E-Mail:
METRO SOURCESM PRODUCT(S) Installation Charges: None
Basic Metro Source or Basic Metro Source Target Installation Date: Internet No. of work stations Installation Address:
Supplemental Services (list)
Equipment Security Deposit $ None
DAILY NUMBER OF SPONSORSHIPS (MON-FRI) Special Instructions Comments: 5 a.m. — 10 a.m. [Metro Aff. Ex. 2; Col. G]
10 a.m. — 3 p.m. [Metro Aff. Ex. 2; Col. H]
3 p.m. — 8 p.m. [Metro Aff. Ex. 2; Col. I]
8 p.m. — 5 a.m. [Metro Aff. Ex. 2; Col. J]
Total per week: [Metro Aff. Ex. 2; Col. K]
FEE Radio Station shall pay Metro $ None
net per month in advance.

Metro Source Affiliation Agreement
With CBS Station(s)
CONDITIONS OF AGREEMENT
Station (as defined on the first page of this Agreement), which is owned and operated by CBS Radio Inc. (“Broadcaster”) and Metro Networks Communications, Limited Partnership (“Network”), an affiliate of Westwood One, Inc. (“Westwood”) hereby agrees to the following terms and conditions.
I. GRANT OF LICENSE FOR PRODUCT AND SOFTWARE
a. Metro Source Service. Metro grants to Station a non-exclusive license to use the basic Metro Source service and the supplemental services (collectively, the “Product(s)”) set forth on the first page of this Agreement on the terms set forth herein as part of their broadcasts for Station. Network agrees to provide Station with Products that are professional and of broadcast-quality in accordance with prevailing industry standards (“Prevailing Industry Standards”). Station agrees to broadcast on it analog and HD1 facilities commercials and sponsorships for Network advertisers as indicated on the first page of this Agreement, including opening commercial mentions (“Commercial Mention”) which shall air within :15 seconds of the beginning or end of a news, sports or weather report and a :10 second commercial announcement (“Commercial Announcement,” and collectively with Commercial Mentions, the “Commercials”), which shall air immediately prior to, within, or immediately after the actual report. Station shall not use or permit the use of the Product(s) in any way that compromises the integrity thereof or which intentionally infringes any copyrights or proprietary interests. Station agrees to hold for release/embargo to the public any Product as Metro shall reasonably request and shall include in its broadcast copyright and credit lines designated by Metro at least 24 hours in advance of such broadcast. The Product(s) shall be used only by Station on the terminal, software or other equipment provided by Metro in accordance with the terms of this Agreement. Station agrees, that except as set forth otherwise in this Agreement, the Master Agreement or the Station Metro Affiliation Agreement, no external distribution of the Products is allowed. Station may maintain up to 365 days of historical information from the Products from Metro, or such lesser time period as instructed by Metro in Metro’s reasonable discretion. Station shall not, except as set forth in this Agreement, permit the Product(s) to be used on any other station or by any other party.
b. Internet Streaming. The parties agree that for the purposes of this Agreement, the term “broadcast” includes transmission of the Products and Commercials over Station’s licensed analog or digital facilities, and simulcast of the Products and Commercials by Station via live internet streaming (“Internet Streaming”) on Station’s website (“Station Website”), free of charge for the personal, non-commercial use of visitors to the Station Website. If, during the Term of this Agreement, Network enters into a material agreement with any radio station in Station’s market for provision of the Products on terms that allow such third party to exploit the Products by a means other than as set forth in the preceding sentence (e.g., through podcasting, messaging) with payment of no or nominal additional consideration (a “More Favorable Agreement”), then Network shall promptly notify Broadcaster in writing of the execution of such More Favorable Agreement, detailing the consideration and/or terms and conditions contained therein and Station shall have the option to then exploit the Products on the same terms and conditions and consideration, if any, of the More Favorable Agreement throughout the earlier of:
(i) the term of the More Favorable Agreement or (ii) the remainder of the Term. For the avoidance of doubt, the parties agree that Network’s Metro Web News agreements shall not be deemed to be More Favorable Agreements.

c. Metro Source Software. Metro grants to Station a non-exclusive license to use the Metro Source software program(s) (“Metro Source Software”) on personal computers as supplied by Metro in accordance with the terms set forth herein. Station acknowledges that the program files and data files provided to Station hereunder are copyrighted by and remain the sole and exclusive property of Metro. No part of the Metro Source Software or accompanying materials may be reproduced, distributed, transmitted, modified, transcribed, stored in a retrieval system or translated into any language, computer language, in any form, or reverse assembled, by any means without the express prior written consent of Metro. Station may not make or authorize copies or derivative works of the Metro Source Software or accompanying manuals or transfer the Metro Source Software or manuals to or enter into a sub-licensing agreement with any other party. Station acknowledges that its license to use the Metro Source Software as set forth herein expires upon the termination of this Agreement. Upon such termination, Station shall immediately return all copies of the Metro Source Software and related documents and destroy any electronically stored copies. Any information transmitted by Metro to Station shall remain the property of Metro and may not be retained in any form by Station.
d. Changes to Commercials; Preemption. Network may from time to time change the Commercials to be broadcast by Station so long as such modification does not increase the number or placement of such Commercials; provided however that with any changes made with respect to Network’s transmission of Commercials, Network shall notify Station’s traffic department by email of any changes in Commercials at least twenty-four (24) hours before such changes become effective. Station shall have the right to preempt any Commercials upon advance written notice to Network (which in the case of this Section I(d), the parties agree that electronic mail to individual(s) designated by Network shall suffice for purposes of notice under this Agreement) and solely as follows: (i) in Station’s opinion, the Commercials violate any of Station’s written “standards and practices” (to the extent such have been provided by Station to Network in advance and provided such are applied to Network advertisers in the same manner that they are applied to Station’s cash advertisers), technical quality standards or any applicable law, statutes, ordinances or regulation (“Content Related Preemption”); or (ii) if such Traffic Reports or Commercials are broadcast during any play-by-play sports programming or NASCAR programming (“Sports Related Preemption”).
e. Make Goods.
(i) Content Related Preemption. If Station preempts Commercials for a Content Related Preemption, Station may nevertheless receive credit for broadcasting same by providing a make good (which in the case of a Commercial preempted by Station for the reasons set forth in Section I(d)(i) above shall be a substitute Commercial which shall be provided by Network within two business day’s notice from Station that the original Commercial was not acceptable or Station shall be relieved of any make good obligation) (“Make Good”) for such Commercials as follows:

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Originally Scheduled Broadcast
Date	Make Good Window*	Make Good Time*
Monday – Wednesday	Monday- Friday within the same week as the originally scheduled broadcast date	Same or better daypart as the originally scheduled broadcast date
Thursday- Friday	Monday-Friday within the same week as the originally scheduled broadcast date OR Monday-Wednesday in the week following the originally scheduled broadcast date	Same or better daypart as the originally scheduled broadcast date
Thursday – Friday for time sensitive commercials (e.g., retail sales (including airlines), seasonal copy, movie or other openings or TV or other media “tune-in” (including newspapers), lotteries and sweepstakes) that Network has provided CBS with reasonable advance notice of pursuant to Section I(d)
	Reasonable best efforts Monday-Friday within the same week as the originally scheduled broadcast date	Same or better daypart as the originally scheduled broadcast date
Saturday-Sunday	Monday-Sunday in the week following the originally scheduled broadcast date	Same daypart as the originally scheduled broadcast date
**     or at such other time as Network and Station may mutually agree (with the above Make Good Window and Make Good Time collectively referred to as the “Make Good Period”). Commercials aired during the Make Good Period in accordance with this section shall be deemed to have run during the relevant Commercial Schedule, with no resulting adverse financial impact on Station or Broadcaster’s clearance percentages and no other financial penalty to Station or Broadcaster as a result thereof.
(ii) Sports Related Preemptions. If Station preempts Commercials for a Sports Related Preemption, Station shall not be required to provide a Make Good, except if a Make Good requirement is set forth in Exhibit 1 to this Agreement. To the extent that Station is not required to provide a Make Good for a Sports Related Preemption, failure to provide such Make Good shall result in a pro-rata reduction in the Monthly Payment set forth in Section 7(a) of the Station Metro Affiliation Agreement for any Commercials that are not made good, but shall have no other adverse financial impact on Station or Broadcaster’s clearance percentages and no other financial penalty to Station or Broadcaster as a result thereof. To the extent that Station is required to provide a Make Good for Sports Related Preemptions as indicated in Exhibit 1 to this Agreement, then Commercials and Spot Announcements (as defined in Section II below) aired during the Make Good Period shall be deemed to have run during the relevant Commercial Schedule, with no resulting adverse financial impact on Station or Broadcaster’s clearance percentages and no other financial penalty to Station or Broadcaster as a result thereof.
f. Sponsorship Identifications. Station shall have the right to add a sponsorship identification to Commercials if Station determines such identification is required to comply with applicable FCC requirements (including but not limited to 47 CFR § 73.1212); provided however that Station agrees that Commercials with obvious sponsorship identification (as contemplated by FCC requirements) will not require disclosure beyond the sponsorship identification already contained in the commercial copy. If Station determines such identification is required, it shall immediately notify Network of such determination and give Network the opportunity to correct such identification issue, in which event Network may provide replacement Commercials.

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II. FAILURE TO BROADCAST/ FORCE MAJEURE.
Neither party will have any liability hereunder if performance by such party shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, terrorist act, or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
III. NON-SHARING OF INFORMATION/CONFIDENTIALITY.
Station agrees that, except as set forth otherwise in this Agreement, no Products, Metro Source Software, or information provided to Station by Network will be made available or sold to any other person(s), entities, radio station or broadcast licensee, without prior written consent of Network. The terms of this Agreement are confidential and neither party shall disclose the contents herein to any third party except as otherwise required by law. This confidentiality shall survive termination of this Agreement.
IV. AFFIDAVITS.
During the Term of this Agreement Station agrees to verify and report to Network all clearances of Products, Commercials and Spot Announcements, if any, via affidavits (“Affidavits”) using the Westwood One Electronic Affidavit System or via the Internet on forms as provided therein and/or by methods determined by Network, in its reasonable discretion, within two (2) business days of the originally scheduled broadcast date for such Products, Commercials and Spot Announcements or at such other time as Network and Station may mutually agree. The parties agree that the form of Affidavit will accurately reflect the terms of this Agreement, including but not limited to indication upon such Affidavit of Station’s right to provide Make Goods during the Make Good Period. Upon receipt of an Affidavit from Station submitted in accordance with the terms hereof, Network agrees to acknowledge receipt of such Affidavit within twenty-four (24) hours of receipt and agrees to maintain a system by which Station-submitted Affidavits are retained for review and verification purposes. In the event that Station does not submit Affidavits in a timely manner in accordance with the terms of this Section IV, Network will provide Station with written notice of such failure (“Late Affidavit Notice”). Station shall have thirty (30) days after receipt of such Late Affidavit Notice in which to cure such failure (“Cure Period”); provided however that in the event that Station fails to submit such Affidavits during the Cure Period, then such failure shall result in a reduction in the Monthly Payment set forth in Section 7(a) of the Station Metro Affiliation Agreement for any such Affidavits not submitted during the Cure Period.
V. EQUIPMENT RESPONSIBILITY
Metro shall supply all equipment necessary to run the Products and the Metro Source Software in accordance with Prevailing Industry Standards (“Equipment”) at no additional cost to Station. Metro shall maintain, replace and update such Equipment in accordance with Prevailing Industry Standards. All Equipment supplied by Metro to Station shall remain the property of Metro. Station will not, without prior authorization from Metro, affix any foreign equipment or attempt to service the hardware or use any other software on the Equipment other than software supplied by Metro. Station shall use good faith efforts to protect any Metro Equipment which may be in its possession. At the termination of this Agreement if requested by Network, Station, at

4

Station’s cost and expense, shall return such Equipment, in as good condition as when received, ordinary wear excepted, to Network at the notice address listed on the first page of this Agreement. Failure by Station to comply with this Section shall result in the forfeiture of the deposit, if any, and/or entitle Network to charge Station the cost of repair or replacement of the Network Equipment. Station shall insure all Network Equipment in its possession for its full replacement value. Such Insurance shall be primary and noncontributory with any insurance Network may have. Station shall be responsible, at its sole cost and expense, for the preparation of its site for the Equipment installation prior to the scheduled installation date. Satellite preparation shall include, but not be limited to: (1) obtaining roof rights for satellite dish and access and a clear unobstructed view to the south; (2) rack space for Equipment (25 inches); (3) RG-6 cable pulled from the roof to the rack space; (4) 16 cinder blocks on site; (5) dedicated phone line and jack located at receiver rack site; and (6) any protection building may require on roof. Station shall further prepare its site for computer installation and other internet Equipment which shall include, but not limited to: (1) clear space for the computer server and monitor near the rack space where the satellite receiver will be located; (2) clear space for all computer and monitors where each work station is to be located; (3) 110v power available near the server and each work station; and (4) “category 5 ethernet cable” run from the server to each work station location. Should Station fail to adequately prepare the site, Network will arrange for such preparation on Station’s behalf and Station shall reimburse Network for all such reasonable preparation costs. Upon reasonable notice and request from Station, Network shall install, relocate, and/or re-install the Equipment at existing or relocated premises at Station’s location, and Station shall pay Network the full reasonable costs of such work, including, but not limited to, any charge from third parties incurred by Network. Station shall have the option of performing such relocation of service itself, provided reasonable written advance notification is provided to Network.
VI. ASSIGNMENT
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 8 of the Station Metro Affiliation Agreement and Section 26 of the 26 of the Master Agreement, dated of even date herewith, between Westwood and Broadcaster (“Master Agreement”), neither Broadcaster nor Network may assign its rights or obligations hereunder without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, Network may assign all or any of its rights and related obligations hereunder to any of its controlled affiliates, or a third party who acquires more than 50% of the equity or voting interests of Network, all or substantially all of the assets of Network or all or substantially all of the assets comprising any significant business unit or division of Network, in each case, in a single transaction or series of related transactions, without the prior consent of Broadcaster; provided that (x) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of Network, such assignment shall be limited to those rights and related obligations that are related to such business unit or division, (y) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, and (z) no assignment under this clause (i) shall relieve Network from any of its obligations or liabilities under this Agreement; (ii) Broadcaster may assign, without the prior consent of Network, all or any of its rights or obligations hereunder to (x) any of its affiliates and (y) any third party who acquires any Broadcaster Station, to the extent

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the assigned rights are related to the Broadcaster Stations acquired thereby; provided that no assignment under this clause (ii) shall relieve Broadcaster from any of its obligations or liabilities hereunder; and (iii) in respect of any assignment of Broadcaster’s rights and related obligations hereunder to any third party who is not an affiliate of Broadcaster, Network’s prior written consent shall not be unreasonably withheld. Any purported assignment or transfer in violation of the provisions of this Section VI is null and void and of no force or effect. For the avoidance of doubt, (i) Network agrees that that a sale of Broadcaster as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Network and (ii) Broadcaster agrees that, subject to Section 26 of the Master Agreement, a sale of Network as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Broadcaster. In addition, Broadcaster acknowledges that the Network may engage third parties to manage the distribution of the Programs, or act as an agent of the Network relating to the distribution or production of Programs for the Network or sale of any commercial inventory associated with the Programs, in each case, not from any broadcast facilities leased by, or leased from, Broadcaster (other than independent contractors who shall be permitted access to such broadcast facilities consistent with past practice), and Broadcaster agrees that it shall remain, and any third party engaged by it shall be, subject to all of the applicable terms and conditions of this Agreement and the Amended and Restated News Programming Agreement, dated of even date herewith, between Broadcaster and Westwood (“Amended News Agreement”). Furthermore, Owner acknowledges that the foregoing shall not constitute an assignment hereunder. Upon the transfer or assignment of the Station pursuant to Section 8 of the Station Metro Affiliation Agreement, the terms of such Section 8 and Section VII (b)(vi) of this Agreement shall be of no further force or effect and shall not apply to the Buyer of the Station or to any subsequent Buyers.
VII. TERM; TERMINATION.
a. Term. Subject to clause (ii) of the last sentence of Section 8(a) of the Station Metro Affiliation Agreement, the term of this Agreement shall commence on the Effective Date of the Master Agreement (“Commencement Date”) and shall continue through and including March 31, 2017, unless earlier terminated as provided herein or in the Station Metro Affiliation Agreement (the “Term”).
b. Termination. This Agreement may be terminated:
(i) by mutual written consent of Broadcaster and Network;
(ii) by Broadcaster if Network fails to pay an undisputed amount owed to Broadcaster under this Agreement following 30 days written notice;
(iii) by Broadcaster if Network fails to pay an amount owed to Broadcaster that was previously disputed but has since been determined by arbitration pursuant to Section XX or mutual agreement of the parties to be owed to Broadcaster under this Agreement, within 15 days of such arbitration award or following 15 days written notice of such mutual agreement;

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(iv) by Broadcaster following 30 days written notice if (x) three (3) or more disputed payments are submitted to arbitration under Section XX during the Term of this Agreement, (y) such disputed payments are not deposited with a third party escrow agent reasonably acceptable to Broadcaster and Network within five (5) business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Broadcaster to be properly payable by Network to Broadcaster under this Agreement is in fact properly payable to Broadcaster under this Agreement;
(v) by either party hereto if (x) it notifies the other party in writing that such other party is in material breach of one or more of its material covenants (other than payment covenants) under this Agreement and such breach is not cured within 30 days of receipt of such written notice, (y) it submits to arbitration under Section XX such breach or breaches and requests termination as a remedy, and (z) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants (other than payment covenants) under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party, and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination);
(vi) automatically in the event of a termination of the Master Agreement and the parties’ rights and obligations shall be governed by the terms of Section 27 of the Master Agreement;
(vii) by Network effective immediately by giving Station notice of termination if Station has delivered to Network intentionally or repeatedly false, inaccurate or incomplete Affidavits concerning the broadcast of the Products, Commercials and Spot Announcements; provided however in the event that Network determines that Station has submitted intentionally or repeatedly false, inaccurate or incomplete Affidavits, Network will provide notice to Broadcaster and Station (through a designated official at each) of such failure or problem. Network further agrees that Station shall have thirty (30) days notice and opportunity to cure in the event that such delivery of false, inaccurate or incomplete Affidavits was due to circumstances not approved or condoned by a management level Station official; provided, however, that such opportunity to cure in this instance shall be available to Station on three (3) occasions only during the Term of this Agreement.
(viii) By Broadcaster pursuant to clause (i) of the last sentence of Section 8(a) of the Station Metro Networks Affiliation Agreement.
VIII. INDEMNITY
a. From and after the Commencement Date, Broadcaster shall indemnify, defend and hold Network, its affiliates and their respective officers, directors, employees and representatives, and the successors and assigns of any of them harmless, from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, “Losses”), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Broadcaster or Station in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, or (ii) any breach of any covenant or agreement made by Broadcaster or Station in this Agreement.

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b. From and after the Commencement Date, Network shall indemnify, defend and hold Broadcaster, Station, their affiliates and their respective officers, directors, employees and representatives, and the successors and assigns of any of them harmless, from and against any Losses, caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Network in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, (ii) any breach of any covenant or agreement made by Network or Station in this Agreement, or (iii) any claim that the Products, Metro Source Software or Commercials, or the Broadcaster or Station’s use thereof in accordance with the terms and conditions hereunder, violates or infringes the rights of any third party.
c. In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a “Third Party Claim”) in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Section VIII, the party or parties seeking indemnification (collectively, the “Indemnitee”) shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the “Indemnitor”); provided, however, that any failure by an Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have materially prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foresee ability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall remain liable to such Indemnitee in accordance with this Section VIII in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any

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settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor’s written consent, but if settled with such Indemnitor’s written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by this Section VIII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.
d. Neither party shall be liable to the other party for any special, indirect, consequential, or exemplary damages, and any loss of business or profits, whether or not foreseeable, arising out of or in connection with this Agreement (other then in connection with Third Party Claims) . The obligations of each party under this Section shall continue notwithstanding any termination of this Agreement and such indemnification shall survive termination of this Agreement.
IX. GOVERNING LAW; VENUE
This Agreement shall be governed by and construed in accordance with the laws of the state of New York, its rules of conflict of laws notwithstanding. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by registered or certified mail addressed and sent to the chief executive officer of such party at such party’s address as noted on the front page of this Agreement.
X. NOTICES.
Except as set forth otherwise herein, all notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the addresses or facsimile numbers on the first page of this Agreement. All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
XI. WAIVER.
Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure or delay on the part of party in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

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XII. AMENDMENT.
This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
XIII. NO THIRD-PARTY BENEFICIARY.
The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
XIV. HEADINGS.
The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
XV. INVALID PROVISIONS.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
XVI. COUNTERPARTS.
This Agreement may be executed in any number of counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
XVII. ENTIRE AGREEMENT.
Except as set forth otherwise herein, this Agreement contains the entire understanding between Network and Station with respect to its subject matter and constitutes the sole relationship between Network and Station for such subject matter, supersedes all previous agreements or understandings (including but not limited to any and all Metro Source Affiliation Agreement, with the exception of the indemnification provision(s) of such agreements, which shall survive in accordance with their terms) between them with respect thereto and shall not be modified except by a signed writing.

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XVIII. AUTHORITY.
The individual executing this Agreement hereby warrants and represents that he/she is legally authorized to execute agreements on behalf of either Network or Station as the case may be and does so intending to be bound legally.
XIX. COMMUNICATIONS ACT OF 1934.
Network agrees to disclose to Station any and all information that it has or that has been disclosed to it as to any money, service or other valuable consideration which any person has been paid or accepted, or has agreed to pay or accept for the inclusion of any matter as a part of the report other than sponsorships\commercial mentions\spots. The term “service or other valuable consideration” as used in this paragraph shall not include any service or property furnished without charge or at a nominal charge for use on, or in connection with, the reports unless it is so furnished in consideration for an identification in the material provided by Network of any person, product, service, trademark or brand name beyond an identification that is reasonably related to the use of such service or property in such material. With respect to any material for which an announcement is required, Station may, at its option, cancel the broadcast of such material.
XX. ARBITRATION.
Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section XX. There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

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EXHIBIT 1
PLAY-BY-PLAY SPORTS/NASCAR PREEMPTION RIGHTS AND MAKE GOOD OBLIGATIONS
See Attached.
[Intentionally omitted.]

EXHIBIT B

METRO NETWORKS
a Westwood One company
2800 Post Oak Blvd., Suite 4000
Houston, TX 77056-6199
Phone: 713-407-6000
Fax: 713-407-6348

Agreement No.:____________________

TRAFFIC NETWORK RADIO AFFILIATE AGREEMENT FOR CBS RADIO STATION

Station: [Metro Affiliate Exhibit 1; Column B]
Frequency: [Metro Affiliate Exhibit 1; Column C]
Station Market: [Metro Affiliate Exhibit 1; Column A]
Address: __________
City: ______ State:____ Zip Code:______
Station Contact:__________
Phone Number:__________
Fax Number:__________
E-Mail:__________

Start Date: [Effective Date of Master Agreement]
Term: [Effective Date of Master Agreement – March 31, 2017]
Network Contact:__________
Phone Number:__________
Fax Number: __________
E-Mail:__________

DAILY MINIMUM NUMBER OF TRAFFIC REPORTS WEEKDAYS (MON-FRI)		DAILY MINIMUM NUMBER OF TRAFFIC REPORTS WEEKENDS (SAT-SUN)		DAILY MINIMUM NUMBER OF COMMERCIALS WEEKDAYS (MON-FRI)		DAILY MINIMUM NUMBER OF COMMERCIALS WEEKENDS (SAT-SUN)	
5 a.m. – 10 a.m.	[Metro Aff. Ex. 3; Col. E]	24 hours	[Metro Aff. Ex. 3; Col. I]	5 a.m. – 10 a.m.	[Metro Aff. Ex. 2; Col. G]	24 hours	[Metro Aff. Ex. 2; Col. L]
10 a.m. – 3 p.m.	[Metro Aff. Ex. 3; Col. F]			10 a.m. – 3 p.m.	[Metro Aff. Ex. 2; Col. H]		
3 p.m. – 8 p.m.	[Metro Aff. Ex. 3; Col. G]			3 p.m. – 8 p.m.	[Metro Aff. Ex. 2; Col. I]		
8 p.m. – 5 a.m.	[Metro Aff. Ex. 3; Col. H]			8 p.m. – 5 a.m.	[Metro Aff. Ex. 2; Col. J]		
Total	[Metro Aff. Ex. 3; Col. J]	Total	[Metro Aff. Ex. 3; Col. I]	Total	[Metro Aff. Ex. 2; Col. K]	Total	[Metro Aff. Ex. 2; Col. L]

ADDITIONAL SERVICES PROVIDED BY NETWORK/STATION

☐ Aircraft [Metro Affiliate Exhibit 1; Column R] (Specify weekday hours of helicopter traffic coverage.)

☐ Exclusive Traffic Anchors [Metro Affiliate Exhibit 1; Column T] (Specify positions provided by Metro at Station and hours and type of coverage by exclusive traffic anchors.)

☐ Tip Line [Metro Affiliate Exhibit 1; Column U]

The conditions of this Agreement set forth on the next page(s), including any exhibits attached hereto, are specifically incorporated into and made part of this Agreement.
IN WITNESS WHEREOF, we, the undersigned, hereunto set our hands effective as of the Start Date listed above.

METRO NETWORKS COMMUNICATIONS. LIMITED PARTNERSHIP
BY: METRO NETWORKS COMMUNICATIONS. INC., ITS GENERAL PARTNER

Name/Title:__________

By: __________

CBS RADIO INC., on behalf of Station [Exhibit 1; Column B]

Name/Title: Walter Berger/Executive Vice President/CFO

By: __________

Metro Traffic Network Radio Affiliation Agreement
With CBS Station(s)
CONDITIONS OF AGREEMENT
Station (as defined on the first page of this Agreement), which is owned and operated by CBS Radio Inc. (“Broadcaster”) and Metro Networks Communications, Limited Partnership (“Network”), an affiliate of Westwood One, Inc. (“Westwood”) hereby agree to the following terms and conditions.
I. BROADCAST OF TRAFFIC REPORTS AND COMMERCIALS
a. Carriage of Traffic Reports and Commercials. Network agrees to provide Station with traffic reports (“Traffic Reports”) that are professional, and of broadcast-quality in accordance with prevailing industry standards (“Prevailing Industry Standards”) and Station agrees to broadcast on its analog and HD1 facilities the minimum number of Traffic Reports per day indicated on the first page of this Agreement, including opening commercial mentions (“Commercial Mention”) within :15 seconds of the beginning of each Traffic Report and a :15 second commercial announcement (“Commercial Announcement,” and collectively with Commercial Mentions, the “Commercials”) . Station further agrees that any Traffic Reports it runs in addition to the minimum number of Traffic Reports indicated on the first page of this Agreement will carry an opening Commercial Mention within :15 seconds of the beginning of each Traffic Report and a :15 second Commercial Announcement. All :15 second Commercial Announcements, at Network’s option, can be aired immediately prior to, within, or immediately after the actual Traffic Report. Network also agrees to provide Station with the services specified on the first page of this Agreement and to the extent indicated on the first page of this Agreement, live traffic services for Stations using a helicopter.
b. Internet Streaming. The parties agree that for the purposes of this Agreement, the term “broadcast” includes transmission of the Traffic Reports and Commercials over Station’s licensed analog or digital facilities, and simulcast of the Traffic Reports and Commercials by Station via live internet streaming (“Internet Streaming”) on Station’s website (“Station Website”), free of charge for the personal, non-commercial use of visitors to the Station Website. If, during the Term of this Agreement, Network enters into a material agreement with any radio station in Station’s market for provision of the Traffic Reports on terms that allow such third party to exploit the Traffic Reports by a means other than as set forth in the preceding sentence (e.g., through podcasting, messaging) with payment of no or nominal additional consideration (a “More Favorable Agreement”), then Network shall promptly notify Broadcaster in writing of the execution of such More Favorable Agreement, detailing the consideration and/or terms and conditions contained therein and Station shall have the option to then exploit the Traffic Reports on the same terms and conditions and consideration, if any, of the More Favorable Agreement throughout the earlier of: (i) the term of the More Favorable Agreement or (ii) the remainder of the Term.

c. Clearance of Traffic Reports. Except as set forth in Section I(d) and I(e) below, Station agrees to clear Traffic Reports either by live broadcast or delayed broadcast within five (5) minutes of feed during the scheduled times listed on the first page of this Agreement.
d. Changes to Commercials; Preemption. Network may from time to time change the Commercials to be broadcast by Station so long as such modification does not increase the number or placement of such Commercials; provided however that with any changes made with respect to Network’s transmission of Commercials, Network shall notify Station’s traffic department by email of any changes in Commercials at least twenty-four (24) hours before such changes become effective. Station shall have the right to preempt any Traffic Reports or Commercials upon advance written notice to Network (which in the case of this Section I(d), the parties agree that electronic mail to individual(s) designated by Network shall suffice for purposes of notice under this Agreement) and solely as follows: (i) in Station’s opinion, the Commercials violate any of Station’s written “standards and practices” (to the extent such have been provided by Station to Network in advance and provided such are applied to Network advertisers in the same manner that they are applied to Station’s cash advertisers), technical quality standards or any applicable law, statutes, ordinances or regulation (“Content Related Preemption”); or (ii) if such Traffic Reports or Commercials are broadcast during any play-by-play sports programming or NASCAR programming (“Sports Related Preemption”).
e. Make Goods.
(i) Content Related Preemption. If Station preempts Traffic Reports or Commercials for a Content Related Preemption, Station may nevertheless receive credit for broadcasting same by providing a make good (which in the case of a Commercial preempted by Station for the reasons set forth in Section I(d)(ii) above shall be a substitute Commercial which shall be provided by Network within two business day’s notice from Station that the original Commercial was not acceptable or Station shall be relieved of any make good obligation) (“Make Good”) for such Commercials as follows:

Originally Scheduled Broadcast
Date	Make Good Window*	Make Good Time*
Monday – Wednesday	Monday- Friday within the same week as the originally scheduled broadcast date	Same or better daypart as the originally scheduled broadcast date
Thursday- Friday	Monday-Friday within the same week as the originally scheduled broadcast date OR Monday-Wednesday in the week following the originally scheduled broadcast date	Same or better daypart as the originally scheduled broadcast date
Thursday – Friday for time sensitive commercials (e.g., retail sales (including airlines), seasonal copy, movie or other openings or TV or other media “tune-in” (including newspapers), lotteries and sweepstakes) that Network has provided CBS with reasonable advance notice of pursuant to Section I(d)
	Reasonable best efforts Monday-Friday within the same week as the originally scheduled broadcast date	Same or better daypart as the originally scheduled broadcast date
Saturday-Sunday	Monday-Sunday in the week following the originally scheduled broadcast date	Same daypart as the originally scheduled broadcast date

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*       or at such other time as Network and Station may mutually agree (with the above Make Good Window and Make Good Time collectively referred to as the “Make Good Period”). Traffic Reports, Commercials and Spot Announcements (as defined in Section II below) aired during the Make Good Period in accordance with this section shall be deemed to have run during the relevant Commercial Schedule, with no resulting adverse financial impact on Station or Broadcaster’s clearance percentages and no other financial penalty to Station or Broadcaster as a result thereof.
(ii) Sports Related Preemptions. If Station preempts Commercials for a Sports Related Preemption, Station shall not be required to provide a Make Good, except if a Make Good requirement is set forth in Exhibit 1 to this Agreement. To the extent that Station is not required to provide a Make Good for a Sports Related Preemption, failure to provide such Make Good shall result in a pro-rata reduction in the Monthly Payment set forth in Section 7(a) of the Station Metro Affiliation Agreement for any Commercials that are not made good but shall have no other adverse financial impact on Station or Broadcaster’s clearance percentages and no other financial penalty to Station or Broadcaster as a result thereof. To the extent that Station is required to provide a Make Good for Sports Related Preemptions as indicated in Exhibit 1 to this Agreement, then Traffic Reports, Commercials and Spot Announcements (as defined in Section II below) aired during the Make Good Period shall be deemed to have run during the relevant Commercial Schedule, with no resulting adverse financial impact on Station or Broadcaster’s clearance percentages and no other financial penalty to Station or Broadcaster as a result thereof.
f. Sponsorship Identifications. Station shall have the right to add a sponsorship identification to Commercials if Station determines such identification is required to comply with applicable FCC requirements (including but not limited to 47 CFR § 73.1212); provided however that Station agrees that Commercials with obvious sponsorship identification (as contemplated by FCC requirements) will not require disclosure beyond the sponsorship identification already contained in the commercial copy. If Station determines such identification is required, it shall immediately notify Network of such determination and give Network the opportunity to correct such identification issue, in which event Network may provide replacement Commercials.
II. BROADCAST OF SPOT ANNOUNCEMENTS
In addition, Station agrees to furnish Network certain additional commercial time, if any, (“Spot Announcements”) to the extent indicated on the first page of this Agreement, to broadcast thirty (:30) or sixty (:60) second Spot Announcements, to be used at the discretion of Network, each week. Such Spot Announcements shall broadcast as indicated on the first page of this Agreement. In addition to the foregoing, Station may pre-empt Spot Announcements upon notice to Network in the event that such time is sold commercially for cash or in the event that non-acceptance by Station is due to the fact that the Spot Advertiser was a cash customer of Station in the preceding twelve (12) months.

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III. FAILURE TO BROADCAST/ FORCE MAJEURE
Neither party will have any liability hereunder if performance by such party shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, terrorist act, or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
IV. NON-SHARING OF INFORMATION/CONFIDENTIALITY
Station agrees that, except as set forth otherwise in this Agreement, no traffic information provided to Station by Network will be made available or sold to any other person(s), entities, radio station or broadcast licensee, without prior written consent of Network. The terms of this Agreement are confidential and neither party shall disclose the contents herein to any third party except as otherwise required by law. This confidentiality shall survive termination of this Agreement.
V. LIMITATIONS
a. Station Use of Third Party Traffic Information. Station agrees that no other source for traffic information shall be broadcast on the analog radio signal or HD1 signal of the Station other than traffic information received from Network or traffic information received from: (i) federal, state or local transportation authorities and (ii) traffic services other than Network during times in which Network does not provide local traffic information in the applicable market (e.g., overnights and/or weekends in certain markets).  Network agrees that Station may use traffic information from any source (e.g., Traffic.com, Premiere) on any platform used by Station to disseminate information, including but not limited to on the Station’s Website, HD2 signal and through interaction with Station listeners by e-mail, text messaging or otherwise, except that as to Station’s analog radio signal or HD1 signal such Station use shall be limited by the first sentence of this Section.  The parties further agree, for the time period from the Effective Date as defined in the Master Agreement (“Commencement Date”) until March 31, 2010, or in the event of a sale of Station pursuant to Section 8 of the Station Metro Affiliation Agreement, at which time, in either case, the following provisions in this paragraph shall no longer apply (unless the buyer in such sale consents to such provision, which consent Broadcaster shall use reasonable commercial efforts to obtain), that: (i) to the extent that Station enters into arrangements to receive traffic information from a third party source (“Third Party Traffic Provider”)  pursuant to the previous sentence (“Third Party Traffic Agreement”), Station may broadcast commercials pursuant to such Third Party Traffic Agreement (whether such commercials are for the Third Party itself or for a Third Party’s own advertiser) on the Station’s analog radio signal,  HD1 and HD2 signal and Station Website, so long as such commercials are not broadcast on the Station’s analog radio signal or HD1 signal within a Traffic Report or within two minutes before or after a Traffic Report provided to Station by Network (“Two Minute Window”).

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b. Station Sale of Advertising Adjacent to Traffic Reports. During the Term of this Agreement and subject in all respects to Section 12(a)(iii) of the Master Agreement, dated of even date herewith, between Westwood and Broadcaster (“Master Agreement”), Station may (i) sell ten (10)-second sponsorships in or adjacent to Traffic Reports, subject additionally to the limitations set forth in Sections V(a) and(c) of this Agreement and (ii) may sell any advertising on a station-by-station basis.
c. CBS Rep Firm Sale of Advertising Adjacent to Traffic Reports. Between the Commencement Date and March 31, 2010, Station is permitted to sell ten (10)-second sponsorships in or adjacent to Traffic Reports provided to CBS Radio Inc. pursuant to the various Station Network Affiliation Agreements through one or more CBS Rep Firms, subject to the following limitation: (i) total traffic sales nationwide by a CBS Rep Firm across all CBS Stations may not exceed $3.0 million for the first twelve (12) months after the Effective Date of the Master Agreement, and (ii) total traffic sales nationwide by a CBS Rep Firm across all CBS Stations may not exceed $4.0 million annually for each twelve (12) months after the first anniversary of the Commencement Date. The immediately preceding limitation applies only with respect to ten (10)-second sponsorships in or adjacent to Traffic Reports provided to CBS Radio Inc. pursuant to Metro Traffic Network Radio Affiliate Agreements and not to any other ten (10)-second sponsorships and only until March 31, 2010, at which time there shall be no restrictions on sales of any kind by CBS Rep Firms on behalf of Station or any other CBS owned and operated radio station. To the extent that Commercial Announcements sold by Metro are scheduled for broadcast adjacent to or embedded within a Traffic Report(s) as indicated on the first page of this Agreement, such Traffic Report(s) will be exclusively sold by Network (“Exclusive Network Traffic Reports”), and in such case Radio Station agrees that no other advertiser may be attributed to and/or associated with such Exclusive Network Traffic Report other than a Metro advertiser.
VI. AFFIDAVITS
During the Term of this Agreement Station agrees to verify and report to Network all clearances of Traffic Reports, Commercials and Spot Announcements, if any, via affidavits (“Affidavits” ) using the Westwood One Electronic Affidavit System or via the Internet on forms as provided therein and/or by methods determined by Network, in its reasonable discretion, within two (2) business days of the originally scheduled broadcast date for such Traffic Reports, Commercials and Spot Announcements or at such other time as Network and Station may mutually agree. The parties agree that the form of Affidavit will accurately reflect the terms of this Agreement, including but not limited to indication upon such Affidavit of Station’s right to provide Make Goods during the Make Good Period. Upon receipt of an Affidavit from Station submitted in accordance with the terms hereof, Network agrees to acknowledge receipt of such Affidavit within twenty-four (24) hours of receipt and agrees to maintain a system by which Station-submitted Affidavits are retained for review and verification purposes. In the event that Station does not submit Affidavits in a timely manner in accordance with the terms of this Section VI, Network will provide Station with written notice of such failure (“Late Affidavit Notice”). Station shall have thirty (30) days after receipt of such Late Affidavit Notice in which to cure such failure (“Cure Period”); provided however that in the event that Station fails to submit such Affidavits during the Cure Period, then such failure shall result in a reduction in the Monthly Payment set forth in Section 7(a) of the Station Metro Affiliation Agreement for any such Affidavits not submitted during the Cure Period.

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VII. EQUIPMENT RESPONSIBILITY
Network shall supply such equipment necessary to produce the Traffic Reports in accordance with Prevailing Industry Standards, including as indicated on the first page of this Agreement (“Equipment”), at no additional cost to Station, except as set forth otherwise herein. Network shall maintain, replace and update such Equipment in accordance with Prevailing Industry Standards. All equipment supplied by Network to Station shall remain the property of Network. Station is solely responsible for the expense and maintenance of all telephone lines for voice transmission and equipment for receipt of the Traffic Reports. Station will not, without authorization of Network, affix any foreign equipment or service to any hardware Network may supply.
VIII. ASSIGNMENT
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 8 of the Station Metro Affiliation Agreement and Section 26 of the Master Agreement, neither Broadcaster nor Network may assign its rights or obligations hereunder without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, Network may assign all or any of its rights and related obligations hereunder to any of its controlled affiliates, or a third party who acquires more than 50% of the equity or voting interests of Network, all or substantially all of the assets of Network or all or substantially all of the assets comprising any significant business unit or division of Network, in each case, in a single transaction or series of related transactions, without the prior consent of Broadcaster; provided that (x) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of Network, such assignment shall be limited to those rights and related obligations that are related to such business unit or division, (y) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, and (z) no assignment under this clause (i) shall relieve Network from any of its obligations or liabilities under this Agreement; (ii) Broadcaster may assign, without the prior consent of Network, all or any of its rights or obligations hereunder to (x) any of its affiliates and (y) any third party who acquires any Broadcaster Station, to the extent the assigned rights are related to the Broadcaster Stations acquired thereby; provided that no assignment under this clause (ii) shall relieve Broadcaster from any of its obligations or liabilities hereunder; and (iii) in respect of any assignment of Broadcaster’s rights and related obligations hereunder to any third party who is not an affiliate of Broadcaster, Network’s prior written consent shall not be unreasonably withheld. Any purported assignment or transfer in violation of the provisions of this Section VIII is null and void and of no force or effect. For the

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avoidance of doubt, (i) Network agrees that that a sale of Broadcaster as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Network and (ii) Broadcaster agrees that, subject to Section 26 of the Master Agreement, a sale of Network as an entity, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Broadcaster. In addition, Broadcaster acknowledges that the Network may engage third parties to manage the distribution of the Programs, or act as an agent of the Network relating to the distribution or production of Programs for the Network or sale of any commercial inventory associated with the Programs, in each case, not from any broadcast facilities leased by, or leased from, Broadcaster (other than independent contractors who shall be permitted access to such broadcast facilities consistent with Past Practice (as such term is defined in the Technical Services Agreement, dated as of even date herewith, between Broadcaster and Westwood), and Broadcaster agrees that it shall remain, and any third party engaged by it shall be, subject to all of the applicable terms and conditions of this Agreement and the Amended and Restated News Programming Agreement, dated of even date herewith, between Broadcaster and Westwood (“Amended News Agreement”). Upon the transfer or assignment of the Station pursuant to Section 8 of the Station Metro Affiliation Agreement, the terms of such Section 8 and Section IX(b)(vi) of this Agreement shall be of no further force or effect and shall not apply to the Buyer of the Station or to any subsequent Buyers.
IX. TERM; TERMINATION
a. Term. Subject to clause (ii) of the last sentence of Section 8(a) of the Station Metro Affiliation Agreement, the term of this Agreement shall commence on the Commencement Date and shall continue through and including March 31, 2017, unless earlier terminated as provided herein or in the Station Metro Affiliation Agreement (the “Term”).
b. Termination. This Agreement may be terminated:
(i) by mutual written consent of Broadcaster and Network;
(ii) by Broadcaster if Network fails to pay an undisputed amount owed to Broadcaster under this Agreement following 30 days written notice;
(iii) by Broadcaster if Network fails to pay an amount owed to Broadcaster that was previously disputed but has since been determined by arbitration pursuant to Section XXII or mutual agreement of the parties to be owed to Broadcaster under this Agreement, within 15 days of such arbitration award or following 15 days written notice of such mutual agreement;
(iv) by Broadcaster following 30 days written notice if (x) three (3) or more disputed payments are submitted to arbitration under Section XXII during the Term of this Agreement, (y) such disputed payments are not deposited with a third party escrow agent reasonably acceptable to Broadcaster and Network within five (5) business days of submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Broadcaster to be properly payable by Network to Broadcaster under this Agreement is in fact properly payable to Broadcaster under this Agreement;

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(v) by either party hereto if (x) it notifies the other party in writing that such other party is in material breach of one or more of its material covenants (other than payment covenants) under this Agreement and such breach is not cured within 30 days of receipt of such written notice, (y) it submits to arbitration under Section XXII such breach or breaches and requests termination as a remedy, and (z) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants (other than payment covenants) under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party, and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination);
(vi) automatically in the event of a termination of the Master Agreement and the parties’ rights and obligations shall be governed by the terms of Section 27 of the Master Agreement;
(vii) by Network effective immediately by giving Station notice of termination if Station has delivered to Network intentionally or repeatedly false, inaccurate or incomplete Affidavits concerning the broadcast of the Traffic Reports, Commercials and Spot Announcements; provided however in the event that Network determines that Station has submitted intentionally or repeatedly false, inaccurate or incomplete Affidavits, Network will provide notice to Broadcaster and Station (through a designated official at each) of such failure or problem. Network further agrees that Station shall have thirty (30) days notice and opportunity to cure in the event that such delivery of false, inaccurate or incomplete Affidavits was due to circumstances not approved or condoned by a management level Station official; provided, however, that such opportunity to cure in this instance shall be available to Station on three (3) occasions only during the Term of this Agreement.
(viii) By Broadcaster pursuant to clause (i) of the last sentence of Section 8(a) of the Station Metro Affiliation Agreement.
X. INDEMNITY
a. From and after the Commencement Date, Broadcaster shall indemnify, defend and hold Network, its affiliates and their respective officers, directors, employees and representatives, and the predecessors, successors and assigns of any of them harmless, from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, “Losses”), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Broadcaster or Station in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, or (ii) any breach of any covenant or agreement made by Broadcaster or Station in this Agreement.

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b. From and after the Effective Date under the Master Agreement, Network shall indemnify, defend and hold Broadcaster, Station, their affiliates and their respective officers, directors, employees and representatives, and the predecessors, successors and assigns of any of them harmless, from and against any Losses, caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Network in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, (ii) any breach of any covenant or agreement made by Network or Station in this Agreement, or (iii) any claim that the Traffic Reports or Commercials, or the Broadcaster or Station’s use thereof in accordance with the terms and conditions hereunder, violates or infringes the rights of any third party.
c. In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a “Third Party Claim”) in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Section X, the party or parties seeking indemnification (collectively, the “Indemnitee”) shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the “Indemnitor”); provided, however, that any failure by an Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have materially prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foresee ability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all

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liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall remain liable to such Indemnitee in accordance with this Section X in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor’s written consent, but if settled with such Indemnitor’s written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by this Section X shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.
d. Neither party shall be liable to the other party for any special, indirect, consequential, or exemplary damages, and any loss of business or profits, whether or not foreseeable, arising out of or in connection with this Agreement (other then in connection with Third Party Claims). The obligations of each party under this Section shall continue notwithstanding any termination of this Agreement and such indemnification shall survive termination of this Agreement.
XI. GOVERNING LAW; VENUE
This Agreement shall be governed by and construed in accordance with the laws of the state of New York, its rules of conflict of laws notwithstanding. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by registered or certified mail addressed and sent to the chief executive officer of such party at such party’s address as noted on the front page of this Agreement.
XII. NOTICES
Except as set forth otherwise herein, all notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the addresses or facsimile numbers on the first page of this Agreement with courtesy copies as follows:
If to Network:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600
If to Station:
CBS Law Department
51 West 52nd Street
New York, NY 10019
Attention: General Counsel
Telecopy: (212) 975-4215

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All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
XIII. WAIVER
Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure or delay on the part of party in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
XIV. AMENDMENT
This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
XV. NO THIRD-PARTY BENEFICIARY
The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
XVI. HEADINGS
The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

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XVII. INVALID PROVISIONS
If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
XVIII. COUNTERPARTS
This Agreement may be executed in any number of counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
XIX. ENTIRE AGREEMENT
Except as set forth otherwise herein, this Agreement contains the entire understanding between Network and Station with respect to its subject matter and constitutes the sole relationship between Network and Station for such subject matter, supersedes all previous agreements or understandings (including but not limited to any and all Metro Traffic Network Affiliation Agreement, with the exception of the indemnification provision(s) of such agreements, which shall survive in accordance with their terms) between them with respect thereto and shall not be modified except by a signed writing.
XX. AUTHORITY
The individual executing this Agreement hereby warrants and represents that he/she is legally authorized to execute agreements on behalf of either Network or Station as the case may be and does so intending to be bound legally.
XXI. COMMUNICATIONS ACT OF 1934
Network agrees to disclose to Station any and all information that it has or that has been disclosed to it as to any money, service or other valuable consideration which any person has been paid or accepted, or has agreed to pay or accept for the inclusion of any matter as a part of the report other than sponsorships\commercial mentions\spots. The term “service or other valuable consideration” as used in this paragraph shall not include any service or property furnished without charge or at a nominal charge for use on, or in connection with, the reports unless it is so furnished in consideration for an identification in the material provided by Network of any person, product, service, trademark or brand name beyond an identification that is reasonably related to the use of such service or property in such material. With respect to any material for which an announcement is required, Station may, at its option, cancel the broadcast of such material.

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XXII. ARBITRATION
Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section XXII. There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

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EXHIBIT 1
PLAY-BY-PLAY SPORTS/NASCAR PREEMPTION RIGHTS AND MAKE GOOD OBLIGATIONS
See Attached.
[Intentionally omitted.]

EXHIBIT C
AMENDED AND RESTATED NEWS PROGRAMMING AGREEMENT
AMENDED AND RESTATED NEWS PROGRAMMING AGREEMENT, dated as of [___], 200[_] (the “Agreement”), between CBS RADIO INC. (formerly known as Infinity Broadcasting Corporation), a Delaware corporation (“Owner”), and WESTWOOD ONE, INC., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, Owner and the Company previously entered into a News Programming Agreement, dated as of March 30, 1999, as amended by the Letter Agreement, dated April 15, 2002 (the “Existing News Programming Agreement”);
WHEREAS, Owner and the Company desire to change their existing business relationship by terminating or amending and restating certain agreements (including the Existing News Programming Agreement) and entering into new agreements, in each case as contemplated by that certain Master Agreement entered into as of October 2,  2007 (the “Master Agreement”); and
WHEREAS, the Company is engaged, among other things, in the business of operating radio networks; and
WHEREAS, pursuant to the Master Agreement, Owner and the Company have agreed, among other things, to enter into this Agreement.
NOW, THEREFORE, the parties hereto covenant and agree that the Existing News Programming Agreement is hereby amended and restated as follows:
1. Programming.
(a) From the date of this Agreement through March 31, 2017 (the “Term”), Owner agrees to provide to the Company, and the Company agrees to license from Owner, on the terms and subject to the conditions set forth in this Agreement, the news programming provided by Owner from time to time and described on Schedule 1 hereto (the “Programming”), which schedule also includes a list of such Programming as of the date hereof.
(b) Owner covenants and agrees that, during the Term, the Programming will be (i) of a quality consistent with the quality of such Programming supplied by Owner to the Company prior to the date hereof, (ii) provided in a manner consistent with past practices and (iii) originated and produced in accordance with Prevailing Industry Standards (as defined in the Amended and Restated Technical Services Agreement, dated as of the date hereof, between Owner and the Company (the “Technical Services Agreement”).

(c) Owner shall retain ultimate editorial control of the Programming, and all rights in and to the Programming not granted herein to the Company (including, without limitation, all copyrights).
2. Scope. The Programming will be provided by Owner, and the Programming will be utilized by the Company, solely for domestic, English language, AM/FM terrestrial radio broadcast (including HD1 and HD2 channels and any subsequently added similar channels used in connection with terrestrial radio broadcast to the general public) and the simulcast of the Programming by live internet streaming by radio station affiliates of the Company; provided that such live internet streaming, in each case, by radio station affiliates of the Company is for the personal, non-commercial use of visitors to the websites of such radio station affiliates. The Company shall not transmit or otherwise authorize the transmission of any of the Programming by any other means. The Company agrees that: (i) it will distribute the Programming only to radio station affiliates of the Company, including Owner’s owned and operated radio stations; (ii) it will not rebrand the Programming other than as programming of Owner or of Owner affiliates and (iii) it will identify the Programming as Owner programming to the extent Owner has identified the Programming as Owner programming and otherwise distribute the Programming in accordance with the terms of this Agreement.
3. Payments.
(a) The Company shall pay to Owner for the Programming delivered under this Agreement a base programming fee (the “Annual Programming Fee”). The Annual Programming Fee for each twelve (12)-month period through the end of the Term (which shall be prorated for any period that is less than twelve (12) months) is set forth below.1 The Annual Programming Fee shall be payable monthly in arrears in twelve (12) equal installments on the last business day of each month during the Term, commencing on [insert date that is the last day of the month in which this Agreement becomes effective] (each, a “Payment Date”). Any installment of the Annual Programming Fee not paid on or prior to its Payment Date shall bear interest at a rate of 8% per annum, calculated from such Payment Date. The obligation of the Company to pay the Annual Programming Fee is unconditional.

Twelve (12)-Month Period Ending March 31,	Annual Programming Fee ($)
2008	12,458,268
2009	12,989,324
2010	13,448,167
2011	13,937,129
2012	14,373,361
2013	14,831,872
2014	15,305,008
2015	15,793,238
2016	16,297,042
2017	16,816,918

[1]	Specified rates to be effective as of April 1, 2008 even if the Closing occurs after March 31, 2008.

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(c) Owner acknowledges that it shall have no right whatsoever to share in or otherwise receive any revenues or proceeds (including any profits) derived from any permitted broadcast or use of the Programming provided under Section 2, including any advertising revenues derived therefrom, with the sole exception of the Annual Programming Fee.
4. Delivery of Programming; Distribution Services. (a) The Programming will be provided and delivered by Owner as provided in the Technical Services Agreement and in Section 1(b) of this Agreement.
(b) The Company shall transmit the Programming as provided in Section 3(a) of the Technical Services Agreement.
5. Production Expenses. Except as set forth in the Technical Services Agreement, Owner will be responsible for all costs and expenses necessary to compile, produce and deliver the Programming.
6. Exclusivity. Owner represents and warrants that no other person, firm or corporation has been, and covenants that no other person, firm or corporation will be, granted permission or authority during the Term to: (a) broadcast the Programming or any other CBS Corporation (“CBS”) branded and unbranded news (or news-related) short-form content by means of domestic, English language, AM/FM terrestrial radio broadcast (including HD1 and HD2 channels and any subsequently added similar channels used in connection with terrestrial radio broadcast to the general public); or (b) except for websites of CBS or any of its wholly-owned subsidiaries, CBS News or any of its affiliates, and any of their respective owned and operated over-the-air radio stations, engage in the simulcast of the Programming or any other CBS branded and unbranded news (or news-related) short-form content in the English language via live internet streaming. For the avoidance of doubt, Owner and the Company agree that the exclusivity provision of this Section 6 shall only apply to the news programming produced by Owner, and shall not apply to any other programming produced by CBS television or other non-news affiliates of Owner, whether or not branded as a product of CBS or any of its affiliates.
7. Compliance With CBS Standards and Practices. The Company shall adhere to Owner’s written policies and written standards with respect to advertising within and contiguous to, and sponsorship of the Programming, that are uniformly applied to all owned and operated stations by Owner and are provided to the Company in advance.
8. Force Majeure. A party hereto will not have any liability hereunder if performance by such party shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.

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9. Indemnification. (a) From and after the date hereof, Owner shall indemnify and hold the Company, its affiliates and their respective directors, officers, affiliates, employees and agents, and the predecessors, successors and assigns of any of them, harmless from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, “Losses”), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Owner in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, (ii) any breach of any covenant or agreement made by Owner in this Agreement, or (iii) any claim that the Programming, or the Company’s use thereof in accordance with the terms and conditions hereunder, violates or infringes the rights of any third party.
(b) From and after the date hereof, the Company shall indemnify and hold Owner, its affiliates and their respective directors, officers, affiliates, employees and agents, and the successors and assigns of any of them, harmless from and against any and all Losses caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of the Company in this Agreement or any certificate or other document delivered pursuant hereto or in connection herewith and (ii) any breach of any covenant or agreement of the Company contained in this Agreement.
(c) In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a “Third Party Claim”) in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Section 9, the party or parties seeking indemnification (collectively, the “Indemnitee”) shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the “Indemnitor”); provided, however, that any failure by an Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have materially prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any

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such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foreseeability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall remain liable to such Indemnitee in accordance with this Section 9 in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor’s written consent, but if settled with such Indemnitor’s written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by Section 9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.
(d) Owner and the Company agree that, in the event it is determined in an arbitration proceeding instituted pursuant to Section 16 hereof that the Company or Owner is in breach of any of its obligations hereunder (such party, the “breaching party”), the other party (such party, the “non-breaching party”) shall have the right to offset, set off and defend (the “Offset Right”) any amount determined in such arbitration to be owed by the breaching party against any claim, counterclaim, defense, liability or other obligation (“Claim”) that the non-breaching party may have to the breaching party at any time pursuant to the terms of any of the New Transaction Documents (as defined in the Master Agreement) and likewise Owner and the Company agree that in the event it is determined in an arbitration proceeding instituted pursuant to the terms of any of the New Transaction Documents that a breach has occurred therein, then the same may be treated as an Offset Right against any Claim under this Agreement.
10. Termination. (a) This Agreement may be terminated (i) by mutual written consent of Owner and the Company; (ii) by Owner if the Company fails to pay an undisputed amount owed to Owner under this Agreement following 30 days written notice, (iii) by Owner if the Company fails to pay an amount owed to Owner under this Agreement that was previously disputed but has since been determined by arbitration pursuant to Section 16 or mutual agreement of the Parties, to be owed to Owner under this Agreement, within 15 days of such arbitration award or following 15 days written notice of such mutual agreement, (iv) by Owner following 30 days written notice if (x)

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two or more disputed payments under this Agreement are submitted to arbitration under Section 16 during the Term, (y) such disputed payments are not deposited with a third party escrow agent reasonably acceptable to CBS and WON within five business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Owner to be properly payable by the Company to Owner under this Agreement is in fact properly payable to Owner under this Agreement, (v) by either party hereto if (x) it notifies the other party in writing that such other party is in material breach of one or more of its material covenants (other than payment covenants) under this Agreement and such breach is not cured within 30 days of receipt of such written notice, (y) it submits to arbitration under Section 16 such breach or breaches and requests termination as a remedy and (z) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants (other than payment covenants) under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination), (vi) by Owner upon termination of the Technical Services Agreement pursuant to Section 5(b) or 5(c) thereof or (vii) automatically pursuant to Section 5(e) of the Technical Services Agreement (solely as a result of the termination of the Broadcast Center Lease pursuant to Section 14(b) thereof). In addition, this Agreement shall automatically terminate immediately upon any termination of the Master Agreement in accordance with the terms thereof; provided, however, that if the Master Agreement terminates prior to the end of the Term (such date of termination the “Termination Date”), without limiting Section 10(c) hereof, the Company shall pay to Owner, not later than the next scheduled Payment Date, the undisputed amount of the Annual Programming Fee accrued to the Termination Date. Any such undisputed payment not paid on or prior to the applicable Payment Date shall accrue interest in accordance with Section 3(a) until its payment in full. Further, this Agreement may be terminated by the Company following written notice to Owner in the event that either: (x) 50% of the WWO Affiliation Agreements (as such term is defined in Section 4 of the Master Agreement) in two of the top 10 markets are terminated due to breach by Owner; (y) 50% of the WWO Affiliation Agreements in four of the top 20 markets are terminated due to breach by Owner, or (z) 20% of the WWO Affiliation Agreements are terminated due to breach by Owner, in each case, in accordance with the applicable termination provisions thereof; provided that any undisputed fees accrued hereunder as of the date of such termination shall become due and payable by the Company to Owner immediately upon any such termination. Finally, this Agreement may be terminated by the non-breaching party upon 30 days written notice to the breaching party following the occurrence of a Fundamental Default (as such term is defined in Section 27(b) of the Master Agreement).
(b) Upon the termination of the New License Agreement and for so long as this Agreement shall remain in full force and effect, the Company shall not have any right to use the Trademarks or Tradename (as defined in the New License Agreement) except for the limited right to use the Trademarks and Tradename solely in connection with the identification of the Programming and in accordance with its rights and obligations hereunder.

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(c) No termination of this Agreement shall affect or limit in any way any other rights or remedies available to the terminating party at law or in equity.
(d) No termination of this Agreement or the Technical Services Agreement shall affect the obligations of the Company set forth in footnote 4 to Schedule 2 to the Technical Services Agreement.
11. No Partnership or Joint Venture. This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the parties. Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of or otherwise represent the other party to this Agreement.
12. Entire Agreement; Schedules. This Agreement and the New Transaction Documents (as defined in the Master Agreement) and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein, including the Existing News Programming Agreement, with the exception of the indemnification provisions of the Existing News Programming Agreement, which indemnification provisions shall continue in accordance with their terms relating to third party claims as contemplated by the Mutual General Release and Covenant Not to Sue, dated as of the date hereof, by and between the Owner and the Company.
13. Further Assurances. (a) Each of Owner and the Company agrees to execute and deliver such instruments and take such other actions as may reasonably be required to carry out the intent of this Agreement.
(b) Each of Owner and the Company agree to designate a senior-level manager to act as the primary contact for the other party in supervising, managing or otherwise responding to any matter which the other party considers significant and relating to the services being rendered by the other party under the terms of this Agreement.
14. Affiliate. When used in this Agreement (other than in the context of any radio station affiliates) the term “affiliate” shall have the meaning assigned to such term in Rule 405 promulgated under the Securities Act of 1933, as amended.
15. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Owner nor the Company may assign its rights or obligations hereunder without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, the Company may assign all or any of its rights and related obligations hereunder to any of its controlled affiliates, or a third party who acquires more than 50% of the equity or voting interests of the Company, all or substantially all of the assets of the Company or all or substantially all of the assets

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comprising any significant business unit or division of the Company, in each case, in a single transaction or series of related transactions, without the prior consent of Owner; provided that (x) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of the Company, such assignment shall be limited to those rights and obligations that are related to such business unit or division, (y) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, and (z) no assignment under this clause (i) shall relieve the Company from any of its obligations or liabilities hereunder; (ii) Owner may assign, without the prior consent of the Company, all or any of its rights and related obligations hereunder to any of its affiliates, provided that no assignment under this clause (ii) shall relieve Owner from any of its obligations or liabilities hereunder; and (iii) in respect of any assignment of Owner’s rights and related obligations hereunder to any third party who is not an affiliate of Owner, the Company’s prior written consent shall not be unreasonably withheld. Any purported assignment or transfer in violation of the provisions of this Section 15 is null and void and of no force or effect. For the avoidance of doubt, (i) the Company agrees that that a sale of Owner in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of the Company and (ii) Owner agrees that that a sale of the Company in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Owner. In addition, Owner acknowledges that the Company may engage third parties to manage the distribution of the Programming, or act as an agent of the Company relating to the distribution or production of Programming for the Company or sale of any commercial inventory associated with the Programming, in each case, not from any broadcast facilities leased by, or leased from, Owner (other than independent contractors who shall be permitted access to such broadcast facilities consistent with Past Practices (as such term is defined in the Technical Services Agreement)), and the Company agrees that it shall remain, and any third party engaged by it shall be, subject to all of the applicable terms and conditions of this Agreement. Furthermore, Owner acknowledges that an engagement described in the immediately preceding sentence shall not constitute an assignment hereunder.
16. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 16. There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall

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be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.
17. Incorporation by Reference of the Master Agreement. The following provisions of the Master Agreement shall be expressly incorporated herein by reference (and read so as to apply to this Agreement): Sections 28 (a) (Notices), (c) (Waiver), (d) (Amendment), (e) (No Third-Party Beneficiary), (g) (Headings), (h) (Invalid Provisions; which subsection (h), when incorporated herein, shall not exclude from the provisions thereof any sections of this Agreement), (j) (Press Release), (k) (Governing Law), (m) (Counterparts), and (n) (Expenses). In the event of a conflict between any of the foregoing provisions from the Master Agreement and the terms of this Agreement (with the express exception of this Section 17), the terms of this Agreement shall prevail.
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IN WITNESS WHEREOF, the parties have executed this Amended and Restated News Programming Agreement as of the date first above written.

CBS RADIO INC.
By:
Name:
Title:

WESTWOOD ONE, INC.
By:
Name:
Title:

Signature Page to Amended and Restated News Programming Agreement

Schedule 1
CBS NEWS PROGRAMMING
Live and recorded radio news programming consisting of, but not limited to, live hourly newscasts, live news updates, live long-form programming, live special events programming, live bulletins, live customized news programming, and live affiliate news actuality feeds, and including the following programming (or mutually agreeable substitute programming):
•	CBS News on-the Hour Newscasts (24 x 7 x 365) (no less than four (4) minutes of news content, format consistent with past practice)

•	World News Roundup (AM and PM Editions) (weekdays, format consistent with past practice)

•	CBS News Updates at :31 (24 x 7 x 365) (no less than :60 in length)

•	What’s in the News (M-F)

•	Katie Couric Notebook (M-F daily feature by anchor of CBS Evening News)

•	Just A Minute w/ Harry Smith (M-F daily feature)

•	CBS Newsfeeds — 18 feed a day M-F and 6 on weekends – (number of soundbites/cuts consistent with past practice)

•	CBS Spectrum Newscasts (M-F, 6a-11a, :60 in length)

•	CBS Weekend Roundup (format consistent with past practice)

•	CBS Daily Features (M-F, number and format of features consistent with past practice)

•	CBS Weekend Features (number and format consistent with past practice)

•	Unanchored feeds of major speeches, news conferences, hearings and other news events, consistent with past practice.

•	Coverage produced specifically for radio and anchored of major scheduled news events, e.g. presidential speeches, space shuttle launches and newsmaker news conferences.

•	Continuous anchored coverage and short form reports of major breaking news stories, consistent with past practice.
SCHEDULE 1

EXHIBIT D
REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this “Agreement”) is entered into as of [                    ], 200[_], by and between Westwood One, Inc., a Delaware corporation (the “Company”), and CBS Radio Inc. (formerly known as Infinity Broadcasting Corporation), a Delaware corporation (“CBS”).
W I T N E S S E T H:
WHEREAS, CBS and its subsidiaries currently own 16,000,000 shares (the “CBS Shares”) of the common stock, par value $.01 per share, of the Company (“Common Stock”);
WHEREAS, the Company and CBS desire in this Agreement to provide for, with respect to the CBS Shares, (i) the granting to CBS of the registration rights set forth herein, and (ii) certain contractual restrictions on any sale or disposition thereof;
NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1
REGISTRATION RIGHTS
1.1 Definitions. As used in this Section 1:
(a) The term “Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “1933 Act”).
(b) The terms “register,” “registered,” and “registration” refer to a registration effected by filing with the Securities and Exchange Commission (the “SEC”) a registration statement (“Registration Statement”) in compliance with the 1933 Act and the declaration or ordering by the SEC at the effectiveness of such Registration Statement.
(c) The term “Registrable Securities” means the CBS Shares and any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend, stock split or other distribution with respect to, or in exchange for, upon reclassification or in replacement of, Registrable Securities. In the event of any recapitalization by the Company, whether by stock split, reverse stock split, stock dividend or otherwise, the number of shares of Registrable Securities used throughout this Agreement for various purposes shall be proportionately increased or decreased.

(d) The term “Shelf Registration Statement” means a “shelf” registration statement of the Company relating to an offering pursuant to Rule 415 of the 1933 Act (which shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) which covers all of the Registrable Securities, on Form S-3 under the 1933 Act, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.
(e) The term “Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 of the General Rules and Regulations promulgated under the 1933 Act and which (a) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (b) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the 1933 Act.
1.2 Demand Registration. If at any time on or after December 1, 2007, the Company receives from CBS or its permitted transferees a written request to register shares of Registrable Securities (a “Demand”), the Company shall prepare and file a Registration Statement under the 1933 Act covering the shares so requested to be registered on Form S-3 or other available form (which may be a Shelf Registration Statement if so requested by CBS or its permitted transferees), and shall use its best efforts to cause as expeditiously as possible such Registration Statement to become effective or if the Company is a Well-Known Seasoned Issuer at time of receipt of a Demand, Company shall cause the Registration Statement to be filed pursuant to an Automatic Shelf Registration Statement; provided that in no event shall the Company be obligated to file an Automatic Shelf Registration Statement prior to December 31, 2007. The Company shall be required to register the Registrable Securities pursuant to this Section 1.2 in response to any Demand by CBS, provided (i) no Demand may be made by CBS until on and after December 1, 2007, (ii) only one Demand may be made by CBS (together with all permitted assignees thereof pursuant to Section 1.8) in any calendar year and (iii) only four (4) Demands may be made by CBS hereunder (which shall include any Demand for a Shelf Registration Statement). The registration of Registrable Securities under this Section 1.2 shall not be deemed to have been requested unless such registration becomes effective (provided that if, within one hundred and twenty (120) days after it has become effective, the offering of Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have become effective unless 80% of such Registrable Securities have been sold pursuant to such registration), and if the registration has remained effective for one hundred and twenty (120) days without such interference such registration shall be deemed to have been requested regardless of whether any of the Registrable Securities are ultimately sold pursuant to such registration. The Company may grant piggyback registration rights with respect to any registration statement demanded pursuant to this Section 1.2, provided that any such rights shall be subject to the priority of CBS’s rights under this Section 1.2.

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1.3 Postponement. If at the time a request for registration is made pursuant to 1.2, the Company is in the process of registering securities under the 1933 Act for sale by it or has pending or in process a material transaction, the disclosure of which would, in the good faith judgment of the Board of Directors of the Company, materially and adversely affect the Company, the Company may defer the filing (but not the preparation) of the requested Registration Statement (a) in the case of another registration statement in process, until the filing or abandonment of such registration statement but in no event longer than one hundred and five (105) days, and (b) in the case of a material transaction, for up to one hundred and five (105) days (but the Company shall use its reasonable best efforts to resolve the transaction and file the Registration Statement as soon as practicable).
1.4 Incidental Registrations.
(a) If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of security holders, other than a registration relating solely to employee benefit plans or a registration on Form S-4 relating solely to an SEC Rule 145 transaction, the Company will:
(i) promptly give to CBS written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and
(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request, made by CBS within thirty (30) days after receipt of such written notice from the Company, except as set forth in Section 1.4(b) below.
(b) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise CBS as a part of the written notice given pursuant to Section 1.4(a)(i). In such event the right of CBS to registration pursuant to this Section 1.4 shall be conditioned upon CBS’s participation in such underwriting and the inclusion of CBS’s Registrable Securities in the underwriting to the extent provided herein. CBS, together with the Company and the other parties distributing their securities through such underwriting, shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.4, if the underwriter determines that marketing factors require a limitation of the number of shares or type of securities to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration and underwriting

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subject to the terms of this Section. The Company shall so advise all holders of the Company’s securities that would otherwise have a right to be so registered and underwritten. The number of shares of such securities, including Registrable Securities, that may be included in the registration and, underwriting shall be allocated among CBS and all such other holders in proportion, as nearly as practicable, to the respective amounts of securities of the Company proposed to be included in such underwritten offering by all shareholders other than the Company; provided, however, that the rights of CBS to include all or any allocable portion of such Registrable Securities shall be subject to the priority (prior to any allocation to CBS or others) of the holders of existing “demand” registration rights similar to that provided in Section 1.2 hereof existing on the date hereof, which rights are identified on Schedule 1.4(b), and of other holders of demand registration rights permitted pursuant to the proviso to Section 1.10 hereof. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If CBS disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities so withdrawn shall also be withdrawn from registration.
(c) CBS agrees that any shares of Registrable Securities which are not included in an underwritten public offering described in Section 1.4(b) shall not be publicly sold by CBS for a period, not to exceed one hundred and twenty (120) days, which the managing underwriter reasonably determines is necessary in order to effect such underwritten public offering.
1.5 Expenses of Registration. All expenses incurred in connection with the registrations effected pursuant to Section 1.2 and all registrations effected pursuant to Section 1.4, including, without limitation, all registration, filing, listing and qualification fees (including SEC, securities exchange, National Association of Securities Dealers Inc. and blue sky fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for each of the Company and CBS (if CBS is participating in such registration), and expenses of any special audits and/or “cold comfort” letters incidental to or required by such registration, fees and disbursements of underwriters customarily paid by issuers or sellers of securities, and the reasonable fees and expenses of any special experts retained by the Company in connection with the requested registration shall be borne by the Company; provided, however, that the Company shall not be required to pay stock transfer taxes or underwriters’ discounts or commissions relating to Registrable Securities.
1.6 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a) prepare and file with the SEC (but in any event within ninety (90) days after the date of the Demand pursuant to Section 1.2) a Registration Statement with respect to such Registrable Securities (which, in the case of a Demand registration pursuant to Section 1.2, shall be on Form S-3 (and which shall be an Automatic Shelf Registration Statement if available to the Company) or other available form designated by the underwriters or CBS) and use its diligent best efforts to cause such Registration Statement to become effective, and, upon the request of CBS, keep such Registration Statement effective for up to one hundred and twenty (120) days or such longer period as the Company may agree upon, or until CBS has completed the distribution relating thereto, whichever occurs first;

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(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such registration statement effective as provided in Section 1.6(a) and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement, provided that, before filing a Registration Statement or prospectus, or any amendments or supplements thereto, the Company will furnish to CBS copies of all documents proposed to be filed, which documents will be submitted to CBS and its counsel for comment;
(c) furnish to CBS such numbers of copies of the registration statement, the prospectus, including a preliminary prospectus, and of each amendment and supplement (in each case, including all exhibits), in conformity with the requirements of the 1933 Act, and such other documents as CBS may reasonably request in order to facilitate the disposition of Registrable Securities owned by CBS;
(d) use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions in such states as shall be reasonably necessary to facilitate an orderly distribution of the Registrable Securities, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any such jurisdiction that, but for the requirements of this Section 1.6(d), it would not be obligated to be so qualified or to file a general consent to service of process in any such states or jurisdictions;
(e) use its reasonable best efforts to cause such securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities of the United States of America or any state thereof as may be necessary to enable CBS to consummate the disposition of such securities;
(f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, usual and customary in form, with the managing underwriter of such offering; CBS shall also enter into and perform its obligations under such agreement; and the Company shall take such other actions as the underwriters reasonably request in order to expedite or facilitate a disposition of such securities;

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(g) use its best efforts to cause all such securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed, and if the Common Stock is not already so listed at such time, to use its best efforts promptly to cause all such securities to be listed on either the New York Stock Exchange or the American Stock Exchange or to be included in the National Association of Securities Dealers Automotive Quotation System on the National Market List; and to provide a transfer agent and registrar for such securities covered by such Registration Statement no later than the effective date of such Registration Statement;
(h) use its best efforts to obtain a “cold comfort” letter or letters, usual and customary in form, from the Company’s independent public accountants and covering matters of the type customarily covered by “cold comfort” letters as CBS shall reasonably request;
(i) notify CBS at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which, or of the Company becoming otherwise aware that, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of CBS, prepare and furnish to CBS a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities under such Registration Statement, such prospectus shall not include an untrue statement of a material fact or a misstatement of a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and
(j) make reasonably available for inspection by representatives of CBS, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by CBS or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company reasonably requested by such persons in connection with such Registration Statement.
CBS agrees that, upon receipt of any notice from the Company of the happening of any event described in Section 1.6(i), CBS will forthwith discontinue disposition of such securities pursuant to such Registration Statement until CBS’s receipt of the copies of the supplemental or amended prospectus contemplated by Section 1.4(i), and, as so directed by the Company, CBS will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in CBS’s possession, of the prospectus covering such securities covered by such Registration Statement current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section 1.6(a) shall be extended by the number of days during the period from the date of the giving of such notice pursuant to Section 1.6(i) and through the date when each seller of such securities covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 1.6(i).

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1.7 Selection of Underwriter. In any underwritten registration which is being effected pursuant to Section 1.2, CBS shall have the exclusive right to designate the managing underwriter or underwriters with respect to the related offer, which underwriter or underwriters must be reasonably acceptable to the Company and shall be engaged pursuant to customary market terms. In all other registrations, the Company shall select, in its sole discretion, the managing underwriter or underwriters with respect to the related offering of the Common Stock.
1.8 Indemnification.
(a) The Company will, and does hereby undertake to, indemnify and hold harmless CBS, each of CBS’s officers, directors and affiliates, and each person controlling CBS, with respect to any registration, qualification, listing, or compliance effected pursuant to this Section 1, and each underwriter, if any (including any broker or dealer which may be deemed an underwriter), and each person who controls any underwriter (including any such broker or dealer), of the Registrable Securities held by or issuable to CBS, against all claims, losses, damages, liabilities and expenses, joint or several (or actions in respect thereto whether or not a party thereto), to which they may become subject under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), or other federal, state or common law, or otherwise, arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary, final or summary prospectus, offering circular, or other similar document or any amendment or supplement thereto (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, listing, or compliance, or arising out of or based upon any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of any federal, state or common law, rule or regulation applicable to the Company in connection with any such registration, qualification, or compliance, and will reimburse, as incurred, CBS, each such underwriter, and each such director, officer, affiliate and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action (whether or not the indemnified party is a party to any proceeding); provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by CBS or by such underwriter and stated to be specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of CBS or any other indemnified party and shall survive the transfer of such securities by CBS.

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(b) CBS will indemnify the Company, each of its directors, and each officer who signs a Registration Statement in connection therewith, and each person controlling the Company, each underwriter, if any, and each person who controls any underwriter, of the Company’s securities covered by such a Registration Statement, against all claims, losses, damages, liabilities and expenses, joint or several (or actions in respect thereto whether or not a party thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, preliminary, final or summary prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse, as incurred, the Company, each such underwriter and each such director, officer, partner, and controlling person, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action (whether or not the indemnified party is a party to any proceeding), in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, preliminary, final or summary prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by CBS and stated to be specifically for use therein; provided, however, that the liability of CBS hereunder shall be limited to the net proceeds received by CBS from the sale of securities under such Registration Statement.
(c) Each party entitled to indemnification under this Section 1.8 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a full and final release from all liability in respect to such claim or litigation.
(d) Indemnification similar to that specified in this Section 1.8 (with appropriate modifications) shall be given by the Company and CBS with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the 1933 Act.

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(e) If recovery is not available under the foregoing indemnification provisions of this Section 1.8 for any reason other than as expressly specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses. In determining the amount of contribution which the respective parties are entitled, there shall be considered the relative fault of each party in connection with the statements or omissions which resulted in such claims, losses, damages or actions, as well as other equitable considerations appropriate under the circumstances. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this section 1.8(e), CBS will not be obligated to make contributions which, in the aggregate, exceed the amount for which it would have been liable pursuant to Section 1.6(b) had indemnification been available thereunder.
(f) The obligations of the parties under this Section 1.8 shall be in addition to any liabilities which any party may otherwise have to any other party.
1.9 Information by CBS. CBS shall furnish to the Company such information regarding CBS and the distribution proposed by CBS as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification, or compliance referred to in this Section 1.
1.10 Transfer of Registration Rights. The rights contained in Sections 1.2 and 1.4 hereof, to cause the Company to register the Registrable Securities, and all other rights of CBS hereunder, may be assigned or otherwise conveyed to a transferee or assignee of Registrable Securities, provided that such transferee or assignee (or, if such transferee or assignee is a wholly-owned subsidiary of CBS Corporation, together with CBS Corporation and other wholly-owned subsidiaries of CBS Corporation) acquires at least 2,800,000 shares of the Common Stock constituting Registrable Securities held by the transferring holder, and, provided further, that the Company is given written notice by the transferor at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned.
1.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of CBS, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to (a) require the Company to effect a registration under terms and conditions inconsistent with CBS’s registration rights under Sections 1.2 or 1.4 hereof, or (b) include any securities in any registration filed under Section 1.2 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent of such holder’s allocable portion consistent with Section 1.4(b); provided, however, that the Company may grant rights to demand registrations under which such holders shall have priority (prior to allocation among CBS and other holders possessing “piggyback” registration rights, but not prior to CBS’s Demand rights under Section 1.2 hereof).

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1.12 Rule 144 Reporting. With a view to making available to CBS the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:
(a) at all times make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the 1933 Act;
(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the 1933 Act and 1934 Act; and
(c) so long as CBS Corporation or any of its subsidiaries owns any Registrable Securities, furnish to CBS forthwith upon request: (i) a written statement by the Company as to its compliance with the reporting requirements of (A) said Rule 144 of the 1933 Act, (B) the 1993 Act and (C) the 1934 Act; (ii) a copy of the most recent annual or quarterly report of the Company; and (iii) such other reports and documents as CBS may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
SECTION 2
MISCELLANEOUS
2.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral agreements, contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof.
2.2 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, its rules of conflict of laws notwithstanding.
2.3 Amendments and Waivers. This Agreement may not be modified, amended or waived except by written document specifically identifying this Agreement and signed by the parties, except that waivers may be effected by such written document if only signed by the party against which such waiver is sought to be enforced.
2.4 Headings. The headings included in this Agreement are for convenience of the parties only and shall not affect the construction or interpretation of this Agreement.
2.5 Attorneys’ Fees. In the event of litigation or other proceeding in connection with or related to this Agreement, the prevailing party in such litigation or proceeding shall be entitled to reimbursement from the opposing party of all reasonable expenses, including, without limitation, reasonable attorneys’ fees and expenses of investigation in connection with such litigation or proceeding.

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2.6 Notices. All notices hereunder shall be in writing and shall be given to the respective parties by U.S. mail (prepaid registered or certified mail, with return receipt requested), personal delivery, or facsimile transmission to their respective addresses as follows:

If to the Company:	Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198

with a copy to:	Skadden, Arps, Slate, Meagher & Flom
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Facsimile: (213) 687-5600

If to CBS:	CBS Radio Inc.
1515 Broadway, 46th Floor
New York, New York 10036
Attention: Chairman & CEO
Telecopy: (212) 846-2342

with copies to:	CBS Corporation
51 West 52 Street
New York, New York 10019
Attention: General Counsel
Facsimile: (212) 975-4215

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff, Esq.
Michael Lubowitz, Esq.
Facsimile: (212) 310-8007
All such notices shall be deemed effective upon receipt.
2.7 Successors and Assigns. Subject to Section 1.10 hereof, this Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. The Company may not assign its rights under this Agreement without the prior written consent of CBS.

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2.8 Remedies, Waivers. No failure or delay on the part of any party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. The parties to this Agreement acknowledge and agree that the breach of any of the terms of this Agreement will cause irreparable injury for which an adequate remedy at law is not available. Accordingly, it is agreed that either party shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, without the requirement of posting any bond. All rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies available under this Agreement or otherwise.
2.9 Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
2.10 Termination. The provisions of this Agreement shall terminate and be of no further effect upon the earlier to occur of (a) the mutual consent of the Company and CBS and (b) CBS or its permitted transferees ceasing to own or have rights to acquire Registrable Securities.
2.11 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
2.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed by their respective officers, duly authorized for such purpose, as of the date first written above.

WESTWOOD ONE, INC.
By:
Name:
Title:

CBS RADIO INC.
By:
Name:
Title:

Signature Page to Registration Rights Agreement

Schedule 1.4(b)
Other Registration Rights Agreements
None.

EXHIBIT E
AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT
AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (this “Agreement”) dated as of [                    ], 200[_], by and between CBS RADIO INC. (formerly known as Infinity Broadcasting Corporation), a Delaware corporation having an office at 1515 Broadway, 46th Floor, New York, NY 10036 (“Licensor”), and WESTWOOD ONE, INC., a Delaware corporation having an office at 40 West 57th Street, 15th Floor, New York, NY 10019 (“Licensee”).
W I T N E S S E T H:
WHEREAS, Licensor and Licensee previously entered into a Trademark License Agreement, dated as of March 30, 1999, as amended by the Letter Agreement, dated April 15, 2002 (the “Existing Trademark License Agreement”);
WHEREAS, Licensor and Licensee are parties to that certain Amended and Restated News Programming Agreement, dated as of the date hereof (the “News Programming Agreement”), pursuant to which Licensor shall provide Programming (as defined in the News Programming Agreement) to Licensee;
WHEREAS, Licensor and Licensee desire to change their existing business relationship by terminating or amending and restating certain agreements (including the Existing Trademark License Agreement) and entering into new agreements, in each case as contemplated by that certain Master Agreement entered into as of October 2, 2007 (the “Master Agreement”); and
WHEREAS, Licensor desires to grant to Licensee the right to use the Trademarks (as defined below) in connection with the Business, and Licensee accepts such grant, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree that the Existing Trademark License Agreement is hereby amended and restated in its entirety as follows:
1. Definitions. The following capitalized terms shall have the meanings set forth below. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the News Programming Agreement.
(a) “Affiliate” has the meaning assigned to such term in Rule 405 promulgated under the Securities Act of 1933, as amended; provided that, with respect to any affiliates of Licensor, such term shall mean the controlled affiliates of CBS Corporation.
(b) “Business” means the network radio and Metro Networks business and operations of Licensee, to the extent not in violation of, and consistent with, the terms of the News Programming Agreement, the Technical Services Agreement and the Station Agreements (each as defined in the Master Agreement).

(c) “Trademarks” means, subject to Section 9, those trademarks, logos, and service marks of Licensor listed on Schedule
A-1 attached hereto and hereby made a part hereof, as well as such trademarks, logos and service marks developed by the parties together or by Licensor, in each case, for programming provided by Licensor to Licensee in connection with the Business; provided that Licensor and Licensee agree and acknowledge that such trademarks, logos and service marks so developed shall be owned exclusively by Licensor.
(d) “Tradename” shall mean “CBS Radio Network.”
2. License.
(a) Subject to Section 26 of the Master Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, the non-exclusive, fully-paid, royalty-free, right and license throughout the United States during the Term: (i) to use the name “CBS Radio” and/or the Trademarks solely as part of the Business but only in connection with (x) programming provided by Licensor under the News Programming Agreement or (subject to the terms thereof) any other programming agreements pursuant to which Licensor provides programming to Licensee, or the marketing and promotion thereof, and (y) the marketing of commercial inventory provided by Licensor, and (ii) to use all other trademarks associated with the Programming, including the trademarks set forth on Schedule A-2 attached hereto and hereby made a part hereof, in each case, to the extent of Licensor’s rights therein and upon the terms and subject to the conditions set forth herein. The foregoing license includes all modifications of and successors to the foregoing trademarks.
(b) It is understood and agreed that the rights and licenses granted herein shall not constitute an assignment by Licensor of the Trademarks.
(c) Nothing contained in this Agreement shall be deemed to affect the continued use of the Trademarks by Licensor on and in connection with any current or future business in which Licensor engages in at any time. Licensor reserves the right to concurrently use and/or license to others to use the Trademarks in connection with any goods and/or services, except that, during the Term, Licensor shall not license or authorize any competitor of Licensee to use any of the Trademarks in connection with a domestic, English language, AM/FM terrestrial radio (including HD1 and HD2 channels and any subsequently added similar channels used in connection with terrestrial radio broadcast to the general public) news or traffic network business.
(d) When used by Licensee, neither the name “CBS Radio” nor any of the Trademarks shall be combined with other trademarks or names other than the Tradename or be used separately from the Tradename. It is understood and agreed that Licensee shall not have the right to and shall not register the name “CBS Radio” and/or the Tradename as a trademark, service mark, or tradename. Furthermore, Licensee shall not have the right to, and shall not, transfer any right, title or interest in the name “CBS Radio” and/or any of the Trademarks to any third party. In addition, Licensee shall not authorize any third party to use the name “CBS Radio” and/or any of the Trademarks, except in connection with performing Licensee’s rights and responsibilities under the Business. Except as expressly authorized hereby, any purported transfer or authorization shall be deemed null and void ab initio.

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(e) Licensor shall, at its expense, be solely responsible for, and in no event shall Licensee be responsible for or be entitled to seek, (i) the renewal and maintenance of any or all registrations and applications for the Trademarks, (ii) procuring any new registrations of the Trademarks desired by Licensee and approved by Licensor, all in the name of Licensor, and (iii) recording any person as a registered user of the Trademarks or filing or recording any document to perfect, maintain or confirm any registration or Licensee’s right to use the Trademarks, as may be required by the United States. It is the essence of this subparagraph that Licensee cooperate with Licensor to the best of its ability, at only ministerial cost to it, so as to protect and preserve Licensor’s trademark rights in the Trademarks for their mutual benefit.
(f) Licensor acknowledges that, during the Term, Licensee’s radio station affiliates will broadcast the Programming and that such broadcast may include simulcast of the Programming by live internet streaming by Licensee’s radio station affiliates, and that Licensee’s radio station affiliates shall have the right to use the Trademarks in connection with the foregoing, provided that such use is consistent with Section 2 of the News Programming Agreement.
3. Quality Standards.
(a) The nature and quality of all services rendered by Licensee in connection with the Trademarks, all products, if any, sold or licensed by Licensee under the Trademarks, and all advertising, promotional, publicity, marketing, and related or other uses of the Trademarks by Licensee shall conform to the reasonable standards set by Licensor, provided that Licensee is advised reasonably in advance and in writing of such standards. Without limiting the foregoing:
(i) Licensee shall use the Trademarks in accordance with the standards of quality associated with the Trademarks as of the date hereof and in a manner that is consistent with and that does not detract from the goodwill associated with the Trademarks;
(ii) Licensee shall provide Licensor with all materials and information that Licensor shall reasonably request regarding Licensee’s use of the Trademarks; and
(iii) Licensee shall not use the Trademarks in a manner contrary to the written directions of Licensor to the extent such directions are consistent with the terms of this Agreement and shall use the Trademarks in accordance with the written directions of Licensor to the extent such directions are consistent with the terms of this Agreement.
(b) Licensee shall comply at all times and at its sole expense with all applicable laws and regulations pertaining to the advertising, publicity, promotion, marketing, sale, license and distribution of products and services under the Trademarks and shall use the Trademarks only in accordance with the rules of proper trademark usage. Furthermore, Licensee’s presentation of the Trademarks shall be subject in each instance to Licensor’s reasonable standard trademark presentation guidelines, provided that Licensee is advised reasonably in advance and in writing of such guidelines (and such guidelines are applied, in all material respects, to Licensee in the same manner as such guidelines are applied to other licensees of the Trademarks). Licensee shall affix appropriate trademark notices and symbols on products or material containing the Trademarks in accordance with Licensor’s reasonable instructions.

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(c) Periodically, upon request, but not more often than quarterly, Licensee shall furnish to Licensor a reasonable and representative sampling of Licensee’s product and representative sampling of advertising, promotion, publicity and marketing for the purpose of enabling Licensor to determine Licensee’s compliance with the quality standards provided in this paragraph 3.
4. Term.
(a) Subject to paragraph 9 hereof, the term of this Agreement and the license granted hereunder shall commence on the date first set forth above and shall terminate at the close of business on March 31, 2017 (the “Term”).
(b) Upon the expiration or termination of this Agreement, Licensee shall have no right in, and shall make no further use hereunder of, the Trademarks.
5. Representations and Warranties.
(a) Licensor and Licensee each hereby represent and warrant to the other that: (i) it has all requisite power and authority to enter into and perform this Agreement; and (ii) its execution, delivery and performance of this Agreement does not and will not conflict with, violate or cause a default under any material agreement to which it is, or by which its assets are, bound.
(b) Licensor further represents and warrants to Licensee that: (i) to the best of Licensor’s knowledge, there are no pending claims, judgments or unpaid settlements against Licensor or any of its Affiliates relating to the Trademarks which, if adversely determined, would have a material adverse effect on Licensor or interfere in any material respect with Licensee’s use of the Trademarks; (ii) to the best of Licensor’s knowledge, there are no threatened claims or litigation against Licensor or any of its Affiliates relating to the Trademarks which, if adversely determined, would have a material adverse effect on Licensor or interfere in any material respect with Licensee’s use of the Trademarks; (iii) the “CBS Radio” and “CBS Radio” together with the CBS “Eye” design trademarks are validly registered with the United States Patent and Trademark Office; and (iv) to the best of Licensor’s knowledge, such registered Trademarks are valid and enforceable.
6. Licensor’s Rights in the Trademarks.
(a) Licensee hereby acknowledges Licensor’s sole rights, titles and interests in and to the Trademarks and agrees not to claim any rights, titles or interests, in or to the Trademarks except as permitted by this Agreement.
(b) All uses of the Trademarks and any and all goodwill arising from Licensee’s use of the Trademarks shall inure solely to the benefit of Licensor, and Licensee shall not assert any claim to the Trademarks or such goodwill. Licensee will not directly or indirectly contest the validity of the Trademarks or Licensor’s rights, titles, and interests therein.

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(c) At no time shall Licensee use any mark deceptively similar to the Trademarks without Licensor’s express written consent.
7. Infringement.
(a) Licensee shall notify Licensor promptly after Licensee becomes aware of any infringements, imitations or unauthorized use of the Trademarks by others. Licensor reserves the right but shall not have the obligation, to prosecute, and conduct all legal proceedings and litigations involving the Trademarks and to take any action or institute any proceedings that it may deem proper or necessary for the protection of the Trademarks. If Licensor elects to do so, it shall offer Licensee the opportunity to participate therein, and in the event of such participation, the parties shall share all costs and recoveries one-half for Licensor, one-half for Licensee or in such other proportion as may be agreed by the parties at the commencement of each action or proceeding. If Licensor elects not to exercise such right, Licensee may take any such action or conduct any such proceeding in Licensor’s name, if necessary, at its own expense, and shall be entitled to all of the recovery, except that Licensor shall have the right to approve any non-monetary elements of any settlement that materially adversely affects the validity or use of the Trademarks, which approval shall not be unreasonably withheld. In either event, the parties will cooperate fully with each other. Licensee shall notify Licensor promptly of any adverse pending or threatened litigation with respect to the Trademarks, and of any use by third parties, of which it becomes aware which would or might be adverse to the rights of Licensor or Licensee.
(b) Licensee shall, at the direction of Licensor, promptly discontinue its use of any of the Trademarks alleged to infringe rights of others, provided that prior to requesting any such discontinuance of the Trademarks, Licensor will provide Licensee with written documentation containing details of any alleged infringement and cooperate with Licensee to develop non-infringing uses.
8. Indemnification.
(a) Licensor shall at all times defend, indemnify and hold Licensee and its directors, officers, partners, employees, representatives and agents, harmless from and against any and all claims, causes of action, suits, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of (i) any breach of any representation, warranty, covenant or agreement made by Licensor hereunder or (ii) any third-party claim of infringement arising from the use of the Trademarks as described herein to the extent that Licensee’s use of the Trademarks is in compliance with the terms of this Agreement. Licensee agrees to give Licensor timely notice of any claim. In the event Licensee fails to give Licensor such notice and, as a direct result, Licensor is unable to defend or is materially prejudiced in defending such claim, Licensor need not indemnify with respect to such claim.

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(b) Licensee shall at all times defend, indemnify and hold Licensor and its directors, officers, partners, employees, representatives and agents, harmless from and against any and all claims, causes of action, suits, damages, liabilities, costs and expenses, including reasonable attorneys fees and expenses, arising out of: (i) except with respect to any claims covered by paragraph 8(a) hereof, (A) the manufacture, distribution, sale, license or other use of the products bearing the Trademarks, as provided herein, or (B) the use of any advertising, promotion, publicity or marketing material bearing the Trademarks as provided herein; or (ii) any breach of any representation, warranty, covenant or agreement made by Licensee hereunder. Licensor agrees to give Licensee timely notice of any claim. In the event Licensor fails to give Licensee such notice and as a direct result Licensee is unable to defend, or is materially prejudiced in defending, such claim, Licensee need not indemnify with respect to such claim.
9. Termination. This Agreement may be terminated prior to the expiration of the Term only by (i) mutual written consent of Licensor and the Licensee or (ii) by either party hereto if it (x) notifies the other party in writing that such other party is in material breach of one or more of its material covenants under this Agreement and such breach is not cured within 30 days written of such notice, (y) it submits to arbitration under Section 12 such breach or breaches and requests termination as a remedy, and (z) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party, and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination). Notwithstanding the foregoing, the individual licenses associated with the individual trademarks set forth on Schedule A-1 and Schedule A-2 shall automatically terminate concurrently with the termination of the News Programming Agreement and, upon such termination of the News Programming Agreement, “Trademarks” shall mean only those trademarks, logos and service marks of Licensor set forth on Schedule B attached hereto and hereby made a part hereof. Further, this Agreement may be terminated by the non-breaching party upon thirty days written notice following the occurrence of a Fundamental Default (as such term is defined in the Master Agreement). In addition, this Agreement shall automatically terminate immediately upon any termination of the Master Agreement in accordance with its terms.
10. Assignment.
(a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Licensor nor Licensee may assign its rights or obligations hereunder (which include, without limitation, Licensee’s rights and obligations related to the Tradename and the Trademarks) without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, Licensee may assign all or any of its rights and related obligations hereunder to any of its controlled Affiliates, or a third party who acquires more than 50% of the equity or voting interests of Licensee, all or substantially all of the assets of Licensee or all or substantially all of the assets comprising any significant business unit or division of Licensee, in each case, in a single transaction or series of related transactions, without the prior consent of Licensor; provided that (w) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of Licensee, such assignment shall be limited to those rights and obligations that are related to such business unit or division, (x) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, (y) no assignment under this clause (i) shall relieve Licensee from any of its obligations or liabilities hereunder and (z) Licensee may not, without the prior written consent of Licensor, assign under this clause (i) any of the Tradename or the Trademarks set forth on Schedules A-1 and A-2 (other than any of the

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trademarks, logos or service marks that are set forth on Schedule B) unless such assignment is concurrent with a permitted assignment of the rights and related obligations under the News Programming Agreement (in accordance with the terms thereof) to the same assignee; (ii) Licensor may assign, without the prior consent of Licensee, all or any of its rights and related obligations hereunder to any of its Affiliates, provided that no assignment under this clause (ii) shall relieve Licensor from any of its obligations or liabilities hereunder; and (iii) in respect of any assignment of Licensor’ rights and related obligations hereunder to any third party who is not an Affiliate of Licensor, Licensee’s prior written consent shall not be unreasonably withheld. Any purported assignment or transfer in violation of the provisions of this Section 10 is null and void and of no force or effect. For the avoidance of doubt, (i) Licensee agrees that a sale of Licensor in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Licensee and (ii) Licensor agrees that, subject to Section 26 of the Master Agreement, a sale of Licensee in its entirety whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Licensor. In addition, Licensor acknowledges that Licensee may engage third parties to manage the distribution of the Programming, or act as an agent of Licensee relating to the distribution or production of Programming for Licensee or sale of any commercial inventory associated with the Programming, in each case, not from any broadcast facilities leased by, or leased from, Licensor (other than independent contractors who shall be permitted access to such broadcast facilities consistent with Past Practices (as such term is defined in the Technical Services Agreement)), and Licensee agrees that it shall remain, and any third party engaged by it shall be, subject to all of the applicable terms and conditions of this Agreement, the News Programming Agreement, the Technical Services Agreement and the Station Agreements. Furthermore, Licensor acknowledges that an engagement described in the immediately preceding sentence shall not constitute an assignment hereunder.
(b) None of the rights and licenses granted to Licensee pursuant to this Agreement shall be, by virtue of this Agreement, exercisable by any of the shareholders or Affiliates of Licensee.
11. Notices.
(a) Any notice, demand, waiver, approval or consent (collectively referred to as “notice”) required or permitted herein shall be in writing and shall be given personally and receipted, by messenger, by air courier, by facsimile, by prepaid registered or certified mail, with return receipt requested, addressed to the parties at their respective addresses set forth below:

If to Licensee:

Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600

If to Licensor:

CBS Radio Inc.
1515 Broadway, 46th Floor
New York, New York 10036
Attention: Chairman & CEO
Telecopy: (212) 846-2342

with a copy to each of:

CBS Corporation
51 West 52 Street
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 975-4215

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff, Esq.
Michael Lubowitz, Esq.
Telecopy: (212) 310-8007
A notice shall be deemed received upon the date of delivery if given personally, by messenger, by air courier, or by facsimile, or, if given by mail, on the date set forth on the registered or certified mail receipt.
(b) Any party may change its address for the purposes of notice by giving notice in accordance with the terms and conditions of this paragraph 11.
12. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 12. There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

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13. Further Instruments. The parties shall promptly execute and deliver all further instruments, and make all further filings, necessary or desirable to carry out the purposes of this Agreement.
14. Cumulative Remedies. All remedies, rights, undertakings, obligations and agreements contained herein shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party, including, without limitation, any rights or remedies accruing under the Uniform Commercial Code and any other applicable law. Without limiting the foregoing, this Agreement shall not lessen or affect the right of Licensor to enjoin or obtain relief against any acts of infringement or unfair competition.
15. Modification, Amendment, Supplement or Waiver. No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by the parties to this Agreement. A failure or delay of any party to this Agreement to enforce at any time any of the provisions of this Agreement or to require at any time performance of any of the provisions hereof shall in no way be construed to be a waiver of such provisions of this Agreement. A waiver by either party of any of the terms and conditions of this Agreement in any one instance shall not be deemed a waiver of such terms or conditions in the future, or of any subsequent breach thereof.
16. Entirety of Agreement. This Agreement and the New Transaction Documents (as defined in the Master Agreement) and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein, including the Existing Trademark License Agreement, with the exception of the indemnification provisions of the Existing Trademark License Agreement, which indemnification provisions shall continue in accordance with their terms relating to third party claims as contemplated by the Mutual General Release and Covenant Not to Sue, dated as of the date hereof, by and between Licensor and Licensee.
17. Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such provision shall be deleted from this Agreement and the remaining provisions of this Agreement shall be unimpaired.
18. Headings. The headings in this Agreement are for purposes of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.

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19. Counterparts. This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties have executed this Agreement as of the date first written above.

CBS RADIO INC.
By:
Name:
Title:

WESTWOOD ONE, INC.
By:
Name:
Title:

Signature Page to Amended and Restated Trademark License Agreement

Schedule A-1
Trademarks, Logos and Service Marks
(See Attached.)
SCHEDULE A-2
[Intentionally omitted.]

Schedule A-2
Trademarks, Logos and Service Marks
(See Attached.)
SCHEDULE A-2
[Intentionally omitted.]

Schedule B
Trademarks, Logos and Service Marks Covered by Licenses To Be Automatically
Terminated Upon the Termination of the News Programming Agreement
(See Attached.)
SCHEDULE B
[Intentionally omitted.]

EXHIBIT F
AMENDED AND RESTATED TECHNICAL SERVICES AGREEMENT
AMENDED AND RESTATED TECHNICAL SERVICES AGREEMENT, dated as of [_________], 200[_] (this “Agreement”), between CBS RADIO INC. (formerly known as Infinity Broadcasting Corporation), a Delaware corporation (“CBS”), and WESTWOOD ONE, INC., a Delaware corporation (“Westwood”). In the event of a conflict between the terms of the Lease(s) (as defined below) and the terms of this Agreement, the terms of this Agreement shall control except as set forth otherwise herein or in the Leases.
W I T N E S S E T H :
WHEREAS, CBS and Westwood previously entered into a Technical Services Agreement, dated as of March 30, 1999 (the “Existing Technical Services Agreement”), for the provision of CBS facilities and employees to originate and distribute programming (including that provided by CBS under the Existing News Agreement (as defined below)), including day-of-air operation services, and commercial continuity services in support of the gathering, editing, assembly and production of such programming;
WHEREAS, CBS and Westwood desire to modify their existing business relationship by terminating or amending and restating certain agreements (including the Existing Technical Services Agreement and the News Programming Agreement, dated as of March 30, 1999, as amended by a Letter Agreement dated April 15, 2002 (the “Existing News Agreement”; which agreement is being replaced by the Amended and Restated News Programming Agreement, dated as of the date hereof (such agreement, the “News Agreement”)), documenting certain existing practices between the parties, and entering into new agreements, as more particularly described in the Master Agreement dated as of October 2, 2007 (the “Master Agreement”); and
WHEREAS, various programming, including Programming originated by CBS under the News Agreement, is originated, produced and/or transmitted from the CBS Facilities (as defined below);
NOW, THEREFORE, for good and valuable consideration, the parties hereto covenant and agree as follows:
1. Effective Date; Services
(a) The term of this Agreement shall commence on the Closing Date (as defined in the Master Agreement) and shall continue through and including March 31, 2017, unless earlier terminated as provided herein (the “Term”).

(b) Subject to Section 5 hereof, during the Term, CBS shall provide to Westwood the services described herein (the “Services”), including without limitation the Services specifically enumerated in Section 2 below, in a manner and to an extent consistent with past practice since January 1, 2004 (“Past Practice”) and, as applicable, as more particularly provided in those certain agreements, dated as of even date herewith, by and between CBS and Westwood as set forth on Schedule 1 attached hereto (for convenience herein referred to as the “Lease(s)”), which Services include using equipment, technical infrastructure, physical plant and personnel as described in the attached schedules (collectively, the “Services”). In providing the Services, CBS shall:
(i) Operate all equipment and CBS Facilities (as defined below) to be provided hereunder and render all Services to be performed hereunder in a manner consistent with commonly accepted industry standards for such Services, and the specific standards set forth herein;
(ii) Maintain all such equipment and CBS Facilities in good working order, including providing basic maintenance services (e.g., repair of leaks or damaged equipment) consistent with Past Practice and the standards set forth herein and in the Leases, except to the extent that such maintenance services are the responsibility of a third-party landlord under the Leases, in which case CBS shall use its commercially reasonable efforts to require such landlord to provide such maintenance services as required by such Lease unless such maintenance services are expressly designated herein as the responsibility of Westwood; and
(iii) Have the right to replace any item of equipment, at any time, with the same or substantially similar equipment that meets the same or higher specifications and performs the same or substantially similar functions; provided, however, that no such replacement shall cause any material interruption in the Services to be provided by CBS hereunder or result in any incremental cost to Westwood, except as expressly set forth in Schedule 5 hereto.
(c) CBS Employees Services. In accordance with the terms of this Agreement, CBS shall provide the services of certain of its master control technicians (“Master Control Employees”) and maintenance technicians (“Maintenance Employees”) as set forth on Schedule 2 hereto (together with any replacement employees employed by CBS performing the same or substantially similar services, the “CBS Employees”). With respect to the CBS Employees, CBS acknowledges:
(i) that the services of such CBS Employees and the CBS Facilities are utilized by Westwood for both the CBS Radio News and other CBS programming (“CBS Programming”) and products and programs outside of the CBS Programming (“Westwood Programming” and together with CBS Programming, the “Programming”);

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(ii) that, upon termination or resignation of a Master Control Employee who is also an IBEW unionized employee, Westwood shall have the right to employ and pay the salary of replacement individual(s) directly and such individuals(s) and/or the services performed by such individuals will not be covered by the agreement between CBS and IBEW Local 1212 (the “CBS/IBEW Agreement”), so long as such employment relationship is permitted under the terms of the CBS/IBEW Agreement (in connection therewith, CBS will continue to inform Westwood of any applicable terms of the CBS/IBEW Agreement and reasonably assist Westwood in complying with such terms) and so long as the employee hired to replace such departed Master Control Employee is of a quality and caliber consistent with standards that enable CBS to originate and produce, and Westwood to distribute, the CBS Programming as a professional, broadcast-quality program in accordance with prevailing industry standards (“Prevailing Industry Standards”); and
(iii) that pursuant to the CBS/IBEW Agreement and to the extent required by such agreement, CBS shall continue to employ a minimum of five (5) Maintenance Employees, and CBS shall cause such employees to provide their services to Westwood for both the CBS Programming and Westwood Programming.
With respect to the CBS Employees, Westwood acknowledges:
(iv) that at least one (1) IBEW CBS Employee will be scheduled to work 7 days per week at times consistent with Past Practice, so that maintenance issues involving work covered by the CBS/IBEW Agreement may be dealt with in a reasonably timely manner by IBEW CBS Employees, as required by the CBS/IBEW Agreement (in connection therewith, CBS will continue to inform Westwood of any applicable terms of the CBS/IBEW Agreement and reasonably assist Westwood in complying with such terms);
(v) that it will engage in good faith discussions with CBS on decisions related to employee hiring, replacement, discipline and termination for all such actions affecting IBEW CBS Employees and will not without the consent of CBS take any action which, in the good faith judgment of CBS, will materially interfere with, or have a detrimental effect under, the CBS/IBEW Agreement or CBS’ relationship with the IBEW;
(vi) that Westwood shall continue to employ a minimum of six (6) Master Control Employees during the Term; provided however that in the event that changes in technology make it possible to continue to provide the CBS Programming consistent with Prevailing Industry Standards using less than six (6) Master Control Employees, then Westwood may reduce the number of Master Control Employees after notice to and consultation with CBS; and
(vii) that in the event that a Master Control Employee or a Maintenance Employee is required to routinely spend time providing origination or production services for Westwood Programming (as opposed to CBS Programming) such work shall not conflict with CBS’s obligation to originate and produce the CBS Programming consistent with Prevailing Industry Standards, it being expressly agreed by the parties that the use of such employees consistent with Past Practice shall not be deemed to be a “conflict” hereunder.

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2. Origination and Operation Support Services. CBS shall provide the following services to Westwood on a continuous basis, twenty-four (24) hours per day, seven (7) days per week:
(a) origination and production of the CBS Programming in accordance with Prevailing Industry Standards;
(b) provision of the services of CBS Employees as set forth in Section 1(b) above and the use of CBS’s facilities (e.g., on-air studios, audio edit rooms, production studios, control rooms, offices, telephone lines, cable feeds, computer networks) set forth on Schedule 3 attached hereto (the “CBS Facilities”), as more particularly provided in the Lease(s);
(c) provision of access and use rights to all software and hardware (including, but not limited to, access and use rights to the software and hardware set forth on Schedule 4, and any new versions, updates, substitutions and replacements thereof) in the CBS Facilities used by Westwood: (i) that was provided or made available to Westwood by CBS in the past, such that, for the duration of the Term, Westwood shall have similar access and use rights in and to such software and hardware as Westwood had consistent with Past Practice and (ii) otherwise necessary to operate the Business (as such term is defined in the Trademark License Agreement, of even date herewith, between the parties). In connection therewith, CBS shall use commercially reasonable efforts to ensure that any and all applicable software and hardware licenses it secures related to the CBS Programming shall afford Westwood the foregoing access and use rights in such software and hardware for the duration of the Term; provided however that in the event that securing such software and/or hardware licenses for Westwood’s benefit shall add any incremental costs to the license fees or add other incremental costs associated with securing and maintaining such licenses then, to the extent such cost is being incurred solely because of, or is directly related to, Westwood’s use of such software or hardware, such additional incremental costs shall be paid by Westwood as part of the Monthly Payment, subject to Westwood’s receipt of reasonably detailed documentation from CBS. The parties further agree that any hardware or software that is purchased by CBS for use with the CBS Programming can be used by Westwood for both CBS Programming and Westwood Programming consistent with Past Practice so long as such use for Westwood Programming does not (i) result in any material injury or damage to the CBS Facilities, (ii) cause any technical interference with the distribution of the CBS Programming or distribution of any other programming from the CBS Facilities (including but not limited to CBS television or network programming (“TV/Network Programming”)) or (iii) adversely affect in any material respect the origination, production or distribution of the CBS Programming. If any of the foregoing occur, CBS shall immediately notify Westwood thereof and Westwood shall immediately cease use of the hardware or software in the manner that caused any of the foregoing to occur and the designees of the parties shall work together to promptly resolve such matter in order to allow Westwood to resume use of the hardware or software in a manner which does not cause any of the foregoing (i), (ii) or (iii) to occur, if such resumption is possible and in any case at no incremental cost to CBS.

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(d) In determining the level and type of Services to be provided by CBS pursuant hereto, the parties shall look to those services historically provided by CBS consistent with Past Practice.
3. Distribution Services.
(a) Westwood shall transmit the CBS Programming, on a 24/7 basis in a manner consistent with Prevailing Industry Standards, to its customers, including affiliated CBS Radio stations and other radio stations, from the CBS Broadcast Center (currently located at 524 West 57th Street, New York City).  Westwood shall transmit the CBS Programming on: (i) seven (7) satellite audio channels on MPEG II AAC with a maximum bit rate of 96 kilobits dedicated for CBS use and occasional access, including access for top of the hour newscasts, to two (2) additional satellite audio channels on MPEG II AAC with a maximum bit rate of 96 kilobits to the extent reasonably required and requested by CBS (it being understood that to the extent Westwood does not have such satellite channels available, Westwood shall use commercially reasonable efforts to provide additional satellite audio channels to CBS but nothing herein shall be deemed to require Westwood to purchase or lease such channels and/or any associated equipment), (ii) two (2) 38.4 kilobit data channels, both located on domestic communications satellite AMC-8 transponder 15 or its equivalent replacement, or (iii) any other equivalent (but in no event with a lesser number or kilobit size of audio or data channels) distribution method (including but not limited to any proposal by Westwood to use internet distribution for the CBS Programming instead of satellite distribution) as may be reasonably utilized as determined by the mutual prior agreement of CBS and Westwood (such, the “Distribution Equipment”).
(b) As part of this Agreement, CBS hereby acknowledges that Westwood shall transmit the Westwood Programming, on a 24/7 basis to its customers, including, in some cases, affiliated CBS Radio Stations and other radio stations, from the CBS Facilities consistent with Past Practice and Prevailing Industry Standards so long as such distribution of Westwood Programming does not (i) result in any material injury or damage to the CBS Facilities; (ii) cause any technical interference with the distribution of the CBS Programming or the TV/Network Programming; or (iii) adversely affect in any material respect the origination, production or distribution of the CBS Programming (it being expressly agreed by the parties that, as of the date hereof, Westwood’s transmission of Westwood Programming in accordance with Past Practice is not deemed to violate or otherwise conflict with clause (iii) hereunder). If any of the foregoing occur, CBS shall immediately notify Westwood thereof, Westwood shall immediately cease distribution in the manner that caused any of the foregoing to occur and the designees of the parties shall work together to promptly resolve such matter in order to allow Westwood to resume transmission of the Westwood Programming in a manner which does not cause any of the foregoing (i), (ii) or (iii) to occur, if such resumption is possible and in any case at no incremental cost to CBS. Notwithstanding the foregoing, in the event that such transmission of Westwood Programming meets the foregoing standards but to the extent caused by Westwood’s actions, results in incremental distribution costs for CBS then such incremental costs shall be paid by Westwood pro rata based on causation.

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(c) In order to facilitate Westwood’s transmission of the Programming, CBS shall provide the services of the CBS Employees to assist in the distribution of the Programming by Westwood consistent with Past Practice. CBS hereby acknowledges and agrees that Westwood depends on the services of the CBS Employees for assistance in originating, producing and distributing all Programming which is transmitted for broadcast from the CBS Broadcast Center and, accordingly, the CBS Employees are not to be, and will not be, used exclusively for the CBS Programming. Westwood acknowledges and agrees that in the event that a CBS Employee is required to routinely spend time providing distribution services for Westwood Programming (as opposed to CBS Programming) such work shall not conflict with Westwood’s obligation to distribute the CBS Programming consistent with Prevailing Industry Standards.
4. Payments.
Westwood shall reimburse CBS on a monthly basis within thirty (30) days after receipt by Westwood of a reasonably-detailed monthly Invoice for all Services provided by CBS set forth herein as follows: (i) all out-of pocket costs and expenses incurred by CBS in providing the Services as indicated by the various categories of expenses listed on Schedule 5; and (ii) costs related to an increase or change in the nature or extent of technical services requested by Westwood from CBS to the extent such increase or change is inconsistent with Past Practice (collectively, the “Monthly Payment”). In the event that the parties are unable to agree upon payment for any items submitted by CBS on an Invoice (“Disputed Item”), then either party may submit its dispute within thirty (30) days of the date of the Invoice to be resolved by an arbitrator pursuant to Section 14 hereof. In such case the arbitrator shall have the authority to determine whether a particular Disputed Item submitted by CBS for reimbursement is appropriate given the terms of this Agreement and Past Practice and to require Westwood to make payment of such Disputed Item at the annual rate of 8% calculated from the original date of the Monthly Payment, less any interest received from Westwood’s placement of such Disputed Item in an escrow account during the time period the Disputed Item was subject to arbitration, if any.
5. Termination. This Agreement may be terminated prior to the expiration of the Term:
(a) by mutual written consent of CBS and Westwood;

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(b) by CBS if (i) Westwood fails to pay an undisputed amount owed to CBS under this Agreement following 30 days written notice, (ii) Westwood fails to pay an amount owed to CBS that was previously disputed but has since been determined by arbitration pursuant to Section 14 or mutual agreement of the Parties to be owed to CBS under this Agreement, within 15 days of such arbitration award or following 15 days written notice of such mutual agreement, or (iii) following 30 days written notice if (x) two or more disputed payments are submitted to arbitration under Section 14 during the Term of this Agreement, (y) such disputed payments are not deposited with a third party escrow agent reasonably acceptable to CBS and Westwood within five (5) business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by CBS to be properly payable by Westwood to CBS under this Agreement is in fact properly payable to CBS under this Agreement; provided that in the event of a termination by CBS pursuant to this Section 5(b), Westwood shall have the right to a (i) a nine (9) month transition beginning on the date of the arbitrator’s determination in vacating the space provided for in the Broadcast Center Lease and (ii) a 6 month transition beginning on the date of the arbitrator’s determination in vacating the space provided for in the 2020 M Street Lease and the 2000 M Street Sub-Lease (subject in all cases to the terms of the 2000 M Street Sub-Lease) during which time Westwood shall continue to distribute the CBS Programming consistent with Prevailing Industry Standards (which in such event shall be subject to Westwood’s continued payment of, and reimbursement to CBS for, all sums owed under this Agreement for such period of transition only and without materially interfering with or causing damage to CBS Facilities, equipment and Programming) (“Monetary Breach Transition Right”);
(c) by either party hereto if it (i) notifies the other party in writing that such other party is in material breach of one or more of its material covenants (other than payment covenants) under this Agreement and such breach is not cured within 30 days of receipt of such written notice, (ii) it submits to arbitration under Section 14 such breach or breaches and requests termination as a remedy, and (iii) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants (other than payment covenants) under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party, and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination), provided that in such case Westwood shall have the right to (i) a nine (9) month transition beginning on the date of the arbitrator’s determination in vacating the space provided for in the Broadcast Center Lease and (ii) a 6 month transition beginning on the date of the arbitrator’s determination in vacating the space provided for in the 2020 M Street Lease and the 2000 M Street Sub-Lease (subject in all cases to the terms of the 2000 M Street Sub-Lease), during which time Westwood shall continue to distribute the CBS Programming consistent with Prevailing Industry Standards (which in such event shall be subject to Westwood’s continued payment of, and reimbursement to CBS for, all sums owed under this Agreement for such period of transition only and without materially interfering with or causing damage to CBS facilities, equipment and Programming) (“Breach Transition Right”);

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(d) automatically in the event of termination of the Master Agreement or termination or expiration of the News Agreement; provided that in the event of termination or expiration of the News Agreement, Westwood shall have the right to (i) a one (1) year transition in vacating the space provided for in the Broadcast Center Lease and (ii) a 6 month transition in vacating the space provided for in the 2020 M Street Lease and the 2000 M Street Sub-Lease (subject in all cases to the terms of the 2000 M Street Sub-Lease), during which time Westwood shall continue to distribute the CBS Programming consistent with Prevailing Industry Standards (which in such event shall be subject to Westwood’s continued payment of, and reimbursement to CBS for, all sums owed under this Agreement for such period of transition and without materially interfering or causing damage to CBS Facilities, equipment and Programming) (“Natural Expiration Transition Right”); and provided further that in the event of a termination by CBS of the Master Agreement pursuant to Section 27(a)(ii)-(v) or 27(b) of the Master Agreement, Westwood shall have the right to a six (6) month transition in vacating the space provided for in the Broadcast Center Lease, the 2020 M Street Lease and the 2000 M Street Sub-Lease (subject in all cases to the terms of the 2000 M Street Sub-Lease), during which time Westwood shall continue to distribute the CBS Programming consistent with Prevailing Industry Standards (which in such event shall be subject to Westwood’s continued payment of, and reimbursement to CBS for, all sums owed under this Agreement for such period of transition only and without materially interfering with or causing damage to CBS Facilities, equipment and Programming) (“Short Term Transition Right”); and
(e) automatically in the event of termination of the Broadcast Center Lease pursuant to Section 2(c)(ii), 14(b) or 14(d) thereof, subject to the transition right set forth in such Section 2(c)(ii), the Monetary Breach Transition Right or the Breach Transition Right, respectively.
(f) The termination of this Agreement pursuant to Section 5 shall not affect or limit in any way any other rights or remedies available to the terminating party at law or in equity; provided that CBS and Westwood agree that the terms of Section 6(b), 6(c) and 6(d) shall constitute the exclusive rights and remedies that either party shall have with respect to the recovery of direct or indirect costs and expenses such party may have relating to, or arising out of, a termination of this Agreement. In addition, Footnote 4 of Schedule 2 and Schedule 4 set forth additional obligations which shall survive the termination of this Agreement.
6. Post-Termination Provision.
In the event this Agreement is terminated by either party pursuant to Section 5 hereof, until such time the News Agreement is no longer in effect, notwithstanding any provision contained herein to the contrary, the parties hereto agree that:
(a) (i) CBS shall be responsible, at its sole cost and expense (except as set forth in this Section 6), for originating and producing the CBS Programming and delivering and/or transmitting such programming as a production-ready, professional broadcast-quality product in accordance with then Prevailing Industry Standards to such location (“Alternate Location”) reasonably designated by Westwood (it being agreed by the parties that a location shall be reasonable as long as such location shall not impair Westwood’s ability to continue to distribute the CBS Programming on a 24/7 basis in a manner consistent with Prevailing Industry Standards) and (ii) Westwood shall be responsible, at its sole cost and expense, for transmitting the CBS Programming in accordance with Section 3(a) hereof to its radio station affiliates carrying such programming.

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(b) If this Agreement is terminated (i) by CBS pursuant to Section 5(b) or 5(c) of this Agreement or (ii) pursuant to Section 5(e) hereof (solely as a result of the termination of the Broadcast Center Lease pursuant to Section 14(b) thereof), Westwood shall be responsible for, and shall pay to CBS, on a monthly basis as hereinafter provided, (x) all costs and expenses that would have been borne by Westwood under this Agreement (either directly or by reimbursement to CBS) with respect to the CBS Programming, and (y) all costs and expenses of delivering and/or transmitting the CBS Programming to the Alternate Location (collectively, the “Post-Termination Costs”). The monthly amounts payable by Westwood pursuant to clause (x) of this Section 6(b) shall be calculated with reference to the average monthly amount of such costs during the 24 month period prior to such termination (or, if such termination occurs during the first 24 months of this Agreement, the period from the Closing Date to the termination date). Such amounts shall increase annually on April 1 (on a compound basis) by the applicable escalation factor set forth in Schedule 7 hereto. The payments pursuant to clause (x) shall be in lieu of any such costs CBS may actually incur in the future, notwithstanding that the actual costs incurred by CBS may exceed such average costs. With respect to the costs and expenses referred to in clause (y), Westwood shall reimburse CBS on a monthly basis within thirty (30) days after receipt by Westwood of a reasonably detailed invoice therefor.
(c) If this Agreement is terminated (i) by Westwood pursuant to Section 5(c) of this Agreement or (ii) pursuant to Section 5(e) hereof (solely as a result of the termination of the Broadcast Center Lease pursuant to Section 14(d) thereof), subject to the next sentence, CBS shall be responsible for all costs and expenses of delivering and/or transmitting the CBS Programming to the Alternate Location and CBS shall be responsible for, and shall pay to Westwood on a monthly basis as hereinafter provided, the following expenses incurred by Westwood, to the extent such expenses are reasonable and necessary (such determination to be made in good faith by Westwood) to continue to conduct its obligations and services as described in this Agreement: (x) Westwood’s out-of-pocket expenses incurred in moving from the Broadcast Center to the New Broadcast Location (as defined below); and (y) the annual depreciated expense that Westwood recognizes in connection with improvements made to the New Broadcast Location and equipment costs incurred by Westwood at the New Broadcast Location; provided that in each case such expenses shall be depreciated over the life of such improvement and equipment costs. Notwithstanding anything to the contrary in this Section 6(c), in no event shall the amount of costs and expenses that CBS is responsible for on an annual basis as described in this Section 6(c) exceed the annual Post-Termination Costs that would have been borne by Westwood under this Agreement pursuant to clause (x) of Section 6(b) hereof. With respect to the costs and expenses referred to in this Section 6(c), CBS shall reimburse Westwood on a monthly basis within thirty (30) days after receipt by CBS of a reasonably detailed invoice therefor. “New Broadcast Location” means the broadcast location that Westwood relocates to in order to continue to conduct its obligations and services as described in this Agreement; provided that the new location shall be reasonably comparable to the space previously occupied by Westwood at the Broadcast Center.

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(d) If this Agreement is terminated pursuant to Section 5(e) hereof (solely as a result of the termination of the Broadcast Center Lease by CBS pursuant to Section 2(c)(ii) thereof), CBS and Westwood each will be responsible for 50% of the Post-Termination Costs. Accordingly, Westwood shall pay to CBS, on a monthly basis, 50% of the Post-Termination Costs that otherwise would be payable pursuant to Section 6(b) above.
7. Force Majeure. A party hereto will not have any liability to the other party with respect to the following: if performance by such party shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
8. Indemnification.
(a) From and after the date hereof, CBS shall indemnify and hold Westwood, its affiliates and their respective directors, officers, affiliates, employees and agents, and the predecessors, successors and assigns of any of them, harmless from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, “Losses”), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of CBS in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, or (ii) any breach of any covenant or agreement made by CBS in this Agreement.
(b) From and after the date hereof, Westwood shall indemnify and hold CBS, its affiliates and their respective directors, officers, affiliates, employees and agents, and the successors and assigns of any of them, harmless from and against any and all Losses caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Westwood in this Agreement or any certificate or other document delivered pursuant hereto or in connection herewith and (ii) any breach of any covenant or agreement of Westwood contained in this Agreement.

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(c) In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a “Third Party Claim”) in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Section 8, the party or parties seeking indemnification (collectively, the “Indemnitee”) shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the “Indemnitor”); provided, however, that any failure by an Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have materially prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foreseeability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall remain liable to such Indemnitee in accordance with this Section 8 in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor’s written consent, but if settled with such Indemnitor’s written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by Section 8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.
(d) Neither party shall be liable to the other party for any special, indirect, consequential, or exemplary damages, and any loss of business or profits, whether or not foreseeable, arising out of or in connection with this Agreement. The obligations of each party under this Section shall continue notwithstanding any termination of this Agreement.

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(e) CBS and Westwood agree that, in the event it is determined in an arbitration proceeding instituted pursuant to Section 14 hereof that Westwood or CBS is in breach of any of its obligations hereunder (such party, the “breaching party”), the other party (such party, the “non-breaching party”) shall have the right to offset, set off and defend (the “Offset Right”) any amount determined in such arbitration to be owed by the breaching party against any claim, counterclaim, defense, liability or other obligation (“Claim”) that the non-breaching party may have to the breaching party at any time pursuant to the terms of any of the New Transaction Documents (as defined in the Master Agreement) and likewise CBS and Westwood agree that in the event it is determined in an arbitration proceeding instituted pursuant to the terms of any of the New Transaction Documents that a breach has occurred therein, then the same may be treated as an Offset Right against any Claim under this Agreement.
9. Hold Over. With the exception of the Monetary Breach Transition Right, the Breach Transition Right and the Natural Expiration Transition Right, which for the purposes of this Section 9 shall not be considered a hold over by Westwood, if Westwood shall hold over and remain in the CBS Facilities or fail to remove any of its personal property beyond the Term, such holding over shall be governed by the terms of the Leases.
10. No Partnership or Joint Venture. This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the parties. Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of or otherwise represent the other party to this Agreement.
11. Entire Agreement; Schedules. This Agreement and the New Transaction Documents (as such term is defined in the Master Agreement) and the exhibits and schedules hereto and thereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.
12. Further Assurances. Each of CBS and Westwood agrees to execute and deliver such instruments and take such other actions as may reasonably be required to carry out the intent of this Agreement, including, but in no way limited to, the rendering of assistance as reasonably required to carry on the day to day production and delivery of the Programming (including the daily operation and management of related facilities and personnel).
13. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither CBS nor Westwood may assign its rights or obligations hereunder without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, Westwood may assign all or any of its rights hereunder to a controlled affiliate, or a third party who acquires more than 50% of the equity or voting interests of Westwood, all or substantially all of the assets of Westwood or all or substantially all of the assets comprising any significant business unit or division of Westwood, in each case, in a single transaction or series of related transactions, without the prior consent of CBS; provided that (x) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant

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business unit or division of Westwood, such assignment shall not be made to more than one (1) party and shall be limited to those rights and related obligations that are related to such business unit or division, (y) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, and (z) no assignment under this clause (i) shall relieve Westwood from any of its obligations or liabilities under this Agreement; (ii) CBS may assign, without the prior consent of Westwood, all or any of its rights and obligations hereunder to any of its affiliates; provided that no assignment under this clause (ii) shall relieve CBS from any of its obligations or liabilities hereunder; or (iii) in respect of any assignment of CBS’ rights and related obligations hereunder to any third party who is not an affiliate of CBS, Westwood’s prior written consent shall not be unreasonably withheld; provided that no assignment under this clause (iii) shall relieve CBS from any of its obligations or liabilities hereunder. Any purported assignment or transfer in violation of the provisions of this Section is null and void and of no force or effect. For the avoidance of doubt, (i) Westwood agrees that a sale of CBS in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Westwood and (ii) CBS agrees that, subject to Section 26 of the Master Agreement, a sale of Westwood in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of CBS.
14. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 14. There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

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15. Miscellaneous.
(a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the following addresses or facsimile numbers:
If to Westwood:
Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600
If to CBS:
CBS Radio Inc.
1515 Broadway, 46th Floor
New York, New York 10036
Attention: Chairman and CEO
Telecopy: 212-846-2342
with a copy to each of:

CBS Corporation
51 West 52 Street
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 975-4215

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff, Esq.
Michael Lubowitz, Esq.
Telecopy: (212) 310-8007
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

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(b) Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure or delay on the part of party in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
(c) Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
(d) No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
(e) Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
(f) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, its rules of conflict of laws notwithstanding.

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(h) Counterparts. This Agreement may be executed in counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Technical Services Agreement as of the date first above written.

CBS RADIO INC.

By:

Name:
Title:

WESTWOOD ONE, INC.

By:

Name:
Title:
Signature Page to Amended and Restated Technical Services Agreement

Schedule 1
Leases
1. Lease, dated of even date herewith between CBS Broadcasting Inc. and Westwood One, Inc. for use of space at 524 W. 57th St, New York, NY (“Broadcast Center Lease”)
2. Lease, dated of even date herewith between CBS Broadcasting Inc. and Westwood One, Inc. for use of space at 2020 M Street, Washington, DC (“2020 M Street Lease”)
3. Sub-Lease, dated of even date herewith between CBS Broadcasting Inc. and Westwood One, Inc. for use of space at 2000 M Street Washington, DC (“2000 M Street Sub-Lease”)

Schedule 2
[Intentionally omitted.]

Schedule 3
CBS Facilities
Use of the office space listed below shall include equipment, technical infrastructure and office supplies located in or on such premises as set forth in this Agreement and in the applicable Leases listed in Schedule 1 hereto:
1.	office space listed in Exhibit A to Broadcast Center Lease

2.	office space listed in Exhibit A to 2020 M Street Lease

3.	office space listed in Exhibit A to 2000 M Street Sub- Lease

Schedule 4
Software and Hardware
Jutel System located at 2020 M Street, including all computer workstations associated therewith and the dedicated server for the system.
If this Agreement, the 2020 M Street Lease and/or 2000 M Street Sub-Lease is terminated, so long as the News Agreement is still in effect Westwood shall have the right to use the Jutel System or replacement system from an alternate location selected by Westwood consistent with Westwood’s practice for use of the equipment that preceded Jutel prior to Westwood’s using the 2020 M Street and 2000 M Street locations; provided however that (i) Westwood’s use of the Jutel System or replacement system in accordance with this sentence shall be available until the earlier of (x) expiration or termination of the News Agreement or (y) CBS ceases to use the Jutel System or replacement system at the M Street locations; (ii) in the event the use of the Jutel System would add incremental costs to CBS then such additional incremental costs shall be paid by Westwood and (iii) in the event that Westwood ceases to use the Jutel System or replacement system in favor of another similar system at their alternate location, such cessation shall not in any way limit Westwood’s obligations to distribute the CBS Programming consistent with the terms of this Agreement.

Schedule 5
Separate Items of Reimbursement
Westwood shall be responsible for payment (either directly or through reimbursement to CBS) of the following categories of expenses:
(i) rental payments (as set forth in the Leases) and associated payments for utilities for the Leases listed on Schedule 1;
(ii) salaries and benefits (as indicated on Schedule 2) of the CBS Employees or their replacements listed on Schedule 2;
(iii) phone usage and office supplies at the CBS Facilities at cost to CBS (i.e. no surcharges or markups); provided, that, it is hereby agreed by the parties that such amount for the 2020 M Street and 2000 M Street locations shall be $1,800 per month in the aggregate (such amounts to be payable for the term of the Leases for such CBS Facilities as described therein);
(iv) all costs relating to the operation, maintenance, repair and replacement of the Distribution Equipment, including but not limited to replacement of satellite receivers used by CBS Radio affiliates as necessary;
(v) all costs relating to the operation, maintenance, repair and replacement of the Master Control equipment, which includes the following: Encoda Systems - Automation System, Pro-Bell – MADI Audio Routing system, Trilogy – Intercom and Audio Routing System and Jutel – Radioman system (for which, with the exception of the costs set forth in this Schedule 5, the parties agree there shall be no separate charge to Westwood for use of such equipment during the Term of this Agreement); provided, that in the event Westwood must vacate the CBS Facilities in accordance with the terms of this Agreement, CBS shall reimburse Westwood for the undepreciated amount of such Master Control equipment purchased by Westwood after the Closing Date remaining at such CBS Facility, using a reasonable estimate of “remaining life” of the equipment;
(vi) all costs (if any, which as of the Closing Date, each party agrees that none are anticipated to be paid by CBS) relating to the operation, maintenance, repair and replacement of equipment wholly-owned by Westwood;

(vii) all costs relating to the installation of, and telecommunication costs associated with use of, the transmission lines (including but not limited to phone lines, T1 lines, remote connections and ISDN lines) solely to the extent such hardware is used in connection with CBS Radio News; provided however that to the extent that CBS requests installation of transmission lines for additional CBS News bureaus in excess of four (4) more than are in existence as of the Closing Date, then the parties agree that such costs for such additional news bureau transmission lines shall be paid for by CBS;
(viii) all costs relating to the maintenance agreements set forth on Schedule 6 as currently in effect on the Closing Date and any replacement maintenance agreements entered into during the Term; and
(ix) all costs relating to insurance provided by CBS to Westwood as of the Closing Date, including but not limited to property (both for the CBS Facilities and for multiple other Westwood facilities nationwide), terrorism, aviation and business/travel/accident insurance; provided however that Westwood agrees to use best efforts to secure insurance coverage directly from applicable insurance carriers and will notify CBS when it has secured such direct insurance coverage and of its intention to cancel insurance coverage under the applicable CBS insurance policies. Upon notice of such cancellation, CBS will refund any return on premium that it receives from such carrier(s) related to Westwood’s cancellation of coverage under the applicable CBS insurance policies.

Schedule 6
Maintenance Agreements
•	JT Packard Service Contract, date of order 9/13/06 (purchase order dated 9/7/06)
•	ENCO Systems DAD Digital Audio Delivery System, reference SO #10857
•	Harris
•	Jutel RadioMan Support and Maintenance Agreement for Infinity Broadcasting Corporation

Schedule 7
Escalation Factor

Year Commencing on
April 1,	Escalator (%)
2008	3.46
2009	3.34
2010	3.45
2011	3.13
2012	3.19
2013	3.19
2014	3.19
2015	3.19
2016	3.19

EXHIBIT G
L E A S E
THIS LEASE is made as of the [___] day of [                    ] 200[_], between CBS BROADCASTING INC., a New York corporation (“Landlord”), and WESTWOOD ONE, INC., a Delaware corporation (“Tenant”).
RECITALS
WHEREAS, CBS Radio Inc., formerly known as Infinity Broadcasting Corporation (“CBS Radio”), an affiliate of Landlord, and Tenant previously entered into a Technical Services Agreement, dated as of March 30, 1999 (the “Existing TSA”), for the provision of CBS Radio’s facilities and employees to originate and distribute programming, including day-of-air operation services, and commercial continuity services in support of the gathering, editing, assembly and production of programming; and
WHEREAS, CBS Radio and Tenant desire to modify their existing business relationship by terminating or amending and restating certain agreements (including the Existing TSA), documenting certain existing practices between the parties and entering into new agreements (the “New Transaction Documents”, as more particularly described in the Master Agreement, dated as of October 2, 2007 (the “Master Agreement”), and the Amended and Restated Technical Services Agreement, dated as of the date hereof (the “TSA”)), including, without limitation, the leasing by Landlord to Tenant of certain premises in the building owned by Landlord located at 524 West 57th Street, New York, New York, known as the CBS Broadcast Center (the “524 West 57th Street Building”) in accordance with the terms set forth in this Lease.
NOW, THEREFORE, as contemplated by the Master Agreement and the TSA and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1. PREMISES:
(a) For and in consideration of the payment by Tenant of the rent hereinafter reserved and the performance by Tenant of the covenants and agreements hereinafter agreed to be performed by it, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, throughout the term hereof, upon and subject to the terms, covenants and conditions set forth herein, (i) exclusive use of the portion of the Building (as defined below) described on Exhibit “A” attached hereto (the “Premises”), (ii) non-exclusive use, along with Landlord, of that portion of the Building known as office #1E44 (the “Master Control Room”) and (iii) non-exclusive use of the Common Areas. The “Common Areas” shall mean those portions of the Building that, consistent with Past Practice (as defined in the TSA), are not exclusively leased or allocated to any one tenant or user (including Landlord), including common entrances, lobbies, hallways, walkways, restrooms, elevators, elevator lobbies, stairways, access ways, ramps, passage ways, loading docks, trash areas and sidewalks, but expressly excluding the roof of the Building. Landlord shall have the right at any time during the term to change the Common Areas, provided that such change does not unreasonably interrupt the services being provided to Tenant pursuant to the TSA or otherwise materially adversely affect Tenant’s access to or use of the Premises, the Master Control Room, the Rooftop Equipment (as defined below) or the Leased Equipment (as defined below).

(b) In addition, in consideration of the Base Rent (as defined below) payable by Tenant under Section 3(a), Tenant shall have the right, throughout the term hereof, to use that certain equipment owned by Landlord and located in the Master Control Room, listed on Exhibit “B” attached hereto and any and all additions thereto and replacements and substitutions thereof made by Landlord (the “Leased Equipment”). Tenant shall have the right to terminate its lease of the Leased Equipment at any time during the term hereof upon providing Landlord with no less than sixty (60) days prior written notice (it being understood that such termination shall not affect Tenant’s obligation to pay Base Rent in accordance with Section 3(a)).
2. TERM; TERMINATION:
(a) The term of this Lease (the “Term”) shall commence on the date hereof (the “Commencement Date”) and shall expire on March 31, 2017 unless Tenant’s right to use and occupy the Premises is either earlier terminated or extended pursuant to and in accordance with the terms of this Lease, the Master Agreement and the TSA (March 31, 2017, or such earlier or later date to which Tenant’s right to use and occupy the Premises shall have been accelerated or extended, as applicable, the “Expiration Date”). Tenant shall have no right to extend the term of this Lease beyond the Expiration Date.
(b) This Lease may be terminated prior to March 31, 2017 (i) by mutual written consent of Landlord and Tenant or (ii) pursuant to the provisions of Section 2(c), 11, 12, 14 or 15(b) of this Lease.
(c) Notwithstanding the foregoing, (i) this Lease shall automatically terminate (subject to the last sentence of this Section 2(c)) in the event of a termination of the Master Agreement, the expiration or termination of the News Agreement (as such term is defined in the TSA) or the expiration or termination of the TSA, subject to the Transition Rights (as defined below), in each case, pursuant to the applicable termination provisions thereof, provided that, in the event that (x) such automatic termination is the result of the termination or expiration of the News Agreement, Tenant shall have a one (1)-year transition period from the date of such automatic termination to quit and surrender to Landlord the Premises, or (y) such automatic termination is the result of a termination by CBS Radio of the Master Agreement pursuant to Section 27(a)(ii) through (v) or Section 27(b) thereof, Tenant shall have a six (6)-month transition period from the date of such automatic termination to quit and surrender to Landlord the Premises; and (ii) this Lease may be terminated by Landlord if any person or entity engaged in the radio network business, whether or not a Competitor (as defined in the Master Agreement), acquires or enters into an agreement to acquire more than fifty percent (50%) of the equity or voting interests of Tenant, all or substantially all of the assets of Tenant or all or substantially all of the assets comprising any significant business unit or division of Tenant, in each case, in a single transaction or series of related transactions, provided that in such case Tenant shall have a one (1)-year transition period from the date of such termination to quit and surrender to Landlord the Premises. Notwithstanding the foregoing, if the TSA is terminated, this Lease shall terminate at the end of the transition periods that are the subject of the Monetary Breach Transition Right, Breach Transition Right, Natural Expiration Transition Right or Short Term Transition Right, as applicable (each as set forth in Section 5 of the TSA and, collectively, the “Transition Rights”). Landlord and Tenant agree that, during any of the transition periods herein provided, Tenant shall have the right to continue its use of the Leased Equipment and Rooftop Equipment in accordance with the provisions of this Lease (including, without limitation, all obligations of Tenant hereunder, which obligations shall continue to apply to Tenant until the expiration of such applicable transition period).

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3. RENT:
(a) Tenant shall pay to Landlord base rent (the “Base Rent”) during the Term in the following amounts:

Time Period	Annual Rent Amount ($)	Monthly Rent Amount ($)

Commencement Date to One-Year Anniversary	474,000.00	39,500.00
One-Year Anniversary to Two-Year Anniversary	490,400.40	40,866.70
Two-Year Anniversary to Three-Year Anniversary	656,779.77	54,731.65
Three-Year Anniversary to Four-Year Anniversary	679,438.68	56,619.89
Four-Year Anniversary to Five-Year Anniversary	700,705.11	58,392.09
Five-Year Anniversary to Six-Year Anniversary	723,057.60	60,254.80
Six-Year Anniversary to Seven-Year Anniversary	746,123.14	62,176.93
Seven-Year Anniversary to Eight-Year Anniversary	769,924.46	64,160.37
Eight-Year Anniversary to Nine-Year Anniversary	794,485.05	66,207.09
Nine-Year Anniversary to Ten-Year Anniversary	819,829.13	68,319.09
(b) Any additional sum Tenant is required to pay to Landlord under the terms of this Lease shall be deemed “Additional Rent.” Base Rent and Additional Rent shall be referred to together as “Rent.” Rent for any partial month shall be pro-rated based upon the actual number of days in such partial month.
(c) All Base Rent shall be payable monthly in advance on the first day of each month. All Additional Rent shall be payable within thirty (30) days of Tenant’s receipt of an invoice therefor, unless otherwise provided herein. All Rent shall be delivered to Landlord at 524 West 57th Street, New York, NY 10019, Attention: Director of General Accounting.
(d) If any Rent shall not be paid within fifteen (15) days after the same is due, in addition to, and without waiving or releasing any other rights or remedies of Landlord, a late charge of five percent (5%) per annum of the amount of such delinquent Rent shall become immediately due and payable to Landlord as liquidated damages.

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4. CONDITION:
Tenant is currently in possession of the Premises and the Leased Equipment and is fully familiar with the condition thereof. Tenant shall accept possession of the Premises and the Leased Equipment in their current “AS IS” condition without any representation or warranty as to condition and without any obligation on the part of Landlord to prepare the Premises or the Leased Equipment for Tenant’s occupancy or use. Tenant acknowledges that no additional demising walls, partition walls or other improvements shall be installed by Landlord between the Premises, on the one hand, and the remainder of the Building including the Common Areas and space in the Building used and occupied by Landlord and/or CBS Radio, on the other hand; provided that Landlord, at its option and with notice to Tenant, may install such additional demising walls, partition walls or other improvements so long as such installations do not unreasonably or adversely affect Tenant’s use and occupancy of the Premises.
5. USE OF PREMISES; COMPLIANCE WITH LAWS:
(a) Tenant shall use and occupy the Premises for the origination, production and distribution of programming, general office use and other lawful uses related to such uses consistent with Past Practice, but for no other purpose (the “Permitted Use”). Landlord acknowledges that Tenant’s use of the Premises on the date of this Lease is a Permitted Use.
(b) Tenant will use the Premises in compliance with any and all applicable laws statutes, codes, ordinances, rules, orders and regulations of any municipal or governmental authority (collectively, the “Laws”), which are applicable to or arise from the conduct of Tenant’s specific business at the Premises; provided, however, in no event shall Tenant be required to perform any capital improvements or repairs or to remedy any non-compliance by the Premises with Laws unless such capital improvements or repairs or remedy are required because of the negligence or willful misconduct of Tenant or Tenant’s employees or agents.
(c) Tenant agrees to comply with the rules and regulations currently in effect for the Premises, a copy of which is attached hereto as Exhibit “C” and such modifications thereof and additions thereto as Landlord may hereafter make, in Landlord’s reasonable discretion, provided written notice thereof is given to Tenant (the “Rules and Regulations”) and provided that such modifications do not adversely affect Tenant’s use of the Premises, the Common Areas, the Leased Equipment or the Master Control Room. Landlord agrees that it will (i) enforce such Rules and Regulations consistently and equitably in a non-discriminatory manner, and (ii) promptly notify Tenant in writing of any alleged non-compliance by Tenant with the Rules and Regulations.
(d) Tenant acknowledges that Landlord is a party to collective bargaining agreements (“CBAs”) with several unions. To the extent that Landlord has any obligations pursuant to the CBAs which relate to the Premises and informs Tenant of such obligations, Tenant agrees to comply with said obligations and abide by the CBAs and Landlord agrees to use commercially reasonable efforts consistent with Past Practice, at Tenant’s cost, to assist Tenant with its compliance with such obligations.
(e) Landlord acknowledges and agrees that, notwithstanding anything in this Lease to the contrary, Tenant shall have similar access and use rights in and to the Premises, the Leased Equipment, the Common Areas (subject to Section 1(a)) and the Master Control Room as Tenant has had prior to the date hereof consistent with Past Practice and otherwise necessary to operate the Business (as such term is defined in the Trademark License Agreement which is included in the New Transaction Documents), and that such access and use is permitted, and a Permitted Use, under this Lease.

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6. ROOF RIGHTS:
(a) In consideration of the Base Rent payable by Tenant under Section 3(a), Tenant shall have the right to operate and maintain, at Tenant’s sole cost and expense, on the roof of the 524 West 57th Street Building and on the roof of the building located at 530 West 57th Street, New York, New York 10019 (the “530 West 57th Street Building” and together with the 524 West 57th Street Building, the “Building”), at such locations as shown on Exhibit “D” attached hereto, the rooftop equipment described on Exhibit “E” attached hereto (together with any and all additions thereto and replacements, substitutions and upgrades thereof, in each case, to the extent permitted hereunder, the “Rooftop Equipment”). Tenant shall have the right to replace any or all of the Rooftop Equipment with the same or substantially similar equipment that meets the specifications set forth in the TSA and is not substantially greater in size than the replaced item(s); provided, however, such other equipment shall not damage the structural integrity of the Building, shall not involve any actions which would result in a breach of any applicable roof warranty for the Building, and shall comply in all respects with all Laws. Any other replacements of the Rooftop Equipment shall require the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole discretion. When requesting such consent, Tenant shall provide Landlord with all information reasonably requested by Landlord, including, but not limited to, make and model of such equipment and detailed plans and specifications for the proposed installation of such equipment.
(b) Tenant shall give Landlord prior written notice of any proposed changes to the Rooftop Equipment (whether or not such changes require Landlord’s consent). Any installation, removal or maintenance of the Rooftop Equipment, including the location and installation of all cables in the Building’s conduits, risers or equipment room, shall be (i) performed by a contractor approved by Landlord, which approval shall not be unreasonably withheld, (ii) coordinated and scheduled with Landlord and (iii) performed in a good and workmanlike manner in compliance with all Laws and all governmental building, electric, communications and safety codes, ordinances, standards, regulations and requirements now in effect or hereafter promulgated and in a manner that will not damage the structural integrity of the Building, and (x) shall not result in a breach of any applicable roof warranty for the Building or (y) be performed in a manner so as to result in technical interference with the broadcasting and transmissions to and from the Building by Landlord, Landlord’s affiliates and Landlord’s other licensees and users of the Building.
(c) The Rooftop Equipment shall remain the personal property of Tenant and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as reasonably possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant shall, throughout the term of this Lease, maintain the Rooftop Equipment in proper operating condition consistent with Past Practice and, in any event, in accordance with all Laws. Tenant shall have access to the roof of the Building for the purpose of weekly maintenance of the Rooftop Equipment and otherwise consistent with Past Practice, and otherwise after reasonable notice to Landlord or a designated CBS employee.

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(d) Tenant shall operate the Rooftop Equipment in compliance with all applicable Laws (including the laws, requirements and regulations of the Federal Communications Commission and the Federal Aviation Authority). Landlord shall be responsible for maintaining all permits necessary for the operation of the Rooftop Equipment (except for any permits that relate solely to Tenant, which permits shall be Tenant’s sole responsibility to maintain) and shall supply such permits to Tenant upon request therefor. Any costs incurred pursuant to this Section 6(d) that relate solely to Tenant’s use of the Rooftop Equipment or the maintenance of any permits in connection therewith shall be the sole responsibility of Tenant.
(e) Tenant acknowledges that Landlord’s use of the roof for the broadcast and transmittal of signals for CBS Network Television, as conducted on the Commencement Date or in the future, is primary, but Landlord acknowledges and agrees that such use by Landlord will continue to allow Tenant to use the roof consistent with Past Practice. Tenant will not knowingly operate the Rooftop Equipment in such a manner as to interfere with, electronically or otherwise, Landlord’s use of the roof for such broadcasting purposes or for the purpose of operating the Building, or with other users of equipment on the roof of the Building and agrees that, in the event of any such interference (whether occurring with or without Tenant’s knowledge), upon its knowledge of any such interference (whether obtained on its own or via notice received), Tenant will promptly modify its operation of the Rooftop Equipment in a manner that would no longer cause such interference. Landlord will not knowingly operate any Building rooftop equipment or allow any other user to operate any Building rooftop equipment in such a manner as to interfere with, electronically or otherwise, Tenant’s use of the roof and Rooftop Equipment consistent with Past Practice and agrees that, in the event of any such interference (whether occurring with or without Landlord’s knowledge), upon its knowledge of any such interference (whether obtained on its own or via notice received), Landlord will promptly modify its operation, or use reasonable efforts to cause other users to modify their operation, as applicable, of Building rooftop equipment in a manner that would no longer cause such interference.
(f) Tenant shall indemnify and hold Landlord harmless from and against any and all costs, damages, causes of action and liability (including reasonable attorneys’ fees and court costs but excluding any consequential damages) which may arise by reason of any occurrence attributable to or arising out of the maintenance, repair, operation or removal of any of the Rooftop Equipment (other than any maintenance, repair, operation or removal of any of the Rooftop Equipment pursuant to Landlord’s request and solely for the purpose of accommodating Landlord’s operation or maintenance of Landlord’s rooftop equipment). Landlord shall indemnify and hold Tenant harmless from and against any and all costs, damages, causes of action and liability (including reasonable attorneys’ fees and court costs but excluding any consequential damages) which may arise by reason of any occurrence attributable to or arising out of the maintenance, repair, operation or removal of any of Landlord’s rooftop equipment (other than any maintenance, repair, operation or removal of any of Landlord’s rooftop equipment pursuant to Tenant’s request and solely for the purpose of accommodating Tenant’s operation or maintenance of the Rooftop Equipment).

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7. SERVICES:
(a) Landlord shall provide, at Landlord’s expense (except as otherwise provided in the TSA), all Building services at such level as is consistent with Past Practice, including without limitation the following services:
(i) heat, ventilation and air-conditioning required in Landlord’s reasonable judgment for the comfortable use and occupation of the Premises, twenty-four (24) hours per day, seven (7) days per week;
(ii) water for ordinary lavatory purposes and any kitchen included in the Premises or Common Areas;
(iii) necessary elevator facilities in order to access the Premises;
(iv) janitor service for the Premises, including trash removal, Mondays through Fridays, legal holidays excepted;
(v) electric current sufficient for Building standard illumination and for the operation of standard office equipment, the Leased Equipment, the Rooftop Equipment and all other equipment used by Tenant on the Premises consistent with Past Practice, twenty-four (24) hours per day, seven (7) days per week;
(vi) unrestricted access to the Premises, Master Control Room, the Leased Equipment, the Rooftop Equipment (subject to Section 6(c)) and Common Areas on a twenty-four (24) hours a day, seven (7) days a week basis (subject to reasonable Building security and badge requirements);
(vii) mail delivery services Mondays through Fridays;
(viii) maintenance of the Common Areas; and
(ix) cable services (including T-1, internet, cable connections for the Leased Equipment located in the Master Control Room and for the Rooftop Equipment).
(b) Tenant covenants and agrees that at all times its use of electric current shall never exceed the greater of (i) Tenant’s usage consistent with Past Practice and otherwise necessary to operate the Business, and (ii) the Premises’ proportionate share of the capacity of existing feeders to the Building or the risers or wiring installation. Any riser or wiring required to meet Tenant’s electrical requirements in excess of the foregoing, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant if, in Landlord’s reasonable judgment, the same will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or unreasonably interfere with or disturb other tenants or occupants of the Building.
(c) Except for such services as are rendered by Landlord or its affiliates under the terms of the TSA (which shall be provided in accordance with the terms of the TSA), in the event that Tenant requests additional work or services from Landlord, Landlord shall, to the extent such additional services are available, as reasonably determined by Landlord, provide such services to Tenant, provided that Tenant gives Landlord reasonable advance notice of the request for such extra service. Tenant shall pay to Landlord within fifteen (15) days of receipt of Landlord’s statement therefor, Landlord’s prevailing cost for providing such additional services. Landlord shall provide to Tenant a good faith estimate of such cost for Tenant’s approval before proceeding with any such services.

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(d) It is understood that Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption, Tenant acknowledging that any one or more such services may be suspended by reason of accident or of repairs, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. In such event, Landlord will use reasonable efforts to restore such service as soon as reasonably possible. Any such interruption or discontinuance of service shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for damages by abatement of rent or otherwise unless caused by the negligence or willful misconduct of Landlord.
8. ALTERATIONS AND IMPROVEMENTS:
Tenant shall not have the right to make any alterations, additions, or improvements in or to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld with regard to non-structural work only. Should Tenant desire to perform alterations or improvements upon the Premises, it shall, prior to commencing the work, transmit a reasonably detailed description of the work to Landlord, including drawings and/or plans. Within ten (10) business days of receipt of the same, Landlord shall notify Tenant as to its approval or disapproval of the proposed alteration, addition or improvement. If Landlord rejects such proposed alteration, addition or improvement and Tenant submits revised plans, then Landlord shall have five (5) business days after receipt to reject or approve the alteration, addition or improvement described in such revised plans. All work on such improvements shall be performed at Landlord’s election by either (i) Landlord’s employees or its designated agents or contractors or (ii) contractors selected by Tenant and reasonably approved by Landlord. If Tenant’s contractor is used for such work, Tenant shall provide Landlord with (x) evidence of contractor’s and subcontractors’ insurance in amounts reasonably required by Landlord, naming Landlord as an additional insured party and (y) any security for the performance of the work in amounts reasonably required by Landlord. All such work that Tenant is entitled to make hereunder, shall be done in a good and workmanlike manner and shall not impair the structural integrity of the Building. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within thirty (30) days after Tenant receives notice thereof, at Tenant’s expense, by payment or filing the bond required by law. Tenant shall obtain all required building permits prior to commencing any construction in the Premises and arrange for all required municipal or governmental inspections upon completion of any construction. Upon the termination of this Lease, any or all such alterations, additions or improvements shall, at the option of Landlord, (1) become the property of Landlord or (2) be removed by Tenant; provided that, at the time of Tenant’s request for Landlord’s consent to make such alterations, additions or improvements, Tenant may request Landlord to specify at such time whether such alterations, additions or improvements, if consented to by Landlord, would become the property of Landlord or be required to be removed by Tenant upon the termination of this Lease and Landlord shall comply with such request and abide by its decision accordingly. Notwithstanding the foregoing, all of Tenant’s trade fixtures and equipment shall remain its property and shall be removed at the termination of this Lease. Tenant shall repair all damage or defacement to the Premises, the Building and the fixtures, appurtenances and equipment of Landlord, caused by Tenant’s removal of its furniture, fixtures, equipment, machinery and the like and the removal of any improvements or alterations.

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9. INSURANCE:
(a) Tenant shall, at its sole cost and expense, procure and maintain throughout the term of this Lease or any renewal or extension thereof, insurance of the following character on the Premises:
(i) Commercial general liability insurance (which shall include, inter alia, an endorsement or rider for contractual liability coverage), with a limit of not less than $1,000,000.00 per occurrence and $2,000,000.00 aggregate for injury (or death) or damage to property.
(ii) Insurance against loss or damage by fire, lightning and all other perils covered by the “all risk” endorsement then in use in the State of New York covering all tenant improvements made by Tenant and trade fixtures and equipment contained from time to time in the Premises, as well as the Leased Equipment and the Rooftop Equipment, in an amount not less than one hundred percent (100%) of their actual replacement cost.
(iii) All such insurance required pursuant to clauses (i) and (ii) above shall be secured from an insurance company reasonably acceptable to Landlord that is licensed to do business in the State of New York, and shall contain a clause that the insurer will not cancel or change said policy(ies) without giving Landlord at least thirty (30) days’ prior written notice. Tenant shall provide Landlord with a copy of each such policy or certificate of said insurance referenced in clauses (i) and (ii) above upon the execution of this Lease and subsequently on the renewal or extension date of such policy. Tenant’s liability policy shall name Landlord as an additional insured.
(b) Nothing contained in this Lease shall be construed to require either party to repair, replace, reconstruct, or pay for any property of the other party which may be damaged or destroyed by fire, flood, windstorm, earthquake, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty, and each party hereby waives, on behalf of itself and its insurer, all rights of subrogation and claims against the other party for all loss or damage arising out of perils normally insured against by standard fire and extended coverage insurance. Each casualty insurance policy required pursuant to this Lease and/or carried by either Tenant or Landlord shall have a provision wherein the insurer waives all right of recovery by way of subrogation against the other party hereto.

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10. MAINTENANCE AND REPAIRS; LANDLORD’S ACCESS:
(a) Subject to Landlord’s maintenance and repair obligations set forth in subsection (b) below, Tenant shall maintain the interior of the Premises in good condition and shall not commit waste therein, and shall maintain the Leased Equipment as set forth in the TSA and in good operating condition and repair. Tenant shall cause all damage to the Premises and the Leased Equipment caused by the negligence or willful misconduct of Tenant, its servants, agents, invitees or employees, and all other repairs which otherwise are required of Tenant pursuant to the terms of this Lease, to be remedied and/or completed promptly following such damage.
(b) Landlord shall maintain and keep in good condition and repair (in each case, in a timely manner), the Common Areas and all elements and systems of the Building and the Premises (except otherwise provided for in Section 10(a)), including without limitation, heating, ventilation and air conditioning systems (except for any system or unit installed by Tenant), the roof, plumbing (except if installed by Tenant), and electrical systems, fire detection and sprinkler systems (to the extent there are fire detection and sprinkler systems in the Premises, it being understood and acknowledged that Landlord shall have no obligation to upgrade or change such systems or install additional such systems unless required by Laws), except for such maintenance, repairs, and replacements necessitated by the negligence or willful misconduct of Tenant, its servants, agents, invitees or employees or as a result of legal requirements arising from Tenant’s particular manner of use or occupancy of the Premises, the Leased Equipment or the Rooftop Equipment if such manner of use and occupancy by Tenant is not consistent with Past Practice. Landlord shall further be responsible to promptly correct any violation of law for which it receives a notice of violation from the applicable governmental authority, except to the extent such violation was created by Tenant or arises as a specific result of Tenant’s particular manner of use or occupancy of the Premises, the Leased Equipment or the Rooftop Equipment, in which case Tenant shall promptly correct such violation.
(c) Any maintenance or repair required to be performed by Tenant under this Section 10 to life safety systems, distribution systems or structural portions of the Building shall be performed by Landlord’s employees or contractors. To the extent Tenant is responsible for the cost of such maintenance, Tenant shall pay Landlord all reasonable, direct out-of-pocket costs of such service.
(d) Landlord shall have the right to enter upon the Premises from time to time upon reasonable notice (except in the case of emergency and to perform regularly scheduled Building services when no notice is required) in order to inspect the same and to perform any maintenance, repairs, and replacements which it is required to make under the provisions of this Lease subject to the terms hereof. Such entry shall in no event be considered a constructive eviction of Tenant. Tenant shall have the right to have a representative present during any such entry (except in the event of an emergency). In addition Landlord may, upon prior reasonable notice, show the Premises to any prospective purchaser or lender of the Building. Except in the event of an emergency, Landlord shall use reasonable efforts not to disrupt Tenant’s business activities in the performance of such maintenance or otherwise with respect to any such entry into the Premises and, in the absence of an emergency, Landlord shall cooperate with Tenant in scheduling any such entry or maintenance. Landlord shall be responsible for any damage to Tenant’s property or the Premises or injury to persons caused by Landlord’s negligent acts or willful misconduct during such entry upon the Premises.

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11. DAMAGE TO OR DESTRUCTION OF PREMISES:
(a) If, during the Term, the Premises or any other portion of the Building (including, without limitation, the rooftop) is damaged by fire, flood, windstorm, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty (collectively, a “Casualty”) so that the Premises are rendered wholly or substantially unfit for occupancy or unsuitable for the conduct of the Business, such that the Premises cannot be repaired within one hundred eighty (180) days from the time of such damage, then this Lease, at the option of the Landlord or Tenant, may be terminated as of the date of such damage. Landlord shall give Tenant written notice within thirty (30) days of the date of damage if such damage cannot be repaired within one hundred eighty (180) days and whether it will elect to terminate this Lease or repair or rebuild the Premises. Should Landlord notify Tenant that the damages cannot be repaired within one hundred eighty (180) days and that it has elected to perform such repairs, Tenant shall have thirty (30) business days from receipt of such notice to notify Landlord in writing that it has elected to terminate this Lease. Likewise if a substantial portion of the Building (but not a substantial portion of the Premises) is so damaged such that Landlord determines that it will not repair such damages, and/or restore the Building, then Landlord at its sole option within sixty (60) days after such Casualty, may terminate this Lease upon written notice to Tenant. In the event that either Landlord or Tenant elects to terminate this Lease, then Tenant shall pay the Rent apportioned to the time of damage, and Tenant shall immediately surrender the Premises on the effective date of the termination of this Lease to Landlord who may enter upon and repossess the same and all further rights and obligations of the parties hereunder will terminate. If the Lease is not terminated pursuant to the terms hereof, Landlord shall repair or replace as required such damage to the Premises (but not any tenant improvements made by Tenant) and this Lease shall not be affected in any manner, except that the Rent shall be suspended from the date of such damage until the earlier of thirty (30) days from the date Landlord delivers the Premises to Tenant for the purpose of Tenant making tenant improvements thereto or the date the Premises are substantially ready for occupancy by Tenant.
(b) If said Premises shall be so slightly damaged by any Casualty as not to be rendered unfit for occupancy or unsuitable for the conduct of the Business to any substantial extent and the same shall be repairable within one hundred eighty (180) days from the time of such damage, Landlord shall repair the Premises (but not any tenant improvements made by Tenant) and during the period from the date of such damage until the repairs are completed the Rent shall be apportioned so that Tenant shall pay as Rent an amount which bears the same ratio to the entire monthly rent as the portion of the Premises which Tenant is able to occupy or use for its Business during such period bears to the entire Premises; provided, however, Landlord shall not be required to make such repairs to the Premises if, due to damage to the Building, Landlord determines, in its reasonable discretion, that it is not economically feasible to repair the Premises.
(c) If Landlord terminates this Lease following any Casualty or pursuant to Section 12 below following any Taking, and in any event for any temporary relocation due to any Casualty or Taking, Landlord shall use or shall cause its affiliates to use commercially reasonable efforts to provide Tenant with comparable space in alternative premises to which Landlord or CBS Radio relocates on substantially the same terms as this Lease. For purposes hereof, “comparable space” shall mean space sufficient for Tenant to operate the Business (as such term is defined in the Amended and Restated Trademark License Agreement, dated as of even date herewith, by and between CBS Radio and Tenant).

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12. CONDEMNATION:
In the event that any exercise of the power of eminent domain by any governmental authority or by any other party vested by law with such power shall at any time prevent the full use and enjoyment of the Premises or any other portion of the Building (including, without limitation, the rooftop) such that the Premises or any other portion of the Building is rendered wholly or substantially unsuitable for the conduct of the Business (a “Taking”), Landlord (subject to clause (c) of Section 11 above) or Tenant shall have the right thereupon to terminate this Lease. In addition, if a material portion of the Building otherwise is subject to an eminent domain proceeding, Landlord (subject to clause (c) of Section 11 above) may terminate this Lease. In the event of any such action, Landlord shall have the right to claim, recover, and retain from the governmental authority or other party taking such action any award for the value of the Premises except that Tenant shall be entitled to any claim for the leasehold value of the Premises as well as the value of any of Tenant’s tenant improvements and trade fixtures. Tenant may make a separate claim for the value of its personal property and fixtures which are taken or its moving expenses, and any other damages available to Tenant to the extent it does not diminish any award payable to Landlord.
13. FIXTURES AND SIGNS:
(a) Tenant shall have the right to install in or place on the Premises trade or moveable fixtures, or other equipment as it may choose provided such fixtures or equipment do not exceed the weight permitted by the floor structure. Such trade fixtures, machines, tools, or other equipment shall at all times remain the personal property of Tenant regardless of the manner or degree of attachment thereof to the Premises and may be removed at any time by Tenant whether at the termination of this Lease or otherwise, provided, however, that Tenant shall make restoration of the Premises and the Building in the event that any damage is done thereto in the removal of such property.
(b) Tenant shall not have the right to affix any signs in, on or about the Premises or the Building without Landlord’s consent (if visible from outside the Building) except to the extent consistent with Tenant’s Past Practice.
14. DEFAULT; REMEDIES:
(a) Tenant shall be in default hereunder if:
(i) Tenant shall fail to pay any undisputed Rent payment or other charges payable under this Lease by Tenant following thirty (30) days written notice from Landlord;
(ii) Tenant shall fail to pay any Rent payment or other charges payable under this Lease by Tenant that was previously disputed but has since been determined by arbitration pursuant to Section 24(j) or mutual agreement between Landlord and Tenant to be owed to Landlord under this Lease, within fifteen (15) days of such arbitration award or following fifteen (15) days written notice of such mutual agreement;

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(iii) (x) two (2) or more disputed Rent payments or other charges payable under this Lease by Tenant are submitted to arbitration under Section 24(j) during the term of this Lease, (y) such disputed Rent payments or other charges payable under this Lease by Tenant are not deposited with a third party escrow agent reasonably acceptable to Landlord and Tenant within five (5) business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Landlord to be properly payable by Tenant to Landlord under this Lease is in fact properly payable to Landlord under this Lease; or
(iv) (x) Landlord notifies Tenant in writing that Tenant is in material breach of one or more of its material covenants (other than payment covenants) under this Lease and such breach is not cured within thirty (30) days of receipt of such written notice, (y) Landlord submits to arbitration under Section 24(j) such breach or breaches and requests termination as a remedy and (z) the arbitrator(s) determines (A) that Tenant has in fact materially breached one or more material covenants (other than payment covenants) under this Lease, (B) that such breach or breaches have not been cured and have caused significant harm to Landlord and (C) that termination of this Lease is an appropriate remedy (after considering other appropriate remedies short of termination).
(b) If Tenant is in default hereunder pursuant to Section 14(a) above, then Landlord shall have the right, in addition to all other rights and remedies available to it at law or in equity, to terminate this Lease upon written notice to Tenant (at least thirty (30) days written notice in the case of a default under Section 14(a)(iii)) and, on the date specified in such notice, this Lease and the term hereby demised and all rights of Tenant hereunder shall expire and terminate and Tenant shall thereupon quit and surrender possession of the Premises to Landlord (x) no later than six (6) months following such termination by Landlord in the event of a default under Section 14(a)(i) through (iii) and (y) no later than nine (9) months following such termination by Landlord in the event of a default under Section 14(a)(iv), in each case, in the condition required in this Lease, provided that Tenant shall remain bound by the terms and conditions of this Lease during the time Tenant retains possession of the Premises following a termination of this Lease, it being the intention of the parties hereto to create a conditional limitation upon the happening of a default.
(c) In any case in which (i) this Lease shall have been terminated in accordance with the express provisions of this Lease or the Master Agreement and (ii) Landlord shall have elected to recover any unpaid Rent or other charges payable under this Lease by Tenant and any portion of such sum shall remain unpaid, subject to any applicable advance notice or transition provisions set forth herein, in the TSA or in the Master Agreement, Landlord may, without further notice, enter upon and repossess the Premises, by summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Premises and may have, hold and enjoy the Premises and the rents and profits therefrom. Landlord may, in its own name, as agent for Tenant if this Lease has not been terminated, or on its own behalf if this Lease has been terminated, re-let the Premises or any part thereof for such term and on such terms (which may include concessions of free rent) as Landlord in its sole discretion may determine. Landlord may, in connection with any such re-letting, cause the Premises to be redecorated, altered, divided, consolidated with other space or otherwise changed or prepared for re-letting. No re-letting shall be deemed a surrender of the Premises.

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(d) Landlord shall be in default hereunder if Tenant notifies Landlord in writing that Landlord is in material breach of one or more of its material covenants (other than payment covenants) under this Lease and such breach is not cured within thirty (30) days of receipt of such written notice, (y) Tenant submits to arbitration under Section 24(j) such breach or breaches and requests termination as a remedy and (z) the arbitrator(s) determines (A) that Landlord has in fact materially breached one or more material covenants (other than payment covenants) under this Lease, (B) that such breach or breaches have not been cured and have caused significant harm to Tenant and (C) that termination of this Lease is an appropriate remedy (after considering other appropriate remedies short of termination). In the event of Landlord’s default hereunder, Tenant shall have the right to terminate this Lease in accordance with the provisions of this Section 14(d) upon written notice to Landlord.
(e) If either party institutes a suit against the other party for violation of, or to enforce any covenant, term or condition of, this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees, except to the extent that arbitration is required under Section 24(j) below, in which event fees shall be paid as determined in such arbitration.
15. ASSIGNMENT; SUBLETTING:
(a) Tenant shall not have the right to assign this Lease or to sublet the Premises or any part thereof, without the prior written consent of Landlord; provided that, subject to Section 26 of the Master Agreement and Section 2(c) of this Lease, Tenant may assign all or any of its rights and related obligations hereunder to a third party who acquires (i) all or substantially all of the assets of Tenant or (ii) all or substantially all of the assets comprising any significant business unit or division of Tenant that conducts its principal businesses and activities primarily at the Premises, in each case, without the prior consent of Landlord (provided that any such assignment is made only to a single assignee). Any purported assignment or transfer in violation of the provisions of this Section 15 is null and void and of no force or effect. Notwithstanding anything to the contrary in this Section 15, no assignment or subletting shall release Tenant nor relieve Tenant from its duty to perform fully all of the agreements, covenants, and conditions set forth in this Lease.
(b) Landlord shall have the right at any time during the term of this Lease to sell the Building, which sale shall be subject to this Lease and the rights of the Tenant hereunder unless Landlord terminates this Lease in accordance with the following. In the event Landlord sells the Building to an entity not affiliated with Landlord, Landlord shall have the right to terminate this Lease upon not less than one (1) year’s notice to Tenant.
16. HAZARDOUS MATERIALS:
(a) “Hazardous Materials” shall mean any material or substance (i) which is regulated as a “hazardous substance,” “hazardous waste,” oil, petroleum, or oil or petroleum products or byproducts, asbestos, polychlorinated byphenyls (“PCBs”), or “extremely hazardous substance,” “hazardous chemical,” “toxic substance,” “pollutant,” “contaminant” or the like under any Environmental Laws (as hereafter defined), (ii) which contains PCBs, (iii) which contains asbestos, (iv) which is radioactive or (v) the presence of which requires investigation or remediation under any Environmental Law, as well as any toxic or otherwise hazardous substance, material or waste which is or becomes regulated as such by any Environmental Law during the term of this Lease.

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(b) Tenant shall conduct all of its operations at the Premises, and Landlord shall conduct all of its operations at the Building, in substantial compliance with all federal, state and local statutes (including, but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, (CERCLA); the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended (RCRA); the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended, the environment related provisions of the Occupational Health and Safety Act, 29 U.S.C. Section 651 et seq., as amended) and all applicable federal, state and local statutes protecting the environment now or hereafter enacted and any additions and amendments thereto and regulations enacted thereunder, ordinances, orders and requirements of common law governing pollution or protection of human heath or the environment, including (i) discharges to the air, soil, surface or ground water and (ii) handling, utilizing, storage, treatment or disposal of any Hazardous Materials as defined therein (collectively, the “Environmental Laws”). Tenant and Landlord shall provide promptly to the other copies of any permits, licenses, approvals, notices of violations, summons, orders, complaints or other documents received by them pertaining to compliance with the Environmental Laws at the Premises.
(c) Except as in the ordinary course of business, neither Landlord nor Tenant shall (i) cause, allow or permit the escape, disposal or release of Hazardous Materials in, on, under, around or from the Premises or (ii) store, use or allow the storage or use of Hazardous Materials in the Building in any manner not sanctioned by law or the standards prevailing in the industry for handling and storage of such Hazardous Materials. Tenant shall not store material or equipment exterior to the Building.
(d) If Landlord has evidence that there has been a release by Tenant, its agents, servants, employees or business invitees at the Premises of Hazardous Materials, Landlord may require testing by an environmental testing entity to ascertain whether there has been a release of Hazardous Materials. The reasonable costs of such testing shall be reimbursed by Tenant to Landlord. If a governmental agency requires environmental testing relating to any release of Hazardous Materials by Tenant, its agents, servants, employees or business invitees at the Premises, then such testing shall be performed and paid for in the manner described above. Tenant shall execute affidavits or representations, at Landlord’s request, stating that, to the best of Tenant’s knowledge and belief after due inquiry, since the time that Tenant took possession of the Premises, there has been no unauthorized release of Hazardous Materials by Tenant, its agents, servants, employees or business invitees at the Premises in, on or around the Premises.
(e) Tenant shall defend, indemnify, protect and hold Landlord harmless from and against any and all demands, claims, actions, assessments, losses, damages, liabilities, fines, penalties, costs and expenses of every nature (including reasonable attorneys’ fees but excluding any consequential damages) resulting from or arising out of (i) a breach by Tenant of any of the provisions of this Section 16; or (ii) any violations of Environmental Laws or releases of Hazardous Materials by Tenant, its agents, employees, customers or affiliates during the use and occupancy of the Premises. Notwithstanding anything to the contrary herein, in no event will Tenant be liable for the existence of any Hazardous Material in, on or around the Premises to the

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extent (x) it pre-existed Tenant’s initial occupancy of the Premises under the terms of the Existing TSA or (y) it was deposited by Landlord or its employees, agents or assigns. Landlord shall defend, indemnify, protect and hold Tenant harmless from and against any and all demands, claims, actions, assessments, losses, damages, liabilities, fines, penalties, costs and expenses of every nature (including reasonable attorneys’ fees but excluding any consequential damages) resulting from or arising out of (i) a breach by Landlord of any of the provisions of this Section 16; or (ii) any environmental conditions, events or circumstances caused by Landlord, its agents, employees, customers (other than Tenant) or affiliates during the use and occupancy of the Building to the extent caused by Landlord. Notwithstanding anything to the contrary herein, in no event will Landlord be liable for the existence of any Hazardous Material in, on or around the Building to the extent it was deposited by Tenant or its employees, agents or assigns.
(f) If either party knows, or has reason to know, that an unpermitted Hazardous Material, or condition involving or resulting from the presence of a Hazardous Material, exists in, on, under or about the Premises, or that a governmental agency is or has threatened to take action with respect to the existence of any such condition, such party shall immediately provide written notification of such fact to the other party. The notifying party shall also immediately provide the other party with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action or proceeding given to, or received from any governmental authority or third party, concerning such condition in, on, under or about the Premises.
(g) The provisions of Sections 16(e) and 16(f) shall survive the termination of this Lease.
17. QUIET ENJOYMENT:
So long as Tenant is not in default hereunder beyond the expiration of any applicable notice or cure periods, Tenant may freely, peaceably and quietly occupy and enjoy the rights granted under this Lease free from any molestation from Landlord or anyone acting by, through or under Landlord.
18. SURRENDER:
(a) Except as otherwise provided in Section 2(c) or 14(b), upon the expiration or other termination of the Term, Tenant shall, without notice from Landlord, quit and surrender to Landlord the Premises, vacant, broom-clean, and (subject to the provisions of Article 8 hereof) in substantially the same condition and repair as on the Commencement Date, reasonable wear and tear and damage which Landlord is obligated to repair hereunder excepted, and shall surrender possession of the Leased Equipment to Landlord in substantially the same order and repair as on the Commencement Date, reasonable wear and tear excepted. In addition, Tenant shall remove all of its personal property located at or in the Premises or elsewhere in the Building. Any damage caused to the Premises or any other portions of the Building as a result of the removal of Tenant’s personal property shall be repaired by Tenant at its sole cost and expense. Tenant’s obligation to observe or perform this covenant shall survive the expiration or sooner termination of the Term.

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(b) Except for any applicable transition periods pursuant to the Transition Rights, which for purposes of this Section 18(b) shall not be considered a hold over by Tenant, if Tenant shall hold over and remain on the Premises or fail to remove any of its personal property beyond the expiration or earlier termination of this Lease, such holding over shall not be deemed to be an extension of this Lease, and, in addition to any rights Landlord may have under the terms of this Lease, or at law or in equity, Landlord shall be entitled to recover any and all damages (including, without limitation, any out-of-pocket costs associated with any repairs, replacements, removal of property or other similar costs, but excluding any special, indirect, consequential or exemplary damages and any loss of business or profits, whether or not foreseeable) suffered by Landlord as a result of Tenant’s holding over, and Tenant shall also be obligated to pay to Landlord a per diem amount based on an annual rate equal to two hundred percent (200%) of the Base Rent payable on the date immediately preceding such holdover for each day thereafter that Tenant remains in occupancy of the Premises. Subject to the parenthetical in the immediately preceding sentence regarding the scope of damages, Tenant shall indemnify and hold Landlord harmless from any liability, loss, costs and expenses, including, but not limited to reasonable attorneys’ fees, arising out of such holding over by Tenant.
19. INDEMNITY:
(a) To the extent permitted by law, Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s affiliates and their respective officers, directors, affiliates, employees and agents, and the predecessors, successors and permitted assigns of Landlord, from and against any and all third party actions, claims and demands (and reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord by reason of such third party actions, claims and demands) (collectively, “Claims”), arising out of Tenant’s use and occupancy of the Building and the Leased Equipment, the undertaking by Tenant of any alterations or repairs to the Building or Tenant’s equipment, the conduct of Tenant’s business in the Building, any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed under this Lease, or any willful or negligent act of Tenant, its agents or employees in or about the Building, but excluding any Claims resulting from the willful misconduct or negligence of Landlord or Landlord’s agents or employees.
(b) To the extent permitted by law, Landlord agrees to indemnify, defend and hold harmless Tenant and Tenant’s affiliates and their respective officers, directors, affiliates, employees and agents, and the predecessors, successors and permitted assigns of Tenant, from and against any and all Claims arising out of Landlord’s use and occupancy of the Building and the Leased Equipment, the undertaking by Landlord of any alterations or repairs to the Building or equipment, the conduct of Landlord’s business in the Building, any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed under this Lease, or any willful or negligent act of Landlord, its agents or employees in or about the Building, but excluding any Claims resulting from the willful misconduct or negligence of Tenant or Tenant’s agents or employees.

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20. BROKERAGE:
Tenant and Landlord each represents and warrants that it has dealt with no broker, agent or other person in connection with this Lease and that no broker, agent or other person brought about this transaction. Landlord and Tenant each agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this Lease. The provisions of this Section 20 shall survive the expiration or earlier termination of this Lease.
21. NOTICE:
(a)	All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the following addresses or facsimile numbers:
If to Tenant:
Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600
If to Landlord:
CBS Broadcasting Inc.
524 West 57th Street
New York, New York 10019
Attention: COE
Telecopy: (212) 975-3926
with a copy to each of:
CBS Radio Inc.
1515 Broadway, 46th Floor
New York, New York 10036
Attention: Chairman & CEO
Telecopy: (212) 846-2342

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CBS Corporation
51 West 52 Street
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 975-4215
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff, Esq.
                 Michael Lubowitz, Esq.
Telecopy: (212) 310-8007
(b) All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 21, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 21, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 21, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 21). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
22. SUBORDINATION:
(a) The rights of Tenant under this Lease shall be and are subject and subordinate at all times to all ground leases, and/or underlying leases, if any, now or hereafter in force against the Building or the land on which the Building sits (a “Ground Lease”), and to the lien of any mortgage or mortgages now or hereafter in force against such Ground Lease, the Building and/or the land on which the Building sits, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof (a “Mortgage”). This Section is self-operative and no further instrument of subordination shall be required. However, in confirmation of such subordination Tenant shall promptly execute such reasonable further instruments as may reasonably be requested by Landlord.
(b) Landlord hereby represents that as of the date of this Lease there are no Ground Leases or Mortgages in effect. In the event Landlord does enter into a Ground Lease and/or a Mortgage, Landlord shall obtain, for the benefit of Tenant, a subordination, non-disturbance and attornment agreement, in form reasonably acceptable to Tenant and the lessor under such Ground Lease or holder of such Mortgage (each, a “Lender”), pursuant to which Lender agrees that as long as Tenant is not in default under this Lease beyond the expiration of any applicable notice or cure period, Lender will not disturb Tenant in its possession of the Premises, name Tenant as a party to any foreclosure action or terminate Tenant’s rights hereunder.

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23. FORCE MAJEURE:
A party hereto will not have any liability to the other party hereto if performance by such party hereunder shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
24. MISCELLANEOUS:
(a) Entire Agreement. This Lease and the New Transaction Documents (as defined in the Master Agreement) and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.
(b) Waiver. Any term or condition of this Lease may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Lease, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Lease on any future occasion. No failure or delay on the part of a party in exercising any right or power under this Lease shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Lease or by law or otherwise afforded, will be cumulative and not alternative.
(c) Amendment. This Lease may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
(d) No Third-Party Beneficiary. The terms and provisions of this Lease are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
(e) Binding Effect. This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(f) Headings. The headings used in this Lease have been inserted for convenience of reference only and do not define or limit the provisions hereof.
(g) Invalid Provisions. If any provision of this Lease is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Lease will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Lease will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Lease will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Lease a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

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(h) Affiliate. When used in this Lease the term “affiliate” shall have the meaning assigned to such term in Rule 405 promulgated under the Securities Act of 1933, as amended; provided that, with respect to any affiliates of Landlord, such term shall mean CBS Corporation and the controlled affiliates of CBS Corporation.
(i) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state of New York, its rules of conflict of laws notwithstanding.
(j) Arbitration. Any dispute, controversy or claim arising out of or relating to this Lease or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 24(j). There shall be three (3) neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within thirty (30) days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.
(k) Counterparts. This Lease may be executed in counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(l) Expenses. Each of Landlord and Tenant shall bear its own expenses relating to this Lease whether or not the Closing (as defined in the Master Agreement) is consummated.
(m) No Conflict with Other Agreements. Landlord represents and warrants to Tenant that Landlord’s execution and delivery of this Lease and the performance by Landlord of its obligations under do not and will not constitute a breach or default under any other agreement to which Landlord is a party.
[Signature Page Follows.]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first written above.

CBS BROADCASTING INC.
By:
Name:
Title:

WESTWOOD ONE, INC.
By:
Name:
Title:

Acknowledged, as of the date first written above, by: CBS RADIO INC.
By:
Name:
Title:

Signature Page to 524 West 57th Street Lease

[Exhibits are intentionally omitted.]

EXHIBIT H
L E A S E
THIS LEASE is made as of the [___] day of [_________] 200[_], between CBS BROADCASTING INC., a New York corporation (“Landlord”), and WESTWOOD ONE, INC., a Delaware corporation (“Tenant”).
RECITALS
WHEREAS, CBS Radio Inc., formerly known as Infinity Broadcasting Corporation (“CBS Radio”), an affiliate of Landlord, and Tenant previously entered into a Technical Services Agreement, dated as of March 30, 1999 (the “Existing TSA”), for the provision of CBS Radio’s facilities and employees to originate and distribute programming, including day-of-air operation services, and commercial continuity services in support of the gathering, editing, assembly and production of programming; and
WHEREAS, CBS Radio and Tenant desire to modify their existing business relationship by terminating or amending and restating certain agreements (including the Existing TSA), documenting certain existing practices between the parties and entering into new agreements (the “New Transaction Documents”, as more particularly described in the Master Agreement, dated as of October 2, 2007 (the “Master Agreement”), and the Amended and Restated Technical Services Agreement, dated as of the date hereof (the “TSA”)), including, without limitation, the leasing by Landlord to Tenant of certain premises in the building owned by Landlord located at 2020 M Street, N.W., Washington, D.C. (the “Building”) in accordance with the terms set forth in this Lease.
NOW, THEREFORE, as contemplated by the Master Agreement and the TSA and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1. PREMISES:
(a) For and in consideration of the payment by Tenant of the rent hereinafter reserved and the performance by Tenant of the covenants and agreements hereinafter agreed to be performed by it, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, throughout the term hereof, upon and subject to the terms, covenants and conditions set forth herein, (i) non-exclusive use of the area known as the “sports workstation” and two (2) studios and exclusive use of two (2) workstations adjacent to such studios, in each case, in the Building and as described on Exhibit “A” attached hereto (the “Premises”), (ii) non-exclusive use, along with Landlord, of that portion of the Building known as the engineering room (the “Engineering Room”) and (iii) non-exclusive use of the Common Areas. The “Common Areas” shall mean those portions of the Building that, consistent with Past Practice (as defined in the TSA), are not exclusively leased or allocated to any one tenant or user (including Landlord), including common entrances, lobbies, hallways, walkways, restrooms, elevators, elevator lobbies, stairways, access ways, ramps, passage ways, loading docks, trash areas and sidewalks, but expressly excluding the roof of the Building. Landlord shall have the right at any time during the term to change the Common Areas, provided that such change does not unreasonably interrupt the services being provided to Tenant pursuant to the TSA or otherwise materially adversely affect Tenant’s access to or use of the Premises, the Engineering Room, the Rooftop Equipment (as defined below) or the Leased Equipment (as defined below).

(b) In addition, in consideration of the Base Rent (as defined below) payable by Tenant under Section 3(a), Tenant shall have the right, throughout the term hereof, to use that certain equipment owned by Landlord and located in the Engineering Room, listed on Exhibit “B” attached hereto and any and all additions thereto and replacements and substitutions thereof made by Landlord (the “Leased Equipment”). Tenant shall have the right to terminate its lease of the Leased Equipment at any time during the term hereof upon providing Landlord with no less than sixty (60) days prior written notice (it being understood that such termination shall not affect Tenant’s obligation to pay Base Rent in accordance with Section 3(a)).
2. TERM; TERMINATION:
(a) The term of this Lease (the “Term”) shall commence on the date hereof (the “Commencement Date”) and shall expire on March 31, 2017 unless Tenant’s right to use and occupy the Premises is either earlier terminated or extended pursuant to and in accordance with the terms of this Lease, the Master Agreement and the TSA (March 31, 2017, or such earlier or later date to which Tenant’s right to use and occupy the Premises shall have been accelerated or extended, as applicable, the “Expiration Date”). Tenant shall have no right to extend the term of this Lease beyond the Expiration Date. Notwithstanding the foregoing, Tenant shall have the right to terminate this Lease at any time during the Term upon providing Landlord with no less than one hundred eighty (180) days prior written notice, in which case Tenant’s obligation to continue to pay Rent hereunder shall continue until the expiration of such one hundred eighty (180)-day period. In the event of such termination by Tenant, Tenant shall quit and surrender to Landlord the Premises within one hundred eighty (180) days of delivery of such termination notice in accordance with the provisions of Section 18.
(b) This Lease may be terminated prior to March 31, 2017 (i) by mutual written consent of Landlord and Tenant or (ii) pursuant to the provisions of Section 2(c), 11, 12, 14 or 15(b) of this Lease.
(c) Notwithstanding the foregoing, (i) this Lease shall automatically terminate (subject to the last sentence of this Section 2(c)) in the event of a termination of the Master Agreement, the expiration or termination of the News Agreement (as such term is defined in the TSA) or the expiration or termination of the TSA, subject to the Transition Rights (as defined below), in each case, pursuant to the applicable termination provisions thereof, provided that, in the event that (x) such automatic termination is the result of the termination or expiration of the News Agreement, Tenant shall have a one (1)-year transition period from the date of such automatic termination to quit and surrender to Landlord the Premises, or (y) such automatic termination is the result of a termination by CBS Radio of the Master Agreement pursuant to Section 27(a)(ii) through (v) or Section 27(b) thereof, Tenant shall have a six (6)-month transition period from the date of such automatic termination to quit and surrender to Landlord the Premises; and (ii) this Lease may be terminated by Landlord if any person or entity engaged in the radio network business, whether or not a Competitor (as defined in the Master Agreement), acquires or enters into an agreement to acquire more than fifty percent (50%) of the equity or voting interests of Tenant, all or substantially all of the assets of Tenant or all or substantially all of the assets comprising any significant business unit or division of Tenant, in each case, in a single transaction or series of related transactions, provided that in such case Tenant shall have a one (1)-year transition period from the date of such termination to quit and surrender to Landlord the Premises. Notwithstanding the foregoing, if the TSA is terminated, this Lease shall terminate at the end of the transition periods that are the subject of the Monetary Breach Transition Right, Breach Transition Right, Natural Expiration Transition Right or Short Term Transition Right, as applicable (each as set forth in Section 5 of the TSA and, collectively, the “Transition Rights”). Landlord and Tenant agree that, during any of the transition periods herein provided, Tenant shall have the right to continue its use of the Leased Equipment and Rooftop Equipment in accordance with the provisions of this Lease (including, without limitation, all obligations of Tenant hereunder, which obligations shall continue to apply to Tenant until the expiration of such applicable transition period).
3. RENT:
(a) Tenant shall pay to Landlord base rent (the “Base Rent”) during the Term in the following amounts:

Time Period	Annual Rent Amount ($)	Monthly Rent Amount ($)

Commencement Date to One-Year Anniversary	48,000.00	4,000.00
One-Year Anniversary to Two-Year Anniversary	49,660.80	4,138.40
Two-Year Anniversary to Three-Year Anniversary	58,519.47	4,876.62
Three-Year Anniversary to Four-Year Anniversary	60,538.39	5,044.87
Four-Year Anniversary to Five-Year Anniversary	62,433.24	5,202.77
Five-Year Anniversary to Six-Year Anniversary	64,424.86	5,368.74
Six-Year Anniversary to Seven-Year Anniversary	66,480.02	5,540.00
Seven-Year Anniversary to Eight-Year Anniversary	68,600.73	5,716.73
Eight-Year Anniversary to Nine-Year Anniversary	70,789.09	5,899.09
Nine-Year Anniversary to Ten-Year Anniversary	73,047.27	6,087.27
(b) In addition to the Base Rent, from the date hereof until the expiration of the Term, Tenant shall be required to pay to Landlord $1,800.00 per month to cover its pro rata share of the common area charges and related costs, which amount shall be deemed “Additional Rent.” Base Rent and Additional Rent shall be referred to together as “Rent.” Rent for any partial month shall be pro-rated based upon the actual number of days in such partial month.
(c) All Rent shall be payable monthly in advance on the first day of each month and shall be delivered to Landlord at CBS News Division, 21940 Network Place, Chicago, Illinois, 60673-1219, Attention: CBS News Division Accounting Department.
(d) If any Rent shall not be paid within fifteen (15) days after the same is due, in addition to, and without waiving or releasing any other rights or remedies of Landlord, a late charge of five percent (5%) per annum of the amount of such delinquent Rent shall become immediately due and payable to Landlord as liquidated damages.

4. CONDITION:
Tenant is currently in possession of the Premises and the Leased Equipment and is fully familiar with the condition thereof. Tenant shall accept possession of the Premises and the Leased Equipment in their current “AS IS” condition without any representation or warranty as to condition and without any obligation on the part of Landlord to prepare the Premises or the Leased Equipment for Tenant’s occupancy or use. Tenant acknowledges that no additional demising walls, partition walls or other improvements shall be installed by Landlord between the Premises, on the one hand, and the remainder of the Building including the Common Areas and space in the Building used and occupied by Landlord and/or CBS Radio, on the other hand; provided that Landlord, at its option and with notice to Tenant, may install such additional demising walls, partition walls or other improvements so long as such installations do not unreasonably or adversely affect Tenant’s use and occupancy of the Premises.
5. USE OF PREMISES; COMPLIANCE WITH LAWS:
(a) Tenant shall use and occupy the Premises for the origination, production and distribution of programming, general office use and other lawful uses related to such uses consistent with Past Practice, but for no other purpose (the “Permitted Use”). Landlord acknowledges that Tenant’s use of the Premises on the date of this Lease is a Permitted Use.
(b) Tenant will use the Premises in compliance with any and all applicable laws statutes, codes, ordinances, rules, orders and regulations of any municipal or governmental authority (collectively, the “Laws”), which are applicable to or arise from the conduct of Tenant’s specific business at the Premises; provided, however, in no event shall Tenant be required to perform any capital improvements or repairs or to remedy any non-compliance by the Premises with Laws unless such capital improvements or repairs or remedy are required because of the negligence or willful misconduct of Tenant or Tenant’s employees or agents.
(c) Tenant agrees to comply with the rules and regulations currently in effect for the Premises, a copy of which is attached hereto as Exhibit “C” and such modifications thereof and additions thereto as Landlord may hereafter make, in Landlord’s reasonable discretion, provided written notice thereof is given to Tenant (the “Rules and Regulations”) and provided that such modifications do not adversely affect Tenant’s use of the Premises, the Common Areas, the Leased Equipment or the Engineering Room. Landlord agrees that it will (i) enforce such Rules and Regulations consistently and equitably in a non-discriminatory manner, and (ii) promptly notify Tenant in writing of any alleged non-compliance by Tenant with the Rules and Regulations.
(d) Tenant acknowledges that Landlord is a party to collective bargaining agreements (“CBAs”) with several unions. To the extent that Landlord has any obligations pursuant to the CBAs which relate to the Premises and informs Tenant of such obligations, Tenant agrees to comply with said obligations and abide by the CBAs and Landlord agrees to use commercially reasonable efforts consistent with Past Practice, at Tenant’s cost, to assist Tenant with its compliance with such obligations.

(e) Landlord acknowledges and agrees that, notwithstanding anything in this Lease to the contrary, Tenant shall have similar access and use rights in and to the Premises, the Leased Equipment, the Common Areas (subject to Section 1(a)) and the Engineering Room as Tenant has had prior to the date hereof consistent with Past Practice and otherwise necessary to operate the Business (as such term is defined in the Trademark License Agreement which is included in the New Transaction Documents), and that such access and use is permitted, and a Permitted Use, under this Lease.
6. ROOF RIGHTS:
(a) In consideration of the Base Rent payable by Tenant under Section 3(a), Tenant shall have the right to operate and maintain, at Tenant’s sole cost and expense, on the roof of the Building, at such locations as shown on Exhibit “D” attached hereto, the rooftop equipment described on Exhibit “E” attached hereto (together with any and all additions thereto and replacements, substitutions and upgrades thereof, in each case, to the extent permitted hereunder, the “Rooftop Equipment”). Tenant shall have the right to replace any or all of the Rooftop Equipment with the same or substantially similar equipment that meets the specifications set forth in the TSA and is not substantially greater in size than the replaced item(s); provided, however, such other equipment shall not damage the structural integrity of the Building, shall not involve any actions which would result in a breach of any applicable roof warranty for the Building, and shall comply in all respects with all Laws. Any other replacements of the Rooftop Equipment shall require the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole discretion. When requesting such consent, Tenant shall provide Landlord with all information reasonably requested by Landlord, including, but not limited to, make and model of such equipment and detailed plans and specifications for the proposed installation of such equipment.
(b) Tenant shall give Landlord prior written notice of any proposed changes to the Rooftop Equipment (whether or not such changes require Landlord’s consent). Any installation, removal or maintenance of the Rooftop Equipment, including the location and installation of all cables in the Building’s conduits, risers or equipment room, shall be (i) performed by a contractor approved by Landlord, which approval shall not be unreasonably withheld, (ii) coordinated and scheduled with Landlord and (iii) performed in a good and workmanlike manner in compliance with all Laws and all governmental building, electric, communications and safety codes, ordinances, standards, regulations and requirements now in effect or hereafter promulgated and in a manner that will not damage the structural integrity of the Building, and (x) shall not result in a breach of any applicable roof warranty for the Building or (y) be performed in a manner so as to result in technical interference with the broadcasting and transmissions to and from the Building by Landlord, Landlord’s affiliates and Landlord’s other licensees and users of the Building.
(c) The Rooftop Equipment shall remain the personal property of Tenant and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as reasonably possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant shall, throughout the term of this Lease, maintain the Rooftop Equipment in proper operating condition consistent with Past Practice and, in any event, in accordance with all Laws. Tenant shall have access to the roof of the Building for the purpose of weekly maintenance of the Rooftop Equipment and otherwise consistent with Past Practice, and otherwise after reasonable notice to Landlord or a designated CBS employee.

(d) Tenant shall operate the Rooftop Equipment in compliance with all applicable Laws (including the laws, requirements and regulations of the Federal Communications Commission and the Federal Aviation Authority). Landlord shall be responsible for maintaining all permits necessary for the operation of the Rooftop Equipment (except for any permits that relate solely to Tenant, which permits shall be Tenant’s sole responsibility to maintain) and shall supply such permits to Tenant upon request therefor. Any costs incurred pursuant to this Section 6(d) that relate solely to Tenant’s use of the Rooftop Equipment or the maintenance of any permits in connection therewith shall be the sole responsibility of Tenant.
(e) Tenant acknowledges that Landlord’s use of the roof for the broadcast and transmittal of signals for CBS Network Television, as conducted on the Commencement Date or in the future, is primary, but Landlord acknowledges and agrees that such use by Landlord will continue to allow Tenant to use the roof consistent with Past Practice. Tenant will not knowingly operate the Rooftop Equipment in such a manner as to interfere with, electronically or otherwise, Landlord’s use of the roof for such broadcasting purposes or for the purpose of operating the Building, or with other users of equipment on the roof of the Building and agrees that, in the event of any such interference (whether occurring with or without Tenant’s knowledge), upon its knowledge of any such interference (whether obtained on its own or via notice received), Tenant will promptly modify its operation of the Rooftop Equipment in a manner that would no longer cause such interference. Landlord will not knowingly operate any Building rooftop equipment or allow any other user to operate any Building rooftop equipment in such a manner as to interfere with, electronically or otherwise, Tenant’s use of the roof and Rooftop Equipment consistent with Past Practice and agrees that, in the event of any such interference (whether occurring with or without Landlord’s knowledge), upon its knowledge of any such interference (whether obtained on its own or via notice received), Landlord will promptly modify its operation, or use reasonable efforts to cause other users to modify their operation, as applicable, of Building rooftop equipment in a manner that would no longer cause such interference.
(f) Tenant shall indemnify and hold Landlord harmless from and against any and all costs, damages, causes of action and liability (including reasonable attorneys’ fees and court costs but excluding any consequential damages) which may arise by reason of any occurrence attributable to or arising out of the maintenance, repair, operation or removal of any of the Rooftop Equipment (other than any maintenance, repair, operation or removal of any of the Rooftop Equipment pursuant to Landlord’s request and solely for the purpose of accommodating Landlord’s operation or maintenance of Landlord’s rooftop equipment). Landlord shall indemnify and hold Tenant harmless from and against any and all costs, damages, causes of action and liability (including reasonable attorneys’ fees and court costs but excluding any consequential damages) which may arise by reason of any occurrence attributable to or arising out of the maintenance, repair, operation or removal of any of Landlord’s rooftop equipment (other than any maintenance, repair, operation or removal of any of Landlord’s rooftop equipment pursuant to Tenant’s request and solely for the purpose of accommodating Tenant’s operation or maintenance of the Rooftop Equipment).

7. SERVICES:
(a) Landlord shall provide, at Landlord’s expense (except as otherwise provided in the TSA), all Building services at such level as is consistent with Past Practice, including without limitation the following services:
(i) heat, ventilation and air-conditioning required in Landlord’s reasonable judgment for the comfortable use and occupation of the Premises, twenty-four (24) hours per day, seven (7) days per week;
(ii) water for ordinary lavatory purposes and any kitchen included in the Premises or Common Areas;
(iii) necessary elevator facilities in order to access the Premises;
(iv) janitor service for the Premises, including trash removal, Mondays through Fridays, legal holidays excepted;
(v) electric current sufficient for Building standard illumination and for the operation of standard office equipment, the Leased Equipment, the Rooftop Equipment and all other equipment used by Tenant on the Premises consistent with Past Practice, twenty-four (24) hours per day, seven (7) days per week;
(vi) unrestricted access to the Premises, Engineering Room, the Leased Equipment, the Rooftop Equipment (subject to Section 6(c)) and Common Areas on a twenty-four (24) hours a day, seven (7) days a week basis (subject to reasonable Building security and badge requirements);
(vii) mail delivery services Mondays through Fridays; and
(viii) maintenance of the Common Areas.
(b) Tenant shall be responsible for obtaining the following services for its own use and shall pay the service provider directly for any such services:
(i) cable services (including T-1, internet, cable connections for the Leased Equipment located in the Engineering Room and for the Rooftop Equipment); and
(ii) transmission lines.
(c) Tenant covenants and agrees that at all times its use of electric current shall never exceed the greater of (i) Tenant’s usage consistent with Past Practice and otherwise necessary to operate the Business, and (ii) the Premises’ proportionate share of the capacity of existing feeders to the Building or the risers or wiring installation. Any riser or wiring required to meet Tenant’s electrical requirements in excess of the foregoing, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant if, in Landlord’s reasonable judgment, the same will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or unreasonably interfere with or disturb other tenants or occupants of the Building.

(d) Except for such services as are rendered by Landlord or its affiliates under the terms of the TSA (which shall be provided in accordance with the terms of the TSA), in the event that Tenant requests additional work or services from Landlord, Landlord shall, to the extent such additional services are available, as reasonably determined by Landlord, provide such services to Tenant, provided that Tenant gives Landlord reasonable advance notice of the request for such extra service. Tenant shall pay to Landlord within fifteen (15) days of receipt of Landlord’s statement therefor, Landlord’s prevailing cost for providing such additional services. Landlord shall provide to Tenant a good faith estimate of such cost for Tenant’s approval before proceeding with any such services.
(e) It is understood that Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption, Tenant acknowledging that any one or more such services may be suspended by reason of accident or of repairs, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. In such event, Landlord will use reasonable efforts to restore such service as soon as reasonably possible. Any such interruption or discontinuance of service shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for damages by abatement of rent or otherwise unless caused by the negligence or willful misconduct of Landlord.
8. ALTERATIONS AND IMPROVEMENTS:
Tenant shall not have the right to make any alterations, additions, or improvements in or to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld with regard to non-structural work only. Should Tenant desire to perform alterations or improvements upon the Premises, it shall, prior to commencing the work, transmit a reasonably detailed description of the work to Landlord, including drawings and/or plans. Within ten (10) business days of receipt of the same, Landlord shall notify Tenant as to its approval or disapproval of the proposed alteration, addition or improvement. If Landlord rejects such proposed alteration, addition or improvement and Tenant submits revised plans, then Landlord shall have five (5) business days after receipt to reject or approve the alteration, addition or improvement described in such revised plans. All work on such improvements shall be performed at Landlord’s election by either (i) Landlord’s employees or its designated agents or contractors or (ii) contractors selected by Tenant and reasonably approved by Landlord. If Tenant’s contractor is used for such work, Tenant shall provide Landlord with (x) evidence of contractor’s and subcontractors’ insurance in amounts reasonably required by Landlord, naming Landlord as an additional insured party and (y) any security for the performance of the work in amounts reasonably required by Landlord. All such work that Tenant is entitled to make hereunder, shall be done in a good and workmanlike manner and shall not impair the structural integrity of the Building. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within thirty (30) days after Tenant receives notice thereof, at Tenant’s expense, by payment or filing the bond required by law. Tenant shall obtain all required building permits prior to commencing any construction in the Premises and arrange for all required municipal or governmental inspections upon completion of any construction. Upon the termination of this Lease, any or all such alterations, additions or improvements shall, at the option of Landlord, (1) become the property of Landlord or (2) be removed by Tenant; provided that, at the time of Tenant’s request for Landlord’s consent to make such alterations, additions or improvements, Tenant may request Landlord to specify at such time whether such alterations, additions or improvements, if consented to by Landlord, would become the property of Landlord or be required to be removed by Tenant upon the termination of this Lease and Landlord shall comply with such request and abide by its decision accordingly. Notwithstanding the foregoing, all of Tenant’s trade fixtures and equipment shall remain its property and shall be removed at the termination of this Lease. Tenant shall repair all damage or defacement to the Premises, the Building and the fixtures, appurtenances and equipment of Landlord, caused by Tenant’s removal of its furniture, fixtures, equipment, machinery and the like and the removal of any improvements or alterations.
9. INSURANCE:
(a) Tenant shall, at its sole cost and expense, procure and maintain throughout the term of this Lease or any renewal or extension thereof, insurance of the following character on the Premises:
(i) Commercial general liability insurance (which shall include, inter alia, an endorsement or rider for contractual liability coverage), with a limit of not less than $1,000,000.00 per occurrence and $2,000,000.00 aggregate for injury (or death) or damage to property.
(ii) Insurance against loss or damage by fire, lightning and all other perils covered by the “all risk” endorsement then in use in the State of New York covering all tenant improvements made by Tenant and trade fixtures and equipment contained from time to time in the Premises, as well as the Leased Equipment and the Rooftop Equipment, in an amount not less than one hundred percent (100%) of their actual replacement cost.
(iii) All such insurance required pursuant to clauses (i) and (ii) above shall be secured from an insurance company reasonably acceptable to Landlord that is licensed to do business in the State of New York, and shall contain a clause that the insurer will not cancel or change said policy(ies) without giving Landlord at least thirty (30) days’ prior written notice. Tenant shall provide Landlord with a copy of each such policy or certificate of said insurance referenced in clauses (i) and (ii) above upon the execution of this Lease and subsequently on the renewal or extension date of such policy. Tenant’s liability policy shall name Landlord as an additional insured.
(b) Nothing contained in this Lease shall be construed to require either party to repair, replace, reconstruct, or pay for any property of the other party which may be damaged or destroyed by fire, flood, windstorm, earthquake, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty, and each party hereby waives, on behalf of itself and its insurer, all rights of subrogation and claims against the other party for all loss or damage arising out of perils normally insured against by standard fire and extended coverage insurance. Each casualty insurance policy required pursuant to this Lease and/or carried by either Tenant or Landlord shall have a provision wherein the insurer waives all right of recovery by way of subrogation against the other party hereto.

10. MAINTENANCE AND REPAIRS; LANDLORD’S ACCESS:
(a) Subject to Landlord’s maintenance and repair obligations set forth in subsection (b) below, Tenant shall maintain the interior of the Premises in good condition and shall not commit waste therein, and shall maintain the Leased Equipment as set forth in the TSA and in good operating condition and repair. Tenant shall cause all damage to the Premises and the Leased Equipment caused by the negligence or willful misconduct of Tenant, its servants, agents, invitees or employees, and all other repairs which otherwise are required of Tenant pursuant to the terms of this Lease, to be remedied and/or completed promptly following such damage.
(b) Landlord shall maintain and keep in good condition and repair (in each case, in a timely manner), the Common Areas and all elements and systems of the Building and the Premises (except otherwise provided for in Section 10(a)), including without limitation, heating, ventilation and air conditioning systems (except for any system or unit installed by Tenant), the roof, plumbing (except if installed by Tenant), and electrical systems, fire detection and sprinkler systems (to the extent there are fire detection and sprinkler systems in the Premises, it being understood and acknowledged that Landlord shall have no obligation to upgrade or change such systems or install additional such systems unless required by Laws), except for such maintenance, repairs, and replacements necessitated by the negligence or willful misconduct of Tenant, its servants, agents, invitees or employees or as a result of legal requirements arising from Tenant’s particular manner of use or occupancy of the Premises, the Leased Equipment or the Rooftop Equipment if such manner of use and occupancy by Tenant is not consistent with Past Practice. Landlord shall further be responsible to promptly correct any violation of law for which it receives a notice of violation from the applicable governmental authority, except to the extent such violation was created by Tenant or arises as a specific result of Tenant’s particular manner of use or occupancy of the Premises, the Leased Equipment or the Rooftop Equipment, in which case Tenant shall promptly correct such violation.
(c) Any maintenance or repair required to be performed by Tenant under this Section 10 to life safety systems, distribution systems or structural portions of the Building shall be performed by Landlord’s employees or contractors. To the extent Tenant is responsible for the cost of such maintenance, Tenant shall pay Landlord all reasonable, direct out-of-pocket costs of such service.
(d) Landlord shall have the right to enter upon the Premises from time to time upon reasonable notice (except in the case of emergency and to perform regularly scheduled Building services when no notice is required) in order to inspect the same and to perform any maintenance, repairs, and replacements which it is required to make under the provisions of this Lease subject to the terms hereof. Such entry shall in no event be considered a constructive eviction of Tenant. Tenant shall have the right to have a representative present during any such entry (except in the event of an emergency). In addition Landlord may, upon prior reasonable notice, show the Premises to any prospective purchaser or lender of the Building. Except in the event of an emergency, Landlord shall use reasonable efforts not to disrupt Tenant’s business activities in the performance of such maintenance or otherwise with respect to any such entry into the Premises and, in the absence of an emergency, Landlord shall cooperate with Tenant in scheduling any such entry or maintenance. Landlord shall be responsible for any damage to Tenant’s property or the Premises or injury to persons caused by Landlord’s negligent acts or willful misconduct during such entry upon the Premises.

11. DAMAGE TO OR DESTRUCTION OF PREMISES:
(a) If, during the Term, the Premises or any other portion of the Building (including, without limitation, the rooftop) is damaged by fire, flood, windstorm, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty (collectively, a “Casualty”) so that the Premises are rendered wholly or substantially unfit for occupancy or unsuitable for the conduct of the Business, such that the Premises cannot be repaired within one hundred eighty (180) days from the time of such damage, then this Lease, at the option of the Landlord or Tenant, may be terminated as of the date of such damage. Landlord shall give Tenant written notice within thirty (30) days of the date of damage if such damage cannot be repaired within one hundred eighty (180) days and whether it will elect to terminate this Lease or repair or rebuild the Premises. Should Landlord notify Tenant that the damages cannot be repaired within one hundred eighty (180) days and that it has elected to perform such repairs, Tenant shall have thirty (30) business days from receipt of such notice to notify Landlord in writing that it has elected to terminate this Lease. Likewise if a substantial portion of the Building (but not a substantial portion of the Premises) is so damaged such that Landlord determines that it will not repair such damages, and/or restore the Building, then Landlord at its sole option within sixty (60) days after such Casualty, may terminate this Lease upon written notice to Tenant. In the event that either Landlord or Tenant elects to terminate this Lease, then Tenant shall pay the Rent apportioned to the time of damage, and Tenant shall immediately surrender the Premises on the effective date of the termination of this Lease to Landlord who may enter upon and repossess the same and all further rights and obligations of the parties hereunder will terminate. If the Lease is not terminated pursuant to the terms hereof, Landlord shall repair or replace as required such damage to the Premises (but not any tenant improvements made by Tenant) and this Lease shall not be affected in any manner, except that the Rent shall be suspended from the date of such damage until the earlier of thirty (30) days from the date Landlord delivers the Premises to Tenant for the purpose of Tenant making tenant improvements thereto or the date the Premises are substantially ready for occupancy by Tenant.
(b) If said Premises shall be so slightly damaged by any Casualty as not to be rendered unfit for occupancy or unsuitable for the conduct of the Business to any substantial extent and the same shall be repairable within one hundred eighty (180) days from the time of such damage, Landlord shall repair the Premises (but not any tenant improvements made by Tenant) and during the period from the date of such damage until the repairs are completed the Rent shall be apportioned so that Tenant shall pay as Rent an amount which bears the same ratio to the entire monthly rent as the portion of the Premises which Tenant is able to occupy or use for its Business during such period bears to the entire Premises; provided, however, Landlord shall not be required to make such repairs to the Premises if, due to damage to the Building, Landlord determines, in its reasonable discretion, that it is not economically feasible to repair the Premises.

(c) If Landlord terminates this Lease following any Casualty or pursuant to Section 12 below following any Taking, and in any event for any temporary relocation due to any Casualty or Taking, Landlord shall use or shall cause its affiliates to use commercially reasonable efforts to provide Tenant with comparable space in alternative premises to which Landlord or CBS Radio relocates on substantially the same terms as this Lease. For purposes hereof, “comparable space” shall mean space sufficient for Tenant to operate the Business (as such term is defined in the Amended and Restated Trademark License Agreement, dated as of even date herewith, by and between CBS Radio and Tenant).
12. CONDEMNATION:
In the event that any exercise of the power of eminent domain by any governmental authority or by any other party vested by law with such power shall at any time prevent the full use and enjoyment of the Premises or any other portion of the Building (including, without limitation, the rooftop) such that the Premises or any other portion of the Building is rendered wholly or substantially unsuitable for the conduct of the Business (a “Taking”), Landlord (subject to clause (c) of Section 11 above) or Tenant shall have the right thereupon to terminate this Lease. In addition, if a material portion of the Building otherwise is subject to an eminent domain proceeding, Landlord (subject to clause (c) of Section 11 above) may terminate this Lease. In the event of any such action, Landlord shall have the right to claim, recover, and retain from the governmental authority or other party taking such action any award for the value of the Premises except that Tenant shall be entitled to any claim for the leasehold value of the Premises as well as the value of any of Tenant’s tenant improvements and trade fixtures. Tenant may make a separate claim for the value of its personal property and fixtures which are taken or its moving expenses, and any other damages available to Tenant to the extent it does not diminish any award payable to Landlord.
13. FIXTURES AND SIGNS:
(a) Tenant shall have the right to install in or place on the Premises trade or moveable fixtures, or other equipment as it may choose provided such fixtures or equipment do not exceed the weight permitted by the floor structure. Such trade fixtures, machines, tools, or other equipment shall at all times remain the personal property of Tenant regardless of the manner or degree of attachment thereof to the Premises and may be removed at any time by Tenant whether at the termination of this Lease or otherwise, provided, however, that Tenant shall make restoration of the Premises and the Building in the event that any damage is done thereto in the removal of such property.
(b) Tenant shall not have the right to affix any signs in, on or about the Premises or the Building without Landlord’s consent (if visible from outside the Building) except to the extent consistent with Tenant’s Past Practice.
14. DEFAULT; REMEDIES:
(a) Tenant shall be in default hereunder if:
(i) Tenant shall fail to pay any undisputed Rent payment or other charges payable under this Lease by Tenant following thirty (30) days written notice from Landlord;

(ii) Tenant shall fail to pay any Rent payment or other charges payable under this Lease by Tenant that was previously disputed but has since been determined by arbitration pursuant to Section 24(j) or mutual agreement between Landlord and Tenant to be owed to Landlord under this Lease, within fifteen (15) days of such arbitration award or following fifteen (15) days written notice of such mutual agreement;
(iii) (x) two (2) or more disputed Rent payments or other charges payable under this Lease by Tenant are submitted to arbitration under Section 24(j) during the term of this Lease, (y) such disputed Rent payments or other charges payable under this Lease by Tenant are not deposited with a third party escrow agent reasonably acceptable to Landlord and Tenant within five (5) business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Landlord to be properly payable by Tenant to Landlord under this Lease is in fact properly payable to Landlord under this Lease; or
(iv) (x) Landlord notifies Tenant in writing that Tenant is in material breach of one or more of its material covenants (other than payment covenants) under this Lease and such breach is not cured within thirty (30) days of receipt of such written notice, (y) Landlord submits to arbitration under Section 24(j) such breach or breaches and requests termination as a remedy and (z) the arbitrator(s) determines (A) that Tenant has in fact materially breached one or more material covenants (other than payment covenants) under this Lease, (B) that such breach or breaches have not been cured and have caused significant harm to Landlord and (C) that termination of this Lease is an appropriate remedy (after considering other appropriate remedies short of termination).
(b) If Tenant is in default hereunder pursuant to Section 14(a) above, then Landlord shall have the right, in addition to all other rights and remedies available to it at law or in equity, to terminate this Lease upon written notice to Tenant (at least thirty (30) days written notice in the case of a default under Section 14(a)(iii)) and, on the date specified in such notice, this Lease and the term hereby demised and all rights of Tenant hereunder shall expire and terminate and Tenant shall thereupon quit and surrender possession of the Premises to Landlord (x) no later than six (6) months following such termination by Landlord in the event of a default under Section 14(a)(i) through (iii) and (y) no later than nine (9) months following such termination by Landlord in the event of a default under Section 14(a)(iv), in each case, in the condition required in this Lease, provided that Tenant shall remain bound by the terms and conditions of this Lease during the time Tenant retains possession of the Premises following a termination of this Lease, it being the intention of the parties hereto to create a conditional limitation upon the happening of a default.
(c) In any case in which (i) this Lease shall have been terminated in accordance with the express provisions of this Lease or the Master Agreement and (ii) Landlord shall have elected to recover any unpaid Rent or other charges payable under this Lease by Tenant and any portion of such sum shall remain unpaid, subject to any applicable advance notice or transition provisions set forth herein, in the TSA or in the Master Agreement, Landlord may, without further notice, enter upon and repossess the Premises, by summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Premises and may have, hold and enjoy the Premises and the rents and profits therefrom. Landlord may, in its own name, as agent for Tenant if this Lease has not been terminated, or on its own behalf if this Lease has been terminated, re-let the Premises or any part thereof for such term and on such terms (which may include concessions of free rent) as Landlord in its sole discretion may determine. Landlord may, in connection with any such re-letting, cause the Premises to be redecorated, altered, divided, consolidated with other space or otherwise changed or prepared for re-letting. No re-letting shall be deemed a surrender of the Premises.

(d) Landlord shall be in default hereunder if Tenant notifies Landlord in writing that Landlord is in material breach of one or more of its material covenants (other than payment covenants) under this Lease and such breach is not cured within thirty (30) days of receipt of such written notice, (y) Tenant submits to arbitration under Section 24(j) such breach or breaches and requests termination as a remedy and (z) the arbitrator(s) determines (A) that Landlord has in fact materially breached one or more material covenants (other than payment covenants) under this Lease, (B) that such breach or breaches have not been cured and have caused significant harm to Tenant and (C) that termination of this Lease is an appropriate remedy (after considering other appropriate remedies short of termination). In the event of Landlord’s default hereunder, Tenant shall have the right to terminate this Lease in accordance with the provisions of this Section 14(d) upon written notice to Landlord.
(e) If either party institutes a suit against the other party for violation of, or to enforce any covenant, term or condition of, this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees, except to the extent that arbitration is required under Section 24(j) below, in which event fees shall be paid as determined in such arbitration.
15. ASSIGNMENT; SUBLETTING:
(a) Tenant shall not have the right to assign this Lease or to sublet the Premises or any part thereof, without the prior written consent of Landlord; provided that, subject to Section 26 of the Master Agreement and Section 2(c) of this Lease, Tenant may assign all or any of its rights and related obligations hereunder to a third party who acquires (i) all or substantially all of the assets of Tenant or (ii) all or substantially all of the assets comprising any significant business unit or division of Tenant that conducts its principal businesses and activities primarily at the Premises, in each case, without the prior consent of Landlord (provided that any such assignment is made only to a single assignee). Any purported assignment or transfer in violation of the provisions of this Section 15 is null and void and of no force or effect. Notwithstanding anything to the contrary in this Section 15, no assignment or subletting shall release Tenant nor relieve Tenant from its duty to perform fully all of the agreements, covenants, and conditions set forth in this Lease.
(b) Landlord shall have the right at any time during the term of this Lease to sell the Building, which sale shall be subject to this Lease and the rights of the Tenant hereunder unless Landlord terminates this Lease in accordance with the following. In the event Landlord sells the Building to an entity not affiliated with Landlord, Landlord shall have the right to terminate this Lease upon not less than one (1) year’s notice to Tenant.
16. HAZARDOUS MATERIALS:
(a) “Hazardous Materials” shall mean any material or substance (i) which is regulated as a “hazardous substance,” “hazardous waste,” oil, petroleum, or oil or petroleum products or byproducts, asbestos, polychlorinated byphenyls (“PCBs”), or “extremely hazardous substance,” “hazardous chemical,” “toxic substance,” “pollutant,” “contaminant” or the like under any Environmental Laws (as hereafter defined), (ii) which contains PCBs, (iii) which contains asbestos, (iv) which is radioactive or (v) the presence of which requires investigation or remediation under any Environmental Law, as well as any toxic or otherwise hazardous substance, material or waste which is or becomes regulated as such by any Environmental Law during the term of this Lease.

(b) Tenant shall conduct all of its operations at the Premises, and Landlord shall conduct all of its operations at the Building, in substantial compliance with all federal, state and local statutes (including, but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, (CERCLA); the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended (RCRA); the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended, the environment related provisions of the Occupational Health and Safety Act, 29 U.S.C. Section 651 et seq., as amended) and all applicable federal, state and local statutes protecting the environment now or hereafter enacted and any additions and amendments thereto and regulations enacted thereunder, ordinances, orders and requirements of common law governing pollution or protection of human heath or the environment, including (i) discharges to the air, soil, surface or ground water and (ii) handling, utilizing, storage, treatment or disposal of any Hazardous Materials as defined therein (collectively, the “Environmental Laws”). Tenant and Landlord shall provide promptly to the other copies of any permits, licenses, approvals, notices of violations, summons, orders, complaints or other documents received by them pertaining to compliance with the Environmental Laws at the Premises.
(c) Except as in the ordinary course of business, neither Landlord nor Tenant shall (i) cause, allow or permit the escape, disposal or release of Hazardous Materials in, on, under, around or from the Premises or (ii) store, use or allow the storage or use of Hazardous Materials in the Building in any manner not sanctioned by law or the standards prevailing in the industry for handling and storage of such Hazardous Materials. Tenant shall not store material or equipment exterior to the Building.
(d) If Landlord has evidence that there has been a release by Tenant, its agents, servants, employees or business invitees at the Premises of Hazardous Materials, Landlord may require testing by an environmental testing entity to ascertain whether there has been a release of Hazardous Materials. The reasonable costs of such testing shall be reimbursed by Tenant to Landlord. If a governmental agency requires environmental testing relating to any release of Hazardous Materials by Tenant, its agents, servants, employees or business invitees at the Premises, then such testing shall be performed and paid for in the manner described above. Tenant shall execute affidavits or representations, at Landlord’s request, stating that, to the best of Tenant’s knowledge and belief after due inquiry, since the time that Tenant took possession of the Premises, there has been no unauthorized release of Hazardous Materials by Tenant, its agents, servants, employees or business invitees at the Premises in, on or around the Premises.

(e) Tenant shall defend, indemnify, protect and hold Landlord harmless from and against any and all demands, claims, actions, assessments, losses, damages, liabilities, fines, penalties, costs and expenses of every nature (including reasonable attorneys’ fees but excluding any consequential damages) resulting from or arising out of (i) a breach by Tenant of any of the provisions of this Section 16; or (ii) any violations of Environmental Laws or releases of Hazardous Materials by Tenant, its agents, employees, customers or affiliates during the use and occupancy of the Premises. Notwithstanding anything to the contrary herein, in no event will Tenant be liable for the existence of any Hazardous Material in, on or around the Premises to the extent (x) it pre-existed Tenant’s initial occupancy of the Premises under the terms of the Existing TSA or (y) it was deposited by Landlord or its employees, agents or assigns. Landlord shall defend, indemnify, protect and hold Tenant harmless from and against any and all demands, claims, actions, assessments, losses, damages, liabilities, fines, penalties, costs and expenses of every nature (including reasonable attorneys’ fees but excluding any consequential damages) resulting from or arising out of (i) a breach by Landlord of any of the provisions of this Section 16; or (ii) any environmental conditions, events or circumstances caused by Landlord, its agents, employees, customers (other than Tenant) or affiliates during the use and occupancy of the Building to the extent caused by Landlord. Notwithstanding anything to the contrary herein, in no event will Landlord be liable for the existence of any Hazardous Material in, on or around the Building to the extent it was deposited by Tenant or its employees, agents or assigns.
(f) If either party knows, or has reason to know, that an unpermitted Hazardous Material, or condition involving or resulting from the presence of a Hazardous Material, exists in, on, under or about the Premises, or that a governmental agency is or has threatened to take action with respect to the existence of any such condition, such party shall immediately provide written notification of such fact to the other party. The notifying party shall also immediately provide the other party with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action or proceeding given to, or received from any governmental authority or third party, concerning such condition in, on, under or about the Premises.
(g) The provisions of Sections 16(e) and 16(f) shall survive the termination of this Lease.
17. QUIET ENJOYMENT:
So long as Tenant is not in default hereunder beyond the expiration of any applicable notice or cure periods, Tenant may freely, peaceably and quietly occupy and enjoy the rights granted under this Lease free from any molestation from Landlord or anyone acting by, through or under Landlord.
18. SURRENDER:
(a) Except as otherwise provided in Section 2(c) or 14(b), upon the expiration or other termination of the Term, Tenant shall, without notice from Landlord, quit and surrender to Landlord the Premises, vacant, broom-clean, and (subject to the provisions of Article 8 hereof) in substantially the same condition and repair as on the Commencement Date, reasonable wear and tear and damage which Landlord is obligated to repair hereunder excepted, and shall surrender possession of the Leased Equipment to Landlord in substantially the same order and repair as on the Commencement Date, reasonable wear and tear excepted. In addition, Tenant shall remove all of its personal property located at or in the Premises or elsewhere in the Building. Any damage caused to the Premises or any other portions of the Building as a result of the removal of Tenant’s personal property shall be repaired by Tenant at its sole cost and expense. Tenant’s obligation to observe or perform this covenant shall survive the expiration or sooner termination of the Term.

(b) Except for any applicable transition periods pursuant to the Transition Rights, which for purposes of this Section 18(b) shall not be considered a hold over by Tenant, if Tenant shall hold over and remain on the Premises or fail to remove any of its personal property beyond the expiration or earlier termination of this Lease, such holding over shall not be deemed to be an extension of this Lease, and, in addition to any rights Landlord may have under the terms of this Lease, or at law or in equity, Landlord shall be entitled to recover any and all damages (including, without limitation, any out-of-pocket costs associated with any repairs, replacements, removal of property or other similar costs, but excluding any special, indirect, consequential or exemplary damages and any loss of business or profits, whether or not foreseeable) suffered by Landlord as a result of Tenant’s holding over, and Tenant shall also be obligated to pay to Landlord a per diem amount based on an annual rate equal to two hundred percent (200%) of the Base Rent payable on the date immediately preceding such holdover for each day thereafter that Tenant remains in occupancy of the Premises. Subject to the parenthetical in the immediately preceding sentence regarding the scope of damages, Tenant shall indemnify and hold Landlord harmless from any liability, loss, costs and expenses, including, but not limited to reasonable attorneys’ fees, arising out of such holding over by Tenant.
19. INDEMNITY:
(a) To the extent permitted by law, Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s affiliates and their respective officers, directors, affiliates, employees and agents, and the predecessors, successors and permitted assigns of Landlord, from and against any and all third party actions, claims and demands (and reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord by reason of such third party actions, claims and demands) (collectively, “Claims”), arising out of Tenant’s use and occupancy of the Building and the Leased Equipment, the undertaking by Tenant of any alterations or repairs to the Building or Tenant’s equipment, the conduct of Tenant’s business in the Building, any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed under this Lease, or any willful or negligent act of Tenant, its agents or employees in or about the Building, but excluding any Claims resulting from the willful misconduct or negligence of Landlord or Landlord’s agents or employees.
(b) To the extent permitted by law, Landlord agrees to indemnify, defend and hold harmless Tenant and Tenant’s affiliates and their respective officers, directors, affiliates, employees and agents, and the predecessors, successors and permitted assigns of Tenant, from and against any and all Claims arising out of Landlord’s use and occupancy of the Building and the Leased Equipment, the undertaking by Landlord of any alterations or repairs to the Building or equipment, the conduct of Landlord’s business in the Building, any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed under this Lease, or any willful or negligent act of Landlord, its agents or employees in or about the Building, but excluding any Claims resulting from the willful misconduct or negligence of Tenant or Tenant’s agents or employees.

20. BROKERAGE:
Tenant and Landlord each represents and warrants that it has dealt with no broker, agent or other person in connection with this Lease and that no broker, agent or other person brought about this transaction. Landlord and Tenant each agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this Lease. The provisions of this Section 20 shall survive the expiration or earlier termination of this Lease.
21. NOTICE:

(a)	All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the following addresses or facsimile numbers:

If to Tenant:

Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600

If to Landlord:

CBS News Inc.
2020 M Street, N.W.
Washington, D.C. 20036
Attention: Fred Schneider
Telecopy: (202) 457-1519

with a copy to each of:

CBS Radio Inc.
1515 Broadway, 46th Floor
New York, New York 10036
Attention: Chairman & CEO
Telecopy: (212) 846-2342

CBS Corporation
51 West 52 Street
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 975-4215

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff, Esq.
Michael Lubowitz, Esq.
Telecopy: (212) 310-8007
(b) All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 21, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 21, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 21, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 21). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
22. SUBORDINATION:
(a) The rights of Tenant under this Lease shall be and are subject and subordinate at all times to all ground leases, and/or underlying leases, if any, now or hereafter in force against the Building or the land on which the Building sits (a “Ground Lease”), and to the lien of any mortgage or mortgages now or hereafter in force against such Ground Lease, the Building and/or the land on which the Building sits, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof (a “Mortgage”). This Section is self-operative and no further instrument of subordination shall be required. However, in confirmation of such subordination Tenant shall promptly execute such reasonable further instruments as may reasonably be requested by Landlord.
(b) Landlord hereby represents that as of the date of this Lease there are no Ground Leases or Mortgages in effect. In the event Landlord does enter into a Ground Lease and/or a Mortgage, Landlord shall obtain, for the benefit of Tenant, a subordination, non-disturbance and attornment agreement, in form reasonably acceptable to Tenant and the lessor under such Ground Lease or holder of such Mortgage (each, a “Lender”), pursuant to which Lender agrees that as long as Tenant is not in default under this Lease beyond the expiration of any applicable notice or cure period, Lender will not disturb Tenant in its possession of the Premises, name Tenant as a party to any foreclosure action or terminate Tenant’s rights hereunder.

23. FORCE MAJEURE:
A party hereto will not have any liability to the other party hereto if performance by such party hereunder shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
24. MISCELLANEOUS:
(a) Entire Agreement. This Lease and the New Transaction Documents (as defined in the Master Agreement) and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.
(b) Waiver. Any term or condition of this Lease may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Lease, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Lease on any future occasion. No failure or delay on the part of a party in exercising any right or power under this Lease shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Lease or by law or otherwise afforded, will be cumulative and not alternative.
(c) Amendment. This Lease may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
(d) No Third-Party Beneficiary. The terms and provisions of this Lease are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
(e) Binding Effect. This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(f) Headings. The headings used in this Lease have been inserted for convenience of reference only and do not define or limit the provisions hereof.

(g) Invalid Provisions. If any provision of this Lease is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Lease will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Lease will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Lease will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Lease a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
(h) Affiliate. When used in this Lease the term “affiliate” shall have the meaning assigned to such term in Rule 405 promulgated under the Securities Act of 1933, as amended; provided that, with respect to any affiliates of Landlord, such term shall mean CBS Corporation and the controlled affiliates of CBS Corporation.
(i) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the District of Columbia, its rules of conflict of laws notwithstanding.
(j) Arbitration. Any dispute, controversy or claim arising out of or relating to this Lease or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 24(j). There shall be three (3) neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within thirty (30) days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.
(k) Counterparts. This Lease may be executed in counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(l) Expenses. Each of Landlord and Tenant shall bear its own expenses relating to this Lease whether or not the Closing (as defined in the Master Agreement) is consummated.
(m) No Conflict with Other Agreements. Landlord represents and warrants to Tenant that Landlord’s execution and delivery of this Lease and the performance by Landlord of its obligations under do not and will not constitute a breach or default under any other agreement to which Landlord is a party.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first written above.

CBS BROADCASTING INC.
By:
Name:
Title:

WESTWOOD ONE, INC.
By:
Name:
Title:

Acknowledged, as of the date first written above, by:
CBS RADIO INC.

By:
Name:
Title:
Signature Page to 2020 M Street Lease

[Exhibits are intentionally omitted.]

EXHIBIT I
S U B L E A S E
THIS SUBLEASE is made as of the [___] day of [                    _] 200[_], between CBS NEWS INC., a Delaware corporation, as sublandlord (“Landlord”), and WESTWOOD ONE, INC., a Delaware corporation, as subtenant (“Tenant”).
RECITALS
WHEREAS, Landlord is the tenant under that certain Office Lease Agreement dated November 11, 2002 (the “Original Lease”), between Juster Associates Limited Partnership (“Master Lessor”) and CBS Broadcasting Inc., predecessor-in-interest to Landlord, as amended by First Amendment to Lease, dated April 2003 (the “First Amendment”), and Second Amendment to Lease, dated June 27, 2007 (the “Second Amendment” and, together with the Original Lease and the First Amendment, the “Master Lease,” a copy of which is attached hereto as Exhibit “A”), pursuant to which Landlord leases from Master Lessor certain premises (the “Leased Premises”) in the building located at 2000 M Street, NW, Washington, DC (the “Building”);
WHEREAS, CBS Radio Inc., formerly known as Infinity Broadcasting Corporation (“CBS Radio”), an affiliate of Landlord, and Tenant previously entered into a Technical Services Agreement dated as of March 30, 1999 (the “Existing TSA”), for the provision of CBS Radio’s facilities and employees to originate and distribute programming, including day-of-air operation services, and commercial continuity services in support of the gathering, editing, assembly and production of programming; and
WHEREAS, CBS Radio and Tenant desire to modify their existing business relationship by terminating or amending and restating certain agreements (including the Existing TSA), documenting certain existing practices between the parties and entering into new agreements (the “New Transaction Documents”, as more particularly described in the Master Agreement, dated as of October 2, 2007 (the “Master Agreement”), and the Amended and Restated Technical Services Agreement dated as of the date hereof (the “TSA”)), including, without limitation, the subleasing by Landlord to Tenant of a portion of the Leased Premises.
NOW, THEREFORE, as contemplated by the Master Agreement and the TSA and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.	PREMISES:
For and in consideration of the payment by Tenant of the rent hereinafter reserved and the performance by Tenant of the covenants and agreements hereinafter agreed to be performed by it, Landlord hereby subleases to Tenant and Tenant hereby subleases from Landlord, throughout the term hereof, upon and subject to the terms, covenants and conditions set forth herein, that portion of the Leased Premises containing approximately 460 rentable square feet, as shown on the floor plan attached hereto as Exhibit “B” (the “Subleased Premises”).

2.	TERM; TERMINATION:
(a) The term of this Sublease (the “Term”) shall commence on such date (the “Commencement Date”) that is the later of (i) the date that Landlord receives the Consent (as hereafter defined) and (ii) the Closing Date (as such term is defined in the Master Agreement) and shall expire on December 30, 2012 unless Tenant’s right to use and occupy the Premises is either earlier terminated or extended pursuant to and in accordance with the terms of this Sublease, the Master Agreement and the TSA (December 30, 2012, or such earlier or later date to which Tenant’s right to use and occupy the Premises shall have been accelerated or extended, as applicable, the “Expiration Date”). Tenant shall have no right to extend the term of this Sublease beyond the Expiration Date. Notwithstanding the foregoing, Tenant shall have the right to terminate this Sublease at any time during the Term upon providing Landlord with no less than one hundred eighty (180) days prior written notice, in which case Tenant’s obligation to continue to pay Rent hereunder shall continue until the expiration of such one hundred eighty (180)-day period. In the event of such termination by Tenant, Tenant shall quit and surrender to Landlord the Subleased Premises within one hundred eighty (180) days of delivery of such termination notice in accordance with the provisions of Section 18.
(b) This Sublease may be terminated prior to December 30, 2012 (i) by mutual written consent of Landlord and Tenant, (ii) pursuant to the provisions of Section 2(c), 12 or 14 of this Sublease or (iii) by Landlord upon a termination of the Master Lease in accordance with the provisions thereof.
(c) Notwithstanding the foregoing, (i) this Sublease shall automatically terminate (subject to the last sentence of this Section 2(c)) in the event of a termination of the Master Agreement, the expiration or termination of the News Agreement (as such term is defined in the TSA) or the expiration or termination of the TSA, subject to the Transition Rights (as defined below), in each case, pursuant to the applicable termination provisions thereof, provided that, in the event that (x) such automatic termination is the result of the termination or expiration of the News Agreement, Tenant shall have a one (1)-year transition period from the date of such automatic termination to quit and surrender to Landlord the Premises, or (y) such automatic termination is the result of a termination by CBS Radio of the Master Agreement pursuant to Section 27(a)(ii) through (v) or Section 27(b) thereof, Tenant shall have a six (6)-month transition period from the date of such automatic termination to quit and surrender to Landlord the Premises; and (ii) this Lease may be terminated by Landlord if any person or entity engaged in the radio network business, whether or not a Competitor (as defined in the Master Agreement), acquires or enters into an agreement to acquire more than fifty percent (50%) of the equity or voting interests of Tenant, all or substantially all of the assets of Tenant or all or substantially all of the assets comprising any significant business unit or division of Tenant, in each case, in a single transaction or series of related transactions, provided that in such case Tenant shall have a one (1)-year transition period from the date of such termination to quit and surrender to Landlord the Premises. Notwithstanding the foregoing, if the TSA is terminated, this Sublease shall terminate at the end of the transition periods that are the subject of the Monetary Breach Transition Right, Breach Transition Right, Natural Expiration Transition Right or Short Term Transition Right, as applicable (each as set forth in Section 5 of the TSA and, collectively, the “Transition Rights”).

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(d) The parties agree that this Sublease shall not become effective for any purpose unless and until it has been consented to in writing by Master Lessor (the “Consent”). Landlord shall reasonably promptly after receipt of fully executed copies of this Sublease submit the same to Master Lessor for its Consent and to use commercially reasonable efforts to obtain the Consent; provided, however, that Landlord shall not be required to make any payments or commence any action or proceeding in order to obtain the Consent and shall not in any event be liable to Tenant for any failure to obtain the Consent. Tenant shall reasonably cooperate with Landlord and Master Lessor in order to obtain the Consent, including, but not limited to, promptly supplying such reasonable information and/or documentation as Master Lessor may request in connection therewith. If the Consent is not obtained within thirty (30) days after full execution and delivery of this Sublease (or if Landlord exercises its option to extend the period within which the Consent must be obtained as noted below, within sixty (60) days after full execution and delivery of this Sublease), then either party may, upon written notice to the other, cancel this Sublease, provided the party wishing to cancel has complied with its agreements and obligations under this paragraph. Notwithstanding anything to the contrary herein contained, Landlord shall have the unilateral right, at its option, to extend for an additional thirty (30) days the period for obtaining the Consent, provided that Landlord delivers to Tenant written notice of such extension prior to the expiration of the initial thirty (30) day period referred to above in this paragraph.
3.	RENT:
(a) Tenant shall pay to Landlord base rent (the “Rent”) during the Term in the following amounts:

Time Period	Annual Rent Amount ($)	Monthly Rent Amount ($)

Commencement Date to December 31, 2008	16,100.00	1,341.67
January 1, 2009 to December 31, 2009	16,504.80	1,375.40
January 1, 2010 to December 31, 2010	16,914.20	1,409.52
January 1, 2011 to December 31, 2011	17,337.40	1,444.78
January 1, 2012 to December 30, 2012	17,769.80	1,480.82
(b) All Rent shall be payable monthly in advance on the first day of each month and shall be delivered to Landlord at CBS News Division, 21940 Network Place, Chicago, Illinois, 60673-1219, Attention: CBS News Division Accounting Department.
(c) If any Rent shall not be paid within fifteen (15) days after the same is due, in addition to, and without waiving or releasing any other rights or remedies of Landlord, a late charge of five percent (5%) per annum of the amount of such delinquent Rent shall become immediately due and payable to Landlord as liquidated damages.

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4. CONDITION:
Tenant is currently in possession of the Subleased Premises and is fully familiar with the condition thereof. Tenant shall accept possession of the Subleased Premises in their current “AS IS” condition without any representation or warranty as to condition and without any obligation on the part of Landlord to prepare the Subleased Premises for Tenant’s occupancy or use. Tenant acknowledges that the Subleased Premises are not and will not be separately demised from space in the Leased Premises used and occupied by Landlord and/or any affiliates of Landlord.
5.	USE OF SUBLEASED PREMISES; COMPLIANCE WITH LAWS:
(a) Tenant shall use and occupy the Subleased Premises for the Permitted Use (as defined in the Master Lease) and for no other purpose.
(b) Tenant will use the Premises in compliance with any and all applicable laws statutes, codes, ordinances, rules, orders and regulations of any municipal or governmental authority (collectively, the “Laws”), which are applicable to or arise from the conduct of Tenant’s specific business at the Premises; provided, however, in no event shall Tenant be required to perform any capital improvements or repairs or to remedy any non-compliance by the Premises with Laws unless such capital improvements or repairs or remedy are required because of the negligence or willful misconduct of Tenant or Tenant’s employees or agents.
(c) Tenant agrees to comply with all rules and regulations established by Master Lessor for the Building (the “Rules and Regulations”).
6.	MASTER LEASE:
(a) Tenant represents that it has read and is familiar with the Master Lease. It is specifically understood and agreed that this Sublease and each and every provision hereof is and shall remain subject to the Master Lease and each and every provision thereof, and that in the event the Master Lease shall terminate for any reason whatsoever, then this Sublease shall simultaneously terminate. Neither party hereto shall acquire any right or cause of action against the other party by reason of any termination of the Master Lease unless such termination resulted from a breach or default thereunder that also was a breach or default under this Sublease.
(b) Except as otherwise specifically provided in this Sublease, Tenant covenants and agrees to comply with all of the terms, covenants, conditions and obligations of the Master Lease to be kept and performed on the part of the tenant thereunder insofar as they relate to the Subleased Premises. Tenant shall not commit or permit to be committed any act or omission or allow any condition to exist which shall violate any term or condition of the Master Lease. Tenant shall neither do nor permit anything to be done which would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the Master Lessor under the Master Lease, and Tenant shall indemnify and hold Landlord harmless from and against all claims, liabilities and damages of any kind whatsoever by reason of any breach or default on the part of Tenant of Tenant’s obligations pursuant to this clause (b). In all instances where the consent of the “Landlord” is required by the Master Lease, for purposes of this Sublease, consent of both Landlord and Master Lessor shall be required.

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(c) To the extent that the Master Lease requires or obligates Master Lessor to maintain, repair, restore or otherwise expend any monies for preserving and maintaining all or any portion of the Subleased Premises or to furnish services to the Subleased Premises, such obligation shall not pass to Landlord by reason of this Sublease and shall remain with Master Lessor.
(d) Landlord hereby represents and warrants to Tenant that it is not in default under any provision under the Master Lease and that the Master Lease is in full force and effect.
(e) Provided Tenant is not in default hereunder beyond the expiration of any applicable notice or cure period, Landlord shall comply with all of the terms, covenants and conditions of the Master Lease so as to keep the Master Lease in full force and effect at all times during the term hereof; provided, Landlord shall not be liable for any termination of the Master Lease arising out of the acts or omissions of Tenant.
(f) Landlord agrees, upon receipt from Tenant of written notice of any default of Master Lessor under the Master Lease, to promptly notify Master Lessor of Tenant’s notice and use its reasonable efforts to cause Master Lessor to rectify or fulfill any default as listed in Tenant’s notice; provided, however, that nothing contained in this Sublease shall require Landlord to commence legal action or arbitration proceedings against Master Lessor.
(g) As between the parties hereto only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease shall control only to the extent they are inconsistent with the terms of the Master Lease. Notwithstanding anything herein contained, as between Landlord and Tenant and for purposes of this Sublease, the following provisions of the Master Lease shall not be applicable: Sections I.A.2, I.A.4, I.A.5, I.A.8, I.A.10, I.B.2, I.B.7, III.B, IV, VI, IX, X (except to the extent that Section 8 of this Sublease references the Master Lease), XIII.D, XIII.F, XV, XVIII, XXII, XXIV, XXVIII, XXIX, XXX, XXXIV, XXXVIII.N, XLI, XLII of the Original Lease, Exhibit D to the Original Lease, the entire First Amendment and the entire Second Amendment other than Section 4 thereof.
7.	SERVICES:
(a) Landlord shall cooperate with Tenant and use commercially reasonable efforts to cause Master Lessor to provide to Tenant those services which are required to be provided by Master Lessor under the Master Lease, as well as any additional services required by Tenant; provided, however, that nothing contained in this Sublease shall require Landlord to commence legal action or arbitration proceedings against Master Lessor. Tenant shall pay Master Lessor’s charge for such additional services promptly after having been billed therefor by Master Lessor or by Landlord. If at any time a charge for such additional services is attributable to the use of such services by both Landlord and Tenant, the cost thereof shall be equitably divided between Landlord and Tenant.
(b) Tenant shall be responsible for obtaining the following services for its own use and shall pay the service provider directly for any such services:
(i)	cable services (including T-1, internet, cable connections);

(ii)	installation and maintenance of computers; and

(iii)	transmission lines.

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8.	ALTERATIONS AND IMPROVEMENTS:
Tenant shall not have the right to make any alterations, additions, or improvements in or to the Subleased Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld with regard to non-structural work only, and the prior written consent of Master Lessor, if required by the terms of the Master Lease. If Landlord and Master Lessor (to the extent such consent is required) consent to any alterations, additions or improvements, Tenant shall perform such work in compliance with the terms and requirements of the Master Lease. Tenant shall be responsible for payment of any fees charged by Master Lessor in connection with the review of such proposed alterations, additions or improvements. Any mechanic’s lien filed against the Subleased Premises, the Leased Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within the time period required by the Master Lease, at Tenant’s expense, by payment or filing the bond required by law. Tenant shall be responsible to obtain all required building permits prior to commencing any construction in the Subleased Premises and also to arrange for all required municipal or governmental inspections upon completion of any construction. Upon the termination of this Sublease, Tenant shall remove, at Tenant’s cost, any or all such alterations, additions, or improvements required to be removed under the terms of the Master Lease. Tenant shall repair all damage or defacement to the Subleased Premises, the Leased Premises, the Building and the fixtures, appurtenances and equipment of Landlord and of Master Lessor, caused by such removal.
9. INSURANCE:
Tenant shall, at its sole cost and expense, procure and maintain throughout the Term such insurance required to be maintained pursuant to Article XVI of the Master Lease, as applicable to the Subleased Premises. Without duplication, Tenant shall maintain insurance against loss or damage by fire, lightning and other perils covered by an “all risk” policy for Tenant’s equipment, in an amount not less than one hundred percent (100%) of actual replacement cost. Tenant’s liability policy shall name Landlord and Master Lessor (and any other party required by the Master Lease) as additional insured parties. Tenant shall furnish proof of such insurance coverage to Landlord prior to the Commencement Date.
10. MAINTENANCE AND REPAIRS; LANDLORD’S ACCESS:
(a) Tenant shall be responsible for all maintenance to the Subleased Premises in order to keep the Subleased Premises in good condition to the extent required of Landlord under the Master Lease. Tenant shall pay for all maintenance and repairs of damage to the Subleased Premises caused by the negligence or willful misconduct of Tenant, its servants, agents, invitees or employees or which otherwise is required of Tenant pursuant to the terms of this Sublease.
(b) Landlord and Master Lessor shall have the right to enter upon the Subleased Premises from time to time upon reasonable notice (except in case of emergency and to perform regularly scheduled Building services when no notice is required) in order to inspect the same and to perform any maintenance, repairs, and replacements which it is required to make under the provisions of this Sublease or the Master Lease. Such entry shall in no event be considered a constructive eviction of Tenant. Landlord shall be responsible for any damage to Tenant’s property or the Subleased Premises or injury to persons caused by Landlord’s negligent acts or willful misconduct during any such entry upon the Subleased Premises.

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11. [Reserved.]
12. CASUALTY AND CONDEMNATION:
In the event of a fire or other casualty affecting the Building or the Subleased Premises, or of a taking of all or a part of the Building under the power of eminent domain, Landlord may exercise any right which may have the effect of terminating the Master Lease without first obtaining the consent of Tenant; provided, that Landlord shall provide prompt notice to Tenant regarding its exercise of any such right. In the event Landlord is entitled, under the Master Lease, to an abatement of rent as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Tenant shall be entitled to its pro rata share of such rent abatement.
13. FIXTURES AND SIGNS:
(a) Tenant shall have the right to install in or place on the Subleased Premises trade or moveable fixtures, or other equipment as it may choose provided such fixtures or equipment do not exceed the weight permitted by the floor structure and comply with the Master Lease. Such trade fixtures, machines, tools, or other equipment shall at all times remain the personal property of Tenant regardless of the manner or degree of attachment thereof to the Subleased Premises and may be removed at any time by Tenant whether at the termination of this Sublease or otherwise, provided, however, that Tenant shall make restoration of the Subleased Premises, the Leased Premises, and the Building in the event that any damage is done thereto in the removal of such property.
(b) Tenant shall not have the right to affix any signs in, on or about the Subleased Premises, the Leased Premises, or the Building without Landlord’s consent (which consent shall not be unreasonably withheld if the consent of Master Lessor has been obtained) and the consent of Master Lessor, if required under the terms of the Master Lease.
14. DEFAULT; REMEDIES:
(a) Tenant shall be in default hereunder if:
(i) Tenant shall fail to pay any undisputed Rent payment or other charges payable under this Sublease by Tenant following thirty (30) days written notice from Landlord;
(ii) Tenant shall fail to pay any Rent payment or other charges payable under this Sublease by Tenant that was previously disputed but has since been determined by arbitration pursuant to Section 24(j) or mutual agreement between Landlord and Tenant to be owed to Landlord under this Sublease, within fifteen (15) days of such arbitration award or following fifteen (15) days written notice of such mutual agreement;

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(iii) (x) two (2) or more disputed Rent payments or other charges payable under this Sublease by Tenant are submitted to arbitration under Section 24(j) during the term of this Sublease, (y) such disputed Rent payments or other charges payable under this Sublease by Tenant are not deposited with a third party escrow agent reasonably acceptable to Landlord and Tenant within five (5) business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Landlord to be properly payable by Tenant to Landlord under this Sublease is in fact properly payable to Landlord under this Sublease; or
(iv) (x) Landlord notifies Tenant in writing that Tenant is in material breach of one or more of its material covenants (other than payment covenants) under this Sublease and such breach is not cured within thirty (30) days of receipt of such written notice, (y) Landlord submits to arbitration under Section 24(j) such breach or breaches and requests termination as a remedy and (z) the arbitrator(s) determines (A) that Tenant has in fact materially breached one or more material covenants (other than payment covenants) under this Sublease, (B) that such breach or breaches have not been cured and have caused significant harm to Landlord and (C) that termination of this Sublease is an appropriate remedy (after considering other appropriate remedies short of termination).
(b) If Tenant is in default hereunder pursuant to Section 14(a) above, then Landlord shall have the right, in addition to all other rights and remedies available to it at law or in equity, to terminate this Sublease upon written notice to Tenant (at least thirty (30) days written notice in the case of a default under Section 14(a)(iii)) and, on the date specified in such notice, this Sublease and the term hereby demised and all rights of Tenant hereunder shall expire and terminate and Tenant shall thereupon quit and surrender possession of the Subleased Premises to Landlord (x) no later than six (6) months following such termination by Landlord in the event of a default under Section 14(a)(i) through (iii) and (y) no later than nine (9) months following such termination by Landlord in the event of a default under Section 14(a)(iv), in each case, in the condition required in this Sublease, provided that Tenant shall remain bound by the terms and conditions of this Sublease during the time Tenant retains possession of the Subleased Premises following a termination of this Sublease, it being the intention of the parties hereto to create a conditional limitation upon the happening of a default.
(c) In any case in which (i) this Sublease shall have been terminated in accordance with the express provisions of this Sublease or the Master Agreement and (ii) Landlord shall have elected to recover any unpaid Rent or other charges payable under this Sublease by Tenant and any portion of such sum shall remain unpaid, subject to any applicable advance notice or transition provisions set forth herein, in the TSA or in the Master Agreement, Landlord may, without further notice, enter upon and repossess the Subleased Premises, by summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Subleased Premises and may have, hold and enjoy the Subleased Premises and the rents and profits therefrom. Landlord may, in its own name, as agent for Tenant if this Sublease has not been terminated, or on its own behalf if this Sublease has been terminated, re-let the Subleased Premises or any part thereof for such term and on such terms (which may include concessions of free rent) as Landlord in its sole discretion may determine. Landlord may, in connection with any such re-letting, cause the Subleased Premises to be redecorated, altered, divided, consolidated with other space or otherwise changed or prepared for re-letting. No re-letting shall be deemed a surrender of the Subleased Premises.

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(d) Landlord shall be in default hereunder if Tenant notifies Landlord in writing that Landlord is in material breach of one or more of its material covenants (other than payment covenants) under this Sublease and such breach is not cured within thirty (30) days of receipt of such written notice, (y) Tenant submits to arbitration under Section 24(j) such breach or breaches and requests termination as a remedy and (z) the arbitrator(s) determines (A) that Landlord has in fact materially breached one or more material covenants (other than payment covenants) under this Sublease, (B) that such breach or breaches have not been cured and have caused significant harm to Tenant and (C) that termination of this Sublease is an appropriate remedy (after considering other appropriate remedies short of termination). In the event of Landlord’s default hereunder, Tenant shall have the right to terminate this Sublease in accordance with the provisions of this Section 14(d) upon written notice to Landlord.
(e) If either party institutes a suit against the other party for violation of, or to enforce any covenant, term or condition of, this Sublease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees, except to the extent that arbitration is required under Section 24(j) below, in which event fees shall be paid as determined in such arbitration.
15. ASSIGNMENT; SUBLETTING:
Tenant shall not have the right to assign this Sublease or to sublet the Subleased Premises or any part thereof, without the prior written consent of Landlord; provided that, subject to Section 26 of the Master Agreement, Section 2(c) of this Lease and the prior written consent of Master Lessor, Tenant may assign all or any of its rights and related obligations hereunder to a third party who acquires (i) all or substantially all of the assets of Tenant or (ii) all or substantially all of the assets comprising any significant business unit or division of Tenant that conducts its principal businesses and activities primarily at the Subleased Premises, in each case, without the prior consent of Landlord (provided that any such assignment is made only to a single assignee). Any purported assignment or transfer in violation of the provisions of this Section 15 is null and void and of no force or effect. Notwithstanding anything to the contrary in this Section 15, no assignment or subletting shall release Tenant nor relieve Tenant from its duty to perform fully all of the agreements, covenants, and conditions set forth in this Sublease.
16. ENVIRONMENTAL COMPLIANCE
The terms and provisions of Article XXXIX (ENVIRONMENTAL COMPLIANCE) of the Master Lease are incorporated herein by reference with the same force and effect as if they were fully set forth herein. Each of Landlord and, to the extent relating to the Subleased Premises, Tenant covenants and agrees to comply with all such terms and provisions incorporated herein by reference except to the extent such terms or provisions are inapplicable, inappropriate, inconsistent with or modified by the provisions of this Sublease.
17. QUIET ENJOYMENT:
So long as Tenant is not in default hereunder beyond the expiration of any applicable notice or cure periods, Tenant may, subject to the terms and conditions of the Master Lease, freely, peaceably and quietly occupy and enjoy the rights granted under this Sublease free from any molestation from Landlord or anyone acting by, through or under Landlord.

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18. SURRENDER:
(a) Except as otherwise provided in Section 2(c) or 14(b), upon the expiration or other termination of the Term, Tenant shall, without notice from Landlord, quit and surrender to Landlord the Subleased Premises, vacant, broom-clean, and in the condition required under the Master Lease. In addition, Tenant shall remove all of its personal property located at or in the Subleased Premises or elsewhere in the Leased Premises or the Building. Any damage caused to the Subleased Premises, the Premises or any other portions of the Building as a result of the removal of Tenant’s personal property shall be repaired by Tenant at its sole cost and expense. Tenant’s obligation to observe or perform this covenant shall survive the expiration or sooner termination of the Term.
(b) Except for any applicable transition periods pursuant to the Transition Rights, which for purposes of this Section 18(b) shall not be considered a hold over by Tenant, if Tenant shall hold over and remain on the Subleased Premises or fail to remove any of its personal property beyond the expiration or earlier termination of this Sublease, such holding over shall not be deemed to be an extension of this Sublease, and, in addition to any rights Landlord may have under the terms of this Sublease, or at law or in equity, Landlord shall be entitled to recover any and all damages including, without limitation, any out-of-pocket costs associated with any repairs, replacements, removal of property or other similar costs, but excluding any special, indirect, consequential or exemplary damages and any loss of business or profits, whether or not foreseeable) suffered by Landlord as a result of Tenant’s holding over, and Tenant shall also be obligated to pay to Landlord a per diem amount based on an annual rate equal to two hundred percent (200%) of the Rent payable on the date immediately preceding such holdover for each day thereafter that Tenant remains in occupancy of the Subleased Premises. Subject to the parenthetical in the immediately preceding sentence regarding the scope of damages, Tenant shall indemnify and hold Landlord harmless from any liability, loss, costs and expenses, including, but not limited to reasonable attorneys’ fees and holdover rent and/or other charges payable to Master Lessor for Landlord holding over in the Leased Premises, arising out of such holding over by Tenant.
19. INDEMNITY:
(a) To the extent permitted by law, Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s affiliates and their respective officers, directors, affiliates, employees and agents, and the predecessors, successors and permitted assigns of Landlord, from and against any and all third party actions, claims and demands (and reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord by reason of such third party actions, claims and demands) (collectively, “Claims”), arising out of Tenant’s use and occupancy of the Subleased Premises, the Leased Premises and the Building the undertaking by Tenant of any alterations or repairs to any portion of the Building or Tenant’s equipment, the conduct of Tenant’s business in the Building, any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed under this Sublease, or any willful or negligent act of Tenant, its agents or employees in or about the Building, but excluding any Claims resulting from the willful misconduct or negligence of Landlord or Landlord’s agents or employees.
(b) To the extent permitted by law, Landlord agrees to indemnify, defend and hold harmless Tenant and Tenant’s affiliates and their respective officers, directors, affiliates, employees and agents, and the predecessors, successors and permitted assigns of Tenant, from and against any and all Claims arising out of Landlord’s use and occupancy of the Leased Premises, the undertaking by Landlord of any alterations or repairs to the Leased Premises or equipment, the conduct of Landlord’s business on the Leased Premises, any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed under this Sublease or any willful or negligent act of Landlord, its agents or employees on or about the Leased Premises, but excluding any Claims resulting from the willful misconduct or negligence of Tenant or Tenant’s agents or employees.

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20. BROKERAGE:
Tenant and Landlord each represents and warrants that it has dealt with no broker, agent or other person in connection with this Sublease and that no broker, agent or other person brought about this transaction. Landlord and Tenant each agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this Sublease. The provisions of this Section 20 shall survive the expiration or earlier termination of this Sublease.
21. NOTICE:
(a)	All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the following addresses or facsimile numbers:
If to Tenant:
Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600
If to Landlord:
CBS News Inc.
2020 M Street, NW
Washington, DC 20036
Attention: Fred Schneider
Telecopy: (202) 457-1519

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with a copy to each of:
CBS Radio Inc.
1515 Broadway, 46th Floor
New York, New York 10036
Attention: Chairman & CEO
Telecopy: (212) 846-2342
CBS Corporation
51 West 52 Street
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 975-4215
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:   Howard Chatzinoff, Esq.
                   Michael Lubowitz, Esq.
Telecopy: (212) 310-8007
(b) All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 21, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 21, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 21, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 21). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
22. SUBORDINATION:
(a) The rights of Tenant under this Sublease shall be and are subject and subordinate at all times to all ground leases, and/or underlying leases, if any, now or hereafter in force against the Building or the land on which the Building sits (a “Ground Lease”), and to the lien of any mortgage or mortgages now or hereafter in force against such Ground Lease, the Building and/or the land on which the Building sits, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof (a “Mortgage”). This Section is self-operative and no further instrument of subordination shall be required. However, in confirmation of such subordination Tenant shall promptly execute such reasonable further instruments as may reasonably be requested by Landlord or Master Lessor.
(b) Landlord hereby represents that, to the best of its knowledge and as of the date of this Sublease, there are no Ground Leases or Mortgages in effect.

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23. FORCE MAJEURE:
A party hereto will not have any liability to the other party hereto if performance by such party hereunder shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
24. MISCELLANEOUS:
(a) Entire Agreement. This Sublease and the New Transaction Documents (as defined in the Master Agreement) and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.
(b) Waiver. Any term or condition of this Sublease may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Sublease, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Sublease on any future occasion. No failure or delay on the part of a party in exercising any right or power under this Sublease shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Sublease or by law or otherwise afforded, will be cumulative and not alternative.
(c) Amendment. This Sublease may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto and shall be subject to the provisions of the Master Lease and the prior written consent of Master Lessor, as applicable.
(d) No Third-Party Beneficiary. The terms and provisions of this Sublease are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
(e) Binding Effect. This Sublease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(f) Headings. The headings used in this Sublease have been inserted for convenience of reference only and do not define or limit the provisions hereof.
(g) Invalid Provisions. If any provision of this Sublease is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Sublease will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Sublease will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Sublease will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Sublease a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

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(h) Affiliate. When used in this Sublease the term “affiliate” shall have the meaning assigned to such term in Rule 405 promulgated under the Securities Act of 1933, as amended; provided that, with respect to any affiliates of Landlord, such term shall mean CBS Corporation and the controlled affiliates of CBS Corporation.
(i) Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the District of Columbia, its rules of conflict of laws notwithstanding.
(j) Arbitration. Any dispute, controversy or claim arising out of or relating to this Sublease or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 24(j). There shall be three (3) neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within thirty (30) days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.
(k) Counterparts. This Sublease may be executed in counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(l) Expenses. Each of Landlord and Tenant shall bear its own expenses relating to this Sublease whether or not the Closing (as defined in the Master Agreement) is consummated.
(m) No Conflict with Other Agreements. Landlord represents and warrants to Tenant that Landlord’s execution and delivery of this Sublease and the performance by Landlord of its obligations under do not and will not constitute a breach or default under any other agreement to which Landlord is a party.
[Signature Page Follows]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Sublease as of the date first written above.

CBS NEWS INC.
By:
Name:
Title:

WESTWOOD ONE, INC.
By:
Name:
Title:

Acknowledged, as of the date first written above, by:
CBS RADIO INC.

By:

Name:
Title:
Signature Page to 2000 M Street Sublease

[Exhibits are intentionally omitted.]

EXHIBIT J
MUTUAL GENERAL RELEASE AND COVENANT NOT TO SUE
I. PARTIES
This Mutual General Release and Covenant Not to Sue (this “Release Agreement”) is entered into as of [ ], 200[_], by and among the following parties (individually a “Party” and collectively the “Parties”)[1]:

A.	CBS Radio Inc., a Delaware Corporation, together with its present and former officers and directors and subsidiaries, affiliates and divisions, and their respective Related Entities[2] (collectively, “CBS”); and

B.	Westwood One, Inc., a Delaware Corporation, together with its present and former officers and directors and subsidiaries, affiliates and divisions, and their respective Related Entities (collectively “Westwood One”).
II. RECITALS

          This Release Agreement is made with reference to the following facts:
A.	Westwood One and CBS (or certain of their respective affiliates) are parties to various agreements including, without limitation, the following agreements (collectively, the “Existing Agreements”).
1.	Management Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “Letter Agreement”), dated as of April 15, 2002 (the “Management Agreement”);

2.	Amended and Restated Representation Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “Representation Agreement”);

3.	Trademark License Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “License”);

4.	News Programming Agreement, dated as of March 30, 1999, as amended by the Letter Agreement (the “Programming Agreement”);

5.	Technical Services Agreement, dated as of March 30, 1999, as amended by the Letter Agreement the (“Services Agreement”); and

[1]	Any references to “Party” or “Parties” hereinafter shall also include the Party’s or Parties’ Related Entities.

[2]	For purposes of this Release, the “Related Entities” of any Party shall mean the Party’s successors, predecessors, assignees, heirs, legatees, devisees, executors, administrators, legal representatives, consultants, officers and directors; and any other representative, person or entity claiming by, through or under the Party.

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6.	Multiple affiliation agreements (written and oral) between radio stations owned and operated by CBS Radio or CBS affiliates, or their respective predecessors, as more particularly described in the Representation Agreement (collectively, the “Affiliation Agreements”).
B.	Pursuant to the Management Agreement, CBS has been responsible for providing management services and personnel (including the Chief Executive Officer) to Westwood One since 1994.

C.	Pursuant to certain of the Existing Agreements and other arrangements and agreements, whether in writing or otherwise, CBS and its affiliates have provided products and services to Westwood One in exchange for Westwood One providing products, services and payments to CBS.

D.	The Parties intend to include within the scope of this Release Agreement all matters that in any way relate to or arise out of:
1.	Any act or failure to act by CBS in connection with the Management Agreement or the provision of management services at any time prior to the moment this Release Agreement is executed by the Parties (collectively, the “Management Claims”);

2.	Any act or failure to act by CBS or Westwood One in connection with the provision of products and services pursuant to the Existing Agreements (other than the Management Agreement) or any other agreements or arrangements, whether in writing or otherwise, at anytime prior to the moment this Release Agreement is executed by the Parties (collectively, the “Services Claims”);

3.	Any act or failure to act by CBS that involves CBS competing or allegedly competing with Westwood One whether or not in breach or violation of the Management Agreement or any other Existing Agreement (collectively, the “Competition Claims”);

4.	Any amounts owed by Westwood One to CBS, or owed by CBS to Westwood One, for the performance of services or provision of products under the Existing Agreements or any other agreements or arrangements, whether in writing or otherwise, other than ordinary course trade payables or receivables not yet due as of the date hereof and as described on Schedule 1[3] (the “Excluded Amounts”), at any time prior to the moment this Release Agreement is executed by the Parties (collectively the “Payment Claims”);

[3]	Schedule to be completed at closing.

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5.	Any other act or failure to act by CBS at any time prior to the moment this Release Agreement is executed by the Parties (collectively, the “Other Claims Against CBS” and together with the Management Claims, the Competition Claims, all Service Claims of Westwood One against CBS and all Payment Claims of Westwood One against CBS, the “Disputed CBS Matters”); and

6.	Any other act or failure to act by Westwood One at any time prior to the moment this Release Agreement is executed by the Parties (collectively, the “Other Claims Against Westwood One” and together with any Services Claims of CBS against Westwood One and any Payment Claims of CBS against Westwood One, the “Disputed Westwood One Matters”);
provided, however, that the scope of this Release Agreement shall not include any matters that in any way relate to or arise out of (i) any indemnification claims pursuant to the Existing Agreements resulting from third party claims (which claims shall be resolved in accordance with the terms of the applicable Existing Agreements) or (ii) the breach of any agreements in effect on the date hereof between any affiliates of CBS Corporation other than in connection with the CBS radio business, on the one hand, and Westwood One, Inc. and its affiliates, on the other hand.

E.	The Parties intend to include within the scope of this Release Agreement all known or presently unknown, suspected or unsuspected, contingent or fixed complaints, grievances, allegations, demands, liabilities, losses, obligations, promises, damages, costs, expenses (including, without limitation, attorneys’ fees), lawsuits, actions (in law, equity or otherwise), causes of action, rights and privileges of whatever kind, except for the Excluded Amounts and the third party claims referred to in the last paragraph of Section II.D.6. above, which:
1.	CBS may have or ever come to have against Westwood One that in any way relate to or arise out of the Disputed Westwood One Matters, including the Unknown CBS Injury Risk and Unknown CBS Magnitude Risk, as defined below, but excluding the Excluded Amounts and the third party claims referred to in the last paragraph of Section II.D.6. above (collectively referred to as the “CBS Claims”); or

2.	Westwood One may have or ever come to have against CBS and that in any way relate to or arise out of the Disputed CBS Matters, including the Unknown Westwood One Injury Risk and Unknown Westwood One Magnitude Risk, as defined below, but excluding the Excluded Amounts and the third party claims referred to in the last paragraph of Section II.D.6. above (collectively referred to as the “Westwood One Claims”).
F.	Concurrently with the execution of this Release Agreement, the Parties have entered into certain new agreements that, when effective, among other things, will terminate certain of the Existing Agreements and amend and restate certain other Existing Agreements (collectively, the “New Agreements”).

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G.	This Release Agreement is a condition precedent to the entry into and the effectiveness of the New Agreements.

H.	It also shall be a condition precedent to the effectiveness of the New Agreements and this Release Agreement that the stockholders of Westwood One approve the New Agreements and this Release Agreement by a vote of stockholders representing a majority of the shares of the Common Stock and Class B Stock of Westwood One, which are not owned by CBS or its affiliates (provided the shares owned by CBS will count toward the determination of a quorum), voting together as a single class, represented in person or proxy at a meeting of stockholders (“Stockholder Approval”).
III.	RELEASES
A.	CBS: Release of Westwood One. In consideration of the terms and provisions of this Release Agreement and the New Agreements, and subject to Stockholder Approval, CBS shall, and hereby does, relieve, release and forever discharge Westwood One of and from any and all CBS Claims.

B.	Westwood One Parties: Release of CBS. In consideration of the terms and provisions of this Release Agreement, the New Agreements and subject to Stockholder Approval, Westwood One shall, and hereby does, relieve, release and forever discharge CBS of and from any and all Westwood One Claims.

C.	Unknown Claims and Risks Released by CBS. It is understood by CBS that there is a risk that after the execution of this Release Agreement, CBS may incur or suffer losses, damages or injuries that are included within the definition of CBS Claims, but that are unknown or unanticipated, for whatever reason, at the time of the execution of this Release Agreement (“Unknown CBS Injury Risk”). Further, it is understood by CBS that there is a risk that loss or damage to CBS presently known may be or become, for whatever reason, greater than CBS now expects or anticipates (“Unknown CBS Magnitude Risk”). CBS understands, accepts and assumes both the Unknown CBS Injury Risk and the Unknown CBS Magnitude Risk and intends that the releases contained herein shall apply to all unknown and unanticipated losses, damages or injuries included with the definition of CBS Claims, as well as those known and anticipated.

D.	Unknown Claims and Risks Released by Westwood One. It is understood by Westwood One that there is a risk that after the execution of this Release Agreement, Westwood One may incur or suffer losses, damages or injuries that are included within the definition of Westwood One Claims, but that are unknown or unanticipated, for whatever reason, at the time of the execution of this release (“Unknown Westwood One Injury Risk”). Further, it is understood by Westwood One that there is a risk that loss or damage to Westwood One presently known may be or become, for whatever reason, greater than Westwood One now expects or anticipates (“Unknown Westwood One Magnitude Risk”). Westwood One understands, accepts and assumes both the Unknown Westwood One Injury Risk and the Unknown Westwood One Magnitude Risk and intends that the releases contained herein shall apply to all unknown and unanticipated losses, damages or injuries included with the definition of Westwood One Claims, as well as those known and anticipated.

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E.	The Parties intend and agree that the releases set forth in this Release Agreement shall be effective as a bar to any and all currently unsuspected, unknown or partially known claims within the scope of their express terms and provisions, other than the Excluded Amounts. Accordingly, the Parties hereby expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code and all similar provisions of the laws of any other state, territory or other jurisdiction. Section 1542 reads in pertinent part:

“A general release does not extend to claims that that creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the debtor.”

The Parties hereby acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code and all similar provisions of the laws of any other state, territory or other jurisdiction was separately bargained for and that they would not enter into this Release Agreement unless it included a broad release of all unknown claims, including specifically any claim of fraud or misrepresentation in the inducement of this Release Agreement. The Parties expressly agree that all release provisions shall be given full force and effect in accordance with each and all of their express terms and provisions, including those terms and provisions relating to unknown, unsuspected or future claims, demands and causes of action. The Parties each assume for themselves the risk of the subsequent discovery or understanding of any matter, fact or law, that if now known or understood, would in any respect have affected its entering into this Release Agreement.

F.	The Parties agree that this Release Agreement shall be effective immediately and automatically following Stockholder Approval without any further act and shall have no effect if Stockholder Approval is not obtained.
IV.	COVENANT NOT TO SUE
A.	General Covenant Not to Sue.
1.	Subject to the exceptions set forth in Section IV.D. below, CBS agrees that it will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding, in law, equity, admiralty or otherwise, or from inducing others to do so against Westwood One, which in any way arise out of or relate to any of the CBS Claims including, but not limited to, an action claiming that this Release Agreement, or any portion thereof, was fraudulently induced.

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2.	Subject to the exceptions set forth in Section IV.D. below, Westwood One agrees that it will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding, in law, equity, admiralty or otherwise, or from inducing others to do so against CBS, which in any way arise out of or relate to any of the Westwood Claims, including, but not limited to, an action claiming that this Release Agreement, or any portion thereof, was fraudulently induced.
B.	Attorneys’ Fees. The Parties agree further that in the event any Party breaches this Covenant Not to Sue, the breaching Party, or in the case of a breach by any of a Party’s Related Entities, the Party to whom the breaching Related Entity is related, shall pay any and all reasonable costs, expenses and attorneys’ fees actually incurred by any non-breaching Party and by any of such non-breaching Party’s Related Entities, in defending or otherwise responding to or participating in any such action or proceeding.

C.	Injunctive Relief. The Parties acknowledge and agree that monetary damages alone are inadequate to compensate any Party for injury caused or threatened by a breach of this Release Agreement and that any Party by whom this Release Agreement is enforceable shall be entitled to apply for specific performance, injunctive relief (in the form of both a temporary restraining order and a preliminary injunction) and/or any other equitable remedy necessary or appropriate to protect the Party’s rights hereunder (“Equitable Relief”). Such Party may, in its sole discretion, apply to a court of competent jurisdiction for such Equitable Relief in order to enforce this Release Agreement or prevent any violation hereof. Nothing contained in this paragraph, however, shall be interpreted or construed to prohibit or in any way limit the right of any non-breaching Party to obtain, in addition to Equitable Relief, an award of monetary damages against any person or entity breaching this Covenant Not to Sue or this Release Agreement.

D.	Exceptions. The following specific matters are excepted from this Release Agreement and the Covenant Not to Sue:
1.	All claims of a Party resulting from a breach by any other Party of any representations or warranties contained in this Release Agreement or any of the New Agreements or any of the agreements or documents executed or delivered in connection with the transactions contemplated by any of the foregoing;

2.	All claims of a Party resulting from a breach or failure to perform by any other Party of any covenants contained in this Release Agreement or any of the New Agreements, or any of the agreements or documents executed in connection with the transactions contemplated by any of the foregoing;

3.	Any claim related to the Excluded Amounts brought by any Party;

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4.	Any claim or matter referred to in the proviso in Section II.D.6. above;

5.	Any claim brought by a stockholder of any Party in his capacity as a stockholder; and

6.	Any claim that a present or former officer or director of CBS Radio (or its affiliates) or Westwood One (or its affiliates) may have with respect to indemnification or insurance in his capacity as such an officer or director.
V.	ADDITIONAL COVENANTS
A.	Non-Assistance. The Parties further agree that they will not affirmatively assist any other person or entity in litigation or other proceedings against each other to the extent such litigation or proceedings relate to the Disputed CBS Matters or the Disputed Westwood One Matters. Nothing herein, however, precludes the Parties from obeying lawful process or cooperating with or making disclosures that may be requested or required by the Securities and Exchange Commission or any court or regulatory agency or body. In the event a Party is served or otherwise provided with a subpoena and/or any other request for information and/or documents (“Request For Information”) regarding or related to any of the other Parties hereto, the Party receiving such subpoena and/or Request For Information hereby agrees (subject to any limitations imposed by law, court or regulatory order or rule or regulation) to provide notice immediately of such occurrence pursuant to the Notices provision contained in this Release Agreement. The Notice shall include a copy of the subpoena and/or Request For Information together with any other document(s) that accompanied such subpoena and/or Request For Information.

B.	Proxy Statement. Westwood One shall include a proposal to obtain Stockholder Approval in a proxy statement to be delivered in connection with a meeting of stockholders (the “Proxy Statement”). The Proxy Statement shall include such disclosure about this Release Agreement and the New Agreements as the Audit Committee and the independent directors of the Board of Directors of Westwood One deem appropriate, and such disclosure shall not be subject to the approval of CBS or any officers or directors of Westwood One employed, or otherwise affiliated, with CBS.
VI.	REPRESENTATIONS AND WARRANTIES
A.	Independent Legal Advice. Each of the Parties represents, warrants and agrees that it has received independent legal advice from its attorneys with respect to the advisability of executing this Release Agreement. Accordingly, any rule of law, or any legal decision, that would require interpretation of any claimed ambiguities in this Release Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Release Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

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B.	Factual Investigation. Each of the Parties represents, warrants and agrees that it has made such investigation of the facts pertaining to the claims it has released hereby and other matters contained in or relating to this Release Agreement as it deems necessary or desirable.

C.	No Assignment. Each of the Parties represents and warrants that there has been no assignment to any person or entity whatsoever of claims released by that Party pursuant to this Release Agreement. Each of the Parties further agrees that it will not assign any claim released by that Party pursuant to this Release Agreement to any person or entity whatsoever and any attempted assignment of any such claim shall be void and unenforceable.

D.	Authority. Each of the Parties represents, warrants and agrees that it has the full right and authority to enter into this Release Agreement, and that the person executing this Release Agreement on its behalf has the full right and authority to fully commit and bind such Party.
VII.	GENERAL
A.	Affiliate. When used in this Release Agreement the term “affiliate” shall have the meaning assigned to such term in Rule 405 promulgated under the Securities Act of 1933, as amended; provided that, with respect to any affiliates of CBS, such term shall mean the controlled affiliates of CBS Corporation.

B.	No Admissions. Each of the Parties hereto expressly agrees and acknowledges that this Release Agreement represents a settlement of disputed claims and that, by entering into this Release Agreement, no Party hereto admits or acknowledges the existence of any claim or wrongdoing on its part.

C.	Full Integration. This Release Agreement contain the final written expression and the complete and exclusive statement of all of the agreements, conditions, promises, representations and covenants between the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements, negotiations, representations, understandings and discussions between and among the Parties, their respective representatives and any other person or entity, with respect to the subject matter covered hereby or thereby. Any amendment to this Release Agreement must be in writing, must specifically refer to this Release Agreement, and must be signed by duly authorized representatives of each of the Parties.

D.	Counterparts. This Release Agreement may be executed, including by facsimile, in any number of counterparts by the Parties, and when each Party has signed and delivered at least one (1) such counterpart to the other Party, each counterpart shall be deemed an original and, taken together, shall constitute one and the same Release Agreement that shall be binding and effective as to all the Parties.

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E.	New York Law Governs. This Release Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, notwithstanding conflicts of laws rules.

F.	Headings. The headings to the paragraphs of this Release Agreement are inserted for convenience only and will not be deemed a part hereof or affect the construction or interpretation of the provisions hereof.

G.	Survival of Warranties. All representations, warranties and covenants contained in this Release Agreement shall survive its execution, effectiveness and delivery.

H.	Notices. Unless otherwise provided herein, all notices, demands, requests, claims and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) internationally recognized overnight courier service. Such notices and communications shall be sent to the appropriate Party at its address or facsimile number given below or at such other address or facsimile number for such as shall be specified by notice given hereunder (and shall be deemed given upon receipt by such Party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for below, provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

If to Westwood One to:

Name:	Westwood One, Inc.
Address:	40 West 57th Street, 15th Floor
New York, New York 10014
Attention:	Legal Dept.
Fax No.:	(212) 641-2198

with a copy (which shall not constitute notice) to:

Name:	Brian J. McCarthy
Skadden, Arps, Slate, Meagher & Flom LLP
Address:	300 S. Grand Avenue, Suite 3400
Los Angeles, CA 90071
Fax No.:	(213) 687-5600

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If to CBS to:

Name:	CBS Radio Inc.
Address:	1515 Broadway, 46th Floor
New York, New York 10036
Fax No.:	(212) 846-2342
Attention:	Chairman & CEO

with copies (which shall not constitute notice) to:

Name:	CBS Corporation
Address:	51 West 52 Street
New York, New York 10019
Fax No.:	(212) 975-4215
Attention:	General Counsel

Name:	Weil, Gotshal & Manges LLP
Address:	767 Fifth Avenue
New York, New York 10153
Fax No.:	(212) 310-8007
Attention:	Howard Chatzinoff
Michael Lubowitz
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have approved and executed this Release Agreement as of the date first written above.
EXECUTED by the Parties as follows:

CBS RADIO INC.
By:
Name:
Title:

WESTWOOD ONE, INC.
By:
Name:
Title:

Signature Page to Mutual General Release and Covenant Not to Sue